Exhibit 10.1

EXECUTION COPY

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CREDIT AGREEMENT

Dated as of February 25, 2005

among

SABINE PASS LNG, L.P.,

as the Borrower

SOCIÉTÉ GÉNÉRALE,

as the Agent

HSBC BANK USA, NATIONAL ASSOCIATION,

as the Collateral Agent

and

LENDERS PARTY TO THIS AGREEMENT

FROM TIME TO TIME

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TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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6.03	Conditions Precedent to all Loans	48
6.04	Final Funding Date	50

ARTICLE VII REPRESENTATIONS AND WARRANTIES		53
7.01	Existence	53
7.02	Financial Condition	53
7.03	Action	53
7.04	No Breach	54
7.05	Government Approvals; Government Rules	54
7.06	Proceedings	55
7.07	Environmental Matters	56
7.08	Taxes	56
7.09	Tax Status	57
7.10	ERISA; ERISA Event	57
7.11	Nature of Business	57
7.12	Security Documents	57
7.13	Subsidiaries	57
7.14	Status	57
7.15	Material Project Documents; Licenses	58
7.16	Margin Stock	59
7.17	Disclosure	59
7.18	Insurance	59
7.19	Indebtedness; Investments	60
7.20	No Material Adverse Effect	60
7.21	Absence of Default	60
7.22	Ownership	60
7.23	Property	60
7.24	No Force Majeure	60
7.25	Ranking	60
7.26	Labor Matters	60
7.27	Operating Arrangements	60

ARTICLE VIII COVENANTS		61
8.01	Reporting Requirements	61
8.02	Maintenance of Existence, Etc.	62
8.03	Compliance with Government Rules, Etc.	63
8.04	Environmental Compliance	63
8.05	Insurance; Events of Loss	64
8.06	Proceedings	65
8.07	Taxes	66
8.08	Books and Records; Inspection Rights	66
8.09	Use of Proceeds	66
8.10	Maintenance of Lien	66
8.11	Prohibition of Fundamental Changes	67
8.12	Restricted Payments	67
8.13	Liens	68
8.14	Investments	69

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8.15	Hedging Arrangements	69
8.16	Indebtedness	69
8.17	Nature of Business	70
8.18	Project Construction; Maintenance of Properties	71
8.19	Construction Reports	71
8.20	EPC Contract	72
8.21	Project Documents, Etc.	74
8.22	Operating Budgets	75
8.23	Operating Statements and Reports	76
8.24	Transactions with Affiliates	76
8.25	Other Documents and Information	77
8.26	Debt Service Coverage Ratio	77
8.27	Cooperation	77
8.28	Auditors	77
8.29	Accounts	77
8.30	Guarantees	78
8.31	Events of Abandonment	78
8.32	GAAP	78
8.33	Terminal Use Agreements	78
8.34	Updated Surveys and Title Policies Following Facility Final Completion	78
8.35	EPC Contract Letters of Credit	79
8.36	Certificate of Occupancy	79
8.37	Noble Purchase Option	79
8.38	Lien Waivers	79
8.39	Lease Amendments	79

ARTICLE IX EVENTS OF DEFAULT		80
9.01	Events of Default; Remedies	80

ARTICLE X THE AGENT		83
10.01	Appointment, Powers and Immunities	83
10.02	Reliance by Agent	83
10.03	Defaults	84
10.04	Rights as a Lender	84
10.05	Indemnification	84
10.06	Non-Reliance on Agent, Collateral Agent and Other Lenders	85
10.07	Failure to Act	85
10.08	Resignation or Removal of Agent	85
10.09	Consents under Transaction Documents	86
10.10	Appointment of Collateral Agent	86

ARTICLE XI MISCELLANEOUS		86
11.01	Waiver	86
11.02	Notices	87
11.03	Expenses; Etc.	87
11.04	Amendments, Etc.	88
11.05	Successors and Assigns	89

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11.06	Assignments and Participations	89
11.07	Marshalling; Recapture	91
11.08	Treatment of Certain Information; Confidentiality	91
11.09	Limitation of Liability	92
11.10	Survival	93
11.11	Captions	93
11.12	Counterparts; Integration; Effectiveness	93
11.13	Reinstatement	94
11.14	Severability	94
11.15	Remedies	94
11.16	NO THIRD PARTY BENEFICIARIES	94
11.17	SPECIAL EXCULPATION	94
11.18	GOVERNING LAW; SUBMISSION TO JURISDICTION	95
11.19	WAIVER OF JURY TRIAL	95

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APPENDICES, SCHEDULES AND EXHIBITS

APPENDIX A	–	Lender Commitments
APPENDIX B	–	Amortization Schedule
APPENDIX C	–	Wire Transfer Details of Agent
APPENDIX D	–	Project Documents with Affiliates
APPENDIX E	–	Lease Agreements
APPENDIX F	–	Construction Budget and Schedule

SCHEDULE 6.01(j)	–	UCC Filing Jurisdictions
SCHEDULE 7.05(a)	–	Government Approvals – Closing Date
SCHEDULE 7.05(b)	–	Government Approvals – Post-Closing Date
SCHEDULE 7.07	–	Environmental Matters
SCHEDULE 8.05	–	Insurance Requirements
SCHEDULE 8.15(a)	–	Permitted Swap

EXHIBIT A	–	Form of Notice of Borrowing
EXHIBIT B-1	–	Form of Borrowing Certificate
EXHIBIT B-2	–	Form of Final Borrowing Certificate
EXHIBIT C-1	–	Form of Initial Independent Engineer’s Certificate
EXHIBIT C-2	–	Form of Independent Engineer’s Certificate
EXHIBIT C-3	–	Form of Final Independent Engineer’s Certificate
EXHIBIT D	–	Form of Pending Disbursements Clause
EXHIBIT E	–	Form of Pledge Agreement
EXHIBIT F	–	Terms of Subordination
EXHIBIT G	–	Form of Construction Report
EXHIBIT H	–	Form of Assignment and Acceptance
EXHIBIT I	–	Form of Confidentiality Agreement
EXHIBIT J	–	Form of Security Agreement
EXHIBIT K	–	Form of Collateral Agency Agreement
EXHIBIT L	–	Form of Consent and Agreement
EXHIBIT M	–	Form of Mortgage

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This CREDIT AGREEMENT (this “Agreement”), dated as of February 25, 2005, is made among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders that is a signatory to this Agreement identified as a “Lender” on the signature pages to this Agreement or that, pursuant to Section 11.06(b) of this Agreement, shall become a “Lender” under this Agreement (individually, a “Lender” and, collectively, the “Lenders”), Société Générale, as administrative agent for the Lenders (in such capacity, together with all successors and assigns in such capacity, the “Agent”), and HSBC Bank USA, National Association, as collateral agent for the Lenders (in such capacity, together with all successors and assigns in such capacity, the “Collateral Agent”).

The Borrower intends to construct, install and operate the Project (as defined below) in Cameron Parish, Louisiana.

The Borrower has appointed (a) HSBC Securities (USA), Inc. and Société Générale to act as Lead Arrangers (each, a “Lead Arranger” and, collectively, the “Lead Arrangers”) and (b) HSBC Securities (USA) Inc. as Syndication Agent, and the Lenders have appointed (a) Société Générale as Agent and (b) HSBC Bank USA, National Association, as Collateral Agent.

The Borrower has requested that the Lenders make loans to the Borrower for the purpose of financing certain costs of developing, constructing and operating the Project, in an aggregate principal amount not exceeding $822,000,000. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETIVE MATTERS

1.01 Certain Defined Terms. In addition to the terms defined in the preamble above, and unless otherwise specified in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to such terms below. Capitalized terms and other terms used in this Agreement shall be interpreted in accordance with Sections 1.02 and 1.03, as applicable.

“Acceptable Bank” shall mean any bank or trust company which is organized under the laws of, or is a foreign bank that is licensed to do business in, the United States or any state thereof which has capital, surplus and undivided profits of at least $500,000,000 and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by S&P and “A3” or better by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if neither such corporation is in the business of rating unsecured bank indebtedness).

“Additional Project Document” shall mean any Material Project Document or Other Project Document entered into by the Borrower, or by an agent on behalf of the Borrower, subsequent to the Closing Date.

“Administrative Fee” shall have the meaning assigned to such term in Section 2.04(b).

“Advance Date” shall have the meaning assigned to such term in Section 4.06.

“Affected Property” shall mean the Property of the Borrower lost, destroyed, damaged or otherwise taken as a result of any Event of Loss.

“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Agent, the Collateral Agent or any Lender.

“Agency Fee Letter” shall mean that certain letter agreement dated as of the Closing Date, entered into between the Borrower and the Agent with respect to, among other matters, certain fees payable by the Borrower.

“Agent” shall have the meaning assigned to such term in the preamble.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Anchor Tenant” shall mean Total LNG USA, Inc., Chevron U.S.A. Inc. and any replacement for Total LNG USA, Inc. or Chevron U.S.A. Inc. as permitted pursuant to the terms hereof.

“Ancillary Documents” shall mean, with respect to each Additional Project Document: (a) each security agreement or instrument, if any, necessary to grant to the Collateral Agent a perfected Lien in such Additional Project Document with the priority contemplated by the Security Documents, (b) an opinion of counsel to each Person party to such Additional Project Document with respect to the due authorization, execution and delivery of such document and its validity and enforceability against such Person and such other matters as the Agent may reasonably request, (c) a Consent and Agreement from each Person party to such Additional Project Document and any other Person guaranteeing or otherwise supporting such Project Party’s obligations, (d) evidence of the authorization of the Borrower to execute, deliver and perform such Additional Project Document and (e) evidence that all Government Approvals then necessary for the execution, delivery and performance of such Additional Project Document have been duly obtained, were validly issued and are in full force and effect, all in form and substance reasonably satisfactory to the Majority Lenders.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Loan on Appendix A or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office for its Loans; provided, that any Lender may from time to time change its “Applicable Lending Office” for each Loan by delivering notice of such change to the Agent and the Borrower.

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“Applicable Margin” shall mean:

(a) from the Funding Date until the Availability End Date, 1.50% per annum;

(b) for the period from the Availability End Date to the third anniversary thereof, 1.25% per annum; and

(c) thereafter until the Final Maturity Date, 1.625% per annum.

“Approved Transferee” shall mean any Person who is not (and is not an Affiliate of a Person who is) (a) currently engaged in material litigation with the Borrower or any Pledgor, (b) in default under any material indebtedness owing to any Pledgor or the Borrower or (c) identified by the Office of Foreign Assets Control of the U.S. Department of the Treasury as subject to sanctions imposed by the U.S. Government on the basis that such Person, its Affiliates or the government of its or any of its Affiliates’ home jurisdiction has engaged in or supports terrorism or other international criminal activity, provided, that no Approved Transferee individually or in aggregate with all other Approved Transferees shall own more than 50% of the Borrower.

“Authorized Officer” shall mean: (a) with respect to any Person that is a corporation, the chairman, president, vice president or treasurer of such Person, (b) with respect to any Person that is a partnership, the chairman, president, vice president or treasurer of a general partner of such Person and (c) with respect to any Person that is a limited liability company, the manager, the managing member or the chairman, president, vice-president or treasurer of such Person.

“Availability End Date” shall mean the earlier to occur of (a) date which is one calendar month following the Term Conversion Date and (b) April 1, 2009.

“Bankruptcy” shall mean, with respect to any Person, the occurrence of any of the following events, conditions or circumstances: (a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree), (b) an involuntary case or other proceeding shall be commenced against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of

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its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days, (c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive), (d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due, (e) such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors, (f) such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing or (g) an order for relief shall be entered in respect of such Person under the Bankruptcy Code.

“Bankruptcy Code” shall mean the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

“Base Case Forecast” shall mean the financial projections dated the Closing Date relating to the Development from the Closing Date through and including the tenth anniversary of the Closing Date prepared by the Borrower in form and substance reasonably acceptable to the Lenders, together with a certificate of the Borrower executed by an Authorized Officer of the Borrower to the effect that (a) such projections were made in good faith and (b) the assumptions on the basis of which such projections were made were (when made) reasonable and consistent with the Construction Budget and Schedule and the Transaction Documents (other than the Non-Material Project Documents).

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower’s Knowledge” shall mean the earlier of actual knowledge or receipt of notice by an Authorized Officer of the Borrower or an Authorized Officer of an Affiliate of the Borrower with respect to a matter relating to a part of the Borrower’s business for which such Authorized Officer is responsible for the management or day-to-day operations.

“Borrowing Certificate” shall mean a borrowing certificate and related attachments and certifications, substantially in the form of Exhibit B-1 to this Agreement, executed by an Authorized Officer of the Borrower requesting a Loan and otherwise duly completed.

“Business Day” shall mean any day on which commercial banks are not authorized or required to be closed in New York, New York, and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a

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Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capacity Reservation Fees” shall have the meaning assigned to such term in the Omnibus Agreements.

“Capital Expenditures” shall mean, for any period, capital expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) computed in accordance with GAAP (other than Project Costs or expenditures paid out of casualty insurance proceeds).

“Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such Statement No. 13).

“Cash Flow Available for Debt Service” shall mean, for any applicable period, the amount of all Project Revenues received during such period but excluding (a) net amounts received under Permitted Swap Agreements, Net Available Amounts, proceeds of Permitted Indebtedness, contributions to capital and other extraordinary revenue items and (b) dispositions outside the ordinary course of business minus the amount of all Operation and Maintenance Expenses (exclusive, in each case, of all non-cash items).

“Change in Law” shall mean, with respect to any Lender (or its Applicable Lending Office), the occurrence after the date of the execution and delivery of this Agreement of the following events: (a) the adoption of any applicable Government Rule, (b) any change in any applicable Government Rule (including Regulation D) or in the interpretation or administration of any Government Rule (including Regulation D) by any Government Authority charged with its interpretation or administration or (c) the adoption or making of any interpretation, directive, guideline, policy or request applying to a class of Lenders including such Lender of or under any Government Rule or in the interpretation or administration of any Government Rule (including Regulation D) (whether or not having the force of law and whether or not failure to comply would be unlawful, but with respect to which similarly situated banks generally comply) by any Government Authority charged with its interpretation or administration.

“Change Order” shall have the meaning assigned to such term in the EPC Contract.

“Chevron Consent” shall mean the Consent and Agreement among Chevron U.S.A. Inc., the Borrower and the Collateral Agent with respect to the Chevron TUA.

“Chevron TUA” shall mean the Terminal Use Agreement dated as of November 8, 2004 between Chevron U.S.A. Inc. and the Borrower.

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“Closing Date” shall mean the date on which this Agreement is executed and delivered by the Borrower, the Agent, the Collateral Agent and the Lenders party hereto and the Agent shall have notified the Borrower that all of the conditions set forth in Section 6.01 shall have been satisfied (or waived by the Lenders).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean: (a) the “Collateral” as defined in the Security Agreement and the Pledge Agreements and (b) all other collateral of whatsoever nature purported to be subject to the Lien of any Security Document.

“Collateral Accounts” shall mean the Construction Account (including the Construction Payment Subaccount and the Punchlist Retention Subaccount), the Debt Service Reserve Account, the Debt Service Accrual Account, the Insurance Proceeds Account, the Operating Account, the Income Tax Reserve Account, the Distribution Account and the Revenue Account, as each such term is defined in the Collateral Agency Agreement.

“Collateral Agency Agreement” shall mean the Collateral Agency Agreement dated as of February 25, 2005, among the Collateral Agent, the Securities Intermediary, the Agent and the Borrower substantially in the form of Exhibit K to this Agreement.

“Collateral Agency Fee” shall have the meaning assigned to such term in Section 2.04(b).

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral Agent Fee Letter” shall mean that certain letter agreement dated as of the Closing Date entered into between the Borrower and the Collateral Agent with respect to, among other matters, certain fees payable to the Collateral Agent.

“Commercial Start Date” shall have the meaning assigned to such term in the Total TUA.

“Commitment” shall mean, at any time for any Lender, the amount set forth next to such Lender’s name on Appendix A to this Agreement under the heading “Loan Commitment” (as the same may be adjusted from time to time pursuant to Section 2.03 or as a consequence of an assignment in accordance with Section 11.06(b)). On the Funding Date, the initial aggregate amount of the Commitments of the Lenders shall not exceed $822,000,000.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.04(a).

“Consent and Agreement” shall mean (a) each TUA Consent, (b) the EPC Consent, (c) each other Consent and Agreement among a Material Project Party (other than each counterparty to a Lease Agreement or the Noble Option Agreement), the Borrower and the Collateral Agent substantially in the form attached to this Agreement as Exhibit L (as applicable) (or such other form as is reasonably acceptable to the Agent and the Borrower) and (d) the Estoppel Certificates.

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“Construction Account” shall have the meaning given such term in the Collateral Agency Agreement.

“Construction Budget and Schedule” shall mean (a) a budget as set forth in Appendix F setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs from the Closing Date through the projected date of Final Completion and (b) a schedule setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the projected date of Final Completion, which budget and schedule (i)(A) shall be certified by the Borrower as the best reasonable estimate of the information set forth therein as of the Closing Date, (B) shall be consistent with the requirements of the Transaction Documents (other than the Non-Material Project Documents) and (C) shall be in form and substance acceptable to the Lenders and (ii) may be modified from time to time in conformance with the EPC Contract and the other Transaction Documents (other than the Non-Material Project Documents) that are permitted hereunder.

“Construction Report” shall mean a “Construction Report”, substantially in the form of Exhibit G to this Agreement, certified by an Authorized Officer of the Borrower and delivered from time to time as contemplated by Section 8.19.

“Contest” shall mean, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (a) adequate reserves have been established with respect to such Subject Claim in accordance with GAAP, (b) during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company, (c) neither the Agent nor any Lender could reasonably be expected to be exposed to any risk of criminal liability or civil liability as a result of such contest and (d) the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to have a Material Adverse Effect. The term “Contest” used as a verb shall have a correlative meaning.

“Contingency” shall mean the Dollar amount identified as “Contingency” in the Construction Budget and Schedule to be used to fund payment of Project Costs reasonably and necessarily incurred by the Borrower that are not line items, or are in excess of the line item amounts (except as contingency line items), in the Construction Budget and Schedule.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least fifty percent (50%) of the voting securities of another Person shall be deemed to Control that Person.

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“Debt Service” shall mean, for any period, the sum, computed without duplication, of the following: (a) all amounts payable by the Borrower in respect of scheduled payments of principal of Permitted Indebtedness for such period (other than prepayments of Loans payable during such period pursuant to Section 3.04 and, for the avoidance of doubt, any payments of Subordinated Indebtedness) plus (b) all amounts payable by the Borrower in respect of Interest Expense for such period plus (c) all commitment fees payable in accordance with Section 2.04(a), all fees payable in accordance with the Fee Letters during such period and all other commitment fees, agency fees, trustee fees or other fees, costs or expenses payable in connection with the Indebtedness referred to in clause (a) above during such period plus (d) all amounts, if any, due and payable to the applicable Lenders in respect of settlement or termination payments under Permitted Swap Agreements.

“Debt Service Accrual Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Debt Service Coverage Ratio” shall mean, as at each Quarterly Date, the ratio of Cash Flow Available for Debt Service to the aggregate amount of Debt Service with respect to the Permitted Indebtedness referred to in Section 8.16(a) and (b) payable for the preceding 12-month period; provided, that (a) for each calendar quarter prior to the first anniversary of the Term Conversion Date, the Debt Service Coverage Ratio shall be calculated using the quarterly financial statements available as of such calculation date and (b) the Debt Service Coverage Ratio shall not be calculated for the first calendar quarter following the Term Conversion Date.

“Debt Service Reserve Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Debt to Equity Ratio” shall mean the ratio of (a) the sum of (i) aggregate outstanding Permitted Indebtedness (other than Subordinated Indebtedness) plus (ii) the aggregate amount of the final Loan requested pursuant to the final Notice of Borrowing to (b) the sum of (i) Total Partners’ Equity of the Borrower plus (ii) Subordinated Indebtedness owed to the partners in the Borrower, if any plus (iii) the Capacity Reservation Fees paid pursuant to the Omnibus Agreements between the Closing Date and the Funding Date.

“Default” shall mean an Event of Default or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.

“Development” shall mean the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the sale of Services or other products or by-products of the Project. “Develop” and “Developed” shall have the correlative meanings.

“Distribution Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

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“Dollars” and “$” shall mean lawful money of the United States.

“Easement Properties” shall mean the licenses, tenements, hereditaments, easements and rights of way, as further described in the Mortgage.

“Emergency Capex” shall mean any Capital Expenditures that (a) are required as a result of an emergency that poses a material threat to the health, safety or the environment and (b) do not exceed in aggregate $3,500,000 for any given year.

“Environmental Claim” shall mean any claim or demand (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by the person against whom such claim is made, or (b) any violation of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any person or Government Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Law” shall mean all federal, state, and local statutes, laws, regulations, rules, judgments, orders or decrees, in each case as modified and supplemented and in effect from time to time relating to the regulation or protection of the environment, health and safety, natural resources or to emissions, discharges, Releases or threatened Releases of Hazardous Materials into the environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, Use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“EPC Consent” shall mean the Acknowledgement and Consent Agreement between the EPC Contractor, the Borrower and the Collateral Agent dated as of February 25, 2005.

“EPC Contract” shall mean the lump sum turnkey agreement for the engineering, procurement and construction of the Project by and between the Borrower and the EPC Contractor dated as of December 18, 2004.

“EPC Contractor” shall mean Bechtel Corporation.

“Equity Contribution Amount” shall mean $216,000,000.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business which is a member of any group of organizations: (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under

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Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Account” shall mean an escrow account established pursuant to Section 18.4 of the EPC Contract.

“Estimated Amounts” shall have the meaning given to such term in Section 6.02(d)(ii).

“Estoppel Certificate” shall mean each certificate of a counterparty to a Lease Agreement (other than the counterparty to the Lease Agreement referred to in paragraph 3 of Appendix E) delivered pursuant to Section 13.4 of such Lease Agreement.

“Event of Abandonment” shall mean: (a) a formal, public announcement by the Borrower of a decision to abandon or indefinitely defer the construction, completion or operation of the Project for any reason, (b) the suspension for more than 120 days or abandonment of the Development of the Project or (c) the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the construction, completion or operation of the Project for any reason; provided, however, that any suspension or delays in construction, completion or operation of the Project caused by a force majeure event as defined in the EPC Contract occurring prior to Substantial Completion or as defined in the O&M Agreement or the Management Services Agreement on or after Substantial Completion, as applicable, shall not constitute an “Event of Abandonment” so long as the Borrower is diligently attempting to restart the construction, operation or completion of the Project, as the case may be.

“Event of Default” shall have the meaning assigned to such term in Section 9.01.

“Event of Loss” shall mean any loss of, destruction of or physical damage to any Property of the Borrower and shall include an Event of Taking.

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“Event of Taking” shall mean any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Government Authority relating to all or any part of the Project.

“Excluded Taxes” shall mean, with respect to the Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.05(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply (other than as a result of a Change in Law after the date hereof) with Section 5.04(e) or Section 5.05(b), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively, the Agency Fee Letter and each other fee letter between the Borrower, each of the Lead Arrangers and the Collateral Agent.

“FERC” shall mean the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through the Project.

“Final Borrowing Certificate” shall mean the Final Borrowing Certificate and related attachments and certifications substantially in the form of Exhibit B-2 to this Agreement, executed by an Authorized Officer of the Borrower requesting a final Loan pursuant to Section 6.04 and otherwise duly completed.

“Final Completion” shall have the meaning assigned to such term in the EPC Contract.

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“Final Funding Date” shall mean the date on which all of the conditions set forth in Section 6.04 shall have been satisfied (or waived by the Lenders).

“Final Maturity Date” shall mean the date which is the tenth anniversary of the Closing Date; provided, that if such date is not a Business Day, the Final Maturity Date shall be the next preceding Business Day.

“Financing Documents” shall mean (a) this Agreement, (b) the Fee Letters, (c) each of the Security Documents, (d) the Permitted Swap Agreements and (e) each Consent and Agreement.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Date” shall mean the date on which all of the conditions set forth in Section 6.02 shall have been satisfied (or waived by the Lenders).

“Gas” shall mean any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a basis consistent with those principles set forth in Section 1.02(a).

“Government Approval” shall mean (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority, in each case relating to the Development except to the extent routine or ministerial in nature or not otherwise material to the Development or the Borrower’s compliance with any Government Rule or obtaining or maintaining any Government Approval.

“Government Authority” shall mean any federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the person or matters in question.

“Government Rule” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, including all common law, whether now or hereafter in effect.

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other

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distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) indemnity or hold harmless provisions included in contracts with non-Affiliates entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Substantial Completion Date” shall have the meaning assigned to such term in the EPC Contract, without giving effect to any Change Order that affects such date except any such Change Order which has been approved by the Agent and the Majority Lenders.

“Hazardous Material” shall mean: (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs), (b) any chemicals, other materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical, material, substance or waste which is now or hereafter regulated under or with respect to which liability or standards of conduct are imposed under any Environmental Law.

“Hedging Agreement” shall mean any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, interest rate option (other than this Agreement), interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements.

“Impairment” shall mean, with respect to any Transaction Document (other than a Non-Material Project Document) or Government Approval, (a) the rescission, early termination, cancellation, repeal or invalidity thereof, (b) the suspension or injunction thereof or (c) the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation (other than, in the case of a Transaction Document (other than a Non-Material Project Document), any such amendment, modification or supplementation effected in accordance with Section 8.21 and, in the case of a Government Approval, any such amendment, modification or supplementation effected in accordance with Section 8.03(b)) of such Transaction Document or Government Approval in whole or in part. The verb “Impair” shall have a correlative meaning.

“Income Tax Reserve Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Indebtedness” shall mean, for any Person, without duplication, (a) all obligations of such Person for borrowed money or in respect of deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations

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of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations of such Person in respect of any Hedging Agreement and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03.

“Independent Engineer” shall mean Stone & Webster Management Consultants, Inc. or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Agent may engage on behalf of the Lenders to act as Independent Engineer for the purposes of this Agreement.

“Insurance Advisor” shall mean Aon Risk Services Inc. or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Agent may engage on behalf of the Lenders to act as Insurance Advisor for the purposes of this Agreement.

“Insurance Proceeds Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Interest Expense” shall mean, for any period, the sum, computed without duplication, of the following: (a) all interest in respect of Permitted Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) (other than, for the avoidance of doubt, any payments of Subordinated Indebtedness) plus (b) the net amounts payable (or minus the net amounts receivable) under Permitted Swap Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, (a) prior to the Final Funding Date, with respect to any Loan, each period commencing on the date such Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first calendar month thereafter and (b) following the Final Funding Date, with respect to any Loan, each period commencing on the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the sixth calendar month thereafter, or if any such day is not a Business Day, the next preceding Business Day.

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Notwithstanding the foregoing paragraph: (a) no Interest Period may commence before and end after the Final Maturity Date, any Principal Payment Date or any Semi-Annual Date, (b) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day) and (c) notwithstanding clause (a) above, no Interest Period shall have a duration of less than one month and, if the Interest Period would otherwise be a shorter period, such Loan shall not be available under this Agreement.

“Interest Rate Protection Agreement” shall mean, for any Person, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

“International LNG Terminal Standards” shall mean to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over the Borrower, (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business) and (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person.

“J&S Cheniere Terminal Use Agreement” shall mean the terminal use or similar agreement to be entered into pursuant to the Option Agreement dated December 23, 2003 between Cheniere LNG Inc. and J&S Cheniere S.A.

“Lead Arrangers” shall have the meaning assigned to such term in the preamble.

“Lease Agreement” shall mean the agreements between the Borrower and any landowner listed on Appendix E granting a lease or an option to lease real property situated in Cameron Parish, Louisiana in connection with the Project.

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“Lender” and “Lenders” shall have the meanings assigned to such terms in the preamble.

“LIBO Rate” shall mean, with respect to any Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, security interest or encumbrance of any kind in respect of such Property of such Person. For purposes of this Agreement and the other Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“LNG” shall mean Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“LNG Vessel” shall mean an ocean-going vessel suitable for transporting LNG.

“Loan” or “Loans” shall mean the loans provided for by Section 2.01.

“Loss Proceeds” shall mean insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and business interruption insurance and other payments for interruption of operations) with respect to any Event of Loss.

“Majority Lenders” shall mean, subject to the last paragraph of Section 11.04, Lenders holding over 50% of the aggregate outstanding Commitments or, if the Commitments have terminated, Lenders holding over 50% of the aggregate unpaid principal amount of the Loans.

“Management Services Agreement” shall mean the agreement dated February 25, 2005 between the Borrower and the Manager for the management and administration of the Borrower.

“Manager” shall mean Sabine Pass LNG – GP, Inc., a Delaware corporation.

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“Margin Stock” shall mean margin stock within the meaning of Regulation U and Regulation X.

“Material Adverse Effect” shall mean any act, event or condition which has a material adverse effect on one or more of the following: (a) the business or financial condition of the Borrower or the ability of the Borrower to perform its payment obligations under any Financing Document, (b) the ability of any Project Party to comply with its material obligations under any Material Project Document to which it is a party or (c) the enforceability of any Financing Document or Material Project Document or the rights or remedies of the Lenders thereunder.

“Material Project Documents” shall mean (a) each TUA signed with an Anchor Tenant (together with each guarantee thereof), (b) the EPC Contract, (c) the O&M Agreement, (d) each Omnibus Agreement, (e) the Lease Agreements, (f) the Partnership Agreement, (g) the Management Services Agreement, (h) the Noble Option Agreement and (i) any replacement of (or guarantee or credit support related to) any of the foregoing.

“Material Project Parties” shall mean each Pledgor, the Operator, each other party to a Material Project Document (other than the Borrower) and each Person party to a credit support instrument provided in connection with any Material Project Document.

“Mechanics’ Liens” shall mean carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, construction or other like statutory Liens.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage granted by the Borrower for the benefit of the Collateral Agent, substantially in the form of Exhibit M.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Negotiation Period” shall have the meaning assigned to such term in Section 5.01(b)(i).

“Net Available Amount” shall mean the aggregate amount of Loss Proceeds received by the Borrower in respect of such Event of Loss net of reasonable expenses incurred by the Borrower in connection with the collection of such Loss Proceeds.

“Net Worth” shall mean, as to any Person, as of any date of determination, the sum of (a) the consolidated common and preferred stockholders’ equity of such Person and its consolidated Subsidiaries, plus (b) the cumulative amount by which the stockholders’ equity of such Person shall have been reduced by reason of non-cash write downs of long-term assets from December 31, 2004, plus (c) those items included as “preferred interests of consolidated subsidiaries” (or analogous line item) as listed on the consolidated balance sheet of such Person as of the date of the annual financial statement issued prior to the date of determination used for this definition and regardless of any change after December 31, 2004 in accounting treatment

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thereof, plus (d) those items included as “minority interests of consolidated subsidiaries” (or analogous line item) as listed on the consolidated balance sheet of such Person as of the date of the annual financial statement issued prior to the date of determination used for this definition and regardless of any change after December 31, 2004 in accounting treatment thereof, and minus (e) accumulated other comprehensive income (loss) (or analogous line item).

“NGA” shall mean the United States Natural Gas Act of 1938, as heretofore and hereafter amended, and codified 15 U.S.C. §717 et seq.

“Noble Option Agreement” shall have the meaning assigned to such term in Section 8.37.

“Non-Material Project Documents” shall mean each contract or agreement other than Material Project Documents and Other Project Documents to which the Borrower is a party, including, without limitation, contracts or agreements for legal, accounting, engineering, environmental consulting or other professional services in connection with the Development (other than to the extent such are Material Project Documents, Other Project Documents or contracts or agreements in substitution of any Material Project Document or Other Project Documents) in accordance with the Construction Budget and Schedule or the then current Operating Budget, as the case may be.

“Nonrecourse Persons” shall have the meaning assigned to that term in Section 11.09.

“Notice of Borrowing” shall mean the notice of borrowing referred to in Section 4.05.

“O&M Agreement” shall mean the agreement dated February 25, 2005 between the Borrower and the Operator for the operation and maintenance of the Project.

“Omnibus Agreement” shall mean (a) the Omnibus Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and the Borrower and (b) the Omnibus Agreement dated as of November 8, 2004 between the Borrower and Chevron U.S.A. Inc.

“Operating Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Operating Budget” shall mean a budget, prepared and certified by the Borrower, in accordance with Section 8.22, of Operation and Maintenance Expenses expected to be incurred by the Borrower during the relevant fiscal year to which such budget applies.

“Operation and Maintenance Expenses” shall mean, for any period, the sum, computed without duplication, of the following: (a) general and administrative expenses including expense reimbursement payable to the Manager pursuant to Section 6.7 of the Partnership Agreement and for ordinary course fees and costs of the Manager pursuant to the Management Services Agreement plus (b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement plus (c) insurance costs

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payable during such period plus (d) applicable sales and excise taxes (if any) payable or reimbursable by the Borrower during such period plus (e) franchise taxes payable by the Borrower during such period plus (f) property taxes payable by the Borrower during such period plus (g) any other direct taxes (if any) payable by the Borrower during such period plus (h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period plus (i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (j) any fees and expenses of the Secured Parties during such period not included in Debt Service plus (k) all other cash expenses payable by the Borrower in the ordinary course of business. Operation and Maintenance Expenses shall exclude, to the extent included above: (i) payments into any of the Collateral Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) any Capital Expenditure including Permitted Capital Expenditures and (v) any payments of any kind with respect to any Restoration during such period. Notwithstanding the foregoing, for the purpose of calculating the Debt Service Coverage Ratio, Operation and Maintenance Expenses shall not include the actual cash expenditures for items (c), (e), (f) and (g) above, but shall instead include the appropriate accrual for such items.

“Operator” shall mean Cheniere LNG O&M Services, L.P., a Delaware limited partnership, or any replacement thereof in accordance with the terms of this Agreement.

“Other Project Documents” shall mean: (a) the J&S Cheniere Terminal Use Agreement, (b) each other contract or agreement entered into by the Borrower related to the Development (other than the Material Project Documents) which has, or as a result of any amendment to a Non-Material Document would have, a term of more than five years (with respect to any contract that involves payments to or by the Borrower in excess of $5,000,000) or involves payments to or by the Borrower of amounts in excess of $50,000,000 (including any related guarantee or credit support agreement or instrument) and (c) each contract entered into by the Borrower with an Affiliate of the Borrower pursuant Section 8.24(d).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document.

“Participant” shall have the meaning assigned to such term in Section 11.06(c).

“Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of Sabine Pass, LNG L.P., effective as of February 25, 2005.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L .107-56, signed into law October 26, 2001.

“Payor” shall have the meaning assigned to such term in Section 4.06.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor trustee.

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“Permitted Capital Expenditures” shall mean Capital Expenditures that (a) are Emergency Capex, (b) are incurred prior to the Final Maturity Date and are less than $5,000,000 in any given fiscal year or $15,000,000 in the aggregate or (c) are otherwise used for the Project and, with respect to clause (c), (i) are funded entirely by equity or Permitted Indebtedness, (ii) are funded entirely from the Distribution Account as set forth in Section 4.07(b) of the Collateral Agency Agreement or (iii) are funded by insurance proceeds each as expressly permitted herein and, in the case of clauses (i), (ii) or (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant.

“Permitted Indebtedness” shall mean the Indebtedness permitted under Section 8.16.

“Permitted Investments” shall mean (a) marketable direct obligations of the United States of America, (b) marketable obligations directly and fully guaranteed as to interest and principal by the United States of America, (c) demand deposits with the Collateral Agent, and time deposits, certificates of deposit and banker’s acceptances issued by an Acceptable Bank, (d) commercial paper or tax-exempt obligations given the highest rating by S&P and Moody’s, (e) obligations of the Collateral Agent meeting the requirements of clause (c) above or any other bank meeting the requirements of clause (c) above, in respect of the repurchase of obligations of the type as described in clauses (a) and (b), provided, that such repurchase obligations shall be fully secured by obligations of the type described in said clauses (a) and (b) above, and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, the Collateral Agent or such other bank, (f) a money market fund or a qualified investment fund (including any such fund for which the Collateral Agent or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P and Moody’s, and (g) eurodollar certificates of deposit issued by the Collateral Agent meeting the requirements of clause (c) above or any other bank meeting the requirements of clause (c) above. In no event shall any cash be invested in any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures more than 90 days after the date of investment, unless the Collateral Agent or a bank meeting the requirements of clause (c) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than 90 days after its purchase hereunder. With respect to any rating requirement set forth above, if the relevant issuer is rated by either S&P or Moody’s, but not both, then only the rating of such rating agency shall be utilized for the purpose of this definition.

“Permitted Liens” shall mean the Liens permitted under Section 8.13.

“Permitted Swap Agreement” shall mean any Interest Rate Protection Agreement between the Borrower and any Lender that is an Acceptable Bank entered into in accordance with the terms of Section 8.15; provided, that, such Interest Rate Protection Agreement shall not rank greater than pari passu with this Agreement.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

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“Pipeline” shall mean the 16-mile long, 42-inch diameter pipeline from the Project to Johnsons Bayou, Louisiana authorized by FERC pursuant to Section 7(c) of the NGA or any extension or replacement thereof or any other pipeline on the Site requiring authorization from FERC pursuant to Section 7(c) of the NGA.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreements executed by any Person holding any direct equity interest in the Borrower.

“Pledgor” shall mean, at any time, any Person holding any direct equity interest in the Borrower who has entered into a Pledge Agreement.

“Post-Default Rate” shall mean 2% above the interest rate otherwise applicable to a Loan in accordance with this Agreement.

“Principal Payment Dates” shall mean (a) the earlier of (i) the date which is the six month anniversary of the Term Conversion Date and (ii) October 1, 2009, and each six month anniversary thereafter, or, if any such date is not a Business Day, the next preceding Business Day and (b) the Final Maturity Date.

“Project” shall mean the LNG receiving terminal in Cameron Parish, Louisiana, featuring a regasification design capacity of approximately 2.6 billion cubic feet per day, two docks and three storage tanks with an aggregate capacity of approximately 10.1 billion cubic feet and all other facilities and activities incidental to the foregoing, to be constructed and owned by the Borrower but excluding the Pipeline or any other pipeline outside the Site.

“Project Costs” shall mean all costs, fees, taxes and expenses incurred by the Borrower to complete the Project as contemplated by (and consistent with) the Transaction Documents (including the Construction Budget and Schedule) and Government Approvals.

“Project Documents” shall mean each Material Project Document, Other Project Document and Non-Material Project Document.

“Project Party” shall mean each Person from time to time party to a Project Document.

“Project Revenues” shall mean, for any period, all cash revenues (without duplication) received by the Borrower during such period from: (a) the sale of Services and other services during such period, (b) all interest earned with respect to such period on Permitted Investments held in the Collateral Accounts, (c) amounts received by the Borrower from Project Parties or other Persons constituting the refund of deposits during such period, (d) the proceeds of any delay in start-up or business interruption insurance and other payments received for interruption of operations or damage to the Project during such period (other than Loss Proceeds) and (e) all other income or revenue, however earned or received, by the Borrower during such period including, without limitation, any tax refunds or liquidated damages.

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“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” means, at a particular time, any of the practices, methods, standards and procedures that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards.

“PUHCA” shall mean the Public Utility Holding Company Act of 1935.

“Quarterly Date” shall mean the last day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement; provided, that if any such day is not a Business Day, then such Quarterly Date shall be the next preceding Business Day.

“Ready for Cool Down” shall have the meaning assigned to such term in the EPC Contract.

“Ready for Performance Testing” shall have the meaning assigned to such term in the EPC Contract.

“Regulation D”, “Regulation U” and “Regulation X” shall mean, respectively, Regulation D, Regulation U and Regulation X of the Board.

“Release” shall mean, with respect to any Hazardous Material, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Required Debt Service Reserve Amount” shall mean as of any date on and after the Term Conversion Date, an amount projected by the Agent equal to the amount necessary to pay the forecasted Debt Service in respect of Secured Obligations from the immediately preceding (or if the date of calculation is a Principal Payment Date, such) Principal Payment Date (or the Term Conversion Date, if there has not yet been a Principal Payment Date) through (and including) the next Principal Payment Date (assuming that no Default will occur during such period taking into account, with respect to interest, the amount of Interest Expense that would accrue on the aggregate principal amount of the Loans for the next six months .

“Required Payment” shall have the meaning assigned to such term in Section 4.06.

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“Restore” shall mean, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property. The term “Restoration” shall have a correlative meaning.

“Restricted Payment” shall mean (a) all distributions by the Borrower (in cash, Property of the Borrower or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any partnership interest in the Borrower (other than any distribution to the Pledgors of any Capacity Reservation Fee received by the Borrower pursuant to an Omnibus Agreement after the Funding Date) and (b) all payments (in cash, Property of the Borrower or obligations) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to a Pledgor or any other Person party to a Pledge Agreement or any Affiliate thereof (including, without limitation, any Subordinated Indebtedness incurred to fund the Equity Contribution Amount). For the avoidance of doubt, payments to the Manager pursuant to Section 6.7 of the Partnership Agreement and for fees and costs pursuant to the Management Services Agreement, payments to the Operator pursuant to the O&M Agreement and income tax distributions paid in accordance with Sections 4.02(c) and 4.06 of the Collateral Agency Agreement are not Restricted Payments.

“Restricted Payment Date” shall have the meaning assigned to such term in Section 8.12.

“Revenue Account” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Secured Obligations” shall mean, as at any date, the sum, computed without duplication, of the following: (a) the aggregate outstanding principal amount of the Loans plus all accrued interest on such amount plus (b) all other amounts from time to time payable by the Borrower under the Financing Documents plus accrued interest on such amounts plus (c) all amounts payable by the Borrower to any Lender in connection with any Permitted Swap Agreement plus (d) any and all obligations of the Borrower to the Agent, the Collateral Agent or any other Secured Party for the performance of its agreements, covenants or undertakings under or in respect of any Financing Document.

“Secured Parties” shall mean the Agent, the Collateral Agent and each of the Lenders (as a “Lender” hereunder and, if applicable, as a provider of any Permitted Swap Agreement).

“Securities Intermediary” shall have the meaning assigned to such term in the Collateral Agency Agreement.

“Security Agreement” shall mean the Security Agreement between the Borrower and the Collateral Agent, substantially in the form of Exhibit J to this Agreement.

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“Security Documents” shall mean (a) the Security Agreement, (b) the Collateral Agency Agreement, (c) each Pledge Agreement, (d) the Mortgage and (e) any such other security agreement, control agreement, patent and trademark assignment, lease, mortgage, assignment and other similar agreement securing the Secured Obligations between any Person and the Collateral Agent on behalf of the Secured Parties and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

“Semi-Annual Dates” shall mean (a) prior to the Term Conversion Date, the date which is six months following the Closing Date and each six-month anniversary thereof and (b) following the Term Conversion Date, each Principal Payment Date; provided, that if any such day is not a Business Day, then such Semi-Annual Date shall be the next preceding Business Day.

“Services” shall mean (a) the berthing of LNG Vessels at the Project, (b) the unloading and receipt of LNG from LNG Vessels, (c) storage of inventory of the Anchor Tenants or other customers, (d) the regasification of the LNG held in storage, (e) the transportation and delivery of the regasified LNG to the point of delivery as specified by the Anchor Tenant or other customers, as applicable or (f) other activities directly related to the performance by the Borrower of the foregoing.

“Site” shall mean the Easement Properties and any leasehold interests described in the Mortgage.

“Subcontractors” shall have the meaning assigned to such term in the EPC Contract.

“Subordinated Indebtedness” shall mean any unsecured Indebtedness of the Borrower to any Person permitted by clause (e) of Section 8.16 which is subordinated to the Secured Obligations pursuant to an instrument in writing satisfactory in form and substance to the Majority Lenders and containing subordination provisions substantially in the form of Exhibit F.

“Subsidiary” shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Completion” shall have the meaning assigned to such term in the EPC Contract.

“Substantial Completion Date” shall mean the date on which Substantial Completion has occurred in accordance with the EPC Contract, provided that the Independent Engineer shall have confirmed that the conditions thereto have been satisfied.

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“Supermajority Lenders” shall mean Lenders holding over 66 2/3% of the aggregate outstanding Commitments or, if the Commitments have terminated, Lenders holding over 66 2/3% of the aggregate unpaid principal amount of the Loans.

“Survey” shall mean an as-built survey of the Site which survey shall:

(a) be a current “as-built” metes and bounds survey of the Site, including Easement Properties that benefit such Site;

(b) be made in accordance with the “Minimum Standard Detail Requirement for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA, ACSM and NSPS in 1999 with all measurements made in accordance with the “Minimum Angle, Distance and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys”;

(c) be prepared by a surveyor acceptable to the Lenders;

(d) contain “Optional Survey Responsibilities and Specifications” 1, 2, 3, 6, 7(a), 7(b), 7(c), 8, 9, 10, 11(b), 13, 14, 15 and 16 as specified on Table A to the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys”; and

(e) contain a certification from said surveyor in form and substance satisfactory to each of the Lenders and the Title Company.

“Taxes” shall mean, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority. The term “Tax” shall have a correlative meaning.

“Term Conversion Date” shall mean the later to occur of (a) the Substantial Completion Date and (b) the earlier of (i) the Commercial Start Date under (and as defined in) the Total TUA and (ii) such date as may be nominated by the Borrower; provided that the Borrower shall have previously deposited in the Debt Service Accrual Account an amount equal to the aggregate amount of all principal, interest and fees that will become due and payable from the date of such nomination until either (I) to the extent the Commercial Start Date under the Total TUA has been determined pursuant to the terms thereof, the Commercial Start Date, or (II) to the extent the Commercial Start Date under the Total TUA has not been determined pursuant to the terms thereof, the last day of the window period in effect (pursuant to Section 6.2 of the Total TUA) on the date of such nomination.

“Termination Date” shall mean the date on which (a) the Agent, the Collateral Agent and the Lenders shall have received final indefeasible payment in full in cash of all of the Secured Obligations and all other amounts owing to the Agent, the Collateral Agent and the Lenders under the Financing Documents, (b) the Commitments shall have terminated, expired or been reduced to zero (other than upon the occurrence of the Final Funding Date) and (c) each Permitted Swap Agreement that would constitute a Secured Obligation shall have terminated or expired.

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“Title Company” shall mean Commonwealth Land Title Insurance Company.

“Title Policy” shall mean the American Land Title Association 1970 (revised 10/17/84) Form extended coverage mortgagee’s policy of title insurance or such other form as is reasonably acceptable to the Agent and the Lenders or a binding marked commitment deleting all requirements to issue such policy dated on the Closing Date and to be redated the date of recording of the Mortgage, issued by the Title Company, in an amount reasonably acceptable to the Agent insuring the validity of the Mortgage and the priority of the mortgage lien in favor of the Collateral Agent for the benefit of the Secured Parties created by the Mortgage, subject only to those exceptions approved by the Agent, containing such endorsements and affirmative assurances as the Agent shall require and which are obtainable from title companies in the State of Louisiana, and including such reinsurance as the Agent may require, using forms acceptable to the Agent.

“Total Consent” shall mean the Consent and Agreement among Total LNG USA, Inc. the Borrower and the Collateral Agent with respect to the Total TUA.

“Total Partners’ Equity” shall mean the sum of (i) all Project Costs paid by or on behalf of the Borrower on or prior to the Closing Date plus (ii) all cash in the Construction Account on the Closing Date plus (iii) all equity capital contributions to the Borrower after the Closing Date.

“Total TUA” shall mean the Terminal Use Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and the Borrower; as amended by the Amendment of LNG Terminal Use Agreement, dated as of January 24, 2005.

“Transaction Documents” shall mean each Financing Document and each Project Document.

“TUA” or “Terminal Use Agreement” shall mean any agreement between the Borrower and a counterparty for the provision of Services.

“TUA Consents” shall mean the Total Consent and the Chevron Consent.

“United States” and “U.S.” shall mean the United States of America.

“Use” shall mean, with respect to any Hazardous Material and with respect to any Person, the generation, manufacture, processing, distribution, handling, use, treatment, recycling, storage or arrangement for disposal or disposal of such Hazardous Material or transportation to or from the Property of such Person of such Hazardous Material.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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1.02 Accounting Terms and Determinations.

(a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders under this Agreement shall (unless otherwise disclosed to the Lenders in writing at the time of delivery in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles as in effect from time to time, including applicable statements, bulletins and interpretations issued by the Financial Accounting Standards Board and applicable statements, bulletins, opinions and interpretations issued by the American Institute of Certified Public Accountants or its successor, and all calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided in this Agreement) be made by application of generally accepted accounting principles referred to above; provided, however, that if any financial statements shall be prepared in accordance with generally accepted accounting principles that are not the same as the principles used for the preparation of the financial statements for the preceding applicable period or if any calculations shall be made for the purposes of determining compliance with this Agreement on a basis that is not the same as was used for purposes of determining compliance for the preceding applicable period, then the financial statements for the comparable prior period shall be restated and the calculations re-made as specified above to enable a comparison to be made with such prior period; provided, further, that the restatement and remaking of such calculations shall be made solely for comparison purposes and shall not result in any finding of non-compliance hereunder.

(b) The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements and (ii) reasonable estimates of the difference between such statements arising as a consequence of any such difference.

(c) To enable the ready and consistent determination of compliance with the terms of this Agreement, the Borrower will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

1.03 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement (unless otherwise specified); references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications and substitutions thereof (including by change orders where applicable) (without,

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however, limiting any prohibition on any such amendments, extensions and other modifications and substitutions by the terms of this Agreement); references to Persons include their respective permitted successors and assigns and, in the case of Government Authorities, Persons succeeding to their respective functions and capacities; references to “real property” shall be deemed to include “immovable property”; references to “personal property” shall be deemed to include “movable property”; and references to “easements” shall be deemed to include “servitudes”.

1.04 Consent Not to be Unreasonably Delayed. In this Agreement, references to any consent to be provided by or required from the Agent, the Collateral Agent or the Lenders or requiring consent of any such party in consultation with the Independent Engineer are to be construed as including the requirement that such consent not be unreasonably withheld or delayed.

ARTICLE II

COMMITMENTS

2.01 Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans (the “Loans”) to the Borrower in Dollars from time to time during the period from and including the Funding Date to and including the Availability End Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Commitment of such Lender as in effect from time to time; provided, that in no event shall the aggregate Loans of any Lender exceed the Commitment of such Lender; provided, further, that in no event shall the aggregate principal amount of all Loans at any one time outstanding exceed the aggregate amount of the Commitments as in effect from time to time.

2.02 Borrowings. The Borrower shall give the Agent (which shall promptly notify the Lenders) three Business Days’ prior notice of each borrowing under this Agreement as provided in Section 4.05. Not later than 11:00 a.m. (New York City time) on the date specified for each borrowing under this Agreement, each Lender shall make available the amount of the Loan to be made by it on such date to the Agent, in immediately available funds, by wire transfer to the account specified on the attached Appendix C.

The amount with respect to the Loans so received by the Agent for the account of the Borrower shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by remitting the same by 3:00 p.m. (New York City time) to the Collateral Agent, in immediately available funds, for deposit in the Construction Account, as set forth in the applicable Notice of Borrowing.

Notwithstanding anything to the contrary herein provided, the Borrower shall only be permitted to make borrowings on the twenty-fifth day of the calendar month or, if such day is not a Business Day, the next preceding Business Day and there shall be no more than one borrowing of Loans in any calendar month.

2.03 Changes of Commitments.

(a) Optional Changes of Commitment. Subject to Section 2.03(b), the Borrower shall have the right at any time or from time to time (i) to terminate the Commitments

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and (ii) to reduce the aggregate unused amount of the Commitments; provided, that: (A) the Borrower shall give notice of each such termination or reduction as provided in Section 4.05, (B) each reduction of Commitments shall be in an aggregate amount at least equal to $1,000,000 (or, if less, the full amount of Commitments outstanding), and if greater, in integral multiples of $500,000 in excess thereof and (C) either (I) the Substantial Completion Date has occurred or (II) the Borrower and the Agent shall have received written concurrence from the Independent Engineer that the remaining aggregate unused amount of the Commitments after such termination or reduction, together with the Equity Contribution Amount (and other funds committed in a form satisfactory to the Majority Lenders) is sufficient, in the reasonable judgment of the Independent Engineer, to achieve Substantial Completion on or prior to the Guaranteed Substantial Completion Date.

(b) Mandatory Changes of Commitments. The aggregate amount of the Commitments shall be automatically reduced to zero (i) at the close of business on the Availability End Date or (ii) upon the occurrence of an Event of Default described in Section 9.01(f) as set forth in the last paragraph of Section 9.01.

(c) No Reinstatement. The Commitments, once terminated or reduced, may not be reinstated.

2.04 Fees.

(a) Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the daily average unused amount of such Lender’s Commitment at a rate per annum equal to 0.50%, for the period from and including the Closing Date to but not including the dates the Commitments are reduced to zero pursuant to Section 2.03. The accrued Commitment Fee shall be payable in arrears on each Semi-Annual Date and on the date the Commitments are reduced to zero pursuant to Section 2.03.

(b) Administrative Fees. The Borrower shall pay to the Agent, for its own account, a non-refundable agency fee (the “Administrative Fee”) and to the Agent for the account of the Collateral Agent, a non-refundable agency fee (the “Collateral Agency Fee”) for each year in the amounts set forth in the Agency Fee Letter and the Collateral Agent Fee Letter, respectively. The Administrative Fee and the Collateral Agency Fee shall be payable on the Closing Date and on each annual anniversary of the Closing Date until the Termination Date.

(c) Other Fees. The Borrower shall pay to the Agent (for the account of the Person to whom such payment is owed) all fees payable in the amounts and at times separately agreed upon in each other Fee Letter between the Borrower and the respective parties thereto.

2.05 Lending Offices. The Loans made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office.

2.06 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

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The amounts payable by the Borrower at any time under this Agreement, or any other Financing Document to each Lender shall be a separate and independent debt and, subject to the Collateral Agency Agreement, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.07 Maintenance of Records.

(a) Maintenance of Records by the Agent. The Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof and (iv) a copy of each assignment and acceptance delivered to it pursuant to Section 11.06(b). Upon reasonable notice to the Agent, the Borrower and each Lender shall have the right to inspect such records from time to time during normal business hours.

(b) Effect of Entries. Absent manifest error, the entries made in the records maintained pursuant to paragraph (a) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of the Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment of Loans. The Borrower hereby agrees to pay to the Agent for the account of each Lender the principal of such Lender’s Loans outstanding on each Principal Payment Date in accordance with the amortization schedule attached as Appendix B to this Agreement. All unpaid principal of each Loan shall be due and payable in full in a single installment on the Final Maturity Date.

3.02 Interest. The Borrower hereby agrees to pay to the Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the rate equal to the LIBO Rate for such Loan for the applicable Interest Periods plus the Applicable Margin.

Notwithstanding the foregoing, the Borrower hereby agrees that upon the occurrence of any Event of Default, all then-outstanding Loans shall bear interest at a rate per annum equal to the Post-Default Rate for the period from and including the date of the occurrence of such Event of Default to but excluding the date such Event of Default is remedied or waived.

Accrued interest on each Loan shall be payable in arrears (a) on each Semi-Annual Date and (b) upon the payment or prepayment of such Loan (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable

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from time to time on demand (or, if no demand is made during any month, on the last day of such month). Promptly after the determination of any interest rate provided for in this Agreement or any change in any such rate, the Agent shall give notice of such interest rate to the Lenders to which such interest is payable and to the Borrower.

3.03 Optional Prepayments of Loans. Subject to Section 4.04, the Borrower shall have the right to prepay Loans at any time after the Availability End Date; provided, that the Borrower shall give the Agent notice of each such prepayment as provided in Section 4.05 and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable. Any prepayment by the Borrower pursuant to this Section 3.03 shall be made simultaneously with, and is conditioned upon, (a) the prepayment under any Permitted Swap Agreement (if then in effect) to the extent the aggregate notional amount under all such Permitted Swap Agreements exceeds the aggregate amount of Loans outstanding after giving effect to the prepayment contemplated by this Section 3.03 and (b) the payment by the Borrower of any costs, expenses or other amounts incurred by any Lender in connection with such prepayment (including amounts payable by the Borrower under any such Permitted Swap Agreement with such Lender as a result of such early termination effected pursuant to clause (a) above and any breakage costs due in accordance with Section 5.03 hereof). Any prepayment by the Borrower in this Section 3.03 shall be applied pro rata to the remaining scheduled principal repayment amounts of the Loans.

3.04 Mandatory Prepayments. In addition to mandatory repayments of principal of Loans as set forth in Section 3.01 above, the Borrower shall make the following mandatory payments (as prepayments to be effected in each case in the manner specified in paragraph (d) below):

(a) Event of Loss. The Borrower shall prepay the Loans in an amount equal to 100% of the Net Available Amount not otherwise applied in accordance with Section 8.05(b) or Section 8.05(c), as applicable.

(b) Asset Sales. The Borrower shall prepay the Loans in an aggregate amount equal to 100% of the net proceeds resulting from the disposition of any of its physical assets (other than dispositions of assets permitted pursuant to the second sentence of Section 8.11(a)) to the extent the Borrower has not either (i) reinvested such proceeds within 60 days to acquire substitute or replacement assets of equal or greater value than the assets disposed or (ii) reduced the Commitments.

(c) Tax Refunds. Following the Term Conversion Date, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of any tax refunds pertaining to taxes disbursed as part of the Project Costs.

(d) Application. Prepayments described in this Section 3.04 shall be applied to the Loans in the inverse order of the maturities of such Loans.

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ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

4.01 Payments.

(a) Except to the extent otherwise provided in this Agreement, all payments of principal, interest, fees and other amounts to be made by the Borrower under this Agreement and, except to the extent otherwise provided in any of the other Financing Documents, all payments to be made by the Borrower under any such other Financing Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent by wire transfer to the account specified on the attached Appendix C. No payment shall be made later than 11:00 a.m. (New York time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) The Borrower shall, at the time of making each payment under this Agreement for account of any Lender, specify to the Agent (which shall so notify the intended recipient or recipients) the Loans or other amounts payable by the Borrower under this Agreement to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02, may determine to be appropriate).

(c) Each payment received by the Agent under this Agreement for account of any Lender shall be paid by the Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(d) If the due date of any payment under this Agreement would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day (except in the case where such payment due date is a Semi-Annual Date or Principal Payment Date, in which case the terms set forth in Section 1.01 for “Semi-Annual Date” or “Principal Payment Date”, as the case may be, are applicable) and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) each borrowing of Loans under Section 2.01 shall be made from the Lenders, each payment of commitment fee under Section 2.04 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.03 shall be applied to the respective Commitments of the Lenders pro rata according to the amounts of their respective Commitments, (b) except as otherwise specified herein, each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; provided, that if immediately prior to giving effect to any such payment in respect of any Loan, the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made (by

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reason of a failure of a Lender to make a Loan in the circumstances described in the last paragraph of Section 11.04), then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments following such payment and (c) each payment of interest on the Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

4.03 Computations. Interest and fees on Loans and on other obligations of the Borrower or the Lenders shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.04 Minimum Amounts. Except for (a) mandatory prepayments made pursuant to Section 3.04 and (b) prepayments made pursuant to Section 5.03, each borrowing and partial prepayment of principal of Loans shall be in an amount equal to $2,000,000 or any higher multiple of $500,000 (or, if less, the full amount of such Loans outstanding) (borrowings or prepayments of Loans having different Interest Periods at the same time being deemed separate borrowings and prepayments for purposes of the foregoing, one for each Interest Period).

4.05 Certain Notices. Notices by the Borrower to the Agent of terminations or reductions of the Commitments, of borrowings and optional prepayments of Loans shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. (New York City time) on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Termination or reduction of the Commitments	5

Borrowing of Loans	3

Prepayment of Loans	5

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced and submission of such notice shall be subject to the satisfaction of the conditions set forth in Section 2.03. Each such notice of borrowing shall be in the form of Exhibit A and shall be subject to the satisfaction of the conditions set forth in Article VI (each, a “Notice of Borrowing”). Each such notice of optional prepayment shall specify the amount (subject to Section 4.04) of each Loan prepaid and the date of such optional prepayment (which shall be a Business Day). The Agent shall promptly notify the Lenders of the contents of each such notice.

4.06 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender or (in the case of the Borrower) a payment to the Agent for account of one or more

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of the Lenders (any such payment, a “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption, (but shall not be required to) make the amount of such payment available to the intended recipient (or recipients) on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient (or recipients) of such payment shall, on demand, repay to the Agent the amount so made available together with interest on such amount in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient (or recipients) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as provided above; provided, that if neither the recipient (or recipients) nor the Payor shall return the Required Payment to the Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient (or recipients) shall each be obligated to pay interest on the Required Payment as follows:

(a) if the Required Payment shall represent a payment to be made by the Borrower to the Lenders, the Borrower and the recipient (or recipients) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient (or recipients) shall return the Required Payment to the Agent, without limiting the obligation of the Borrower under Section 3.02 to pay interest to such recipient (or recipients) at the Post-Default Rate in respect of the Required Payment), and

(b) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 3.02 (and, in case the Borrower shall return the Required Payment to the Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment, subject to Section 11.13).

4.07 Sharing of Payments; Etc.

(a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for account of the Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender under this Agreement, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent of such action; provided, that such Lender’s failure to give such notice shall not affect the validity of such action.

(b) If any Lender shall obtain from the Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement held by it or any other Financing Document or through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Agent as provided in this

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Agreement), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder by the Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due on such Loans or other amounts, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, with the effect that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of or interest on the Loans or such other amounts, respectively, owing to each of the Lenders; provided, that if at the time of such payment the outstanding principal amount of the Loans shall not be held by the Lenders, pro rata in accordance with their respective Commitments in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan hereunder in the circumstances described in the last paragraph of Section 11.04), then such purchases of participations or direct interests shall be made in such manner as will result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders, pro rata according to the amounts of such Commitments. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s liens, counterclaims or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained in this Agreement shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

ARTICLE V

YIELD PROTECTION; ETC.

5.01 Alternate Rate of Interest. If prior to the commencement of any Interest Period with respect to a making (for the purposes of this Section 5.01, a “borrowing”) of Loans:

(a) the Agent reasonably determines that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Agent is advised by the Majority Lenders that such Lenders have reasonably determined that the LIBO Rate for that Interest Period will not adequately and fairly reflect the cost to those Lenders of making or maintaining their Loans included in such borrowing for such Interest Period;

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then the Agent will give notice of those circumstances to the Borrower and the Lenders by telephone or telecopy as promptly as practicable and:

(i) during the 15-day period next succeeding the date of any such notice (the “Negotiation Period”), the Agent and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternate, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to such Loans or amounts for such Interest Period;

(ii) if at the expiry of the Negotiation Period, the Agent and the Borrower have agreed upon a Substitute Basis and the Agent has received confirmation from its counsel that such Substitute Basis has received all necessary Government Approvals and consents, such Substitute Basis shall be retroactive to, and take effect from, the beginning of such Interest Period;

(iii) if at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid or the Agent shall not have received the above-mentioned confirmation as to requisite governmental approvals or consents, each Lender shall notify the Borrower of the cost to such Lender (as determined by it in good faith) of funding and maintaining the Loan for such Interest Period; and the interest payable to such Lender on such Loan or amount for such Interest Period shall be a rate per annum equal to the Applicable Margin above the cost to such Lender of funding and maintaining such Loan or amount for such Interest Period as so notified by such Lender (or, as to any principal of such Loan or, to the extent permitted by applicable law, other amount payable to such Lender on or in respect of such Loan that is then past due, 2% plus the Applicable Margin above such cost); and

(iv) the procedures specified in clauses (i), (ii) and (iii) above shall apply to each Interest Period for such Loans or amounts succeeding the first Interest Period to which they were applied unless and until the Agent shall determine that the conditions referred to in clause (a) or (b) above no longer exist and so notifies the Borrower, whereupon interest on such Loans or amounts shall again be determined in accordance with the provisions of Section 3.02 commencing on the first day of the Interest Period for such Loans or amounts next succeeding the date of such notice.

5.02 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate); and/or

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(ii) imposes on any Lender or the London interbank market any other condition materially affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender under any Financing Document, in each case by an amount that such Lender reasonably deems to be material, then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for the additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.05).

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or (without duplication) on the capital of its holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or its holding company could have achieved but for that Change in Law (taking into consideration such Lender’s and its holding company’s policies with respect to capital adequacy), in each case by an amount that such Lender reasonably deems to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or (without duplication) its holding company for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.05).

(c) To claim any amount under this Section 5.02, a Lender must deliver to the Borrower a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, under Section 5.02(a) or Section 5.02(b). The Borrower shall pay such Lender the amount due and payable and set forth on any such certificate within 30 days after its receipt.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.02 shall not constitute a waiver of such Lender’s right to demand that compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.02 for any increased costs or reductions incurred more than 180 days prior to the date on which such Lender notifies the Borrower of the Change in Law giving rise to those increased costs or reductions and of such Lender’s intention to claim compensation for those circumstances; provided, further, that if the Change in Law giving rise to those increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include that period of retroactive effect.

5.03 Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of the Interest Period for that Loan (including under Section 3.04 or as a result of an Event of Default), (b) the failure to borrow on the date specified in any borrowing notice or failure to repay or prepay any Loan on any scheduled repayment or prepayment date or (c) the assignment of any Loan other than on the last day of its Interest Period as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to any such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that

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would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for that period at the interest rate that such Lender would bid were it to bid, at the commencement of that period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. To claim any amount under this Section 5.03, the Lender must deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.03 (including calculations, in reasonable detail, showing how such Lender computed such amount or amounts). The Borrower shall pay such Lender the amount due and payable and set forth on any such certificate within 30 days after its receipt.

5.04 Taxes.

(a) Any and all payments by or on account of any Secured Obligation shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower is required to deduct any Indemnified Taxes or Other Taxes from those payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.04) each Person entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make those deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Government Authority in accordance with any applicable Government Rule.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with any applicable Government Rule.

(c) The Borrower shall indemnify the Agent, the Collateral Agent and each Lender, within 30 days after written demand, for the full amount of any Indemnified Taxes or Other Taxes paid by such Person on or with respect to any payment by or on account of any Secured Obligation (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) and any penalties, interest and reasonable expenses arising from, or with respect to, those Indemnified Taxes or Other Taxes, whether or not those Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. To claim any amount under this Section 5.04(c), the Agent, Collateral Agent or a Lender must deliver to the Borrower a certificate setting forth in reasonable detail as to the amount of such payment or liability. If the Agent, Collateral Agent or a Lender receives a final refund of an Indemnified Tax or Other Tax from the Government Authority to which any Indemnified Tax or Other Tax was paid, and such refund is clearly identifiable and attributable, in such Person’s sole discretion, to any Indemnified Taxes or Other Taxes in respect of this Agreement that the Borrower has either paid on behalf of such Person or for which such Person was indemnified, then such Person shall pay over such refund to the Borrower as soon as reasonably practicable following receipt thereof.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Government Authority, the Borrower shall deliver to the Agent the

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original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting that payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under any applicable Government Rule or treaty between the United States and the jurisdiction in which the Borrower is located, with respect to payments of any Secured Obligations will deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable Government Rule, such properly completed and executed documentation prescribed by applicable Government Rule and reasonably requested by the Borrower in writing as will permit those payments to be made without withholding or at a reduced rate.

(f) Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Agent on the Closing Date or not later than 10 Business Days following the effectiveness of any assignment pursuant to Section 11.06 by which it becomes a party to this Agreement (i) two duly completed copies of United States Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes and (ii) any other governmental forms which are necessary or required under an applicable Tax treaty or otherwise by law to eliminate any withholding Tax, which have been reasonably requested in writing by the Borrower. Each Lender which delivers to the Borrower and the Agent a Form W-8ECI, W-8BEN, W-8EXP or W-8IMY pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Agent (A) promptly following written notice from the Borrower two further copies of such form on or before the date that any such form expires or becomes obsolete and such amendments thereto or extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent and (B) without notice from the Borrower promptly after the occurrence of any event relating solely to the status of the Foreign Lender requiring a change in the most recent form so delivered by it, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income Taxes and in any such event, the Borrower shall withhold Taxes at the rate and in the manner required by the laws of the United States with respect to payments made to such a Lender and shall be required to pay any additional amounts or indemnify such a Lender pursuant to this Section 5.04 with respect to such withheld Taxes.

5.05 Mitigation of Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 5.02 or if the Borrower is required to pay any additional amount to any Lender or any Government Authority for the account of any Lender pursuant to Section 5.04, then such Lender, if requested by the Borrower, will use reasonable efforts to designate a different lending office for funding or

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booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.02 or 5.04, as the case may be, in the future and (ii) in the Lender’s sole discretion would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment unless it shall withdraw its request in a timely manner that the Lender designate a different lending office.

(b) If any Lender requests compensation under Section 5.02, if the Borrower is required to pay any additional amount to any Lender or any Government Authority for the account of any Lender pursuant to Section 5.04, if Section 5.06 becomes applicable to any Lender or if any Lender defaults in its obligation to fund Loans, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions, including required consents, contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that assumes those obligations (which assignee may be another Lender); provided, that (i) such Lender receives payment of an amount equal to the Secured Obligations owing to it from the assignee (to the extent of the outstanding principal, accrued interest and fees included in those Secured Obligations) or the Borrower (in the case of all other amounts so included) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 5.02 or payments required to be made pursuant to Section 5.04, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Lender of its right under Section 5.02, 5.04 or 5.06, as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If a Lender refuses to be replaced pursuant to this Section 5.05 and Section 11.06(b), the Borrower shall not be obligated to pay such Lender any of the compensation referred to in this Section 5.05 or any additional amounts incurred or accrued under this Article V from and after the date in excess of those that would have been incurred for such replacement.

5.06 Illegality. In the event that it becomes unlawful or, by reason of a Change in Law, any Lender is unable to honor its obligation to make or maintain Loans, then such Lender will promptly notify the Borrower of such event (with a copy to the Agent) and such Lender’s obligation to make Loans shall be suspended until such time as such Lender may again make and maintain Loans. Each Lender agrees to use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if such designation or assignment (a) would eliminate or avoid such illegality and (b) in the Lender’s sole discretion, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, that prior to incurring any such costs or expenses such Lender provides written notice to the Borrower setting forth in reasonable detail a good faith estimate of such costs and expenses.

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ARTICLE VI

CONDITIONS PRECEDENT

6.01 Closing Date. The occurrence of the Closing Date is subject to the receipt by the Agent of each of the agreements and other documents, and the satisfaction of the conditions precedent, set forth below, each of which shall be (x) in form and substance satisfactory to the Lenders in their sole discretion and (y) if applicable, in full force and effect (unless, in each case, waived by each Lender):

(a) Financing Documents. Each Financing Document (other than the Permitted Swap Agreements), duly executed and delivered by the parties thereto.

(b) Project Documents. An original or certified copy of each Material Project Document (other than Additional Project Documents and each Ancillary Document related thereto and the Noble Option Agreement) and each Change Order issued pursuant to the EPC Contract, each duly executed and delivered by the intended parties thereto.

(c) Corporate Documents. The following documents, each certified as indicated below:

(i) in the case of each of the Borrower, each Pledgor and the Operator, a copy of such Person’s articles of incorporation or certificate of formation (as the case may be), together with any amendments thereto, certified by the Secretary of State of the Person’s state of organization as of a recent date;

(ii) in the case of each of the Borrower, each Pledgor and each other Material Project Party (other than each counterparty (other than the Borrower) to a Lease Agreement and the Noble Option Agreement), a copy of a certificate as to the good standing of and payment of franchise taxes by such Person from the Secretary of State of such Person’s jurisdiction of organization dated as of a recent date; and

(iii) a certificate of the Borrower, each Pledgor, the Manager and the Operator executed by an Authorized Officer of such Person certifying:

(A) that (I) in the case of the Borrower and the Operator, attached to such certificate is a true and complete copy of the limited partnership agreement of such Person, as in effect on the date of such certificate and (II) in the case of each Pledgor, attached to such Person’s certificate is a true and complete copy of the by-laws, operating agreement or other organizational documents of such Person, as in effect on the date of such certificate,

(B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the authorized governing body of such Person, authorizing the execution, delivery and performance of such of the Transaction Documents to which such Person is or is intended to be a

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party (including, in the case of each Pledgor, authorizing such Pledgor’s commitment to fund, directly or indirectly, the Equity Contribution Amount), and that such resolutions have not been modified, rescinded or amended and are in full force and effect,

(C) that the articles of incorporation or certificate of formation (as the case may be) of such Person has not been amended since the date of the certification furnished pursuant to paragraph (c)(i) or (c)(ii) of this Section 6.01, and

(D) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Transaction Documents (other than Non-Material Project Documents) to which such Person is or is intended to be a party and each other document to be delivered by such Person from time to time pursuant to the terms thereof (and the Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from such Person);

(d) Project Development.

(i) Construction Budget and Schedule. The Construction Budget and Schedule certified as such by an Authorized Officer of the Borrower and in form and substance satisfactory to the Independent Engineer.

(ii) Base Case Forecast. The Base Case Forecast certified as such by an Authorized Officer of the Borrower.

(iii) Report of Independent Engineer. A recent report of the Independent Engineer favorably reviewing: (A) the technical and economic feasibility of the Project and the environmental compliance and environmental risks relating to the Project, (B) the reasonableness and consistency of the Construction Budget and Schedule, the EPC Contract and the assumptions related to the costs and operating performance of the Project, (C) the reasonableness of the assumptions underlying the Base Case Forecast (taking into account, among other things, the TUAs with Anchor Tenants) and (D) such other matters as the Agent may reasonably request.

(e) Financial Statements. Certified copies of (i) the most recent unaudited financial statements of the Borrower, the Pledgors and the Operator and (ii) to the extent available to the Borrower, the most recent audited financial statements of the other Material Project Parties (other than each counterparty (other than the Borrower) to a Lease Agreement and the Noble Option Agreement).

(f) Payment of Fees. Payment by or on behalf of the Borrower of such fees and expenses payable by the Borrower pursuant to Section 2.04 (to the extent such fees are due and payable as of the Closing Date), Section 11.03, the Fee Letters and any other fees and expenses, if any, that the Borrower and the Agent shall have agreed shall be due and payable on the Closing Date.

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(g) Collateral Accounts. Evidence of the establishment of the Collateral Accounts.

(h) Borrower’s Certificate. A certificate of the Borrower executed by an Authorized Officer certifying that each of the representations and warranties of the Borrower contained in Article VII is (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (ii) if such representation and warranty is not so qualified, true and complete in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date).

(i) Insurance Report. Report from the Insurance Advisor confirming, among other things, that the insurance policies provided as of the Closing Date pursuant to and in accordance with Section 8.05 are typical for undertakings similar to the Project, are in full force and effect, the premiums due thereon have been paid and that such policies otherwise conform with the requirements specified in the Financing Documents.

(j) Filings, Registrations and Recordings; Fees and Taxes.

(i) Filings, Registrations and Recordings. Executed UCC-1 financing statements under the Uniform Commercial Code with respect to the Borrower and each Pledgor, in the relevant jurisdictions listed on the attached Schedule 6.01(j) and any other jurisdiction in which financing statements are necessary or, in the opinion of the Agent, desirable to perfect the Liens created under the Security Documents and copies of Uniform Commercial Code search reports and tax lien, judgment and litigation search reports with respect to the Borrower and each Pledgor, and all other instruments to be recorded or filed or delivered in connection with the Security Documents (including with respect to the letters of credit or any other credit support instruments issued in support of Project Documents as of the Closing Date (if any), acknowledgments required to perfect such Liens and possession (if required for perfection) of such instruments).

(ii) Fees and Taxes. Evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Financing Documents have been paid in full by or on behalf of the Borrower.

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(k) Real Property Documents; Title Insurance; Survey.

(i) the Title Policy;

(ii) the Survey; and

(iii) Proof of payment to the Title Company of (A) all expenses and premiums of the Title Company in connection with the issuance of the Title Policy and (B) an amount equal to the recording and stamp taxes payable in connection with recording the Mortgage in the appropriate parish clerk of court office(s).

(l) “Know Your Customer” and Anti-Money Laundering Rules and Regulations. Documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, shall have been received by the Agent and shall include, without limitation, evidence consisting of the following information (i) the Borrower’s full legal name, (ii) the Borrower’s address and mailing address, (iii) the Borrower’s W-9 forms including its tax identification number, (iv) the Borrower’s certificate of formation, (v) a list of directors of the Borrower or list of such persons controlling the Borrower, (vi) a list of the partners of the Borrower and (vii) an executed resolution or other such documentation stating who is authorized to open an account for the Borrower, in each case in form and substance reasonably satisfactory to the Agent, and such other information as may reasonably be requested by the Agent.

(m) Government Approvals. Evidence that all material Government Approvals set forth on Schedule 7.05(a) have been duly obtained, were validly issued and are in full force and effect.

(n) Opinions of Counsel. Opinions of counsel, each in form and substance satisfactory to the Lenders:

(i) An opinion of Andrews Kurth LLP, special New York and Texas counsel to the Borrower, Pledgors, Manager and Operator.

(ii) An opinion of Ottinger Hebert, L.L.C., special Louisiana counsel to the Borrower.

(iii) An opinion of (i) Vinson & Elkins, special New York counsel to Total LNG USA, Inc. and the guarantor pertaining to the Total TUA and (ii) in-house counsel to Total LNG, USA, Inc. and Total S.A.

(iv) A Secretary’s Certificate from each of Chevon USA Inc. and the guarantor pertaining to the Chevron TUA.

(v) An opinion of (i) Thelen, Reid and Preist, New York counsel to the EPC Contractor, (ii) Bracewell & Patterson LLP, Texas counsel to the EPC Contractor and (ii) in-house counsel to the EPC Contractor pertaining to the EPC Contract.

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(vi) Opinions of special regulatory counsel to the Borrower.

(o) FERC Approval. The Borrower shall have received authorization from FERC pursuant to Section 3(a) of the NGA to site, construct and operate the Project as a place of entry for the importation of liquefied natural gas and the Agent shall have received certification from the Borrower, as verified by the Independent Engineer, that all conditions therein required to be completed for the stage of Development as of the Closing Date shall have been satisfied.

(p) Appointment of Process Agent; Independent Accounting Firm. Delivery of evidence that (i) each of the Borrower, the Pledgors and the Operator has appointed an agent in the State of New York to receive service of process under the Financing Documents and (ii) the Borrower has appointed UHY/Mann, Frankfort, Stein and Lipp CPAs LLC as its independent accounting firm and has authorized such firm to communicate directly with the Agent.

6.02 Funding Date. The occurrence of the Funding Date and the obligation of the Lenders to make the initial extension of credit under the Commitments is subject to the satisfaction on such date of the conditions precedent set forth below and in Section 6.03 in form and substance satisfactory to the Lenders, unless in each case, waived by each Lender:

(a) Payment of Fees. Payment by or on behalf of the Borrower of such fees and expenses which are payable by the Borrower on the Funding Date pursuant to Section 2.04, Section 11.03, the Fee Letters and any other fees and expenses, if any, that the Borrower and the Agent have agreed shall be due and payable on the Funding Date (including the fees and expenses of legal counsel in accordance with Section 11.03).

(b) Insurance Report and Insurance Advisor’s Certificate. Report from the Insurance Advisor confirming, among other things, that the insurance policies provided pursuant to and in accordance with Section 8.05 are in full force and effect and the premiums due thereon have been paid and if more than 180 days have passed since the date of issuance of Notice to Proceed (as defined in the EPC Contract), a certificate of the Insurance Advisor, dated the Funding Date, to the effect that no act, event or condition has occurred since the date of the Insurance Advisor’s report provided pursuant to Section 6.01(i) that adversely affects the information and conclusions set forth therein. The foregoing report and certificate shall be in form and substance acceptable to the Agent.

(c) Independent Engineer’s Certificate. If more than 180 days have passed since the Closing Date, a certificate dated the Funding Date confirming that no act, event or condition has occurred since the date of the report provided pursuant to Section 6.01(d)(iii) that would have a material affect on the findings and conclusions set forth therein or which could reasonably be expected to have a Material Adverse Effect.

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(d) Required Equity Contribution.

(i) The Equity Contribution Amount shall have been irrevocably paid in cash and in full to the Borrower by way of a cash contribution from the Pledgors and shall have been deposited into the Construction Account, and such amount shall have been used to pay for Project Costs. Notwithstanding the previous sentence, the Equity Contribution Amount shall be deemed contributed to the Borrower if evidence of payment satisfactory to the Agent and the Independent Engineer of Project Costs by or on behalf of the Borrower shall have been received by the Agent and the Independent Engineer and the Agent and the Independent Engineer shall have received copies of all invoices and other evidence of Project Costs paid with the Equity Contribution Amount and such documentation shall be in form and substance satisfactory to the Agent and Independent Engineer.

(ii) If the aggregate Project Costs reasonably expected to be incurred by or on behalf of the Borrower through the Funding Date exceed the Equity Contribution Amount, the Borrower may include in the initial borrowing request a request for funds to be utilized for reimbursement to the Borrower or the Pledgors for the portion of Project Costs reasonably expected to be expended by or on behalf of the Borrower in excess of the Equity Contribution Amount. If such initial borrowing request contains an estimate of Project Costs to be incurred between the date of submission of such borrowing request and the Funding Date (“Estimated Amounts”), at least two Business Days before the Funding Date the Borrower shall provide to the Agent and the Independent Engineer copies of all invoices and other evidence satisfactory to them that such Estimated Amounts have been used to pay for Project Costs. The Independent Engineer shall confirm the use of Estimated Amounts by providing the certificate attached as Exhibit C-1 dated as of the Funding Date. If the Independent Engineer does not confirm the use of the Estimated Amounts as of the Funding Date, the Estimated Amounts (A) shall be deposited into the Construction Account, (B) shall not be eligible for a Restricted Payment and (C) will be used to reduce the amount the Borrower would otherwise be entitled to borrow in its next borrowing. For the avoidance of doubt, this clause (ii) relates only to amounts in excess of the Equity Contribution Amount, and nothing in this clause (ii) shall be deemed to alter the requirement in clause (i) above that the Equity Contribution Amount be fully and irrevocably paid in full to the Borrower prior to the Funding Date.

(iii) The Agent shall have received a certificate of each Pledgor executed by an Authorized Officer of each Pledgor, in each case as of the Funding Date, stating (A) the amount, form and dates of the portion of the Equity Contribution Amount paid by it and (B) that such Equity Contribution Amount was made in exchange for not less than reasonably equivalent value.

(iv) Without limiting items (i)-(iii) above, the Pledgors shall have irrevocably paid $18,000,000 in cash into the Construction Account (“Adjustment Amount”). The Adjustment Amount has been determined in anticipation of a

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potential change to the price index start date in Attachment EE of the EPC Contract. Notwithstanding the foregoing, in the event that the Independent Engineer certifies in writing that the effect of such modification to the price index start date in Attachment EE is less than the Adjustment Amount, the Adjustment Amount shall be reduced by the amount of the difference between the Adjustment Amount and the Independent Engineer’s assessment of the effect of such modification.

(e) [INTENTIONALLY OMITTED]

(f) Insurance Policies. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 8.05, such certificates to be in such form and contain such information as is specified in Section 8.05. In addition, the Borrower shall have delivered a certificate of the Borrower signed by an Authorized Officer of the Borrower setting forth the insurance obtained and stating that such insurance and, to its knowledge, all insurance required to be obtained by a Material Project Party pursuant to a Material Project Document (i) has been obtained and in each case is in full force and effect, (ii) that such insurance materially complies with the requirements of Section 8.05 and Schedule 8.05 and (iii) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

(g) Bringdown of Legal Opinions. Bringdown opinions of counsel referred to in Sections 6.01(n)(i), (ii) and (vi), each in substantially the same form as the opinions delivered by such counsel pursuant to said sections on the Closing Date.

(h) EPC Contractor Certificate. A certificate of an Authorized Officer of the EPC Contractor certifying that (i) all amounts due and payable under the EPC Contract have been paid other than those amounts payable in respect of the current Loan and (ii) no event or condition exists which constitutes a default by the Borrower under the EPC Contract.

(i) Anchor Tenant Certificates. (i) A certificate of an Authorized Officer of each Anchor Tenant certifying that the TUA to which it is a party is in full force and effect and (ii) a certificate of an Authorized Officer of each guarantor of an Anchor Tenant of its obligations under a TUA certifying that such guarantee is in full force and effect.

(j) ERISA. A certificate of an Authorized Officer of each Pledgor certifying that in respect of such Pledgor or any ERISA Affiliate, no ERISA Event has occurred and that the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements of such Pledgor reflecting such amounts, exceed 10% of the Net Worth of the Pledgor.

(k) Corporate Documents. Each of the documents listed in Section 6.01(c), each certified as of a recent date.

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(l) Transaction Documents. An original or certified copy of each Material Project Document or Other Project Document not previously delivered pursuant to Section 6.01(b), each duly executed and delivered by the parties thereto.

6.03 Conditions Precedent to all Loans. The obligation of the Lenders to make any Loan (including the initial extension of credit on the Funding Date but excluding the final extension of credit on the Final Funding Date) is subject to the satisfaction on the date of such extension of credit of the conditions precedent set forth below in form and substance satisfactory to the Lenders, unless in each case, waived by each Lender:

(a) Notice of Borrowing. The Agent shall have received from the Borrower, with a copy for each Lender, a Notice of Borrowing conforming to the requirements of Section 2.02 and Section 4.05.

(b) Independent Engineer’s Certificate. The Agent shall have received a certificate of the Independent Engineer dated as of the date of the Notice of Borrowing, satisfactory to the Agent, certifying (i) that the progress of construction of the Project is in accordance with the Construction Budget and Schedule, (ii) as to the current utilization of previous borrowings, (iii) that the Project is reasonably expected to achieve Substantial Completion by the Guaranteed Substantial Completion Date and (iv) as to the existence of sufficient funds needed to achieve Final Completion, which such certificate shall be substantially in the form of Exhibit C-1 or C-2, as applicable.

(c) Construction Report. The Agent shall have received the Construction Reports contemplated in Section 8.19, substantially in the form of Exhibit G, which are due on or before the date of the Notice of Borrowing.

(d) Borrowing Certificate. The Agent and the Independent Engineer shall have received, at least five Business Days prior to the date of the Notice of Borrowing, a Borrowing Certificate dated as of the date of the proposed Loan which shall be substantially in the form attached as Exhibit B-1.

(e) Payment of Project Costs. The amount of each Loan requested by the Borrower on the date of the Borrowing Certificate shall not exceed the sum (without duplication) of (i) Project Costs due and to be paid on or prior to the date of such certificate or reasonably expected to be due or incurred within the next 30 days succeeding the date of such certificate (without duplication of any other Borrowing Certificate), (ii) the Required Debt Service Reserve Amount, if then applicable and (iii) any Operation and Maintenance Expense to be paid on or prior to the date of such certificate or reasonably expected to be due or incurred within the next 30 days succeeding the date of such certificate (without duplication of any other Borrowing Certificate); provided, that (A) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs in excess of funds available to pay such Project Costs and (B) the loan proceeds to be disbursed shall be reduced in accordance with the proviso to paragraph (f) below.

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(f) Evidence of Project Costs. The Agent and the Independent Engineer shall have received (i) a copy of all monthly invoices issued under the EPC Contract and all invoices in connection with any other Project Costs and Operation and Maintenance Expenses which the Borrower intends to pay with such Loan and (ii) projections of invoices expected to be received within 30 days after the date of the applicable Borrowing Certificate under the EPC Contract and any other Project Costs which the Borrower intends to pay with such Loan, in each case not less than five Business Days prior to the date of the Notice of Borrowing, as evidence of the Project Costs related to the applicable Borrowing Certificate; provided, that the Borrower shall (A) submit evidence, satisfactory to the Agent and certified by the Independent Engineer, demonstrating that all amounts borrowed pursuant to the preceding Borrowing Certificate which were expended were used to pay Project Costs or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, (B) certify that Loan proceeds borrowed pursuant to the preceding Borrowing Certificate and not yet expended as previously projected shall be expended during the next 30 days or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, as certified by the Independent Engineer or (C) reduce the amount of the Loans requested pursuant to the current Notice of Borrowing in an amount equal to the Loan proceeds not previously expended or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute and not contemplated to be spent pursuant to clause (B) above; provided, that in no event shall the borrowing be reduced below $2,000,000.

(g) Substantial Completion Schedule. The Agent shall have received certification by the Borrower that the Project is reasonably expected to achieve Substantial Completion by the Guaranteed Substantial Completion Date and that sufficient funds exist in order to achieve Substantial Completion.

(h) Lien Waivers. The Agent shall have received (i) interim conditional lien waivers executed by the EPC Contractor in respect of the current monthly invoice and interim unconditional lien waivers in respect of all Work (as such term is defined in the EPC Contract) completed as of the date of the previous invoice (other than work in progress) and (ii) evidence that the EPC Contractor has received interim conditional lien waivers in respect of the current invoices and interim unconditional lien waivers in respect of all Work (as such term is defined in the EPC Contract) completed as of the date of the previous invoice (other than work in progress) from all of their Major Subcontractors and Major Sub-Subcontractors (each as defined in the EPC Contract), which interim lien waivers shall be satisfactory to the Agent and the Independent Engineer.

(i) Borrower’s Certificate. The Agent shall have received a certificate of the Borrower signed by an Authorized Officer of the Borrower certifying that: (i) each of the representations and warranties of the Borrower contained in Article VII is (A) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the date of such extension of credit (both immediately prior to such extension of

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credit and also after giving effect to such extension of credit and to the intended use of such extension of credit) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (B) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such extension of credit (both immediately prior to such extension of credit and also after giving effect to such extension of credit and to the intended use of such extension of credit) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing as of the date of such disbursement and no Default or Event of Default will result from the requested disbursement or the consummation of the transactions contemplated by the Transaction Documents, (iii) no act, event or circumstance affecting the Borrower has arisen that could reasonably be expected to have a Material Adverse Effect and (iv) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.

(j) No Event of Abandonment. Confirmation that no Event of Abandonment has occurred, provided, that if an Event of Abandonment has occurred that such Event of Abandonment has not otherwise resulted in an Event of Default and if the Borrower satisfies the other conditions set forth in this Article VI, the Borrower will be able to request drawdowns only for the purpose of paying Project Costs incurred prior to the Event of Abandonment and to satisfy interest and other Secured Obligations.

(k) Title Policy Endorsement. A continuation report of and an endorsement to the Title Policy to the date of such extension of credit in the form reasonably approved by the Agent conforming to the pending disbursement requirements set forth in Exhibit D and setting forth no additional exceptions (including without limitation Survey exceptions) except those approved by the Agent and, on the Funding Date, an endorsement to the Title Policy (i) deleting therefrom any exception for reservations of minerals, oil and gas leases, seismic permits or other mineral interests, or (ii) modifying any such existing exceptions in the Title Policy to indicate that the rights of the holders of such mineral interests to use the surface of the Site are limited as provided in the Noble Option Agreement.

(l) Absence of Default; Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing. There has been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect.

6.04 Final Funding Date. The occurrence of the Final Funding Date and the obligation of the Lenders to make the final extension of credit under the Commitment is subject to the satisfaction on such date of the conditions precedent set forth below in form and substance satisfactory to the Lenders unless, in each case, waived by each Lender:

(a) Payment and Evidence of Project Costs. The amount of the final Loan requested by the Borrower on the date of the Final Borrowing Certificate shall not exceed the sum of (i) Project Costs, if any, which are due and to be paid on or prior to the date of such certificate and which are reasonably expected to be due or incurred from the date of

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such certificate to Final Completion including Project Costs which are reasonably projected to be incurred for punch list items and payment retainage and disputed payments in each case as contemplated in the Construction Budget and Schedule (all as confirmed by the Independent Engineer) (without duplication of any other Borrowing Certificate), (ii) the Required Debt Service Reserve Amount, if then applicable, and (iii) an amount equal to the Restricted Payment, if any, permitted under Section 8.12(g). In respect of Project Costs, if any, due and to be paid within the next 30 days succeeding the date of the Final Borrowing Certificate, the Agent and the Independent Engineer shall have received a copy of all monthly invoices issued under the EPC Contract and invoices in connection with any other Project Costs which the Borrower intends to pay with such final Loan; provided, that the Borrower shall (A) submit evidence, satisfactory to the Agent and certified by the Independent Engineer, demonstrating that all amounts borrowed pursuant to the preceding Borrowing Certificate which were expended were used to pay Project Costs or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, (B) certify that Loan proceeds borrowed pursuant to the preceding Borrowing Certificate and not yet expended as previously projected shall be expended during the next 30 days or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, as certified by the Independent Engineer or (C) reduce the amount of the Loans requested pursuant to the current Notice of Borrowing in an amount equal to the Loan proceeds not previously expended or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute and not contemplated to be spent pursuant to clause (B) above. In respect of punch list items, the Agent and the Independent Engineer shall have received certification from the Borrower that the projections of punch list items expected to be paid with the final Loan shall be in accordance with the Construction Budget and Schedule. In respect of payment retainage specified in the EPC Contract and any payment dispute in connection with such EPC Contract, the Agent and the Independent Engineer shall have received copies of documentation and such documentation shall have been confirmed by the Independent Engineer prior to payment of such retainage.

(b) Final Borrowing Certificate. The Agent and the Independent Engineer shall have received at least five Business Days prior to the date of the Notice of Borrowing, a Final Borrowing Certificate dated as of the date of the proposed borrowing, which shall be substantially in the form of the attached Exhibit B-2.

(c) Notice of Borrowing. The Agent shall have received from the Borrower with a copy for each Lender, a Notice of Borrowing conforming to the requirements of Sections 2.02 and 4.05.

(d) Independent Engineer’s Certificate. The Agent shall have received a certificate of the Independent Engineer dated as of the date of the final Notice of Borrowing, satisfactory to the Agent, certifying (i) as to the current utilization of previous borrowings, (ii) that the Project has achieved Substantial Completion and (iii) that sufficient funds are on deposit in the Collateral Accounts to, and the amount of the proposed final borrowing is sufficient to, achieve Final Completion, which such certificate shall be substantially in the form of Exhibit C-3.

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(e) Construction Report. The Agent shall have received the Construction Reports contemplated in Section 8.19 substantially in the form of Exhibit G, which are due on or before the date of the Notice of Borrowing.

(f) Lien Waivers. The Agent shall have received (i) interim conditional lien waivers executed by the EPC Contractor in respect of the current monthly invoice and interim unconditional lien waivers in respect of all Work (as such term is defined in the EPC Contract) completed as of the date of the previous invoice (other than work in progress) and (ii) evidence that the EPC Contractor has received interim conditional lien waivers in respect of the current monthly invoice and interim unconditional lien waivers in respect of all Work (as such term is defined in the EPC Contract) completed as of the date of the previous invoice (other than work in progress) from all of the Major Subcontractors and Major Sub-Subcontractors (each as defined in the EPC Contract), which interim lien waivers shall be satisfactory to the Agent and the Independent Engineer.

(g) Borrower’s Certificate. The Agent shall have received a certificate of the Borrower signed by an Authorized Officer of the Borrower certifying that: (i) each of the representations and warranties of the Borrower contained in Article VII is (A) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the date of such extension of credit (both immediately prior to such extension of credit and also after giving effect to such extension of credit and to the intended use of such extension of credit) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (B) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such extension of credit (both immediately prior to such extension of credit and also after giving effect to such extension of credit and to the intended use of such extension of credit) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing as of the date of such disbursement and will not result from the requested disbursement or the consummation of the transactions contemplated by the Transaction Documents, (iii) no act, event or circumstance affecting the Borrower has arisen that could reasonably be expected to have a Material Adverse Effect and (iv) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.

(h) No Event of Abandonment. Confirmation that no Event of Abandonment has occurred.

(i) Title Policy Endorsement. A continuation report of and an endorsement to the Title Policy to the date of such extension of credit in the form reasonably approved by the Agent conforming to the pending disbursement requirements set forth in Exhibit D and setting forth no additional exceptions (including without limitation Survey exceptions) except those approved by the Agent.

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(j) Absence of Default; Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing. There shall have been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect.

(k) Term Conversion Date. The Term Conversion Date shall have occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

7.01 Existence. The Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign partnership in the State of Louisiana and in all other places where necessary in light of the business it conducts and intends to conduct and the Property it owns and intends to conduct and own and in light of the transactions contemplated by the Transaction Documents, except for where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. No filing, recording, publishing or other act by the Borrower that has not been made or done is necessary in connection with the existence or good standing of the Borrower.

7.02 Financial Condition. The financial statements of the Borrower, Pledgors and Operator furnished to the Agent (a) pursuant to Section 6.01(e) and (b) pursuant to Section 8.01 (as applicable), fairly present in all material respects the financial condition of such Person as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments). As of such date of such financial statements, neither the Borrower, the Pledgors nor the Operator has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are required by GAAP to be disclosed in the foregoing financial statements, except as referred to or reflected or provided for in such financial statements or as arising solely from the execution and delivery of the Transaction Documents. There has been no material adverse change in the financial condition, operations or business of the Borrower, the Pledgors or the Operator from that set forth in such financial statements as of the date thereof.

7.03 Action. The Borrower has full limited partnership power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which the Borrower is a party. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is a party have been duly authorized by all necessary limited partnership action on the part of the Borrower. Each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited

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by general principles of equity and bankruptcy, insolvency and similar laws. To the Borrower’s Knowledge, (a) each Pledgor and each Material Project Party has the full power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which such Person is a party, (b) the execution, delivery and performance by each Pledgor and each Material Project Party of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or partnership action on the part of such Person and (c) each of the Transaction Documents to which any such Person is a party has been duly executed, and delivered by such Person and constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency and similar laws.

7.04 No Breach. The execution, delivery and performance by the Borrower and, to the Borrower’s Knowledge, each Pledgor and each Material Project Party, of each of the Transaction Documents to which it is or is intended to be a party do not and will not: (a) require any consent or approval of any Person that has not been obtained and remains in full force and effect (other than Government Approvals that are not required to be obtained and to be in full force and effect for the then relevant stage of the Development), (b) violate any provision of any Government Rule or Government Approval applicable to the Borrower or the Project, (c) violate, result in a breach of or constitute a default under any Transaction Document to which the Borrower is a party or by which it or its Property may be bound or affected or (d) result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower, other than as to Non-Material Project Documents where failing to obtain such consent or approval, or such violation, or creation of lien could not reasonably be expected to result in a Material Adverse Effect.

7.05 Government Approvals; Government Rules.

(a) All material Government Approvals for the Development (including sale of Services) that have been obtained by the Borrower or for the benefit of the Project by third parties as of the Closing Date are set forth on Schedule 7.05(a). Except as otherwise noted on Schedule 7.05(a), all Government Approvals set forth on Schedule 7.05(a) have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal and all applicable appeal periods have expired (except Government Approvals which do not have limits on appeal periods under Government Rules or appeals which could not reasonably be expected to have a Material Adverse Effect), are held in the name of the Borrower or such third party as indicated on such Schedule 7.05(a) and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect or (ii) the Borrower or such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect. No Material Adverse Effect could reasonably be expected to result from any such Government Approvals being held by or in the name of Persons other than the Borrower.

(b) All material Government Approvals not obtained as of the Closing Date but necessary for the Development (including the sale of Services) to be obtained by the Borrower or for the benefit of the Project by third parties after the Closing Date are set forth on Schedule 7.05(b). No Material Adverse Effect could reasonably be expected to result from any such Government Approvals being obtained in the name of Persons other than the Borrower.

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(c) All material Government Approvals required to be held by the Borrower or the third party indicated on Schedule 7.05(b) for the current stage of Development (as identified by the dates on Schedule 7.05(b) for which such Government Approvals are reasonably projected to be required), have been duly obtained and validly issued, are in full force and effect, are not the subject of any pending or threatened appeal (except appeals which, could not reasonably be expected to have a Material Adverse Effect), are held in the name of the Borrower or such third party and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect or (ii) the Borrower or such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower reasonably believes that any material Government Approvals which have not been obtained by the Borrower or the relevant third party as of the Funding Date, but which shall be required to be obtained in the future by the Borrower or such third party for the Development, shall be obtained in due course on or prior to the commencement of the appropriate stage of Development for which such Government Approval would be required and shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect or which the Borrower or the relevant third party (as the case may be) does not expect to satisfy on or prior to the commencement of the appropriate stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect. The Project, if constructed in accordance with the Construction Budget and Schedule and otherwise Developed as contemplated by the Material Project Documents, will conform to and comply with all covenants, conditions, restrictions and reservations in the applicable Government Approvals and all applicable Government Rules, except to the extent that a failure to so conform or comply could not reasonably be expected to have a Material Adverse Effect.

(e) The Borrower is in compliance in all material respects with, all Government Rules and Government Approvals applicable to the Borrower.

7.06 Proceedings. There is (a) no action, suit or proceeding at law or in equity or by or before any Government Authority or arbitral tribunal now pending or, to the Borrower’s Knowledge, threatened against the Borrower or the Project or with respect to any Material Project Document or Government Approval related to the Project and (b) no existing default by the Borrower under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal, which in the case of clause (a) could reasonably be expected to have a Material Adverse Effect.

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7.07 Environmental Matters. Except as otherwise specified on Schedule 7.07 to this Agreement:

(a) The Project has (i) at all times complied and is in compliance with all Environmental Laws and all Government Approvals required under any Environmental Laws and (ii) obtained and maintained in full force and effect all Government Approvals required for the Project under Environmental Laws, except for any non-compliance or failure to obtain or maintain in full force and effect that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) There are no facts, circumstances, conditions or occurrences regarding the Project that could reasonably be expected (i) to form the basis of a material Environmental Claim or give rise to a material liability or material obligation under any Environmental Law, with respect to the Project, or against the Project or the Borrower, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) to cause the Project to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would materially hinder or restrict the Borrower or any other Person from operating the Project as intended under the Material Project Documents (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval).

(c) There are (i) no past Environmental Claims, (ii) no pending Environmental Claims and (iii) to the Borrower’s Knowledge, no threatened Environmental Claims, in each case arising with respect to the Project against the Project or the Borrower, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d) Hazardous Materials have not at any time been Released at, on, under or from the Project other than in compliance at all times with all applicable Environmental Laws or so as not to give rise to a material Environmental Claim or a material liability or obligation under any Environmental Law.

(e) There have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that have been conducted by, or which are in the possession of the Borrower in relation to the Project which have not been provided to the Agent and the Lenders.

7.08 Taxes. The Borrower has timely filed or caused to be filed all tax returns that are required to be filed, and has paid all taxes shown to be due and payable on such returns or on any assessments made against the Borrower or any of its Property and all other Taxes imposed on the Borrower or its Property by any Government Authority (other than Taxes the payment of which are not yet due or which are being Contested and other than Taxes the nonpayment of which could not reasonably be expected to have a Material Adverse Effect), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes.

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7.09 Tax Status. The Borrower is a limited partnership, and is separate from its owner and not an association taxable as a corporation.

7.10 ERISA; ERISA Event.

(a) The Borrower does not employ any employees and does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan nor has the Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under any Plan or Multiemployer Plan.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements reflecting such amounts, exceed 10% of the Net Worth of any Pledgor.

7.11 Nature of Business. The Borrower has not engaged in any business other than the Development as contemplated by the Transaction Documents.

7.12 Security Documents. The Borrower owns good and valid title to all of its property, free and clear of all Liens other than Permitted Liens. The provisions of the Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices (or adequate provision therefor has been made in a manner acceptable to the Lenders), and all other necessary and appropriate action has been taken, so that each such Security Document creates a perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary and appropriate consents to the creation, perfection and enforcement of such Liens have been obtained from each of the parties to the Material Project Documents and the Other Project Documents.

7.13 Subsidiaries. The Borrower has no Subsidiaries.

7.14 Status.

(a) The Borrower is not (i) an “investment company” or a company “Controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or an “investment advisor” within the meaning of the Investment Company Act of 1940 or (ii) a “holding company”, “subsidiary company” or an “affiliate” of a “holding company” as defined in or subject to regulation under PUHCA.

(b) None of the Borrower, the Agent, the Collateral Agent or the Lenders, solely by virtue of the execution, delivery and performance of, or its consummation of the transactions contemplated by Financing Documents shall be or become: (i) a “gas utility

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company”, a “public-utility company”, a “holding company” or either a “subsidiary company” or an “affiliate” of either a “registered holding company”, as such terms are defined in PUHCA, or subject to regulation under PUHCA, except regulation pursuant to Section 9(a)(2) thereof, (ii) a “natural-gas company” as such terms are defined in the NGA or subject to regulation pursuant to the NGA, (iii) subject to regulation under the law of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (iv) subject to regulation under the law of the State of Louisiana as a “public utility”, a “gas utility”, a “public service corporation” or other similar term.

7.15 Material Project Documents; Licenses.

(a) The Project Documents in effect on the Closing Date and the Additional Project Documents (together with each Ancillary Document related thereto) entered into in accordance with this Agreement, constitute and include all material contracts and agreements relating to the Development and, other than the Financing Documents, the Borrower is not and will not be a party to any contract or agreement that is not a Project Document that it is permitted to enter into pursuant to the terms hereof. There are no material contracts, services, materials or rights (other than Government Approvals) required for the current stage of the Development other than those granted by, or to be provided to the Borrower pursuant to, the Material Project Documents, the Other Project Documents and the Financing Documents. The Agent has received a certified copy of each Material Project Document and Other Project Document as in effect on the date of its delivery to the Agent and each amendment, modification or supplement to each such Project Document. None of the Project Documents has been amended, modified, supplemented, transferred or assigned, except as permitted by this Agreement or has been materially Impaired except, with respect to Non-Material Project Documents or Other Project Documents, such amendments, modifications or supplements (and, with respect to Non-Material Project Documents, such transfers or assignments) which could not reasonably be expected to have a Material Adverse Effect, and all of the Project Documents (other than those that are not required to be entered into pursuant to this Agreement as of the date of the making of this representation or that have been cancelled or terminated as permitted under this Agreement) are in full force and effect except, with respect to Non-Material Project Documents or Other Project Documents, such cancellations or terminations or failures to be in full force and effect which could not reasonably be expected to have a Material Adverse Effect. All conditions precedent to the obligations of the Borrower under the Material Project Documents have been satisfied or waived except for such conditions precedent which need not and cannot be satisfied until a later stage of Development. The Borrower has not given or received a notice of default under any Project Document except, with respect to Non-Material Project Documents or Other Project Documents, those which could not reasonably be expected to have a Material Adverse Effect and, to the Borrower’s Knowledge, no Project Party is in default of any material covenant or material obligation set forth in any Project Document and no condition has occurred that would become such a default with the giving of notice or lapse of time except, with respect to Non-Material Project Documents or Other Project Documents, those conditions which could not reasonably be expected to have a Material Adverse Effect.

(b) All material permits, licenses, trademarks, patents or agreements with respect to the usage of technology that are necessary for the current stage of the Development have been obtained, are final and are in full force and effect, and the use thereof by the Borrower

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does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower reasonably believes that all such permits, licenses, trademarks, patents or agreements necessary for all future stages of the Development will be timely obtained in the ordinary course and will not be subject to terms or conditions which could reasonably be expected to result in a Material Adverse Effect.

(c) Except as listed on Appendix D or as otherwise permitted pursuant to Section 8.24, the Borrower has not entered into any agreements with any Pledgor or any of its Affiliates other than transactions entered into in the ordinary course of business, on terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or a Pledgor.

7.16 Margin Stock. No part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for such purpose.

7.17 Disclosure. The Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither this Agreement nor any Financing Document nor any reports, financial statements, certificates or other written information furnished to the Lenders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under, this Agreement and the other Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the Agent or the Lenders hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact pertaining to the Borrower or the Project or omits to state a material fact pertaining to the Borrower or the Project necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, in any material respect; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information, including that contained in the Construction Budget and Schedule and the Base Case Forecast, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, the Construction Budget and Schedule or any such other items listed in this sentence. Without limiting the generality of the foregoing, no representation or warranty is made by the Borrower as to any information or material provided to the Borrower, the Agent or the Lenders by the Independent Engineer or the Insurance Advisor (except to the extent such information or material originated with the Borrower).

7.18 Insurance. All insurance required to be obtained by the Borrower has been obtained and is in full force and effect and materially complies with Section 8.05 and Schedule 8.05, and all premiums then due and payable on all such insurance have been paid, and to the Borrower’s Knowledge, all insurance required to be obtained by a Material Project Party pursuant to a Material Project Document has been obtained and is in full force and effect and materially complies with Section 8.05 and Schedule 8.05.

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7.19 Indebtedness; Investments. The Borrower (a) does not have any Investments except Permitted Investments and (b) has not incurred any Indebtedness other than Permitted Indebtedness.

7.20 No Material Adverse Effect. To the Borrower’s Knowledge, there are no facts or circumstances which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

7.21 Absence of Default. No Default or Event of Default has occurred and is continuing.

7.22 Ownership. As of the Closing Date, the Borrower is an indirect wholly-owned Subsidiary of Cheniere Energy, Inc.

7.23 Property. All material real and personal property rights necessary for the current stage of Development have been obtained by the Borrower and are in good standing.

7.24 No Force Majeure. No event of force majeure or other event or condition exists which (a) permits any Material Project Party to cancel or terminate its performance under any Material Project Documents to which it is a party in accordance with the terms thereof or (b) permits any Material Project Party to suspend its performance under any Material Project Document to which it is a party in accordance with the terms thereof, which suspension could reasonably be expected to have a Material Adverse Effect or (c) which could excuse any such party from liability for nonperformance under any Material Project Document to which it is a party, which excuse from liability could reasonably be expected to have a Material Adverse Effect.

7.25 Ranking. The Financing Documents (other than the Consents and Agreements) and the Secured Obligations evidenced thereby are and will at all times be secured obligations of the Borrower, and rank and will at all times rank senior in right of payment and otherwise at least pari passu with all other Indebtedness of the Borrower (other than Indebtedness permitted by Section 8.16(c)), whether now existing or hereafter outstanding.

7.26 Labor Matters. No labor problems or disturbances in connection with the Borrower or the Project exist or, to the Borrower’s Knowledge, are threatened which could reasonably be expected to have a Material Adverse Effect.

7.27 Operating Arrangements. The management, administration and operating-related responsibilities delegated to the Manager and the Operator pursuant to the Management Services Agreement and the O&M Agreement, collectively, constitute all of the management, administration and operating-related obligations, respectively, of the Borrower pursuant to the Transaction Documents and the Manager and Operator are capable of fulfilling and are bound to fulfill such obligations pursuant to the terms of the Management Services Agreement and the O&M Agreement.

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ARTICLE VIII

COVENANTS

The Borrower covenants and agrees with the Lenders and the Agent that until the Termination Date:

8.01 Reporting Requirements. The Borrower shall deliver to the Agent (in sufficient numbers for the Agent and each of the Lenders):

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, (i) unaudited statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective fiscal year to the end of such period, (ii) the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year and (iii) commencing with the second quarterly fiscal period of the Borrower following the Term Conversion Date, a compliance certificate executed by the treasurer or the chief financial officer of the Borrower setting forth the calculation of the Debt Service Coverage Ratio for such period;

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, audited statements of income, partners’ equity and cash flows of the Borrower for such year and the related balance sheets as at the end of such year, setting forth in each case, in comparative form the corresponding figures for the preceding fiscal year, and accompanied by (i) an opinion of UHY/Mann, Frankfort, Stein and Lipp CPAs LLC or such other independent certified public accountants of recognized national standing as are reasonably acceptable to the Majority Lenders, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with GAAP (subject to normal year-end audit adjustments) and shall state (for each fiscal year other than 2004)whether any knowledge of any Default or Event of Default was obtained during the course of their examination of such financial statements and (ii) commencing with the first fiscal year of the Borrower following the Term Conversion Date, a compliance certificate executed by the treasurer or the chief financial officer of the Borrower setting forth the calculation of the Debt Service Coverage Ratio for such period;

(c) as soon as practicable and in any event, unless otherwise specified, within ten Business Days after the Borrower obtains actual knowledge of any of the following, give written notice to the Agent of: (i) the occurrence of any Default or Event of Default and describing any action being taken or proposed to be taken with respect thereto, (ii) the occurrence of any casualty, loss or damage, or condemnation or eminent domain taking, with respect to the Project in excess of $10,000,000 in value or any series of such events or circumstances during any 12-month period in excess of $10,000,000 in value in the aggregate, (iii) any litigation or similar proceeding affecting the Project or the Borrower in which the amount involved is in excess of $10,000,000, (iv) any dispute,

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litigation, investigation or proceeding which may exist at any time between any Government Authority and the Borrower to the extent such dispute, litigation, investigation or proceeding involves the Project and could reasonably be expected to result in a Material Adverse Effect, (v) any written notice of the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained with respect to the Project with copies of any material document relating thereto that are in the possession of the Borrower, (vi) notice of the occurrence of any force majeure event (together with a description of its expected duration) or (vii) any event or circumstance that could reasonably be expected to result in a material liability of the Borrower under ERISA or under the Internal Revenue Code with respect to any pension plan;

(d) promptly upon (i) delivery to another Material Project Party pursuant to a Material Project Document, copies of all material notices or other material documents delivered to such Material Project Party by the Borrower and (ii) such documents becoming available, copies of all material notices or other material documents received by the Borrower pursuant to any Material Project Document (including any notice or other document relating to a failure by the Borrower to perform any of its covenants or obligations under such Material Project Document, termination of a Material Project Document or a force majeure event under a Material Project Document) other than notices or other documents delivered in the ordinary course of administration of such Agreements;

(e) at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of the Borrower executed by an Authorized Officer of the Borrower stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken and proposes to take with respect to such Default);

(f) promptly after receipt thereof, a copy of each material statement or report received by the Borrower from the Operator pursuant to the O&M Agreement; and

(g) promptly after the occurrence of an ERISA Event, written notice of the occurrence of such ERISA Event.

8.02 Maintenance of Existence, Etc.

(a) The Borrower shall preserve and maintain its legal existence as a Delaware limited partnership and all of its licenses, rights, privileges and franchises necessary for the Development.

(b) The Borrower shall at all times maintain its status as a partnership for U.S. federal income tax purposes. All of the owners of interests in the Borrower that are treated as equity for U.S. federal income tax purposes will be United States persons within the meaning of Code section 7701(a)(30).

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8.03 Compliance with Government Rules, Etc.

(a) The Borrower shall comply in all material respects with all applicable Government Rules and shall from time to time obtain and renew, and shall comply in all material respects with, Government Approvals as are or in the future shall be necessary for the Development under applicable Government Rules.

(b) Except as provided in paragraph (c) below, the Borrower shall not petition, request or take any legal or administrative action that seeks to amend, supplement or modify any Government Approval in any material respect unless (i) the Borrower shall have furnished to the Agent a copy (certified by an Authorized Officer of the Borrower) of the proposed amendment, supplement or modification and a description of the actions that the Borrower proposes to take and (ii) such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall promptly upon receipt or publication furnish a copy (certified by an Authorized Officer of the Borrower) of each such amendment, supplement or modification to any such Government Approval to the Agent.

(c) If any Impairment of any Government Approval of the Borrower or related to the Project which could reasonably be expected to have a Material Adverse Effect shall occur, then the Borrower shall either (i) within 60 days obtain a replacement Government Approval on terms and conditions that are in all material respects the same as those of such Impaired Government Approval or (ii) within 60 days, take such lawful action as shall be necessary so that (A) such Impairment does not become final and non-appealable or otherwise irrevocable, (B) the effectiveness of such Impairment is postponed or (C) such Impairment is revoked, amended or modified so as to eliminate the reasonable possibility of such Material Adverse Effect.

(d) The Borrower shall issue such notices of transfer and shall take such other actions as the Agent, acting for the benefit of itself and the Lenders, reasonably requests, without undue expense or delay, to secure for the Agent and the Lenders the benefit of each Government Approval related to the Project set forth on Schedule 7.05(a) and, when obtained, Schedule 7.05(b) upon the exercise of remedies under the Security Documents.

(e) The Borrower shall at all times obtain and maintain in full force and effect all permits, licenses, trademarks, patents, agreements or Government Approvals necessary for the construction, operation and maintenance of the Project, except where failure to maintain such permits, licenses, trademarks, patents, agreements or Government Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.04 Environmental Compliance.

(a) The Borrower shall (i) comply in all material respects with all Environmental Laws, including, without limitation, any Government Approvals required under any Environmental Laws and the environmental compliance and reporting requirements in connection with the FERC authorization referred to in Section 6.01(o) and (ii) conduct and complete any investigation, study, sampling and testing, and undertake any corrective, cleanup,

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removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials Released at, on, in, under or from the Project, to the extent required by and in accordance with the requirements of all applicable Environmental Laws.

(b) The Borrower shall deliver to the Agent (with sufficient copies for each Lender) (i) notice of (A) any pending or threatened material Environmental Claim with respect to the Project and (B) information that could reasonably be expected to lead to a material Environmental Claim, in either case promptly upon obtaining knowledge thereof, describing the same in reasonable detail, together with such notice, or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto and, thereafter, from time to time, such detailed reports with respect thereto as the Agent or any Lender may reasonably request and (ii) promptly upon their becoming available, copies of written communications with any Government Authority relating to any such material Environmental Claim and any such other matter as is reported to the Agent or the Lenders pursuant to this Section 8.04(b).

(c) The Borrower shall not Release, or permit the Release of Hazardous Materials at the Project in violation of applicable Government Rules and Government Approvals or so as to give rise to a material Environmental Claim or a material liability or obligation under any Environmental Law.

8.05 Insurance; Events of Loss.

(a) Insurance Maintained by the Borrower, the EPC Contractor, the Anchor Tenants and the Operator. The Borrower shall (i) procure at its own expense and maintain in full force and effect and (ii) cause the EPC Contractor, the Anchor Tenants (to the extent applicable), the Operator and each other Material Project Party to procure at such Person’s own expense and maintain in full force and effect, the insurance set forth on Schedule 8.05 to this Agreement and any insurance required to be maintained by such Person pursuant to its applicable Project Document.

(b) Restoration Prior to Substantial Completion. Subject to Section 4.08 of the Collateral Agency Agreement, amounts to be made available to the Borrower from the Insurance Proceeds Account for Restoration following any Event of Loss shall be remitted to or as directed by the Borrower by the Collateral Agent to be used for Restoration in the event that the Net Available Amount for each Event of Loss is equal to or greater than $5,000,000 if the Independent Engineer shall have delivered to the Agent a certificate to the effect that the sum of (i) the Net Available Amount deposited in the Insurance Proceeds Account plus (ii) the amount of Loss Proceeds already paid to the EPC Contractor plus (iii) other amounts deposited in the Insurance Proceeds Account by any Pledgor or other Persons is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Agent in consultation with the Independent Engineer, including amounts available to be drawn under this Agreement), in the reasonable opinion of the Independent Engineer, to complete such Restoration and to achieve Substantial Completion in accordance with the Construction Budget and Schedule and the Borrower’s obligations under the TUAs then in effect, provided, that if the Independent Engineer is unable to provide such a certificate, such Net Available Amounts may be used for Restoration upon receipt of written consent of the Majority Lenders (such consent to

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be given or withheld at the sole discretion of the Majority Lenders). Amounts made available to the Borrower under this Section 8.05(b) shall only be utilized for Restoration and, if not so utilized within 30 days of receipt thereof, shall be used to prepay the Loans.

(c) Restoration Following Substantial Completion.

(i) Subject to Section 4.08 of the Collateral Agency Agreement, amounts to be made available to the Borrower from the Insurance Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower by the Agent, in the event that the Net Available Amount is less than $25,000,000 to be used for Restoration or (A) in the event that the failure by the Borrower to Restore the Affected Property could not reasonably be expected to result in a Material Adverse Effect and the Borrower and the Agent have received a certificate of the Independent Engineer certifying the same, for any purpose, at the discretion of the Borrower or otherwise or (B) to prepay the Loans.

(ii) Amounts to be made available to the Borrower from the Insurance Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower by the Agent to be used for Restoration in the event that the Net Available Amount is equal to or greater than $25,000,000 if the Independent Engineer shall have delivered to the Agent a certificate to the effect that the sum of (A) the Net Available Amount deposited in the Insurance Proceeds Account plus (B) other amounts deposited in the Insurance Proceeds Account by the Borrower, any Pledgor or other Persons is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Agent in consultation with the Independent Engineer, including amounts available to be drawn under this Agreement), in the reasonable opinion of the Independent Engineer to complete such Restoration, provided, that if the Independent Engineer is unable to provide such a certificate, such Net Available Amounts may be used for Restoration upon receipt of written consent of the Majority Lenders (such consent to be given or withheld at the sole discretion of the Majority Lenders). Amounts made available to the Borrower under this clause (ii) shall only be used for Restoration and, if not so utilized within 90 days of receipt thereof, shall be used to prepay the Loans.

8.06 Proceedings. The Borrower shall (a) promptly upon obtaining knowledge of each action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body pending or threatened against the Borrower involving (i) claims against the Borrower or the Project in excess of $10,000,000 individually or (ii) injunctive or declaratory relief and (b) promptly upon becoming aware of other circumstance, act or condition (including the adoption, amendment or repeal of any Government Rule or the Impairment of any Government Approval or written notice of the failure to comply with the terms and conditions of any Government Approval) which could reasonably be expected to result in a Material Adverse Effect, in each event described in clauses (a) and (b) above, furnish to the Agent a notice of such event describing it in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken and proposes to take with respect to such event.

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8.07 Taxes. The Borrower shall pay and discharge all Taxes imposed on the Borrower or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.

8.08 Books and Records; Inspection Rights. The Borrower shall keep proper books of record in accordance with GAAP and permit representatives and advisors of the Agent or any Lender, upon reasonable notice to the Borrower, to visit and inspect its properties, to examine, copy or make excerpts from its books, records and documents (at the expense of the Borrower) and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such times during normal business hours as such representatives may reasonably request.

8.09 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Loans as follows: (i) to pay Project Costs, (ii) to pay Project Costs reasonably and necessarily incurred by the Borrower that are not included in the Construction Budget and Schedule solely to the extent of the Contingency, (iii) to pay Debt Service, (iv) with respect to the initial Loan made on the Funding Date, to reimburse the Borrower or the Pledgors for any Project Costs paid by or on behalf of the Borrower in excess of the Equity Contribution Amount prior to the Funding Date, as more fully described in Sections 6.02(d) and 8.12(f), (v) with respect to the final Loan made on the Final Funding Date, to reimburse the Pledgors for excess capital contributions, if any, as more fully described in Section 8.12(g), (vi) to fund the Debt Service Reserve Account up to the Required Debt Service Reserve Amount and (vii) with respect to any Loan made prior to the Term Conversion Date, to pay Operation and Maintenance Expenses.

(b) The Borrower shall use the proceeds of each Loan solely for the costs and expenses specified in the related Notice of Borrowing and any related certificates delivered by the Borrower in connection therewith.

8.10 Maintenance of Lien. The Borrower shall grant a security interest in the Borrower’s interest in all Project assets and Additional Project Documents acquired or entered into, as applicable, from time to time and shall take, or cause to be taken, all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens. The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Agent for such purposes. The Borrower shall promptly discharge at the Borrower’s cost and expense, any Lien (other than Permitted Liens) on the Collateral. Without limiting the foregoing, the Borrower shall cause any Person holding any direct equity interest in the Borrower (including transfers thereof) to execute a Pledge Agreement substantially in the form of Exhibit E.

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8.11 Prohibition of Fundamental Changes.

(a) The Borrower shall not change its legal form, amend its Partnership Agreement (except any amendments in connection with permitted sales or transfers of ownership interests in the Borrower, provided, that the Borrower shall have delivered to the Agent a copy of such amendment together with a certificate of an Authorized Officer of the Borrower certifying that no changes have been made to the Partnership Agreement other than such changes as are necessary solely to reflect the change in ownership) or any other organizational document, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other equity interest in), any other Person and shall not liquidate or dissolve. The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets in excess of $2,000,000 per year except: (i) sales of assets no longer used or useful in the Borrower’s business in the ordinary course of the Borrower’s business, (ii) sales, transfers or other dispositions of Permitted Investments, (iii) Restricted Payments made in accordance with the Financing Documents, (iv) sales of Services in the ordinary course of business and (v) sales of surplus retained Gas obtained by the Borrower under the TUAs as well as LNG used for testing and commissioning and the Gas produced from said LNG. The Borrower shall not issue any equity interests (or enter into any option agreement, subscription agreement or other agreement for the issuance of any equity interests) in the Borrower to any Person, except to (A) any Person who shall be an Approved Transferee at the time such equity interests are issued or (B) any Person reasonably acceptable to the Lenders, who in either case has executed and delivered to the Collateral Agent a Pledge Agreement substantially in the form of Exhibit E for the benefit of the Secured Parties and provided such other instruments as reasonably requested by the Agent; provided, that such equity issuance under either clause (A) or (B) shall not cause a Default, including under Section 9.01(t).

(b) The Borrower shall not purchase or acquire any assets other than: (i) the purchase of assets reasonably required for the completion of the Project as contemplated by the Transaction Documents, and in any event in accordance with applicable Government Approvals and applicable Government Rules and as contemplated by the Construction Budget and Schedule, (ii) the purchase of assets reasonably required in connection with Restorations in accordance with Section 8.05(b) or 8.05(c), (iii) the purchase of assets in the ordinary course of business reasonably required in connection with the operation and maintenance of the Project contemplated by the Transaction Documents, (iv) the purchase of assets reasonably required in connection with Permitted Capital Expenditures and (v) Permitted Investments.

8.12 Restricted Payments. The Borrower shall not make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may, on any Quarterly Date following the Term Conversion Date, make a Restricted Payment in cash from and to the extent of cash then on deposit in the Distribution Account, subject to the satisfaction of each of the following conditions on the date of such Restricted Payment (a “Restricted Payment Date”) and after giving effect thereto:

(a) the first Principal Payment Date shall have occurred or shall be concurrent with the proposed Restricted Payment Date;

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(b) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(c) the Debt Service Reserve Account is fully funded in an amount at least equal to the Required Debt Service Reserve Amount;

(d) the Debt Service Coverage Ratio for the most recent calendar quarter is not less than 1.25 to 1.0;

(e) the Borrower shall have delivered to the Agent, at least five Business Days prior to the proposed Restricted Payment Date, a certificate of the Borrower executed by an Authorized Officer dated the Restricted Payment Date:

(i) to the effect that each of the foregoing conditions shall have been satisfied as at such Restricted Payment Date; and

(ii) setting out in reasonable detail the calculations for computing the Debt Service Coverage Ratio for the relevant period and stating that such calculations were prepared in good faith and were based on reasonable assumptions.

(f) Notwithstanding the foregoing provisions of this Section 8.12, the Borrower shall be permitted to make a one-time Restricted Payment from the net available proceeds of the initial Loan made on the Funding Date in an amount equal to the amount of Project Costs paid prior to the Funding Date in excess of the Equity Contribution Amount.

(g) Notwithstanding the foregoing provisions of this Section 8.12, on the Final Funding Date, the Borrower shall be permitted to make a one-time Restricted Payment from the net available proceeds of the final Loan in an amount such that, after giving effect to such Restricted Payment, the Debt to Equity Ratio is not greater than 80:20. The Borrower shall give the Agent notice in writing, to be delivered five Business Days prior to the Term Conversion Date, of any proposed distribution to be made pursuant to this Section 8.12(g), setting forth the proposed date and amount thereof, with all supporting calculations in reasonable detail.

8.13 Liens. The Borrower shall preserve and maintain good and valid title to, or rights in, the Collateral and its Property and shall not create, incur, assume or suffer to exist any Lien on any of the Collateral or any of its other Property except:

(a) (i) Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation (other than ERISA), (ii) Liens imposed by any Government Authority for Taxes that are not yet due or that are being Contested, or (iii) Mechanics’ Liens arising in the ordinary course of business or incident to the Development or any Restoration, in each case, in respect of obligations that are not yet due or that are being Contested,

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(b) minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances, licenses, restrictions on the use of property or minor imperfections in title that (i) do not (A) materially impair the property affected thereby for the purpose for which title was acquired or (B) interfere with the Development of the Project and (ii) that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect,

(c) Liens created pursuant to this Agreement and the Security Documents,

(d) Liens incurred in connection with Indebtedness permitted under clauses (c) and (d) of Section 8.16,

(e) Liens which are exceptions to the Title Policy on the Closing Date, and

(f) pledges or deposits to secure the performance of (i) bids, trade contracts (other than for borrowed money), operating leases, statutory obligations, surety bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount not greater than $10,000,000 or (ii) appeal bonds and letters of credit in an aggregate amount not in excess of $20,000,000 issued for the benefit of suppliers of LNG to be used in the cool down of the Project.

8.14 Investments. The Borrower shall not make, and shall not instruct the Collateral Agent to make, any Investments except Permitted Investments.

8.15 Hedging Arrangements.

(a) No later than 5 days following the Closing Date, the Borrower shall enter into and thereafter maintain in full force and effect, from time to time, one or more Permitted Swap Agreements (in form and substance satisfactory to the Agent), provided, that, on the Term Conversion Date, the Permitted Swap Agreements shall amount to no less than $700,000,000 and shall be placed in accordance with a schedule substantially similar to Schedule 8.15(a).

(b) The Borrower shall not enter into any Hedging Agreements other than Permitted Swap Agreements.

8.16 Indebtedness. The Borrower shall not directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except:

(a) Indebtedness created pursuant to this Agreement,

(b) unsecured Indebtedness of the Borrower incurred to finance working capital and other general corporate purposes; provided, that such Indebtedness shall be used (i) to finance working capital in an amount not to exceed $20,000,000 or (ii) for general corporate purposes (including leases and sale-leaseback transactions) in an amount not to exceed $10,000,000 (in addition to the leases permitted pursuant to paragraph (c) of this Section 8.16),

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(c) purchase money or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment (and Indebtedness incurred to finance any such obligations); provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $5,000,000 in the aggregate,

(d) Indebtedness in respect of the Permitted Swap Agreements,

(e) other unsecured Indebtedness for borrowed money subordinated to the Secured Obligations pursuant to an instrument in writing satisfactory in form and substance to the Majority Lenders and substantially in the form of Exhibit F,

(f) any other unsecured Indebtedness of the Borrower, provided, that (i) any such Indebtedness shall be repaid or cancelled in full prior to or concurrent with the Funding Date and (ii) the proceeds of the Loans shall not be used to repay any such Indebtedness, and

(g) reimbursement obligations with respect to letters of credit to secure the purchase of LNG for cool down of the Project in the aggregate amount not greater than $20,000,000.

provided, that the Borrower may only incur the Indebtedness referred to in paragraph (b), (c) or (e) above following the Term Conversion Date.

8.17 Nature of Business.

(a) The Borrower shall not engage in any business other than the Development and any activities incidental thereto.

(b) The Borrower shall not permit to exist any Subsidiary of the Borrower.

(c) The Borrower shall not directly or by way of derivative or synthetic transactions engage in the sale, trading or hedging of Gas or LNG or any related product or by-product except with respect to (i) acquiring and selling LNG for the testing and commissioning of the Project pursuant to the EPC Contract and selling the Gas resulting therefrom, (ii) selling LNG or Gas after the failure of a customer to take delivery as contemplated by a TUA and (iii) selling LNG or Gas derived from retainage in accordance with a TUA that is excess to the Borrower’s requirements to perform the Services.

(d) The Borrower shall not employ or engage any employees nor enter into any contractual or other arrangements with any Person that would require the Borrower to be subject to or to comply with ERISA or any other Government Rule concerning labor, employment, wages or worker benefits.

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8.18 Project Construction; Maintenance of Properties.

(a) The Borrower shall cause the Project to be constructed and completed substantially in accordance with, and otherwise take such actions in respect of the Project as are required by, Prudent Industry Practices, applicable Government Rules, the EPC Contract, the Construction Budget and Schedule and the other relevant Material Project Documents.

(b) The Borrower shall maintain and preserve the Project and all of its other material Properties necessary or useful in the proper conduct of its business in good working order and condition (ordinary wear and tear excepted), substantially in accordance with Prudent Industry Practices, the Project Documents and the operating manuals. The Borrower shall operate (or cause to be operated ) the Project substantially in accordance with Prudent Industry Practices, the Project Documents, the Operating Budget and the operating manuals.

(c) The Borrower shall not make any Capital Expenditures except Permitted Capital Expenditures. All assets or property built or acquired with Capital Expenditures shall be part of the Collateral.

8.19 Construction Reports. Prior to Substantial Completion, together with the submission of each Borrowing Certificate, the Borrower shall deliver to the Agent a Construction Report, substantially in the form of Exhibit G in form and substance satisfactory to the Agent and the Independent Engineer, accompanied by a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail:

(a) estimated dates on which Ready for Cool Down, Ready for Performance Testing and Substantial Completion shall be achieved,

(b) the Borrower’s then-current estimate of anticipated Project Costs through Ready for Cool Down, Ready for Performance Testing and Substantial Completion as compared to the Construction Budget and Schedule and reasons for material variances, and in the event of a material variance, the reasons therefor, and such other information reasonably requested by Agent,

(c) any occurrence of which the Borrower is aware that could reasonably be expected to (i) increase the total Project Costs above those set forth in the Construction Budget and Schedule, (ii) delay Substantial Completion beyond the Guaranteed Substantial Completion Date or (iii) have a Material Adverse Effect,

(d) if Substantial Completion is not anticipated to occur on or before the Guaranteed Substantial Completion Date (as such term is defined in the EPC Contract), the reasons therefor (and a schedule recovery plan),

(e) the status of construction of the Project, including progress under the EPC Contract (and a description of any material defects or deficiencies with respect thereto) and the proposed construction schedule for the following month,

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(f) the status of the Government Approvals necessary for the Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Government Authorities with respect to such Government Approvals, and

(g) a listing of reportable environmental, health and safety incidents as well as any unplanned related impacts, events, accidents or issues that occurred during the report period and the compliance with Environmental Laws.

If during any fiscal quarter of the Borrower prior to Term Conversion Date there are no Loans requested, by the final Business Day of the month following the end of such fiscal quarter the Borrower shall deliver to the Agent the above-referenced Construction Report and certificate.

8.20 EPC Contract. The Borrower shall not:

(a) initiate or consent to (without the consent of the Majority Lenders in consultation with the Independent Engineer) any change in the description of work under the EPC Contract that, directly or indirectly, could be reasonably expected to or in fact does:

(i) increase the contract price of the EPC Contract; provided, that (A) the Borrower may, without the consent of the Majority Lenders, enter into any Change Order or make payment of any claim under the EPC Contract, if (I) the amount of any such Change Order or payment is less than $5,000,000 and the aggregate of all such Change Orders or payments is less than $15,000,000 and (II) the Agent has received a certificate of the Independent Engineer confirming that after giving effect to such Change Orders or payments (x) the ability of the Borrower to achieve Substantial Completion in accordance with the Construction Budget and Schedule has not been adversely and materially affected and (y) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs exceeding the funds then available to pay such Project Costs; (B) if an event of force majeure, Change in Law or Borrower-Caused Delay (as described in the EPC Contract) prompts the EPC Contractor to request a Change Order to which it is entitled under the terms of the EPC Contract, the Borrower shall be entitled to authorize such change without first obtaining the consent of the Lenders if the amount of such change is within the remaining Contingency set forth in the Construction Budget and Schedule; and (C) the Borrower may enter into any Change Order under the EPC Contract for amounts in excess of the amounts specified in clause (i)(A) above, provided, that (1) the Borrower or any other Person on behalf of the Borrower shall have transferred to the Collateral Agent for deposit to the Construction Account an amount sufficient to pay the maximum amount that may become due and payable pursuant to such Change Order and (2) the Agent shall have received a certificate of the Independent Engineer confirming that after giving effect to such Change Order or payments (X) the ability of the Borrower to achieve Substantial Completion by the Guaranteed Substantial Completion Date has not been materially adversely affected and (Y) such Change Order will not result in Project Costs exceeding the funds then available to pay such Project Costs;

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(ii) extend the Guaranteed Substantial Completion Date or adversely affect the likelihood of achieving Substantial Completion by such date;

(iii) except as a result of a buydown of the Performance Guarantees pursuant to Section 11.5 of the EPC Contract which is otherwise permitted pursuant to the terms hereof, modify the Performance Guarantees, any other performance guarantee of the EPC Contractor or the criteria or procedures for the conduct or measuring the results of the Performance Tests (as each capitalized term used in this clause and not otherwise defined in this Agreement is defined in the EPC Contract);

(iv) adjust the Payment Schedules (other than as a result of a Change Order permitted by Section 8.20(a)(i) or otherwise permitted by this Agreement), or Schedule Bonus (as each such term is defined in the EPC Contract) or agree to any additional bonus to be paid to the EPC Contractor;

(v) cause any material component or material design feature or aspect of the Project to materially deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to the EPC Contract (other than as the result of a Change Order for an amount not greater than $35,000,000 which is permitted by Section 8.20(a)(i) or otherwise permitted by this Agreement);

(vi) diminish or otherwise alter in any material respect any EPC Contractor’s liquidated damages obligations under the EPC Contract;

(vii) waive or alter the provisions under the EPC Contract relating to default, termination or suspension or the waiver by the Borrower of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate the EPC Contract; or

(viii) otherwise materially diminish, lessen or waive in any manner any material liability, obligation or undertaking of the EPC Contractor under the EPC Contract.

(b) approve any remedial plan under Section 11 of the EPC Contract;

(c) without limiting any restrictions set forth in Section 8.20(a) or (b) above, issue, direct, authorize, consent to or suffer the occurrence of, any variation, Change Order, amendment or modification or suspension of or to the EPC Contract that, directly or indirectly, constitutes or could reasonably be expected to result in a Material Adverse Effect;

(d) certify to, consent to or otherwise request or permit through a Change Order or otherwise without the consent of the Majority Lenders (in consultation with the

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Independent Engineer) the occurrence of Substantial Completion, Final Completion, Ready for Performance Testing or Ready for Cool Down or make any election to take care, custody and control of the Project (or any portion thereof) pursuant to Section 11.5B (or any other provision thereof) of the EPC Contract; provided, however, that the Agent shall use reasonable efforts to promptly review relevant documentation provided to it by the Borrower; and

(e) initiate or consent to any modification or amendment (whether pursuant to Change Order or otherwise) to Attachment EE to the EPC Contract other than any amendments to the price index start date, the effect of which change to the price index start date in Attachment EE is less than or equal to the Adjustment Amount as evaluated by the Independent Engineer pursuant to Section 6.02(d)(iv).

8.21 Project Documents, Etc.

(a) The Borrower shall (i) perform and observe in all material respects all of its covenants and obligations contained in each of the Project Documents, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Project Document in accordance with the terms of such Project Documents or otherwise (except for the expiration of any Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Project Party each material covenant or material obligation of each Project Document to which such Person is a party in accordance with its terms, except in each of clauses (i), (ii) or (iii) with respect to any Non-Material Project Document or Other Project Document any such act or failure to act, perform, observe, enforce, terminate or cancel which could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant.

(b) The Borrower shall not, without the prior written consent of the Majority Lenders in consultation with the Independent Engineer, (i) suspend, cancel or terminate any Project Document or consent to or accept any cancellation or termination thereof, (ii) sell, transfer, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in any Project Document (other than the sub-license of EPC Contract-related intellectual property rights to an Affiliate of the Borrower), (iii) waive any material default under, or material breach of, any Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of, any Project Document, (iv) initiate or settle a material arbitration proceeding under any Project Document, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or may reasonably be expected, to Impair any Project Document or (vi) amend, supplement or modify or in any way vary, or agree to the variation of, any material provision of a Project Document or of the performance of any material covenant or obligation by any other Person under any Project Document (other than Change Orders with respect to the EPC Contract, which Change Order protocol is addressed in Section 8.20). Notwithstanding the preceding sentence, the Borrower may, with prior written notice to the Agent, take any of the actions described in clauses (i) or (iii) through (vi) inclusive with respect to Other Project Documents or in clauses (i) through (vi) with respect to Non-Material

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Project Documents, which could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant.

(c) Subject to the next sentence of this paragraph (c), the Borrower shall not enter into any Additional Project Document without the prior written consent of the Majority Lenders in consultation with the Independent Engineer (which consent shall not be unreasonably withheld). Notwithstanding the prior sentence, the Borrower may, with prior written notice to the Agent, enter into any Non-Material Project Document or Other Project Document including, without limitation, a Project Document of the type described in Section 8.24(d) provided that such new Non-Material Project Document or Other Project Document (i) could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant (including, for the avoidance of doubt, triggering the provisions of Article 13 of the Omnibus Agreement with Total USA LNG, Inc.) and (ii) the Agent shall have received a certificate of an Authorized Officer of the Borrower certifying as to the items set forth in clause (i) of this paragraph (c). The Borrower must obtain the requisite Ancillary Documents prior to, or contemporaneously with, the execution of any Additional Project Document.

(d) The Borrower shall cause all Project Revenues received from any Project Party or any other Person to be deposited in the Revenue Account. Without limiting the Borrower’s obligation to procure all Consent and Agreements, the Borrower shall send a letter (on the Borrower’s letterhead and signed by an Authorized Officer of the Borrower) notifying each other Project Party not party to a Consent and Agreement (i) that its Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (ii) if such Project Party’s Project Document requires any payment of Project Revenues specified in clause (a) of the definition of Project Revenues that, in addition to the assignment specified in clause (i) above, it shall pay all such “Project Revenues” directly into the Revenue Account.

(e) The Borrower shall furnish the Agent, the Independent Engineer and the Lenders with (i) certified copies of (A) all amendments, supplements or modifications of any Material Project Documents and Other Project Documents and (B) all Additional Project Documents and (ii) all Ancillary Documents relating to any Additional Project Document, in each case, promptly after execution and delivery of such documents to the Borrower.

(f) The Borrower shall not permit any counterparty to a Project Document to substitute, diminish or otherwise replace any performance security, letter of credit or guarantee supporting such counterparty’s obligations thereunder (except with respect to Non-Material Project Documents or Other Project Documents if such permission could not reasonably be expected to result in a Material Adverse Effect).

8.22 Operating Budgets. The Borrower shall, on or prior to the commencement of commercial operations, adopt an Operating Budget for the period from such date to the conclusion of the then current fiscal year (and for each month during such period), and, prior to the beginning of each fiscal year of the Borrower thereafter, the Borrower shall adopt an Operating Budget for the succeeding fiscal year (and for each month during such period) which

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such Operating Budget shall be prepared and observed substantially in accordance with the standards set forth in Section 3.7 of the O&M Agreement. Copies of the proposed Operating Budget, together with a comparison of the costs in the proposed Operating Budget with the costs set forth in the Operating Budget for the current fiscal year and an explanation of the reasons for any significant increase or decrease in any category shall be furnished to the Agent at least 60 days before the beginning of the fiscal year to which such proposed Operating Budget applies.

8.23 Operating Statements and Reports. The Borrower shall furnish to the Agent and the Independent Engineer quarterly, not more than 30 days after the end of the last month of each quarter, commencing with the close of the first full fiscal quarter after the Term Conversion Date, an operating statement of the Project for such quarterly period and for the portion of the Borrower’s fiscal year then ended, and, not more than 120 days after the end of each fiscal year of the Borrower, an operating statement of the Project for such fiscal year. Such operating statements shall correspond to the classifications and monthly periods of the current annual Operating Budget and shall show all Project Revenues and all expenditures for Operation and Maintenance Expenses. The quarterly operating statement shall include (a) updated estimates of Operation and Maintenance Expenses for the balance of such fiscal year to which the operating statement relates, (b) any material developments during such fiscal quarter which could reasonably be expected to have a Material Adverse Effect, (c) summary of statistical data relating to the operation of the Project during such fiscal quarter and (d) the cause, duration and projected loss of Project Revenues attributable to each scheduled and unscheduled interruption in the Services by the Project during such fiscal quarter and, with respect to any interruptions caused by a material defect or failure, the cause of and cost to repair such defect or failure. Both the quarterly and annual operating statements shall be certified as materially complete and correct by an Authorized Officer of the Borrower. Each operating statement will be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material variance from the amount budgeted therefor in the relevant Operating Budget.

8.24 Transactions with Affiliates. The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) except (a) to the extent required by applicable Government Rule, (b) the transactions listed on Appendix D, (c) upon terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate or (d) for any processing agreement with an Affiliate of the Borrower for the uncommitted capacity of the Project, provided that the terms of such agreement provide for the recovery of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and such agreement complies with the second sentence of Section 8.21(c). Prior to entering into any agreement with an Affiliate, the Borrower shall deliver to the Agent a certificate of an Authorized Officer of the Borrower describing such transaction in reasonable detail and certifying as to the condition set forth in clause (b), (c) or (d) of this Section 8.24.

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8.25 Other Documents and Information. The Borrower shall furnish the Agent (with sufficient copies for each Lender):

(a) promptly after the filing thereof, a copy of each filing made by the Borrower with FERC, except such as are routine or ministerial in nature; and promptly after obtaining knowledge thereof, a copy of each filing with respect to the Project made with FERC by any Person other than the Borrower, except for such filings as are routine or ministerial in nature in any proceeding before FERC in which the Borrower is the captioned party or respondent;

(b) promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower with any Government Authority, other than such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect;

(c) promptly after receipt or publication thereof, a copy of each Government Approval obtained by the Borrower; and

(d) promptly upon obtaining knowledge thereof, a description of each material change in the status of any Government Approval identified on Schedule 7.05(a) and Schedule 7.05(b).

8.26 Debt Service Coverage Ratio. The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any calendar quarter beginning with the second calendar quarter following the Term Conversion Date to be less than 1.15 to 1.00.

8.27 Cooperation. The Borrower shall perform such acts as are reasonably requested by the Agent to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents. The Borrower will cooperate with and provide all necessary information available to it on a timely basis to the Independent Engineer and the Insurance Advisor so that the Independent Engineer and the Insurance Advisor may complete and deliver the reports as required herein.

8.28 Auditors. The Borrower shall appoint and maintain as auditor UHY/Mann, Frankfort, Stein and Lipp CPAs LLC (or such other auditor as is reasonably acceptable to the Majority Lenders) to audit financial statements.

8.29 Accounts. The Borrower shall not open or maintain or permit or instruct any other Person to open or maintain on its behalf, any account other than (a) the Collateral Accounts and (b) the account held by the Borrower at JPMorgan Chase (f/k/a Bank One) with the account name of Sabine Pass LNG, LP and account number 653519421, provided that such account shall be closed by the Borrower and the remaining balance transferred to the Construction Account upon the clearance of all checks issued with respect to such account as of the Closing Date.

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8.30 Guarantees. The Borrower shall not directly or indirectly create, incur or assume or otherwise be or become liable with respect to any Guarantee, except as any such Guarantee is Permitted Indebtedness.

8.31 Events of Abandonment. The Borrower shall not cause or permit an Event of Abandonment.

8.32 GAAP. The Borrower shall not change accounting or financial reporting policies, except as required to comply with GAAP.

8.33 Terminal Use Agreements.

(a) The Borrower shall not issue to any Anchor Tenant any notice to commence, or otherwise commence, operations under a TUA without the prior consent of the Agent, which such consent shall be provided upon the receipt of a certificate from the Independent Engineer certifying that (i)(A) Substantial Completion has occurred or (B) that the Project has been completed to the extent required for the Borrower to meet its obligations under such TUA and each other TUA then in effect and (ii) if Substantial Completion has not been achieved, the Operations Activity (as defined in the EPC Contract) or other transfer of care, custody and control to the Borrower shall not materially interfere with the EPC Contractor’s performance of its obligations under the EPC Contract so as to trigger the EPC Contractor’s rights to cease Operations Activity pursuant to Section 11.8A of the EPC Contract or get a Change Order, which such certification, in the case of clause (ii), shall be countersigned by the EPC Contractor. The Borrower shall not, without the prior consent of the Agent, select a window period pursuant to Section 6.2 of the Total TUA which shall terminate prior to (i) the date Substantial Completion is expected to occur pursuant to the Construction Budget and Schedule then in effect or (ii) the date on which the Project has been completed to the extent required for the Borrower to meet its obligations under the Total TUA and each other TUA then in effect, as certified by the Independent Engineer.

(b) The Borrower shall elect a Second Window Period (as defined in the Total TUA) which shall terminate on April 1, 2009 or such other date at the election of the Borrower with the consent of the Majority Lenders.

8.34 Updated Surveys and Title Policies Following Facility Final Completion.

(a) Surveys. The Borrower shall promptly, and in any event no later than 30 days following Final Completion, deliver to the Agent a survey of the Site of the Project certified to the Borrower, the Title Company and the Agent, updated, with respect to all relevant requirements and information required for the initial Survey, to within 30 days of the date of receipt by the Agent.

(b) Title Policies. The Borrower shall promptly, and in any event no later than 30 days after Final Completion, cause the Title Company to deliver to the Agent an endorsement of the Title Policy deleting: (i) any exception in connection with pending disbursements; (ii) any exception with respect to mechanics’ and materialmen’s liens; and (iii) any exception with respect to survey matters.

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8.35 EPC Contract Letters of Credit. The Borrower shall deliver to the Collateral Agent promptly, but in any event within five Business Days following the issuance of the Notice to Proceed (as defined in the EPC Contract), the Performance Letter of Credit and the Payment Letter of Credit (each as defined in the EPC Contract).

8.36 Certificate of Occupancy. On or prior to the date of Final Completion, the Borrower shall deliver to the Agent a certified copy of a permanent and unconditional certificate of occupancy permitting the fully functioning operation and occupancy of the Site issued by the Government Authority having jurisdiction over the Site if such a certificate is required by any Governmental Rule for the Development, in form and substance acceptable to the Agent.

8.37 Noble Purchase Option.

(a) Without being deemed to be in breach of its representations under Section 7.11 or its obligations under Section 8.11 or Section 8.17, (a) on or prior to the Funding Date (provided that the Well (as defined below) has not already ceased operations or been abandoned and properly plugged), (A) the Borrower shall purchase the Well and the associated leasehold rights or shall enter into an agreement to take the actions described in paragraph (b) of this Section 8.37 and (B) the original owners of the Well shall relinquish their rights to conduct additional drilling activities or install additional pipelines or surface facilities on the lands included in the area established for the Well. The foregoing items (A) and (B) shall be set forth in an agreement (“Noble Option Agreement”) between the Borrower and the owners of the Noble W&T Offshore Well #1 (“Well”).

(b) Without being deemed to be in breach of its representations under Section 7.11 or its obligations under Section 8.11 or Section 8.17, the Borrower further covenants, prior to the Funding Date, to select one or more of the following actions, which actions shall be implemented prior to cool-down of the Project and at the Borrower’s sole cost and expense: (i) install modifications of the surface facilities of the Well as may be necessary to meet the proper electrical area classification and render them intrinsically safe, (ii) relocate the surface facilities of the Well to a site owned or leased by Borrower which is located more than 2000 feet from center line of the LNG tanks or (iii) plug the Well to make it non-operable. The Borrower shall only be entitled to select item (i) or (ii) above if (X) the Borrower certifies (and the Independent Engineer agrees, such agreement not to be unreasonably withheld) that continued operation of the Well or the surface facilities with respect thereto are not incompatible with the construction or operation of the Project, (Y) the Borrower engages a third party to operate and maintain the Well and (Z) the required Government Approvals have been obtained..

8.38 Lien Waivers. Within 60 days of Final Completion, promptly following the receipt thereof, the Borrower shall deliver to the Agent the final unconditional lien waivers with respect to all Work (as defined in the EPC Contract) from the EPC Contractor and each of the Major Sub-Contractors and Major Sub-Subcontractors (each as defined in the EPC Contract).

8.39 Lease Amendments. Within 10 Business Days of the Closing Date, the Borrower shall deliver original executed signature pages to the amendment to the Lease Agreement referred to in item 1 of Appendix E.

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ARTICLE IX

EVENTS OF DEFAULT

9.01 Events of Default; Remedies. If one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) The Borrower shall (i) default in the payment when due of any principal of any Loan or (ii) default in the payment when due of any interest on any Loan or any fee or any other amount payable by it under this Agreement or under any other Financing Document and the default described in clause (ii) shall continue unremedied for a period of three Business Days after the occurrence of such default; or

(b) A default shall have occurred with respect to the payment of principal or interest on any Indebtedness of the Borrower (other than any amount due under any Financing Document) and continued beyond any applicable grace period aggregating $10,000,000 or more the effect of which has been to cause the entire amount of such Indebtedness to become due (whether by redemption, purchase, offer to purchase or otherwise) and the Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded; or

(c) (i) Any representation or warranty made or deemed made by the Borrower or any Material Project Party in this Agreement or any other Financing Document or (ii) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Agent or any Lender by or on behalf of the Borrower or any Material Project Party, shall prove to have been false or misleading in any material respect as of the time made or deemed made, confirmed or furnished, and such condition or circumstance could reasonably be expected to have a Material Adverse Effect; provided, that such misrepresentation or such false statement shall not constitute an Event of Default if such condition or circumstance is (A) subject to cure, as determined by the Majority Lenders in their reasonable judgment and (B) remedied within 30 days after the earlier of (I) written notice of such default from the Agent or (II) the Borrower’s Knowledge of such default; or

(d) The Borrower shall fail to observe or perform any covenant or agreement contained in Section 8.02, 8.04(c), 8.09, 8.10, 8.11(a), 8.12, 8.13, 8.15(b), 8.16, 8.29, 8.30 or 8.31; or

(e) The Borrower shall default in the performance of any of its covenants or material agreements to be performed or observed by it under the Financing Documents (not otherwise addressed in this Section 9.01) and such default, if capable of remedy, shall continue unremedied for a period of 30 days after written notice of such default (specifying such default and requiring remedy thereof) from the Agent; provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of 60 days so long as (i) such default is subject to cure, (ii) the Borrower is diligently and continuously proceeding to cure such default and (iii) such additional cure period could not reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant; or

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(f) A Bankruptcy shall occur with respect to the Borrower or Pledgor; or

(g) A Bankruptcy shall occur with respect to (i) an Anchor Tenant (or a guarantor of an Anchor Tenant), (ii) the Operator or (iii) prior to Substantial Completion, the EPC Contractor; or

(h) Except as expressly permitted under Section 8.13 hereof, Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens) to the Secured Parties or;

(i) Except as otherwise addressed in this Section 9.01, the Borrower or any obligor under a Security Document shall default in the performance of any of its obligations (other than payment obligations) under such Security Document and such default shall continue unremedied for more than 30 days after the occurrence thereof; provided, that if such default constitutes a Contest or repudiation of the enforceability of such Security Document against such obligor, such event shall be governed by either paragraph (h) or (n) of this Section 9.01; or

(j) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction of the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within 30 days from the date of entry of such judgment or judgments; in the case of more than one judgment within 30 days from the date of entry of the last such judgment; or

(k) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l) The Borrower shall default in the performance of its obligation to maintain in full force and effect the insurance required under Section 8.05 and such insurance is not replaced with insurance complying with the requirements of such sections within 15 days after such default; or

(m) Any Government Approval shall be Impaired and (i) such Impairment continues to exist for more than 30 days or such Government Approval is not replaced within 30 days and (ii) such Impairment could reasonably be expected to have a Material Adverse Effect; or

(n) This Agreement or any other Financing Document or any material provision of any Financing Document, (i) is declared in a final non-appealable judgment to be illegal or unenforceable, (ii) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection

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with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder or (iii) is (including the enforceability thereof) expressly terminated, Contested or repudiated by any party thereto other than a Lender or the Collateral Agent; or

(o) (i) Any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder) or as permitted pursuant to Section 8.21) or (ii) any Material Project Party shall be in default under any Material Project Document or a Consent and Agreement or (iii) any other Project Party shall be in default under a Non-Material Project Document, Other Project Document or a Consent and Agreement and in the case of any such event set forth in clause (iii), such event could reasonably be expected to result in a Material Adverse Effect; provided, that no Event of Default shall have occurred pursuant to this Section 9.01(o) if (A) in the case of the occurrence of an event under clause (ii) or (iii) above, such default is cured within the lesser of 30 days and the cure period permitted under the applicable Project Document or Consent and Agreement with respect to such default or (B) in the case of the occurrence of any of the events set forth in clause (i), (ii) or (iii) above, the applicable Project Document is replaced within 60 days with a Project Document or Additional Project Document, as applicable, with a new Project Party acceptable to the Majority Lenders; or

(p) An Event of Abandonment; or

(q) Cheniere Energy, Inc.’s failure to (i) hold directly or indirectly at least 50% of the ownership interests in the Borrower or (ii) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with at least 50% of the votes of all classes in the Borrower; or

(r) An Event of Loss occurs with respect to all or substantially all of the Project; or

(s) Any Secured Party shall become, solely by virtue of (i) the ownership or the operation of the Project or (ii) the execution, delivery or performance of the Financing Documents, (A) a “gas utility company”, a “public-utility company”, a “holding company” or either a “subsidiary company” or an “affiliate” of a “registered holding company”, as such terms are defined in PUHCA, (B) subject to regulations under PUHCA, except pursuant to Section 9(a)(2) thereof, (C) subject to regulation under the law of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (D) subject to regulation under the law of the State of Louisiana as a “public utility”, a “gas utility”, a “public service corporation” or other similar term with respect to rates or material financial matters; or

(t) The failure of the Project to achieve Substantial Completion by May 1, 2009.

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THEREUPON: (1) in the case of an Event of Default other than one referred to in paragraph (f) above with respect to the Borrower, the Agent may, and, upon request of the Supermajority Lenders, shall, by notice to the Borrower, terminate the Commitments or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder (including any amounts payable under Section 5.02 or 5.03) to be forthwith due and payable (or both), whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and (2) in the case of the occurrence of an Event of Default referred to in paragraph (f) above, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower under this Agreement and the other Financing Documents (including any amounts payable under Section 5.02 or 5.03) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. In the case of any Event of Default, in addition to the exercise of remedies set forth in clauses (1) and (2) above, the Collateral Agent shall have the right, upon the consent or at the request of the Supermajority Lenders, to exercise any and all rights of a secured creditor with respect to the Collateral.

ARTICLE X

THE AGENT

10.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Financing Documents with such powers as are specifically delegated to the Agent by the terms of the Financing Documents, together with such other powers as are reasonably incidental to such powers. The Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Financing Documents, and shall not by reason of any Financing Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in any Financing Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Financing Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Financing Document or any other document referred to or provided for in any Financing Document or for any failure by the Borrower or any other Person to perform any of its obligations under any Financing Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Financing Document and (d) shall not be responsible for any action taken or omitted to be taken by it under any Financing Document or under any other document or instrument referred to or provided for in any Financing Document or in connection with any Financing Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

10.02 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, telecopy, telex,

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telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by any Financing Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Financing Document in accordance with instructions given by the Majority Lenders or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders, Supermajority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

10.03 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the nonpayment of principal of or interest on Loans or of fees payable hereunder) unless the Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice of such receipt to the Lenders (and shall give each Lender prompt notice of each such nonpayment). The Agent shall (subject to Section 10.07) take such action with respect to such Default as shall be directed by the Majority Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders, Supermajority Lenders or all of the Lenders, as the case may be.

10.04 Rights as a Lender. With respect to its Commitments and the Loans made by it, Société Générale (and any successor acting as Agent) in its capacity as a Lender under the Financing Documents shall have the same rights, privileges and powers under the Financing Documents as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. Société Générale (and any successor acting as Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as the Agent, and Société Générale and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification. The Lenders agree to indemnify the Agent and the Collateral Agent (to the extent not reimbursed under Section 6.06 of the Collateral Agency Agreement or Section 11.03, as applicable, but without limiting the obligations of the Borrower under such Section 6.05 or Section 6.06 of the Collateral Agency Agreement or Section 11.03, as applicable) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Person (including by any Lender) including, without limitation, any Environmental Claims or other obligations or liabilities arising under any

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Environmental Law arising out of or by reason of any investigation or any way relating to or arising out of this Agreement or any other Transaction Document or any other documents contemplated by or referred to in this Agreement or in the other Transaction Documents or the transactions contemplated by this Agreement (including the costs and expenses which the Borrower is obligated to pay under Section 6.06 of the Collateral Agency Agreement or Section 11.03, as applicable, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties) or the enforcement of any of the terms of this Agreement or of the other Transaction Documents or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified.

10.06 Non-Reliance on Agent, Collateral Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Transaction Document. Neither the Agent nor the Collateral Agent shall be required to keep itself informed as to the performance or observance by the Borrower or any other Person of this Agreement or any other Transaction Document or any other document referred to or provided for in this Agreement or in any other Transaction Document or to inspect the Properties or books of the Borrower or such other Person. Without limiting the generality of the foregoing, reference is hereby made to the provisions of Article VI of the Collateral Agency Agreement, and the limitations on certain responsibilities of the Collateral Agent contained therein; the provisions of Article VI of the Collateral Agency Agreement are incorporated by this reference as if set forth in full herein. The Agent and the Collateral Agent shall promptly make available to the Lenders (through Intralinks or otherwise) copies of all notices, reports and other documents that the Borrower is required to provide to the Lenders (including the materials contemplated in Section 8.01 hereof) pursuant to the terms of the Financing Documents.

10.07 Failure to Act. Except for action expressly required of the Agent under this Agreement and under the other Financing Documents to which the Agent is intended to be a party, the Agent shall in all cases be fully justified in failing or refusing to act under this Agreement and under the other Financing Documents unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.05 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notice to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, which successor Agent shall (so long as no Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. If no

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successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be an Acceptable Bank which has an office in New York, New York, which successor Agent shall (so long as no Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Documents to which it is intended to be a party. After any retiring Agent’s resignation or removal as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

10.09 Consents under Transaction Documents. Except as otherwise provided in Section 11.04 with respect to any modification, supplement or waiver under this Agreement, the Agent shall, upon the prior consent of the Majority Lenders (except to the extent otherwise provided in this Agreement), consent to (and shall direct the Collateral Agent, if applicable, to enter into) any modification, supplement or waiver under any other such Financing Document to which the Agent or the Collateral Agent is intended to be a party; provided, that without the prior consent of each Lender, the Agent shall not (and, if applicable, shall not direct the Collateral Agent to) (except as contemplated in this Agreement or in the Security Documents) release any Collateral or otherwise terminate any Lien under any Security Document, or agree to additional obligations being secured by the Collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document and is otherwise permitted under this Agreement or the Security Documents), except that no such consent shall be required, and the Agent is hereby authorized, to release (and to direct the Collateral Agent to release) any Lien covering Property of the Borrower or any other Person which is the subject of a disposition of Property of the Borrower or such other Person which is permitted or contemplated under this Agreement or under the relevant Security Document or to which the Lenders have otherwise consented.

10.10 Appointment of Collateral Agent. Each Lender hereby irrevocably authorizes the Agent to act as its agent under the Collateral Agency Agreement to appoint the Collateral Agent and Securities Intermediary thereunder on behalf of such Lender and the other Secured Parties, such appointment subject to the terms and conditions of such agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Financing Document shall operate as a waiver of such right, remedy, power or privilege, and no single or partial exercise of any right, power or privilege under this Agreement or any other Financing Document shall preclude any other or further exercise of such right, remedy, power or privilege, or the exercise of any other right, power or

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privilege. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. All covenants of the Borrower and the Pledgors set forth in this Agreement and the other Financing Documents and all Events of Default set forth in Section 9.01 shall be given independent effect so that, in the event that a particular action or condition is not permitted by the terms of any such covenant or would result in a Default, the fact that such event or condition could be permitted by an exception to, or be otherwise within the limitations of, another covenant or another Event of Default shall not avoid the occurrence of a Default or an Event of Default in the event that such action is taken or condition exists.

11.02 Notices. All notices, requests and other communications provided for in this Agreement and under the Financing Documents (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages of this Agreement or in the relevant section as specified in other Financing Documents, as to any party, or at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice or notice sent by courier, upon receipt, in each case given or addressed as set forth above.

11.03 Expenses; Etc. The Borrower agrees to pay or reimburse each of the Lenders and the Agent for: (a) all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Agent (or such other counsel that the Agent may select from time to time which, so long as no Default has occurred and is continuing, shall be reasonably satisfactory to the Borrower)) and experts (including the Independent Engineer and the Insurance Advisor) engaged by the Agent or the Lenders from time to time, in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the extensions of credit under this Agreement, (ii) any amendment, modification or waiver of any of the terms of this Agreement or any other Transaction Document and (iii) the syndication of Commitments or Loans, (b) all reasonable costs and expenses of the Lenders and the Agent (including reasonable counsels’ fees and expenses and reasonable experts’ fees and expenses) in connection with (i) any Default and any enforcement or collection proceedings resulting from such Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement or the obligations of any Project Party under any other Transaction Document and (ii) the enforcement of this Section 11.03(b) and all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Government Authority in respect of this Agreement or any other Transaction Document or any other document referred to in this Agreement or in any such other Transaction Document and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by this Agreement or any other Transaction Document to which the Agent or the Collateral Agent is intended to be a party or any other document referred to in this Agreement or in any such other Transaction Document.

The Borrower hereby agrees to indemnify the Agent and each Lender and their respective officers, directors, employees, representatives, attorneys and agents (each, an

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“Indemnitee”) from, and shall hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and expenses of counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party to any such proceeding) that may at any time (including at any time following the Termination Date) be imposed on, asserted against or incurred by an Indemnitee as a result of, or arising out of, or in any way related to or by reason of any claim of third parties with respect to (a) any of the transactions contemplated by this Agreement or by any other Transaction Document or the execution, delivery or performance of this Agreement or any other Transaction Document, (b) the extensions of credit under this Agreement or the actual or proposed use by the Borrower of any of the extensions of credit under this Agreement or the grant to the Agent or the Collateral Agent for the benefit of, or to any of, the Secured Parties of any Lien on the Collateral or in any other Property of the Borrower or any other Person or any membership, partnership or equity interest in the Borrower or any other Person and (c) the exercise by the Agent or the Collateral Agent (or the other Secured Parties) of their rights and remedies (including foreclosure) under any Security Document (but excluding, as to any Indemnitee, any Excluded Taxes, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction or attributable to actions or events occurring after the Borrower is divested of the applicable Collateral). Without limiting the generality of the foregoing, the Borrower hereby agrees to indemnify each Indemnitee from, and shall hold each Indemnitee harmless against, any losses, liabilities, claims, damages, reasonable expenses, obligations, penalties, actions, judgments, suits, costs or disbursements described in the preceding sentence (including any Lien filed against the Project by any Government Authority but excluding, as provided in the preceding sentence, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred directly and primarily by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction) (collectively, “Losses”) arising under any Environmental Law including any Environmental Claims or other Losses arising as a result of the past, present or future operations of the Borrower, or the past, present or future condition of the Project, or any Release or Use or threatened Release of any Hazardous Materials with respect to the Project (including any such Release or Use or threatened Release which shall occur during any period when such Indemnitee shall be in possession of any such site or facility following the exercise by the Agent or any other Secured Party of any of its rights and remedies under this Agreement or under any Financing Document or any other Transaction Document where such Use or Release commenced or occurred prior to such period); provided, however, that the Borrower shall have no such obligation to indemnify any Indemnitee to the extent that any such Release or Use is caused by such Indemnitee’s gross negligence or willful misconduct as determined by a final non-appealable judgment.

11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower, the Agent, the Collateral Agent and the Majority Lenders, or by the Borrower and the Agent with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Agent acting with the consent

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of the Majority Lenders; provided, that (a) no amendment, modification or waiver shall, unless by an instrument signed by all of the Lenders or by the Agent acting with the consent of all of the Lenders (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee under this Agreement, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable on any such amount or any fee is payable under this Agreement, (v) alter the rights or obligations of the Borrower to prepay Loans, (vi) alter the terms of this Section 11.04 or (vii) release any material portion of any Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on any material portion of the Collateral in any transaction or series of related transactions to secure any obligations other than the Secured Obligations owing to the Secured Parties under the Financing Documents or as may be permitted by Section 8.13 or the other Financing Documents or (viii) amend the definition of the term (A) ”Majority Lenders” or “Supermajority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights under this Agreement or to modify any provision of this Agreement, (B) ”Permitted Indebtedness” or (C) “Permitted Swap Agreements”, (b) any amendment, modification, waiver or supplement of Article X shall require the consent of the Agent and, only to the extent Section 10.05 or Section 10.06 of Article X would be amended, modified or supplemented as a result thereof, the Collateral Agent and (c) no amendment, modification or waiver shall, unless by an instrument signed by the Supermajority Lenders or by the Agent with the consent of the Supermajority Lenders, (i) amend the definition of “Term Conversion Date” or (ii) amend, modify or waive the provisions of Section 8.12(g).

Anything in this Agreement to the contrary notwithstanding, if at any time when the conditions precedent set forth in Article VI to any extension of credit under this Agreement are, in the opinion of the Majority Lenders, satisfied, any Lender shall fail to fulfill its obligations to make such extension of credit, then, for so long as such failure shall continue, such Lender shall (unless the Majority Lenders determined as if such Lender were not a “Lender” under this Agreement, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement, any other Financing Document (including under this Section 11.04 and under Section 10.09) to have no Loans or Commitments, shall not be treated as a “Lender” under this Agreement when performing the computation of Majority Lenders, and shall have no rights under the preceding paragraph of this Section 11.04; provided, that any action taken by the other Lenders with respect to the matters referred to in clause (a) of the preceding paragraph shall not be effective as against such Lender.

11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

11.06 Assignments and Participations.

(a) The Borrower may not assign its rights or obligations under this Agreement without the prior consent of all of the Lenders and the Agent.

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(b) Each Lender may assign any or all of its Loans and its Commitments (i) during the syndication by the Lead Arrangers (which shall continue until written notice of completion of syndication is provided by the Lead Arrangers), with the consent of the Lead Arrangers (not to be unreasonably withheld or delayed), after consultation with the Borrower, (ii) during the continuance of an Event of Default, with the consent of the Agent (not to be unreasonably withheld or delayed), (iii) at any time not otherwise included in clause (i) or (ii), with the consent of the Agent (not to be unreasonably withheld or delayed) and the consent of the Borrower (not to be unreasonably withheld or delayed) and (iv) at any time to any Affiliate of any Lender or funding vehicle established by such Lender, without the consent of the Borrower or the Agent, provided, that (A) in the case of clause (iii), the Borrower may withhold its consent if such assignment is expected to result in increased costs to the Borrower under Section 5.02, (B) in each case, any such partial assignment shall be in an amount at least equal to $5,000,000 and (C) in the case of any partial assignment, the assigning Lender shall retain Loans or commitments of at least $5,000,000. Upon execution and delivery by the assignee to the Borrower and the Agent of an assignment and acceptance substantially in the form of the attached Exhibit H, and upon consent to such assignment and acceptance by the Agent and the Borrower, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower and the Agent), the obligations, rights and benefits of a Lender under this Agreement holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, previously held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment (other than such an assignment by the Agent) the assigning Lender shall pay the Agent an assignment fee of $3,500.

(c) A Lender, without the consent of the Borrower or the Agent, may sell or agree to sell to one or more other Persons a participation in all or any part of any Loan held by it, or in its Commitments (provided, that partial participations shall be in an amount at least equal to $5,000,000 and the assigning Lender shall retain Loans or commitments of at least $5,000,000), in which event each purchaser of a participation (a “Participant”) shall have the rights, benefits and obligations of the provisions of Section 5.02 (except that any such Participant shall be entitled only to the extent that the Lender from which such Participant acquired its participation is entitled, and such Lender makes such claim on its own behalf because it would have otherwise incurred the same costs) and of Section 5.04 with respect to its participation in such Loans and Commitments (and the Borrower shall be directly obligated to such Participant under such provisions) in each case as if such Participant were a “Lender” for purposes of such Section, but, except as otherwise provided in Section 4.07(c), shall not have any other rights or benefits under this Agreement or any other Financing Document (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action under this Agreement or under any other Financing Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, or any portion of any fee payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable on any amount under this

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Agreement, or reduce any fee or other amount payable to the Participant to a level below the rate at which the Participant is entitled to receive such interest or fee, (v) alter the rights or obligations of the Borrower to prepay the related Loans or (vi) consent to any modification or waiver of this Agreement or of any Security Document to the extent that such waiver or modification, under Section 10.09 requires the consent of each Lender.

(d) Anything in this Section 11.06 to the contrary notwithstanding, any Lender may assign or pledge all or any portion of its rights under this Agreement to secure any obligations of such Lender, including any such pledge or assignment to any federal reserve lender or any assignment to a special purpose trust or other entity for purposes of securitization of such Lender’s loans. No such assignment shall release the assigning Lender from its obligations hereunder.

(e) A Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.08(b).

(f) In connection with any assignment or sale of a participation pursuant to this Article XI, such assignee or Participant shall comply with Section 5.04(e).

(g) Anything in this Section 11.06 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it to the Borrower or any of its Affiliates without the prior consent of each Lender.

11.07 Marshalling; Recapture. None of the Agent, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Secured Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, all or a portion of which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy or insolvency law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

11.08 Treatment of Certain Information; Confidentiality.

(a) The Borrower acknowledges that (i) from time to time financial advisory, investment banking and other services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more subsidiaries or Affiliates of such Lender and (ii) information delivered to each Lender by the Borrower may be provided to each such subsidiary and Affiliate, it being understood that any such subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 11.08(b) as if it were a Lender under this Agreement.

(b) Each Lender, the Agent and the Collateral Agent agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep

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confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement that is identified by the Borrower as being confidential at the time the same is delivered to such Lender, the Agent or the Collateral Agent, including information provided by the EPC Contractor pursuant to Section 9.3 of the EPC Contract; provided, that nothing in this Agreement shall limit the disclosure of any such information (i) to the extent required by any Government Rule or judicial process, (ii) to counsel for any of the Lenders, the Collateral Agent or the Agent, so long as counsel to such parties agrees to maintain the confidentiality of the information as provided in this Section 11.08(b), (iii) to bank examiners, auditors or accountants, (iv) to the Agent, the Collateral Agent or any other Lender (or any subsidiary or Affiliate of any Lender referred to in Section 11.08(a)), (v) after notice to the Borrower (to the extent such prior notice is legally permitted), in connection with any litigation to which any one or more of the Lenders, the Collateral Agent or the Agent is a party and pursuant to which such Lender, the Collateral Agent or the Agent has been compelled or required to disclose such information in the reasonable opinion of counsel to such Lender, the Collateral Agent or Agent, (vi) to the Independent Engineer or the Insurance Advisor or to other experts engaged by the Agent, the Collateral Agent or any Lender in connection with the Agreement and the transactions contemplated by this Agreement and the other Financing Documents, so long as such parties agree to maintain the confidentiality of the information as provided in this Section 11.08(b), (vii) to the extent that such information is required to be disclosed to a Government Authority in connection with a tax audit or dispute, (viii) in connection with any Default and any enforcement or collection proceedings resulting from such Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement or the obligations of any Project Party under any other Project Document or (ix) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit I. In no event shall any Lender, the Collateral Agent or the Agent be obligated or required to return any materials furnished by the Borrower; provided, however, that any confidential information retained by such Lender, the Collateral Agent or the Agent shall continue to be subject to the provisions of this Section 11.08(b). The obligations of each Lender under this Section 11.08 shall supersede and replace the obligations of such Lender under any confidentiality letter, or other confidentiality obligation, in respect of this financing effective prior to the date of the execution and delivery of this Agreement.

11.09 Limitation of Liability. Notwithstanding any other provision of this Agreement or of any of the other Financing Documents, there shall be no recourse against any Affiliates of the Borrower or any of their respective stockholders, partners, members, officers, directors, employees or agents (collectively, the “Nonrecourse Persons”), for any liability to the Lenders, the Agent or the Collateral Agent arising under this Agreement or any other Financing Document and the Lenders, the Agent and the Collateral Agent shall look solely to the Borrower and the Collateral in exercising their rights and remedies in connection therewith; provided, however, that (a) the foregoing provisions of this Section 11.09 shall not constitute a waiver, release or discharge of the Borrower for any of the Indebtedness or Secured Obligations of the Borrower under, or any terms, covenants, conditions or provisions of, this Agreement or any other Financing Document, and the same shall continue until fully and indefeasibly paid,

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discharged, observed or performed, (b) the foregoing provisions of this Section 11.09 shall not limit or restrict the right of any Secured Party to name the Borrower or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Security Documents or any other Financing Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Nonrecourse Person out of any Property other than the Property of the Borrower or the Collateral, (c) the foregoing provisions of this Section 11.09 shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Secured Parties (or any assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Nonrecourse Person) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, gross negligence or willful misrepresentation, or willful misappropriation of Project Revenues or any other earnings, revenues, rents, issues, profits or proceeds from or of the Borrower, the Project or the Collateral that should or would have been paid as provided in the Financing Documents or paid or delivered to the Agent (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Financing Document and (d) nothing contained herein shall limit the liability of: (i) any Person who is a party to any Transaction Document or (ii) any Person rendering a legal opinion pursuant to Sections 6.01(n) and 6.02(g) or otherwise, in each case under this clause (d) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Section 11.09 shall survive the termination of this Agreement and the full and indefeasible payment and performance of the Secured Obligations.

11.10 Survival. The obligations under Sections 5.02, 5.03, 5.04, 11.03, 11.17, 11.18, and 11.19 and the obligations of the Lenders under Section 10.05 shall survive after the Termination Date. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, in this Agreement or pursuant to this Agreement shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit under this Agreement, any Default which may arise by reason of such representation or warranty proving to have been false or misleading.

11.11 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.12 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party to this Agreement may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties to this Agreement with respect to the matters covered by this Agreement and the other Financing Documents and supersede any and all prior agreements and understandings, written or oral, with respect to such matters. This Agreement shall become effective at such time as the Agent shall have received counterparts of this Agreement signed by all of the intended parties to this Agreement.

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11.13 Reinstatement. The obligations of the Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.14 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.15 Remedies. The Borrower agrees that, as between the Borrower and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX), and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations shall forthwith become due and payable by the Borrower.

11.16 NO THIRD PARTY BENEFICIARIES. THE AGREEMENT OF THE LENDERS TO MAKE THE LOANS TO THE BORROWER, ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, IS SOLELY FOR THE BENEFIT OF THE BORROWER, THE AGENT, THE COLLATERAL AGENT, SECURITIES INTERMEDIARY AND THE LENDERS, AND NO OTHER PERSON (INCLUDING ANY OTHER PROJECT PARTY, CONTRACTOR, SUBCONTRACTOR, SUPPLIER, WORKMAN, CARRIER, WAREHOUSEMAN OR MATERIALMAN FURNISHING LABOR, SUPPLIES, GOODS OR SERVICES TO OR FOR THE BENEFIT OF THE PROJECT) SHALL HAVE ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER TRANSACTION DOCUMENT AS AGAINST THE AGENT OR ANY LENDER OR WITH RESPECT TO ANY EXTENSION OF CREDIT CONTEMPLATED BY THIS AGREEMENT.

11.17 SPECIAL EXCULPATION. TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER

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FINANCING DOCUMENTS (OTHER THAN THE RIGHTS OF THE LENDERS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS), AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.18 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE PARTIES HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, OR ANY OTHER PERSON HAVING AND MAINTAINING A PLACE OF BUSINESS IN THE STATE OF NEW YORK WHOM SUCH PLEDGOR MAY FROM TIME TO TIME HEREAFTER DESIGNATE (HAVING GIVEN 30 DAYS’ NOTICE THEREOF TO THE COLLATERAL AGENT AND EACH HOLDER OF A NOTE THEN OUTSTANDING), AS THE DULY AUTHORIZED AGENT FOR RECEIPT OF SERVICE OF LEGAL PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

11.19 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc.,
its General Partner

	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Secretary

Address for Notices:

717 Texas Avenue, Suite 3100
Houston, Texas 77002
Attn: Treasurer

With a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attn: Timothy J. Unger, Esq.

Credit Agreement

AGENT:

SOCIÉTÉ GÉNÉRALE

By:	/s/ Leon Valera
Name:	Leon Valera
Title:	Director

By:
Name:
Title:

Address for Notices:

1221 Avenue of the Americas
New York, NY 10020
Attn: Robert Preminger

Telephone: 212-278-5703
Fax: 212-278-6136

Credit Agreement

COLLATERAL AGENT:

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Deirdra N. Ross
Name:	Deirdra N. Ross
Title:	Assistant Vice President

Address for Notices:

HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018
Attn: Corporate Trust

With a copy to:

DLA Piper Rudnick Gray Cary US LLP
One Liberty Place
1650 Market Street, Suite 4900
Philadelphia, PA 19103
Attn: Peter Tucci, Esq.

Credit Agreement

LENDERS:

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ George Linhart
Name:	George Linhart
Title:	Senior Vice President

By:
Name:
Title:

Address for Notices:

452 Fifth Avenue
New York, NY 10018
Attn: George Linhart

Telephone: 212-525-3326
Fax: 212-525-2479

With a Copy to:

Telephone:
Fax:

CREDIT AGREEMENT

BANCA INTESA S.P.A. NEW YORK BRANCH

By:	/s/ Nicholas A. Matacchieri
Name:	Nicholas A. Matacchieri
Title:	Director

By:	/s/ Anthony F. Giobbi
Name:	Anthony F. Giobbi
Title:	First Vice President

Address for Notices:

1 William Street
New York, NY 10004
Attn: Nick Matacchieri

Telephone: 212-607-3865
Fax: 212-809-9780

With a Copy to:

1 William Street
New York, NY 10004
Attn: Alex Papace

Telephone: 212-607-3531
Fax: 212-607-3897

CREDIT AGREEMENT

WESTLB AG, NEW YORK BRANCH

By:	/s/ Roland DaCosta
Name:	Roland DaCosta
Title:	Associate Director

By:	/s/ Eva Steinhaus
Name:	Eva Steinhaus
Title:	Manager

Address for Notices:

1211 Avenue of the Americas
New York, NY 10036
Attn: Eva Steinhaus

Telephone: 212-597-8529
Fax: 212-597-1157

CREDIT AGREEMENT

BAYERISCHE LANDESBANK

By:	/s/ Norman McClave
Name:	Norman McClave
Title:	First Vice President

By:	/s/ James King
Name:	James King
Title:	First Vice President

Address for Notices:

560 Lexington Avenue
New York, NY 10022
Attn: Ed Fenk

Telephone: 212-230-9074
Fax: 212-230-9117

CREDIT AGREEMENT

LRP LANDESBANK RHEINLAND- PFALZ

By:	/s/ Hr. Stahl
Name:	Hr. Stahl
Title:	SVP

By:	/s/ Schmidt
Name:	Schmidt
Title:	AVP

Address for Notices:

Grosse Bleiche 54-56
55098 Mainz
Germany
Attn: W.R. Stahl

Telephone: 49-61-3113-2747
Fax: 49-61-3113-2266

With a Copy to:

Grosse Bleiche 54-56
55098 Mainz
Germany
Attn: Mario Schmidt

Telephone: 49-61-3113-3206
Fax: 49-61-3113-2266

CREDIT AGREEMENT

ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG

By:	/s/ Patrick Kunkel
Name:	Patrick Kunkel
Title:	Director

By:	/s/ John Fay
Name:	John Fay
Title:	Director

Address for Notices:

280 Park Avenue – West Building
New York, NY 10017
Attn: Patrick Kunkel

Telephone: 212-984-5637
Fax: 212-984-5627

CREDIT AGREEMENT

CIC CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	/s/ Annick Kellerhals
Name:	Annick Kellerhals
Title:

By:	/s/ Mark D. Palin
Name:	Mark D. Palin
Title:	Vice President

Address for Notices:

4 rue Gaillon
75107 Paris Cedex 02
FRANCE
Attn: Mark D. Palin

Telephone: 33-1-42-66-76-27
Fax: 33-1-42-66-78-38

With a Copy to:

4 rue Gaillon
75107 Paris Cedex 02
FRANCE
Attn: Annick Kellerhals

Telephone: 33-1-42-66-70-77
Fax: 33-1-42-66-78-97

CREDIT AGREEMENT

LANDESBANK SACHSEN GIROZENTRALE

By:	/s/ Olaf Müller
Name:	Olaf Müller
Title:	Head of Project Finance

By:	/s/ Markus Weber
Name:	Markus Weber
Title:	Senior Project Manager

Address for Notices:

Humboldtstrasse 25
D-04105 Leipzig
Germany
Attn: Markus Weber

Telephone: 49-341-979-3133
Fax: 49-341-979-3169

With a Copy to:

Humboldtrstrasse 25
D-04105 Leipzig
Germany
Attn: Olaf Müller

Telephone: 49-341-979-3179
Fax: 49-341-979-3169

CREDIT AGREEMENT

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Masatoshi Abe
Name:	Masatoshi Abe
Title:	Senior Vice President

Address for Notices:

1251 Avenue of the Americas
New York, NY 10020-1104
Attn: Hiroe Nikaido

Telephone: 212-282-3552
Fax: 212-282-3618

With a Copy to:

1251 Avenue of the Americas
New York, NY 10020-1104
Attn: Evan Levy

Telephone:
Fax:

CREDIT AGREEMENT

DVB BANK AG

By:	/s/ Eckhard Aschermann
Name:	Eckhard Aschermann
Title:	Vice President

By:	/s/ Dr. Christoph Tomas
Name:	Dr. Christoph Tomas
Title:	Vice President

Address for Notices:

Friedrich-Ebert-Anlage 2-14
60325 Frankfurt/Main
Germany
Attn: Thomas Meckel

Telephone: 49-69-97504-7933
Fax: 49-69-97504-477

With a Copy to:

Friedrich-Ebert-Anlage
60325 Frankfurt/Main
Germany
Attn: Burkhard Egbers

Telephone: 49-69-97504-543
Fax: 49-69-97504-323

CREDIT AGREEMENT

LANDESBANK SAAR

By:	/s/ Johannes Klumpp
Name:	Johannes Klumpp
Title:	Assistant Vice President

By:	/s/ Hans Jürgen Schmidt
Name:	Hans Jürgen Schmidt
Title:	Senior Vice President

Address for Notices:

Ursulinenstraße 2
D-66111 Saarbrücken
Germany
Attn: Johannes Klumpp

Telephone: 49-68-1383-1441
Fax: 49-68-1383-1208

With a Copy to:

Ursulinenstraße 2
D-66111 Saarbrücken
Germany
Attn: Hans Jürgen Schmidt

Telephone: 49-68-1383-1371
Fax: 49-68-1383-1234

CREDIT AGREEMENT

DEKABANK DEUTSCHE GIROZENTRALE

By:	/s/ Stephan Wagner
Name:	Stephan Wagner
Title:	Director

By:	/s/ Peter Bahn
Name:	Peter Bahn
Title:	Senior Credit Manager

Address for Notices:

Taunusanlage 10
60329 Frankfurt am Main
Germany
Attn: Peter Bahn

Telephone: 49-69-7147-2586
Fax: 49-69-7147-3809

CREDIT AGREEMENT

COBANK, ACB

By:	/s/ Jose Torres-Monllor
Name:	Jose Torres-Monllor
Title:	Vice President

Address for Notices:

5500 South Quebec St.
Greenwood Village, CO 80111
Attn: Deann Sullivan

Telephone: 303-740-4315
Fax: 303-740-4021

With a Copy to:

5500 South Quebec St.
Greenwood Village, CO 80111
Attn: Terry Fountain

Telephone: 303-694-5864
Fax: 303-224-2553

CREDIT AGREEMENT

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Bryan Read
Name:	Bryan Read
Title:	Vice President

Address for Notices:

445 S. Figueroa Street, 15th Floor
Los Angeles, CA 90071
Attn: Chad Canfield

Telephone: 213-236-6175
Fax: 213-236-4096

With a Copy to:

445 S. Figueroa Street, 15th Floor
Los Angeles, CA 90071
Attn: Bryan Read

Telephone: 213-236-4128
Fax: 213-236-4096

CREDIT AGREEMENT

UFJ BANK LIMITED

By:	/s/ James Boyle
Name:	James Boyle
Title:	Vice President

Address for Notices:

55 East 52nd Street
New York, NY 10055
Attn: Marlin Chin, Loan Administration

Telephone: 212-339-6392
Fax: 212-754-2368

CREDIT AGREEMENT

FIRST COMMERCIAL BANK NEW YORK AGENCY

By:	/s/ Bruce M. J. Ju
Name:	Bruce M. J. Ju
Title:	General Manager

Address for Notices:

750 Third Avenue, 34th Floor
New York, NY 10017
Attn: Marco Hsu

Telephone: 212-599-6868 Ext 216
Fax: 212-599-6133

CREDIT AGREEMENT

STANDARD CHARTERED BANK

By:	/s/ Paul Clifford
Name:	Paul Clifford
Title:	SVP&Head, PF Americas

Address for Notices:

One Madison Avenue, 3rd Floor
New York, NY 10010
Attn: Jowser De La Merced

Telephone: 212-667-0211
Fax: 212-667-0272

With a Copy to:

One Madison Avenue, 3rd Floor
New York, NY 10010
Attn: Paul Clifford

Telephone: 212-667-0246
Fax: 212-667-0272

CREDIT AGREEMENT

ING CAPITAL LLC

By:	/s/ Subha Pasumarti
Name:	Subha Pasumarti
Title:	Director

Address for Notices:

1325 Avenue of the Americas
8th Floor
New York, NY 10019
Attn: Subha Pasumarti

Telephone: 646-424-7769
Fax: 646-424-7484

CREDIT AGREEMENT

ALLIED IRISH BANKS PLC

By:	/s/ Robert Moyle
Name:	Robert Moyle
Title:	Vice President

By:	/s/ Aidan Lanigan
Name:	Aidan Lanigan
Title:	Vice President

Address for Notices:

Allied Irish Banks, p.l.c.
405 Park Ave
4th Floor
New York, NY 10022
Attn: Robert Moyle

Telephone: 212-515-6744
Fax: 212-339-8325

With a Copy to:

Allied Irish Banks, p.l.c.
405 Park Ave
4th Floor
New York, NY 10022
Attn: Aidan Lanigan

Telephone: 212-515-6837
Fax: 212-339-8325

CREDIT AGREEMENT

DnB NOR BANK ASA

By:	/s/ Stig Kristiansen
Name:	Stig Kristiansen
Title:	Vice President

By:	/s/ Peter M. Dodge
Name:	Peter M. Dodge
Title:	Senior Vice President

Address for Notices:

200 Park Avenue
31st Floor
New York, NY 10166
Attn: Stig Kristiansen

Telephone: 212-681-3865
Fax: 212-681-3900

CREDIT AGREEMENT

SOCIÉTÉ GÉNÉRALE

By:	/s/ Leon Valera
Name:	Leon Valera
Title:	Director

By:
Name:
Title:

Address for Notices:

1221 Avenue of the Americas
New York, NY 10020
Attn: Robert Preminger

Telephone: 212-278-5703
Fax: 212-278-6136

CREDIT AGREEMENT

THE GOVERNOR AND COMPANY OF
THE BANK OF SCOTLAND

By:	/s/ Stuart A. Jones
Name:	Stuart A. Jones
Title:	Director

Address for Notices:

New Uberior House
12 Earl Grey Stret
Edinburgh, UK
Attn: Martin Metcalf

Telephone: 44-0-131-659-0748
Fax:

With a Copy to:

New Uberior House
12 Earl Grey Street
Edinburgh, UK
Attn: Alastair Malcolm

Tel:
Fax:

CREDIT AGREEMENT

SUMITOMO MITSUI BANKING
CORPORATION, NEW YORK BRANCH

By:	/s/ David Buck
Name:	David Buck
Title:	Senior Vice President

By:
Name:
Title:

Address for Notices:

Sumitomo Mitsui Banking Corp., New York
277 Park Avenue
New York, NY 10172
Attn: Kyle Blake

Telephone: 212-224-4189
Fax: 212-224-5222

CREDIT AGREEMENT

NORDDEUTSCHE LANDESBANK
GIRONZENTRALE NEW YORK
BRANCH AND/OR CAYMAN
ISLANDS BRANCH

By:	/s/ Bruno J-M. Mejean	/s/ Stefanie Scholz
Name:	Bruno J-M. Mejean	Stefanie Scholz
Title:	Senior Vice President	Vice President

Address for Notices:

1114 Avenue of the Americas, 37th Fl.
New York, NY 10036
Attn: Stefanie Scholz

Telephone: 212-812-6834
Fax: 212-812-6888

CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA

By:	/s/ V. H. Gibson
Name:	V. H. Gibson
Title:	Assistant Agent

Address for Notices:

The Bank of Nova Scotia
600 Peachtree St. NE, Suite 2700
Atlanta, GA 30308
Attn: Donna Gardner

Telephone: 404-877-1559
Fax: 404-888-8998

With a Copy to:

Houston Representative Office
1100 Louisiana, Suite 3000
Houston, TX 77002
Attn: Mike Roberts

Telephone: 713-759-3449
Fax: 713-752-2425

CREDIT AGREEMENT

RZB FINANCE LLC

By:	/s/ Juan M. Csillagi
Name:	Juan M. Csillagi
Title:	Group Vice President

By:	/s/ Christoph Hoedl
Name:	Christoph Hoedl
Title:	Group Vice President

Address for Notices:

24 Grassy Plain Street
Bethel, CT 06801
Attn: Stephen Plauché

Telephone: 713-260-9697
Fax: 212-944-2093

With a Copy to:

24 Grassy Plain Street
Bethel, CT 06801
Attn: Shirley Ritch

Telephone: 203-207-7738
Fax: 203-744-6474

CREDIT AGREEMENT

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

By:	/s/ Erica Egan
Name:	Erica Egan
Title:	Vice President

By:	/s/ Shan Chakraborty
Name:	Shan Chakraborty
Title:	Assistant Vice President

Address for Notices:

420 Fifth Avenue, 24th Floor
New York, NY 10018-2729
Attn: David Leech

Telephone: 212-703-5303
Fax: 212-703-5256

With a Copy to:

420 Fifth Avenue, 24th Floor
New York, NY 10018-2729
Attn: Shan Chakraborty

Telephone:
Fax:

CREDIT AGREEMENT

COMMERZBANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES

By	/s/ Andrew Campbell

Andrew Campbell
Senior Vice President

By	/s/ Barbara Stacks

Barbara Stacks
Assistant Treasurer

CREDIT AGREEMENT

CALYON NEW YORK BRANCH

By:	/s/ James Guidera
Name:	James Guidera
Title:	Managing Director

By:	/s/ Francois Coussot
Name:	Francois Coussot
Title:	Managing Director

Address for Notices:

1301 Avenue of the Americas
New York, NY 10019-6022
Attn: Ludovic Normand

Telephone: 212-261-7898
Fax: 212-261-3421

With a Copy to:

1301 Avenue of the Americas
New York, NY 10019-6022
Attn: Justine Ventrelli

Telephone: 212-261-7886
Fax: 212-261-3421

CREDIT AGREEMENT

BANCO SANTANDER CENTRAL HISPANO, S.A., NEW YORK BRANCH

By:	/s/ R E Schlegel
Name:	R E Schlegel
Title:	VP

By:	/s/ A. Cohen
Name:	A. Cohen
Title:	VP

Address for Notices:

45 East 53rd Street
New York, NY 10022
Attn: Felipe González

Telephone: 212-407-0997
Fax: 212-350-0740

CREDIT AGREEMENT

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Kristian Andersson
Name:	Kristian Andersson
Title:	Head of Exp. & Proj. Finance/Germany

By:	/s/ Peter Wikström
Name:	Peter Wikström
Title:

Address for Notices:

Ulmenstrasse 30
D-60283 Frankfurt/Main, Germany
Attn: Peter Wikström

Telephone: 49-69-258-5758
Fax: 49-69-258-5513

CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Brian Ward
Name:	Brian Ward
Title:	Manager – Operations

Address for Notices:

120 Long Ridge Rd.
Stamford, CT 06927-0001
Attn: Doug Sciullo

Telephone: 203-357-6822
Fax: 203-961-5861

CREDIT AGREEMENT

FORTIS CAPITAL CORP.

By:	/s/ Waldo Abbot
Name:	Waldo Abbot
Title:	CEO

By:	/s/ David James
Name:	David James
Title:	Assistant Vice President

Address for Notices:

3 Stamford Plaza
301 Tresser Boulevard, 9th Floor
Stamford, CT 06901-3239
Attn: David James

Telephone: 203-705-5749
Fax: 203-705-5919

CREDIT AGREEMENT

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Scott McInnis
Name:	Scott McInnis
Title:	General Manager – Americas

Address for Notices:

1177 Avenue of the Americas, 6F
New York, NY 11036-2798
Attn: Ellen Turkel

Telephone: 212-801-9708
Fax: 212-536-9258

With a Copy to:

1177 Avenue of the Americas, 6F
New York, NY 11036-2798
Attn: Oliver Janin

Telephone: 212-801-9748
Fax: 212-536-4848

CREDIT AGREEMENT

THE BANK OF TOKYO – MITSUBISHI, LTD.

By:	/s/ Michihiro Enomoto
Name:	Michihiro Enomoto
Title:	Senior Vice President and Group Head

Address for Notices:

1251 Avenue of the Americas
10th Floor
New York, NY 10020
Attn: Alec Tasooji

Telephone: 212-782-4193
Fax: 212-782-5870

CREDIT AGREEMENT

SANPAOLO IMI S.P.A.

By:	/s/ Renato Carducci
Name:	Renato Carducci
Title:	General Manager

By:	/s/ Robert Wurster
Name:	Robert Wurster
Title:	Senior Vice President

Address for Notices:

18-24 Warwick Lane
Paternoster Square
London EC4M 7LZ
England
Attn: Mark Cameron

Telephone: 44 0207 214-8027
Fax: 44 0207 236-2698

CREDIT AGREEMENT

KfW

By:	/s/ Dirk Sindermann
Name:	Dirk Sindermann
Title:	Vice President

By:	/s/ Margrit Nzuki
Name:	Margrit Nzuki
Title:	Senior Project Manager

Address for Notices:

Palmengartenstr, 5-9
60325 Frankfurt a M.
Germany
Attn: Margrit Nzuki

Telephone: 49-69-7431-2474
Fax: 49-69-7431-2016

CREDIT AGREEMENT

ROYAL BANK OF CANADA

By:	/s/ Linda M. Stephens
Name:	Linda M. Stephens
Title:	Senior Manager

Address for Notices:

Royal Bank of Canada
Grand Cayman (No. American #1) Branch
c/o New York Branch
One Liberty Plaza, 3rd Floor
New York, NY 10006-1404
Attn: Loans Administration Officer-
Compton Singh
Tel: 212-428-6332
Fax: 212-428-2372

With copy to:

Royal Bank of Canada
5700 Williams Tower
2800 Post Oak Blvd.
Houston, TX 77056
Attn: Linda Stephens
Telephone: 713-403-5669
Fax: 713-403-5624

CREDIT AGREEMENT

LLOYDS TSB BANK PLC

By:	/s/ Russell Protti
Name:	Russell Protti
Title:	Assistant Vice President

By:	/s/ Candi Obrentz
Name:	Candi Obrentz
Title:	Assistant Vice President

Address for Notices:

1251 Avenue of the Americas
39th Floor
New York, NY 10020
Attn: Paul Briamonte

Telephone: 212-930-8904
Fax: 212-930-5098

CREDIT AGREEMENT

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Steve Moon
Name:	Steve Moon
Title:	Head of Energy

By:	/s/ Hisham Faki
Name:	Hisham Faki
Title:	Assistant Director

Address for Notices:

La Touche House,
IFSC
Dublin 1, Ireland
Attn: Donal Murphy
Telephone: 353 1 611 5396
Fax: 353 1 672 0046

CREDIT AGREEMENT

LANDESBANK BADEN-WÜRTTEMBERG

By:	/s/ Jeannine Eder
Name:	Jeannine Eder
Title:	Vice President

By:	/s/ Ute Schultens
Name:	Ute Schultens
Title:	Project Manager

Address for Notices:

Friedrichstrasse 24
70174 Stuttgart
Germany
Attn: Ute Schultens

Telephone: 49-71-1124-49707
Fax: 49-71-1124-49747

With a Copy to:

Am Hauptbahnhof 2
70173 Stuttgart
Germany
Attn: Michael Thier

Telephone: 49-71-1127-23941
Fax: 49-71-1127-21687

CREDIT AGREEMENT

HARRIS NESBITT FINANCING, INC.

By:	/s/ James B. Whitmore
Name:	James B. Whitmore
Title:	Managing Director

Address for Notices:

700 Louisiana, Suite 4400
Houston, TX 77002
Attn: Cabal Carmody

Telephone: 713-546-9750
Fax: 713-223-4007

CREDIT AGREEMENT

NEWCOURT CAPITAL USA INC.

By:	/s/ R. Clifford Wilson
Name:	R. Clifford Wilson
Title:	Managing Director

By:	/s/ Daniel Morash
Name:	Daniel Morash
Title:	Managing Director

Address for Notices:

1211 Avenue of the Americas, 22nd Floor
New York, NY 10036
Attn: Nicholas Whitcombe

Telephone: 212-382-9091
Fax: 212-382-9033

CREDIT AGREEMENT

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH

By:	/s/ Daria A. Pishko
Name:	Daria A. Pishko
Title:	First Vice President

By:	/s/ Glenn R. Patterson
Name:	Glenn R. Patterson
Title:	Vice President

Address for Notices:

609 Fifth Avenue
New York, NY 10017-1021
Attn: Daria A. Pishko

Telephone: 212-745-1545
Fax: 212-745-1552

CREDIT AGREEMENT

NATEXIS BANQUES POPULAIRES

By:	/s/ Anadi Jauhari
Name:	Anadi Jauhari
Title:	Vice President/Group Manager

By:	/s/ Amit Roy
Name:	Amit Roy
Title:	Vice President

Address for Notices:

1251 Avenue of the Americas
34th Floor
New York, NY 10020
Attn: Amit Roy

Telephone: 212-872-5123
Fax: 212-872-5162

CREDIT AGREEMENT

DEXIA CRÉDIT LOCAL, NEW YORK BRANCH

By:	/s/ Marc Brugiere
Name:	Marc Brugiere
Title:	General Manager – Americas

By:	/s/ Guy Cirincione
Name:	Guy Cirincione
Title:	Deputy General Manager

Address for Notices:

445 Park Avenue
8th Floor
New York, NY 10022
Attn: Portfolion Management

Telephone: 212-515-7062
Fax: 212-753-5522

CREDIT AGREEMENT

CAJA MADRID MIAMI AGENCY

By:	/s/ Ricardo Benedé
Name:	Ricardo Benedé
Title:	Corporate Banking

By:	/s/ Gema Gámez
Name:	Gema Gámez
Title:	Capital Markets

Address for Notices:

701 Brickell Avenue
Suite 2000
Miami, FL 33131
Attn: Ricardo Benedé

Telephone: 305-371-3833
Fax: 305-373-0402

With a Copy to:

701 Brickell Avenue
Suite 2000
Miami, FL 33131
Attn: Gema Gámez

Telephone: 305-371-3833
Fax: 305-373-0402

CREDIT AGREEMENT

APPENDIX A

to Credit Agreement

LENDER COMMITMENTS

Institution	Allocation
HSBC Securities (USA) Inc.	$32,000,000.00
Société Générale	$32,000,000.00
Mizuho Corporate Bank, Ltd.	$25,000,000.00
The Bank of Tokyo-Mitsubishi, Ltd.	$24,000,000.00
ING Capital LLC	$24,000,000.00
Calyon New York Branch	$24,000,000.00
WestLB AG, New York Branch	$20,000,000.00
Allied Irish Banks plc	$18,000,000.00
Australia and New Zealand Banking Group Limited	$18,000,000.00
The Bank of Nova Scotia	$18,000,000.00
Bayerische Landesbank	$18,000,000.00
Caja Madrid Miami Agency	$18,000,000.00
CIC Crédit Industriel et Commercial	$18,000,000.00
CIT	$18,000,000.00
CoBank, ACB	$18,000,000.00
Commerzbank	$18,000,000.00
DekaBank Deutsche Girozentrale	$18,000,000.00
Dexia Credit Local	$18,000,000.00
DnB NOR BANK ASA	$18,000,000.00
DVB Bank AG	$18,000,000.00
DZ Bank	$18,000,000.00
Fortis Capital Group	$18,000,000.00
GE Capital	$18,000,000.00
The Governor and Company of the Bank of Ireland	$18,000,000.00
The Governor and Company of the Bank of Scotland	$18,000,000.00
Harris Nesbitt Financing, Inc.	$18,000,000.00
KfW IPEX-Bank	$18,000,000.00
Landesbank Baden-Württemberg	$18,000,000.00
Landesbank Hessen-Thüringen Girozentrale	$18,000,000.00
Lloyds TSB	$18,000,000.00
LRP Landesbank Rheinland-Pfalz	$18,000,000.00
Norddeutsche Landesbank Girozentrale New York Branch and/or Cayman Islands Branch	$18,000,000.00

CREDIT AGREEMENT

Royal Bank of Canada	$18,000,000.00
SANPAOLO IMI S.P.A.	$18,000,000.00
Skandinaviska Enskilda Banken AB (publ)	$18,000,000.00
SMBC	$18,000,000.00
UFJ Bank Limited	$18,000,000.00
Banco Santander Central Hispano, S.A., New York Branch	$12,000,000.00
Banca Intesa S.p.A. New York Branch	$12,000,000.00
Erste Bank der Oesterreichischen Sparkassen AG	$12,000,000.00
Landesbank Sachsen Griozentrale	$12,000,000.00
Natexis Banques Populaires	$12,000,000.00
Standard Chartered Bank	$12,000,000.00
Union Bank of California, N.A.	$12,000,000.00
Landesbank Saar	$7,000,000.00
First Commercial Bank New York Agency	$5,000,000.00
RZB Finance LLC	$5,000,000.00

Total	$822,000,000.00

CREDIT AGREEMENT

APPENDIX B

to Credit Agreement

AMORTIZATION SCHEDULE

Principal Payment Dates[1]	% of Principal of each Lender’s Loans Outstanding on the Term Conversion Date
1	1.35282
2	1.39759
3	1.44385
4	1.49165
5	1.54102
6	1.59203
7	1.59104
8	1.64669
9	1.70428
10	1.76389
11	1.82558
12	1.88943
13	1.85817
14	1.92994

[1]	Depending on the timing of the occurrence of the Term Conversion Date, there may be fewer than 14 Principal Payment Dates since no Principal Payment Date may occur later than the Final Maturity Date, which is the tenth anniversary of the Closing Date, at which time all unpaid principal of each Loan shall be due and payable in accordance with the terms of the Credit Agreement.

- 1 -	APPENDIX B
CREDIT AGREEMENT

APPENDIX C

to Credit Agreement

WIRE TRANSFER DETAILS OF AGENT

Agent:	Société Générale

ABA:	026004226 or CHIPS #422

Name of Account:	Loan Servicing Group

Account Number:	9051422

Attention:	Elise Cheung

- 1 -	APPENDIX C
CREDIT AGREEMENT

APPENDIX D

to Credit Agreement

PROJECT DOCUMENTS WITH AFFILIATES

1.	Operation and Maintenance Agreement, dated as of February 25, 2005, between Cheniere LNG O&M Services, L.P., and Sabine Pass LNG, L.P.

2.	Management Services Agreement, dated as of February 25, 2005, between Sabine Pass LNG-GP, Inc., and Sabine Pass LNG, L.P.

3.	J & S Cheniere Terminal Use Agreement.

- 1 -	APPENDIX D
CREDIT AGREEMENT

APPENDIX E

to Credit Agreement

LEASE AGREEMENTS

1.	Lease Agreement, dated January 15, 2005, among Crain Brothers Ranch, Inc., Marguerite Domatti as Trustee of M.A. Domatti Management Trust, Eva L. Domatti, individually and as Trustee, Domatti Family Living Trust, Erika Domatti and Renata Domatti, collectively as Lessor, and Sabine Pass LNG, L.P., as Lessee, amended by that Amendment to Lease, dated as of February 24, 2005, among Lessor and Lessee.

2.	Lease Agreement, dated January 15, 2005, between Crain Lands, L.L.C., as Lessor and Sabine Pass LNG, L.P., as Lessee, as amended by that Amendment to Lease, dated as of February 24, 2005, among Lessor and Lessee.

3.	Commercial Water Bottom Lease, dated February 24, 2005, between the State of Louisiana, as lessor and Sabine Pass LNG, L.P., as lessee.

- 1 -	APPENDIX E
CREDIT AGREEMENT

APPENDIX F

to Credit Agreement

CONSTRUCTION BUDGET AND SCHEDULE

- 1 -	APPENDIX F
CREDIT AGREEMENT

SCHEDULE 6.01(j)

to Credit Agreement

UCC FILING JURISDICTIONS

1.	Delaware Secretary of State

2.	Clerk Court of Cameron Parish, Louisiana, for inclusion in the Louisiana Secretary of State Master UCC Index.

- 1 -	SCHEDULE 6.01(j)
TO CREDIT AGREEMENT

SCHEDULE 7.05(a)

to Credit Agreement

GOVERNMENT APPROVALS – CLOSING DATE

See attached

- 1 -	SCHEDULE 7.05(a)
TO CREDIT AGREEMENT

	RESPONSIBLE AGENCY	PERMIT OR APPROVAL	NAME IN WHICH ISSUED	DATE RECEIVED
I. FEDERAL

1.0	Federal Energy Regulatory Commission (FERC)	Authorization under Natural Gas Act §3, to site, construct and operate LNG terminal in Cameron Parish, LA	Sabine Pass LNG, L.P.	12/21/04

1.1	FERC	Authorization to conduct soil testing and site preparation.	Sabine Pass LNG, L.P.	2/15/05

2.0	U.S. Army Corps of Engineers (USACE)	Section 10/404 jurisdictional determination	Cheniere LNG	12/8/03

2.1		Section 10/404 Construction Permit and Anchorage Area Use Approval	Cheniere Energy, Inc.	2/11/05

3.0	Environmental Protection Agency	Elutriate bioaccumulation testing	Sabine Pass LNG, L.P.	1/26/05 email

4.0	NOAA Fisheries	EFH	Cheniere Energy, Inc.	12/28/04
4.1		Federal Endangered Species Consultation	Cheniere Energy, Inc.	12/14/04
4.2		DMPA Review	Cheniere Energy, Inc.	4/23/04

5.0	U.S. Fish and Wildlife Service	FWS concurs that the project site will not impact piping plover critical habitat. Endangered Species Act coordination completed.	Cheniere LNG, Inc.	10/15/04, 10/20/04

5.1		Responded to USACE that they approve of the ARMP	Cheniere Energy, Inc.	12/17/04

- 2 -	SCHEDULE 7.05(a)
TO CREDIT AGREEMENT

	RESPONSIBLE AGENCY	PERMIT OR APPROVAL	NAME IN WHICH ISSUED	DATE RECEIVED
6.0	Bureau of Indian Affairs	Tribal Groups Consultation (deferred to local tribes).	Cheniere Energy, Inc.	7/1/03

7.0	Natural Resources Conservation Service	Prime Farmlands Soil impacts coordination and seeding plan.	Sabine Pass LNG, L.P.	4/6/04

8.0	Federal Emergency Management, Region VI	Construction within a floodplain (Deferred to Local floodplain administrator - Cameron Parish Police Jury).	N/A	3/5/04

9.0	United States Coast Guard	Navigation and Marine Safety issues associated with the LNG terminal ship traffic	Cheniere LNP, Inc.	7/23/04

II. STATE

10.0	Texas Commission on Environmental Quality, Air Permits Division	Non-attainment review for air permit (SPLNG not within TCEQ jurisdiction).	Cheniere LNG, Inc.	4/5/04

11.0	Louisiana Department of Environmental Quality(LDEQ)	New Source Review Preconstruction Permit (Prevention of Significant Deterioration and Non-Attainment Review)	Cheniere LNG, Inc., Sabine Pass LNG, L.P.	11/24/04
11.1		Groundwater Certification as a part of the air permit approval process	Cheniere Energy, Inc.	7/23/04
11.2		Water Quality Certification, Section 401 of CWA (linked to CUP and USACE Section 404 permits)	Cheniere Energy, Inc.	12/16/04
11.3		LPDES Storm Water Construction Permit Notice of Intent	Sabine Pass LNG, L.P.	2/11/2005
11.4		DMPA review	Cheniere Sabine Pass LNG, L.P.	4/5/04

- 3 -	SCHEDULE 7.05(a)
TO CREDIT AGREEMENT

	RESPONSIBLE AGENCY	PERMIT OR APPROVAL	NAME IN WHICH ISSUED	DATE RECEIVED
12.0	Louisiana Department of Wildlife and Fisheries (LDWF) and U.S. Fish and Wildlife	Warmwater Fisheries Time of Year Restrictions	Cheniere Sabine Pass LNG, L.P.	10/5/04

12.1		State threatened and endangered species clearance (except piping plover, however, USFWS provided clearance 10/15/04)	Cheniere LNG, Inc	8/20/03

12.2		Aquatic Resources Mitigation Plan approved	Cheniere Sabine Pass LNG, L.P.	12/21/04

13.0	Louisiana Department of Natural Resources (LDNR)	Coastal Use Permit & approval for Beneficial Use Plan for Dredged Material	Cheniere Energy, Inc.	1/7/05

14.0	Lousiana State Land Office	Commercial Water Bottom Lease	Cheniere Energy, Inc.	11/30/04, 2/12/05, 2/15/05

15.0	Louisiana Division of Historic Preservation (LDHP)	Historic Preservation Approval - Section 106 Environmental Review (applies to entire site)-Updated Unanticipated Discoveries Plan	Cheniere Energy, Inc.	8/16/04
15.1		Final Phase I Survey Report (terminal and pipeline combined)	Cheniere Energy, Inc.	1/12/05

16.0	Louisiana Department of Culture, Recreation and Tourism	Creole Nature Trail View shed	Cheniere Energy, Inc.	3/30/04 (telephone conversation)

17.0	Louisiana Department of Transportation and Development	Traffic data for SH82	Cheniere Energy, Inc.	3/23/04

III. LOCAL

18.0	Cameron Parish Floodplain Administrator	Permit for Construction in a Zone “VE” or Variance as: functionality dependent use, Floodplain Development Permit (linked to USACE permit approval)	Cheniere Energy	7/1/04

- 4 -	SCHEDULE 7.05(a)
TO CREDIT AGREEMENT

	RESPONSIBLE AGENCY	PERMIT OR APPROVAL	NAME IN WHICH ISSUED	DATE RECEIVED
19.0	Alabama-Coushatta Tribe of Texas	Native American consultation	Cheniere Energy, Inc.	7/7/03

20.0	Chitimaca Tribe of Louisiana	Native American consultation	Cheniere Energy, Inc.	8/12/03

21.0	Jena Band of Choctaw	Native American consultation	Cheniere Energy, Inc.	3/30/04

22.0	Caddo Nation	Native American consultation (Completed responsibility to consult on Project)	Cheniere Energy, Inc.	7/7/03, 3/26/04 & 3/30/04 telephone calls

23.0	Tunica-Biloxi Tribe	Native American consultation (Completed responsibility to consult on Project)	Cheniere Energy, Inc.	7/7/03, 3/26/04 & 3/30/04 telephone calls

24.0	Coushatta Tribe of Louisiana	Native American consultation (Completed responsibility to consult on Project)	Cheniere Energy, Inc.	7/7/03, 3/26/04 & 3/30/04 telephone calls

25.0	West Cameron Port Commission	Permit to Construct Permanent Commercial Structure	Sabine Pass LNG, L.P.	2/22/05

- 5 -	SCHEDULE 7.05(a)
TO CREDIT AGREEMENT

SCHEDULE 7.05(b)

to Credit Agreement

GOVERNMENT APPROVALS – POST-CLOSING DATE

See attached list.

- 1 -	SCHEDULE 7.05(b)
TO CREDIT AGREEMENT

	AGENCY	PERMIT OR APPROVAL	Company	Date Required By	COMMENTS
I. FEDERAL

1.0	Federal Aviation Administration (FAA)	Notice of Proposed Construction or Alteration - FAA Form 7460-1 (Construction or use of tall structures including cranes).	Sabine Pass LNG, L.P.	Prior to construction of Storage Tanks	An Obstruction Evaluation/Airport Airspace Analysis (OE/AAA) is required if facility will have structures greater than 200 feet or will be located less than 20,000 ft from an airport. Although the tanks are less than 200 feet tall, there are several public air strips in the vicinity; Therefore, it is advisable to notify FAA of the project so they can conduct an OE/AAA to determine if the tanks will require any special marking or additional lighting.

2.0	Federal Communications Commission (FCC)	Mobile Radio Transmitter permit		Prior to operation of mobile radio transmitter on project site

II. STATE

3.0	LaDEQ	Spill Prevention, Control and Countermeasure Plan (SPCC) for Operating Facility	Sabine Pass LNG, L.P./Bechtel	Plan to be developed, if needed, 3-6 months prior to initial operation	Threshold level is 660 gallons for a single, aboveground storage tank; 1,320 gallons for total aboveground storage. Will likely need for lube oil storage. Prepare before onsite storage. Plan need not be submitted.

3.1		RCRA Small Quantity Hazardous Waste Generator Identification Number	Sabine Pass LNG, L.P.	File if necessary, must obtain generator number prior to onsite storage and disposal	Required if hazardous waste will exceed the 100 kg/month threshold. Bechtel to confirm quantity to determine if needed. Cheniere to still get generator ID number.

3.2		Temporary emergency and non-emergency diesel powered electrical generators (Operation and emissions of generator engine).	Sabine Pass LNG, L.P./Bechtel	Within 60 days of Initial Operation	Exhaust emission testing and reporting required with 60 days of initial operation.

- 2 -	SCHEDULE 7.05(b)
TO CREDIT AGREEMENT

	AGENCY	PERMIT OR APPROVAL	Company	Date Required By	COMMENTS
3.3		LDEQ hazardous waste stream notification (Generation of any amount hazardous waste on the site.)	Sabine Pass LNG, L.P./Bechtel	Not anticipated, check with Bechtel

3.4		LPDES sanitary wastewater discharge permit	Sabine Pass LNG, L.P.	Not Anticipated

3.5		LPDES Storm Water Multi-sector General Permit (combined facilities)/ industrial water discharge permit application form SCC-2	Sabine Pass LNG, L.P.	Required Prior to Operation

3.6		LPDES Storm Water Construction Permit Notice of Intent	Cheniere Sabine Pass Pipeline Company	48 hours Prior to Commencement of Pipeline Construction

3.7		LPDES Storm Water Construction Permit Notice of Termination	Sabine Pass LNG, L.P., Cheniere Sabine Pass Pipeline Company	After Successful Restoration of Site Conditions, Following Construction

3.8		LPDES hydrostatic test wastewater discharge permit	Sabine Pass LNG, L.P., Cheniere Sabine Pass Pipeline Company	Not Required if Discharging Into DMPA Area

3.9		Concrete Batch Air Permit	Sabine Pass LNG, L.P./Bechtel	To be Obtained by November 2005

- 3 -	SCHEDULE 7.05(b)
TO CREDIT AGREEMENT

	AGENCY	PERMIT OR APPROVAL	Company	Date Required By	COMMENTS
4.0	Louisiana Department of Wildlife and Fisheries (LDWF)	Water Bottom Dredge Permit (Dredging of fill material, sand and gravel from state-owned water bottoms)	Sabine Pass LNG, L.P.	Not Anticipated to be Needed
4.1		Spill Prevention Plan (Storage of petroleum products in coastal tidal areas.)	Sabine Pass LNG, L.P.	Prior to use of petroleum products storage tanks on site.	LDWF can require that a plan to prevent spills from petroleum product storage tanks be submitted and approved. This is normally not required for small portable tanks used in construction work. However, the LDWF must be contacted to determine requirement for the specific site and tank installation (Bechtel to determine if needed. Will prepare plan as needed.)

5.0	La. Dept. of Forestry	Burn Permit	Sabine Pass LNG, L.P.	Prior to Burning on Site (if required)	We are currently checking with state and local authorities as to whether this is required.

6.0	TCEQ	Surface Water Acquisition Permit (Greater than 10-acre feet)	Sabine Pass LNG, L.P.	Prior to Water Acquisition in Texas Waters	Only needed if acquiring water from Texas water sources.

III. LOCAL

7.0	Johnsons Bayou Fire Department	Fire Protection	Sabine Pass LNG, L.P.	Prior to Operation of Facility	Checking to see what is required for this.

8.0	Cameron Parish Police Jury	Occupancy Permit	Sabine Pass LNG, L.P./Bechtel	To be obtained by October 2005

9.0	Cameron Parish Police Jury	General Construction Permit	Sabine Pass LNG, L.P./Bechtel	To be obtained by September 2005

10.0	Cameron Parish Police Jury	Building Permit	Sabine Pass LNG, L.P.	Prior to Permanent Building Construction on Site

- 4 -	SCHEDULE 7.05(b)
TO CREDIT AGREEMENT

SCHEDULE 7.07

to Credit Agreement

ENVIRONMENTAL MATTERS

None.

- 1 -	SCHEDULE 7.07
TO CREDIT AGREEMENT

SCHEDULE 8.05

to Credit Agreement

INSURANCE REQUIREMENTS

(A)	Insurance by the EPC Contractor: The Borrower shall cause the EPC Contractor to maintain in full force and effect the insurance required to be maintain by the EPC Contractor pursuant to the EPC Contract.

(B)	Insurance by the Operator, Anchor Tenants and the Manager: The Borrower shall cause the Operator, Anchor Tenants to the extent applicable and the Manager to maintain in full force and effect at all times during the term of the O&M Agreement insurance policies which are required to be maintained by the Operator under the O&M Agreement, the Anchor Tenants under the TUAs and the Manager under the Management Services Agreement, as the case may be.

(C)	Insurance by the Borrower: The Borrower shall procure or cause another Person to procure and maintain in full force and effect at all times on and after the Closing Date (unless otherwise specified below) and continuing throughout the term of this Agreement (unless otherwise specified below) insurance policies with insurance companies authorized to do business in Louisiana (if required by law or regulation) with (i) a Best Insurance Reports rating of “A-” or better and a financial size category of “IX” or higher, (ii) a Standard & Poor’s financial strength rating of “BBB+” or higher, or (iii) other companies acceptable to the Agent, with limits and coverage provisions sufficient to satisfy the requirements set forth in each of the Material Project Documents, but in no event less than the limits and coverage provisions set forth below.

(1)	General Liability Insurance: Liability insurance on an occurrence basis against claims filed anywhere in the world and occurring anywhere in the world for the Borrower’s liability arising out of claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for, products-completed operations, blanket contractual, broad form property damage, personal injury insurance and independent contractors, with a $10,000,000, increasing to $100,000,000 on or before giving the Notice To Proceed under the EPC Contract, minimum limit per occurrence for combined bodily injury and property damage provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Project. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed. Coverage for terrorism shall be provided on or before the arrival of the first LNG Vessel.

(2)	Automobile Liability Insurance: Automobile liability insurance for the Borrower’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased, non-owned and hired vehicles of the Borrower, including loading and unloading, with a $10,000,000 (increased to $25,000,000 on giving the Notice To Proceed under the EPC Contract) minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

- 1 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

(3)	Marine General Liability Insurance: On or before giving the Notice To Proceed under the EPC Contract, marine general liability insurance against claims for bodily injury, property damage, marine contractual liability, tankerman’s liability, pollution liability, removal of wreck and/or debris, collision liability and tower’s liability with the sister-ship clause un-amended arising out of any vessel or barge owned, rented or chartered by the Borrower, EPC Contractor, subcontractors or Operator with a $100,000,000 limit per occurrence provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Project. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(4)	Marine Terminal Operators Liability Insurance: No later than 3 months prior to the arrival of the first LNG Vessel, marine terminal operators liability insurance covering claims arising out of operations including products and completed operations hazard and independent contractors for all sums which Owner shall become obligated to pay by reason of bodily injury or property damage as a result of loss, damage, injury or expense (including expenses for removal of the spill of a pollutant) and including loss of use, to any vessel and its equipment, cargo, freight or other interests onboard, the property of others, including the cost of or expense for the removal of wreck or debris of such property, while docking, undocking, or while in EPC Contractor’s, Owner’s or Operator’s custody or possession at the Project Site or while proceeding to or from the Project Site or caused directly or indirectly by the freeing or breaking away from such premises. The limit for such insurance shall be set a level that is reasonably acceptable to Owner and the Agent and sufficient to cover the maximum probable loss to LNG owned by others and stored at the Site, LNG Vessel and its contents, but in no case less than $150,000,000. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(5)	Aircraft Liability Insurance: Aircraft liability insurance if the Borrower, EPC Contractor or any subcontractor uses an aircraft (fixed wing or helicopter) that is owned, operated or chartered by the Borrower, for liability arising out of the operation of such aircraft. The insurance shall be provided for a combined single limit not less than $25,000,000 each occurrence and such limit shall apply to bodily injury (including passengers) and property damage liability. In the event the Borrower, EPC Contractor or subcontractor charters aircraft, the foregoing insurance and evidence of insurance may be furnished by the owner of the aircraft.

(6)	Pollution Liability Insurance: On or before giving the Notice To Proceed under the EPC Contract, pollution legal liability insurance, in an amount not less that $25,000,000 per occurrence insuring for (a) cleanup on or off the Project Site for conditions or releases of pollutants and (b) third party liability (including bodily injury, property damage, natural resources damages, third party property loss of

- 2 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

use/revenue, and cleanup) due to conditions or releases of pollutants. The insurance policy providing this insurance shall be issued for a time period not less that 5 years and renewed thereafter on substantially the same terms and conditions. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(7)	Builder’s Risk & Marine Cargo DSU Insurance Limits: The limit for the builder’s risk delayed startup insurance required by section 1(A)(10) of Attachment O to the EPC Contract shall at a minimum insure fixed costs plus debt service of the Borrower for a period to be reasonably determined by the Majority Lenders, taking into consideration the results of a probable maximum loss study. The limit for the marine cargo delayed startup insurance required by section 1(A)(12) of Attachment O to the EPC Contract shall have a limit not less than 18 months projected fixed costs plus debt services of the Borrower.

(8)	Terrorism Insurance: On or before giving the Notice To Proceed under the EPC Contract, terrorism insurance insuring property damage and delay in startup under terms and conditions at least equal to coverage provided by the London T3 and T3(a) policy forms in general use as of the Closing Date. Such coverage shall have a combined property damage and DSU limit of not less than $25,000,000, increasing prior to the arrival of the first LNG Vessel to an amount reasonably determined by the Majority Lenders taking into consideration the results of a terrorism probable maximum loss study.

(9)	Operational Property Damage Insurance: On or prior to the Substantial Completion Date or the expiration of the builder’s risk insurance required under the terms of the EPC Contractor, whichever comes first, property damage insurance on an “all risk” basis insuring the Borrower and Lenders, as their interests may appear, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, windstorm, boiler and machinery accidents, strike, riot, civil commotion and sabotage, but excluding terrorism.

(a)	Property Insured: The property damage insurance shall provide coverage for (i) the buildings, structures, boilers, machinery, equipment, facilities, fixtures, supplies, and other properties constituting a part of the Project, (ii) the cost of recreating plans, drawings or any other documents or computer system records, (iii) electronic equipment, (iv) foundations and other property below the surface of the ground and (v) LGN which is owned by the Borrower or for which the Borrower is contractually required to insure.

(b)	Additional Coverages: The property damage policy shall insure (i) when needed, insured property prior to its being moved to or from the Site and while located away from the Site, including ocean marine and air transit coverage (if applicable) with limits sufficient to insure the full replacement value of the property or equipment, (ii) if not included in the

- 3 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

definition of loss, attorney’s fees, engineering and other consulting costs, and permit fees directly incurred in order to repair or replace damaged insured property in a minimum amount of $1,000,000, (iii) the cost of preventive measures to reduce or prevent a loss (sue & labor) in an amount not less than $5,000,000, (iv) increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances with sub-limits not less than 10% of the “Full Insurable Value”, (v) debris removal with sub-limits not less than $10,000,000 or 25% of the loss, whichever is greater and (vi) expediting expenses (defined as extraordinary expenses incurred after an insured loss to make temporary repairs and expedite the permanent repair of the damaged property in excess of the business interruption even if such expense does not reduce the business interruption loss) in an amount not less than $10,000,000.

(c)	Special Clauses: The property damage policy shall include (i) a 72 hour clause for flood, windstorm and earthquakes, (ii) an unintentional errors and omissions clause, (iii) a requirement that the insurer pay losses within 30 days after receipt of an acceptable proof of loss or partial proof of loss and (iv) an other insurance clause making this insurance primary over any other insurance.

(d)	Sum Insured: The property damage policy shall (i) value losses at their repair or replacement cost, without deduction for physical depreciation or obsolescence, including custom duties, taxes and fees, (ii) insure the Project in an amount not less than the “Full Insurable Value” (for purposes of this Schedule 8.05, “Full Insurable Value” shall mean the full replacement value of the Project, including any improvements, equipment, spare parts and supplies, without deduction for physical depreciation and/or obsolescence and (iii) insure flood and windstorm coverage with a sub-limit not less than 125% of the probable maximum loss (including business interruption) as reasonably determined by the Majority Lenders after taking into consideration the results of a probable maximum loss study.

(e)	Deductibles: The property damage policy may have deductibles of not greater than $1,000,000 per occurrence, except for the flood and windstorm coverage which may have a deductible not greater than 3% of the values at risk, subject to a maximum of $10,000,000.

(f)	Prohibited Exclusions: The property damage policy shall not contain any (i) coinsurance provision, (ii) exclusion for loss or damage resulting from freezing, mechanical breakdown, (iii) exclusion for loss or damage covered under any guarantee or warranty arising out of an insured peril or (iv) exclusion for resultant damage caused by ordinary wear and tear, gradual deterioration, normal subsidence, settling cracking, expansion or contraction, faulty workmanship, design or materials.

- 4 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

(10)	Business Interruption Insurance: On or prior to the Substantial Completion Date or the expiration of the delayed startup insurance required by the EPC Contract, whichever comes first, business interruption insurance insuring the Borrower and Lenders, as their interests may appear, covering 100% of the Borrower’s continuing normal operating expenses including payroll and debt service for a period to be reasonably determined by the Majority Lenders after taking into consideration the results of the probable maximum loss study, arising from any loss required to be insured by the operational property damage insurance section above.

Such insurance shall (a) have a deductible no greater than 45 days per occurrence, (b) include for a period of 3 months that portion of fixed expenses and debt service not earned arising from (i) a loss or occurrence caused by the blockage of the LNG receiving terminal arising from an accident of sinking or stranding of a ship at the terminal or the denial of use of the LNG terminal arising from ships being unable to gain access to such terminal by reason of the accident, (ii) loss sustained when access to the Site is prevented due to an insured peril at premises in the vicinity of the Site and (iii) any loss sustained due to the action of a public authority preventing access to the Site due to imminent or actual loss or destruction arising from an insured peril at premises in the vicinity of the Site and (c) include a clause allowing interim payments on account pending finalization of the claim payment. Such insurance shall not contain any coinsurance clause or include a waiver of such clause.

(11)	Fidelity: On or before giving the Substantial Completion, fidelity insurance, insuring the Borrower, Manager and Operator, providing coverage for employee dishonesty including theft, computer funds transfer fraud, alteration and forgery insuring loss of money, securities or other property resulting from any fraudulent or dishonest act committed by the Borrower’s, Manager’s or Operator’s employees, whether acting alone or in collusion with others in an amount not less than $10,000,000 and a deductible not greater than $250,000 each loss.

Such insurance shall also include (a) a discovery period not less than 12 months, (b) loss by unidentified employees, (c) temporary employees, (d) automatic cover for all employees and officers and (e) auditor charges with a limit not less than $20,000.

(D)	Amendment of Requirements:

(1)	Amendment by the Agent: The Agent, with the consent of the Majority Lenders may at any time amend the requirements and approved insurance companies of this Schedule 8.05 due to (a) new information not known by the Lenders on the Closing Date which poses a material risk to the Project or (b) changed circumstances after the Closing Date which in the reasonable judgment of the Agent renders such coverage materially inadequate.

- 5 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

In addition, promptly following the receipt of a notice from the Agent, the Borrower will from time to time make such modifications to the amounts of any insurance policy as the Agent specifies in that notice to take account of inflationary and other relevant factors.

(2)	Amendment Due To Commercial Unfeasibility: In the event any insurance (including the limits or deductibles thereof) hereby required to be maintained shall not be reasonably available and commercially feasible in the commercial insurance market, the Agent and the Majority Lenders shall not unreasonably withhold their agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, however, that such waiver shall be conditioned on the following:

(a)	the Borrower shall first request any such waiver in writing, which request shall be accompanied by a written report prepared by the Insurance Advisor, certifying that such insurance is “not reasonably available and commercially feasible” (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions;

(b)	at any time after the granting of any such waiver, but not more often than once a year, the Agent may request, and the Borrower shall furnish to the Agent on behalf of the Lenders within fifteen (15) days after such request, supplemental reports reasonably acceptable to the Agent from the Insurance Advisor updating their prior report and reaffirming such conclusion; and

(c)	any such waiver shall be effective only so long as such insurance shall not be reasonable available and commercially feasible in the commercial insurance market, it being understood that the failure of the Borrower to timely furnish any such supplemental report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, provided that such failure is not the only way to establish such non-existence.

The failure at any time to satisfy the condition to any waiver of an insurance requirement set forth in the proviso to the preceding sentence shall not impair or be construed as a relinquishment of the Borrower’s ability to obtain a waiver of an insurance requirement pursuant to the preceding sentence at any other time upon satisfaction of such conditions. For purposes of this sub-section, insurance will be considered “not reasonably available and commercially feasible” if it is obtainable only at excessive costs which are not justified in terms of the risk to be insured and is generally not being carried by or applicable to projects or operations similar to the Project because of such excessive costs.

- 6 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

(E)	Borrower Conditions and Requirements:

(1)	Loss Notification: The Borrower shall promptly notify the Agent of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $1,000,000 covered by any insurance policy.

(2)	Loss Adjustment and Settlement: A loss under the insurance policies providing builder’s risk, construction all risk, operational property damage, delayed startup, marine cargo, marine cargo delayed startup, terrorism or business interruption, shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by the Borrower or EPC Contractor, subject to the approval of the Agent if such loss is in excess of $5,000,000 prior to the Substantial Completion Date and excess of $25,000,000 on or after the Substantial Completion Date. In addition the Borrower may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $5,000,000 prior to the Substantial Completion Date and excess of $25,000,000 on or after the Substantial Completion Date the terms of such settlement is concurred with by the Agent (with the consent of the Majority Lenders).

(3)	Compliance With Policy Requirements: The Borrower shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this Schedule 8.05, and the Borrower shall perform, satisfy and comply with, or cause to be performed, satisfied and complied with, all conditions, provisions and requirements of all insurance policies if in any such case the violation or failure to satisfy, comply or perform could reasonably be expected to have a Material Adverse Effect.

(4)	Evidence of Insurance: On the initial date the insurance is required to be in place and on an annual basis prior to each policy anniversary, the Borrower shall furnish the Agent with (a) certificates of insurance or binders, in a form acceptable to the Agent, evidencing all of the insurance required by the provisions of this Schedule 8.05 and (b) a schedule of the insurance policies held by or for the benefit of the Borrower and required to be in force by the provisions of this Schedule 8.05. Such certificates of insurance/binders shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Schedule 8.05. Upon request, the Borrower will promptly furnish the Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Borrower. The schedule of insurance shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies.

- 7 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

(5)	Reports: Concurrently with the furnishing of the certification referred to in Section (4), the Borrower shall furnish the Agent with a report of the Insurance Advisor stating that in the opinion of the Insurance Advisor, the insurance then carried or to be renewed is in accordance with the terms of this Schedule 8.05.

In addition the Borrower will advise the Agent in writing promptly of (a) any material changes in the coverage or limits provided under any policy required by this Schedule 8.05 and (b) any default in the payment of any premium and of any other act or omission on the part of the Borrower which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Borrower pursuant to this Schedule 8.05.

(6)	Maintenance of Insurance: The Borrower shall at all times maintain the insurance coverage required to be maintained by it under the terms of the Material Project Documents.

(7)	Deposits to Revenue Account: In the event that the Borrower, the Collateral Agent or the Agent receives any amount of proceeds of business interruption insurance, delay in startup insurance and other payments received for interruption of operations in respect of any Event of Loss, such amounts shall be deposited in the Revenue Account.

(8)	Deposits to Insurance Proceeds Account: In the event that the Borrower, the Collateral Agent or the Agent receives an amount of Loss Proceeds in respect of any Event of Loss, the Net Available Amount shall be deposited in the Insurance Proceeds Account.

(F)	Insurance Policy Conditions and Requirements

(1)	Control of Loss: If commercially feasible, all policies of insurance required to be maintained pursuant to this Schedule 8.05, wherein more than one insurer provides the coverage on any single policy, shall have clause (or a separate agreement among the insurers) wherein all insurers have agreed that the lead insurer shall have full settlement authority on behalf of the other insurers.

(2)	Loss Survey: All policies of insurance required to be maintained pursuant to this Schedule 8.05, wherein more than one insurer provides the coverage on any single policy, shall have clause (or a separate agreement among the insurers) wherein all insurers have agreed upon the employment of a single firm to survey and investigate all losses on behalf of the insurers.

(3)	Policy Cancellation and Change: All policies of insurance required to be maintained pursuant to this Schedule 8.05 shall be endorsed so that if at any time they are canceled, or their coverage is reduced (by any party including the insured) so as to affect the interests of the Lenders, such cancellation or reduction shall not be effective as to the Lenders for 60 days, except for non-payment of premium which shall be for 10 days, after receipt by the Agent of written notice from such insurer of such cancellation or reduction.

- 8 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

(4)	Miscellaneous Policy Provisions: All insurance policies providing builder’s risk, construction all risk, operational property damage, delayed startup, marine cargo, marine cargo delayed startup, terrorism or business interruption, (a) shall not include any annual or term aggregate limits of liability except for the perils of flood, windstorm, earth movement and terrorism, (b) shall have any aggregate limits of liability apply separately with respect to the Project, (c) shall not include a clause requiring the payment of additional premium to reinstate the limits after loss except for insurance covering the perils of flood, windstorm, earth movement and terrorism, (d) shall include the Lenders as additional insureds as their interest may appear, and (e) shall include a clause requiring the insurer to pay losses within 30 days after receipt of an acceptable proof of loss or partial proof of loss.

(5)	Separation of Interests: All policies shall insure the interests of the Lenders regardless of any breach or violation by the Borrower or any other Party of warranties, declarations or conditions contained in such policies, any action or inaction of the Borrowers or others, or any foreclosure relating to the Project or any change in ownership of all or any portion of the Project.

(6)	Waiver of Subrogation: All policies of insurance to be maintained by the provisions of this Schedule 8.05 shall provide for waivers of subrogation in favor of the Lenders and their respective officers and employees (and such other Persons as may be required by the Project Documents).

(7)	Lender’s Endorsement: All policies required by Sections (C)(9), (C)(10) and (C)(11) of this Schedule 8.05 shall include a lender’s endorsement which includes (a) an acknowledgement of any assignment of the policies to the Lenders, (b) a primary insurance clause, (c) a separation of interests or non-vitiation clause, (d) a notice of cancellation or material change to the Agent clause, (e) a waiver of subrogation and contribution clause, (f) a clause making the Collateral Agent sole loss payee of all claim payments and (g) an acknowledgement that the Lenders are not responsible for any premium payments.

(8)	Liability Insurance Endorsements: All policies of liability insurance required to be maintained by the Borrower or any other Person under the terms of this Schedule 8.05, shall be endorsed as follows:

(a)	To name the Lenders as additional insureds;

(b)	To provide a severability of interests and cross liability clause; and

(c)	That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Lenders.

(9)	Payment of Loss Proceeds: The insurance policies providing operational property damage, terrorism or business interruption, shall specify that the proceeds of such policies shall be payable solely to the Collateral Agent.

- 9 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

(G)	Failure to Maintain Insurance: In the event the Borrower fails, or fails to cause the EPC Contractor, the Manager, any Anchor Tenant or the Operator, to take out or maintain the full insurance coverage required by this Schedule 8.05, the Agent (with the consent of the majority Lenders), upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure, may or may direct the Collateral Agent to (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Agent or the Collateral Agent, as applicable, shall become an additional obligation of the Borrower to the Agent or the Collateral Agent, as applicable, and the Borrower shall forthwith pay such amounts to the Agent or the Collateral Agent, as applicable, together with interest thereon at the Post-Default Rate from the date so advanced.

(H)	No Duty of Agent to Verify or Review: No provision of this Schedule 8.05 or any provision of the Credit Agreement or any Material Project Document shall impose on the Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Agent be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter. Any failure on the part of the Agent to pursue or obtain the evidence of insurance required by this Agreement from the Borrower and/or failure of the Agent to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement.

(I)	Acceptable Policy Terms and Conditions: All policies of insurance required to be maintained pursuant to this Schedule 8.05 shall contain terms and conditions reasonably acceptable to the Agent after consultation with the Lenders and the Insurance Advisor.

- 10 -	SCHEDULE 8.05
TO CREDIT AGREEMENT

SCHEDULE 8.15(a)

to Credit Agreement

PERMITTED SWAP AGREEMENTS

- 1 -	SCHEDULE 8.15(a)
TO CREDIT AGREEMENT

EXHIBIT A

to Credit Agreement

[Form of Notice of Borrowing]

NOTICE OF BORROWING NO. [    ]

[Notices to be numbered consecutively in the order of the date of the Notices for each Loan]

Reference is made to the Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

This Notice of Borrowing (this “Notice”) is issued in connection with Borrowing Certificate No. [    ] and is delivered to the Agent at least three Business Days prior to the date of the proposed borrowing pursuant to Sections 2.02 and 4.05 of the Credit Agreement and in accordance with Section 4.04 of the Credit Agreement.

The Borrower hereby irrevocably requests a borrowing under the Credit Agreement, as follows:

(a)	Requested Borrowing Date:

[LIST]

(b)	Amount of requested Loans:

	Interest Period(s):	Amount(s):
	[LIST, IF ANY]	[LIST]

(c)	Amount into Construction Account:

- 1 -	EXHIBIT A
TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Notice this [    ] day of [            ].

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc.,
its General Partner

By:
Name:
Title:

- 2 -	EXHIBIT A
TO CREDIT AGREEMENT

EXHIBIT B-1

to Credit Agreement

[Form of Borrowing Certificate]

BORROWING CERTIFICATE NO. [    ], dated as of date of proposed borrowing

[Certificates to be numbered consecutively in the order of the dates of the Certificates]

Proposed borrowing date is [                    ]

Reference is made to the Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.03(d) of the Credit Agreement, the Borrower is hereby submitting this Borrowing Certificate (this “Borrowing Certificate”), dated as of the proposed borrowing date set forth above. The Borrower intends to submit a Notice of Borrowing in connection with the proposed borrowing at least three Business Days prior to the proposed borrowing date pursuant to Section 4.05 of the Credit Agreement.

The Borrower hereby certifies after due inquiry, that:

1. Attached as Appendix I to this Borrowing Certificate is the Construction Report and accompanying certificate of an Authorized Officer of the Borrower required to be delivered by the Borrower to the Agent pursuant to Section 8.19 of the Credit Agreement.

2. The amount of the Loan requested pursuant to the Notice of Borrowing referred to above shall not exceed the sum (without duplication) of (a) Project Costs due and to be paid on or prior to the date of the proposed borrowing or reasonably expected to be due or incurred within the next 30 days succeeding the date of the proposed borrowing (without duplication of any other Borrowing Certificate), (b) the Required Debt Service Reserve Amount, if then applicable and (c) any Operation and Maintenance Expense to be paid on or prior to the date of the proposed borrowing or reasonably expected to be due or incurred within the next 30 days succeeding the date of the proposed borrowing (without duplication of any other Borrowing Certificate); provided, that (a) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs in excess of funds available to pay such Project Costs and (b) the Loan proceeds to be disbursed shall be reduced in accordance with paragraph 4 below.

3. The Borrower hereby (a) attaches hereto, or has previously provided to the Agent and the Independent Engineer, a copy of all monthly invoices issued under the EPC Contract and all invoices in connection with any other Project Costs and Operation

- 1 -	EXHIBIT B-1
TO CREDIT AGREEMENT

and Maintenance Expenses which the Borrower intends to pay with the Loan proceeds as set forth in Appendix II attached hereto and (b) sets forth projections of invoices expected to be received within 30 days after the date hereof under the EPC Contract and any other Project Costs which the Borrower intends to pay with such Loan proceeds, as evidence of the Project Costs related to this Borrowing Certificate; and (c)(i) attaches hereto, or has previously provided to the Agent and the Independent Engineer, copies of invoices and related documents for Project Costs evidencing the complete use of the Loan proceeds borrowed for the payment of Project Costs as set forth in the previous Borrowing Certificate or (ii) certifies that the Loan proceeds borrowed in the preceding month and not expended during such month shall be expended during the current month, as set forth in Appendix II attached hereto, in each case satisfactory to the Independent Engineer. The Borrower intends to apply the proceeds of the Loans requested pursuant to this Borrowing Certificate to the payment of the Project Costs listed on Appendix II to this Borrowing Certificate or to other Project Costs permitted under the Credit Agreement. No item shown on Appendix II has been heretofore paid for with the proceeds of any previous Loan.

4. The Borrower (a) has applied the proceeds of the prior Loans to the payment of Project Costs as such were listed on Appendix II attached to the preceding Borrowing Certificate or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, (b) reasonably expects that it will apply such proceeds from prior Loans to the Project Costs listed on Appendix III hereto within the next 30 days or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, or (c) to the extent such proceeds were not so applied and are not reasonably expected to be so applied during the next 30 days, such proceeds have been, or are being, applied as a reduction to the current Notice of Borrowing in an amount equal to the proceeds of Loans not previously expended or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, and not contemplated to be spend pursuant to clause (b) of this paragraph; provided, that in no event shall the amount in the applicable Notice of Borrowing be reduced below $2,000,000.

5. Attached as Appendix IV to this Borrowing Certificate is a complete and accurate listing of all approved, pending, and proposed Change Orders, together with copies of all such Change Orders not previously delivered to the Agent. With respect to each of these Change Orders, (a) the ability to achieve Substantial Completion by the Guaranteed Substantial Completion Date has not been adversely and materially affected and (b) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs exceeding the funds then available to pay such Project Costs.

6. With respect to invoices submitted in connection with the proposed borrowing, the Borrower has reviewed the work performed, services rendered and material, equipment or supplies delivered to date (either directly or in reliance on sources of information deemed reliable by the Borrower), and the amounts that have been paid or are to be paid are proper (and in the case of payments being made to the EPC Contractor under the EPC Contract, are being made in accordance with the provisions of the EPC Contract).

- 2 -	EXHIBIT B-1
TO CREDIT AGREEMENT

7. The Project is reasonably expected to achieve Substantial Completion by the Guaranteed Substantial Completion Date and sufficient funds exist in order to achieve Substantial Completion.

8. Attached as Appendix V to this Borrowing Certificate are (a) copies of interim conditional lien waivers executed by the EPC Contractor in respect of the current monthly invoice and interim unconditional lien waivers in respect of all Work (as such term is defined in the EPC Contract) completed as of the date of the previous invoice (other than work in progress) and (b) evidence that the EPC Contractor has received interim conditional lien waivers in respect of the current invoices and interim unconditional lien waivers in respect of all Work (as such term is defined in the EPC Contract) completed as of the date of the previous invoice (other than work in progress) from all of its Major Subcontractors and Major Sub-subcontractors (each as defined in the EPC Contract), which interim lien waivers shall be satisfactory to the Agent and the Independent Engineer.

9. This Borrowing Certificate (and each of the statements contained herein) is intended to be for the sole and express benefit of the Agent and the other Secured Parties and is not intended to be for the benefit of, or to be enforceable by, the EPC Contractor or any subcontractor.

10. The conditions precedent in Section[s] [6.01, 6.02 and]1 6.03 of the Credit Agreement have been satisfied. [With respect to the initial borrowing, the amount of Project Costs paid by or on behalf of the Borrower through the date hereof is [$        ] and the amount scheduled to be spent on Project Costs during the next 30 days is [$            .]2

11. (a) Each of the representations and warranties of the Borrower contained in Article VII of the Credit Agreement is (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the date of the proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (ii) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), (b) no Default or Event of Default has occurred and is continuing as of the date of such disbursement and no Default or Event of Default will

[1]	To be included only in connection with the initial borrowing.
[2]	To be included only in connection with the initial borrowing.

- 3 -	EXHIBIT B-1
TO CREDIT AGREEMENT

result from the requested disbursement or the consummation of the transactions contemplated by the Transaction Documents, (c) no act, event or circumstance affecting the Borrower has arisen that could reasonably be expected to have a Material Adverse Effect and (d) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.

The Borrower hereby certifies, after due inquiry, that the facts stated by the Borrower in this Borrowing Certificate are true and complete.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc.
its General Partner

By:
Name:
Title:

- 4 -	EXHIBIT B-1
TO CREDIT AGREEMENT

APPENDIX I to

Borrowing Certificate

[CONSTRUCTION REPORT]

- 5 -	EXHIBIT B-1
TO CREDIT AGREEMENT

APPENDIX II to

Borrowing Certificate

[LIST PROJECT COSTS BY ITEM AND AMOUNT]

[COPIES OF MONTHLY INVOICES, IF NECESSARY]

- 6 -	EXHIBIT B-1
TO CREDIT AGREEMENT

APPENDIX III to

Borrowing Certificate

[DESCRIPTION OF OTHER PROJECT COSTS THAT WERE LISTED ON PRIOR

APPENDIX I THAT ARE EXPECTED TO BE PAID DURING THE UPCOMING MONTH]

- 7 -	EXHIBIT B-1
TO CREDIT AGREEMENT

APPENDIX IV to

Borrowing Certificate

[LIST AND DESCRIBE ANY “CHANGE ORDERS”]

[ATTACH EXHIBIT “A”, IF NECESSARY, TO EXPLAIN ANY DEVIATIONS

FROM THE CONSTRUCTION BUDGET AND SCHEDULE]

- 8 -	EXHIBIT B-1
TO CREDIT AGREEMENT

APPENDIX V to

Borrowing Certificate

LIEN WAIVERS EXECUTED

- 9 -	EXHIBIT B-1
TO CREDIT AGREEMENT

EXHIBIT B-2

to Credit Agreement

[Form of Final Borrowing Certificate]

FINAL BORROWING CERTIFICATE NO. [    ], dated as of date of proposed borrowing

[Certificates to be numbered consecutively in the order of the dates of the Certificates]

Proposed borrowing date is [                    ]

Reference is made to the Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.04(b) of the Credit Agreement, the Borrower is hereby submitting this Final Borrowing Certificate (this “Final Borrowing Certificate”), dated as of the proposed borrowing date set forth above. The Borrower intends to submit a Notice of Borrowing in connection with the proposed borrowing at least three Business Days prior to the proposed borrowing date pursuant to Section 4.05 of the Credit Agreement.

The Borrower hereby certifies after due inquiry, that:

1. Attached as Appendix I to this Final Borrowing Certificate is the Construction Report and accompanying certificate of an Authorized Officer of the Borrower required to be delivered by the Borrower to the Agent pursuant to Section 8.19 of the Credit Agreement.

2. The amount of the final Loan requested pursuant to the Notice of Borrowing referred to above shall not exceed the sum of (i) Project Costs, if any, which are due and to be paid on or prior to the date of this Final Borrowing Certificate and which are reasonably expected to be due or incurred from the date of this Final Borrowing Certificate to Final Completion including Project Costs which are reasonably projected to be incurred for punch list items and payment retainage and disputed payments in each case as contemplated in the Construction Budget and Schedule (without duplication of any other Borrowing Certificate), (ii) the Required Debt Service Reserve Amount, if then applicable and (iii) an amount, if any, which may be borrowed so that after giving effect to the aggregate final Loan borrowing, the Debt to Equity Ratio is not greater than 80:20.

3. The Borrower hereby (a) attaches hereto, or has previously provided to the Agent and the Independent Engineer, a copy of all monthly invoices issued under the EPC Contract and all invoices in connection with any other Project Costs which the Borrower intends to pay with the Loan proceeds as set forth in Appendix II attached

- 1 -	EXHIBIT B-2
TO CREDIT AGREEMENT

hereto; (b) attaches hereto, or has previously provided to the Agent and the Independent Engineer, a detailed breakdown of (i) each punchlist item and the cost associated thereto, (ii) payment retainage amounts, (iii) each disputed payment amount under the EPC Contract, (iv) the calculation of existing shortfall of the Required Debt Service Amount, and (v) the calculation of the amount of the true-up payment required to be made by the Borrower in order to ensure that the Debt to Equity Ratio is no greater than 80:20 as set forth in Appendix VI attached hereto; (c)(i) attaches hereto, or has previously provided to the Agent and the Independent Engineer, copies of invoices and related documents for Project Costs evidencing the complete use of the Loan proceeds borrowed for the payment of Project Costs as set forth in the previous Borrowing Certificate or (ii) certifies that the Loan proceeds borrowed in the preceding month and not expended during such month shall be expended during the current month, as set forth in Appendix II attached hereto, in each case satisfactory to the Independent Engineer. The Borrower intends to apply the proceeds of the Loans requested pursuant to this Borrowing Certificate to the payment of the Project Costs listed on Appendix II to this Borrowing Certificate or to other Project Costs permitted under the Credit Agreement. No item shown on Appendix II has been heretofore paid for with the proceeds of any previous Loan.

4. The Borrower (a) has applied the proceeds of the prior Loans to the payment of Project Costs as such were listed on Appendix II attached to the preceding Borrowing Certificate or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, (b) reasonably expects that it will apply such proceeds from prior Loans to the Project Costs listed on Appendix III hereto prior to Final Completion or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, or (c) to the extent such proceeds were not so applied and are not reasonably expected to be so applied prior to Final Completion, such proceeds have been, or are being, applied as a reduction to the current Notice of Borrowing in an amount equal to the proceeds of Loans not previously expended or, in respect of any disputed amounts, deposited to the Escrow Account or retained in the Construction Account pending resolution of the dispute, and not contemplated to be spent pursuant to clause (b) of this paragraph.

5. The projections of punch list items expected to be paid with the proceeds of the final Loan are in accordance with the Construction Budget and Schedule.

6. Attached as Appendix IV to this Borrowing Certificate is a complete and accurate listing of all approved, pending, and proposed Change Orders, together with copies of all such Change Orders not previously delivered to the Agent. With respect to each of these Change Orders, (a) the ability to achieve Final Completion in accordance with the Construction Budget and Schedule has not been adversely and materially affected and (b) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs exceeding the funds then available to pay such Project Costs.

7. With respect to invoices submitted in connection with the proposed borrowing, the Borrower has reviewed the work performed, services rendered and

- 2 -	EXHIBIT B-2
TO CREDIT AGREEMENT

material, equipment or supplies delivered to date (either directly or in reliance on sources of information deemed reliable by the Borrower), and the amounts that have been paid or are to be paid are proper (and in the case of payments being made to the EPC Contractor under the EPC Contract, are being made in accordance with the provisions of the EPC Contract).

8. The Term Conversion Date has occurred.

9. Attached as Appendix V to this Borrowing Certificate are (a) interim conditional lien waivers executed by the EPC Contractor in respect of the current monthly invoice and interim unconditional lien waivers in respect of all Work (as such term is defined in the EPC Contract) completed as of the date of the previous invoice (other than work in progress) and (b) evidence that the EPC Contractor has received interim conditional lien waivers in respect of the current monthly invoice and interim unconditional lien waivers in respect of all Work (as such term is defined in the EPC Contract) completed as of the date of the previous invoice (other than work in progress) from all of the Major Subcontractors and Major Sub-subcontractors (each as defined in the EPC Contract), which interim lien waivers shall be satisfactory to the Agent the Independent Engineer.

10. This Borrowing Certificate (and each of the statements contained herein) is intended to be for the sole and express benefit of the Agent and the other Secured Parties and is not intended to be for the benefit of, or to be enforceable by, the EPC Contractor or any subcontractor.

11. The conditions precedent in Section 6.04 of the Credit Agreement have been satisfied.

12. (a) Each of the representations and warranties of the Borrower contained in Article VII of the Credit Agreement is (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the date of the proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (ii) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such proposed borrowing (both immediately prior to such proposed borrowing and also after giving effect to such proposed borrowing and to the intended use of such proposed borrowing) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date), (b) no Default or Event of Default has occurred and is continuing as of the date of such disbursement and no Default or Event of Default will result from the requested disbursement or the consummation of the transactions contemplated by the Transaction Documents, (c) no act, event or circumstance affecting the Borrower has arisen that could reasonably be expected to have a Material Adverse Effect and (d) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.

- 3 -	EXHIBIT B-2
TO CREDIT AGREEMENT

The Borrower hereby certifies, after due inquiry, that the facts stated by the Borrower in this Borrowing Certificate are true and complete.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc.
its General Partner

By:
Name:
Title:

- 4 -	EXHIBIT B-2
TO CREDIT AGREEMENT

APPENDIX I to

Borrowing Certificate

[CONSTRUCTION REPORT]

- 5 -	EXHIBIT B-2
TO CREDIT AGREEMENT

APPENDIX II to

Borrowing Certificate

[LIST PROJECT COSTS BY ITEM AND AMOUNT]

[COPIES OF MONTHLY INVOICES, IF NECESSARY]

- 6 -	EXHIBIT B-2
TO CREDIT AGREEMENT

APPENDIX III to

Borrowing Certificate

[DESCRIPTION OF OTHER PROJECT COSTS THAT WERE LISTED ON PRIOR

APPENDIX I THAT ARE EXPECTED TO BE PAID PRIOR TO FINAL COMPLETION]

- 7 -	EXHIBIT B-2
TO CREDIT AGREEMENT

APPENDIX IV to

Borrowing Certificate

[LIST AND DESCRIBE ANY “CHANGE ORDERS”]

[ATTACH EXHIBIT “A”, IF NECESSARY, TO EXPLAIN ANY DEVIATIONS

FROM THE CONSTRUCTION BUDGET AND SCHEDULE]

- 8 -	EXHIBIT B-2
TO CREDIT AGREEMENT

APPENDIX V to

Borrowing Certificate

LIEN WAIVERS

- 9 -	EXHIBIT B-2
TO CREDIT AGREEMENT

APPENDIX VI to

Borrowing Certificate

[LIST EACH PUNCHLIST ITEM AND COST ASSOCIATED THERETO]

[EVIDENCE OF PAYMENT RETAINAGE AMOUNTS]

[LIST EACH DISPUTED PAYMENT AMOUNT UNDER EPC CONTRACT]

[EVIDENCE OF ADEQUACY OF TRUE-UP PAYMENT]

- 10 -	EXHIBIT B-2
TO CREDIT AGREEMENT

EXHIBIT C-1

to Credit Agreement

[Form of Independent Engineer’s Certificate (initial borrowing only)]

INDEPENDENT ENGINEER’S CERTIFICATE

Reference is made to: (i) the Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and (ii) the letter dated July 1, 2004 from Stone & Webster Management Consultants, Inc. to the Collateral Agent (collectively, the “Agreements”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

The undersigned,                                                  , an Authorized Officer of the Independent Engineer, hereby certifies that:

1. The Independent Engineer has reviewed the material and data provided by (a) the Borrower and (b) the EPC Contractor in connection with Borrowing Certificate No.          dated          (the “Borrowing Certificate”).

2. The Independent Engineer has reviewed technical aspects of the Project, including engineering design, cost and scheduling estimates and the technical provisions in the Project Documents related to Development and permits in accordance with the scope of work under the Agreements.

3. The Independent Engineer has reviewed the balance of the Construction Account and material and data provided by the Borrower evidencing that (i) the Equity Contribution Amount has been irrevocably paid in cash and in full by the Pledgor to the Borrower and (ii) the Equity Contribution Amount has been fully spent on Project Costs.

4. The Independent Engineer has performed its review and observations in accordance with generally accepted engineering practices and included such investigation, observation and review as the Independent Engineer in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment as described in paragraph 2 above. The Independent Engineer has also reviewed the Borrowing Certificate, including any appendices, schedules and requisitions and/or invoices attached thereto or delivered therewith.

5. As of the Funding Date, the Estimated Amounts have been used to pay for Project Costs and may be borrowed in accordance with the Borrower’s initial Borrowing Certificate, as further described in Section 6.02(d)(ii) of the Credit Agreement.

- 1 -	EXHIBIT C-1
TO CREDIT AGREEMENT

Based on the review of the aforementioned information and data provided to the Independent Engineer by others and the understanding and assumption that the Independent Engineer has been provided true, correct and complete information, the Independent Engineer is of the opinion that, as of the date hereof: (1) the statements set forth in Paragraphs 2, 4(a), 4(b), and 7 and the second sentence of Paragraph 10 of the Borrowing Certificate are true and correct, (2) the Project Costs projected to be incurred between the date of submission of the Borrowing Certificate and the date of this Certificate have been incurred, (3) the progress of the Development is in accordance with the Construction Budget and Schedule, (4) sufficient funds exist in order to achieve Final Completion and (5) the Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the attached Borrowing Certificate untrue or misleading.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this              day of                     , 2005.3

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:
Name:
Title:

[3]	To be dated as of the Funding Date.

- 2 -	EXHIBIT C-1
TO CREDIT AGREEMENT

EXHIBIT C-2

to Credit Agreement

[Form of Independent Engineer’s Certificate]

INDEPENDENT ENGINEER’S CERTIFICATE

Reference is made to: (i) the Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and (ii) the letter dated July 1, 2004 from Stone & Webster Management Consultants, Inc. to the Collateral Agent (collectively, the “Agreements”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

The undersigned,                                                  , an Authorized Officer of the Independent Engineer, hereby certifies that:

1. The Independent Engineer has reviewed the material and data provided by (a) the Borrower and (b) the EPC Contractor since the date of the last Borrowing Certificate (the “Borrowing Certificate”) consisting of: Borrowing Certificate No.          dated          and work progress documents consisting of the EPC Contractor’s monthly progress report, the Borrower’s Construction Report, and schedule updates.

2. The Independent Engineer has reviewed technical aspects of the Project, including engineering design, cost and scheduling estimates and the technical provisions in the Project Documents related to Development and permits in accordance with the scope of work under the Agreements.

3. The Independent Engineer has performed its review and observations in accordance with generally accepted engineering practices and included such investigation, observation and review as the Independent Engineer in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment as described in the preceding paragraph. The Independent Engineer has also reviewed the Borrowing Certificate, including any appendices, schedules and requisitions and/or invoices attached thereto or delivered therewith.

Based on the review of the aforementioned information and data provided to the Independent Engineer by others and the understanding and assumption that the Independent Engineer has been provided true, correct and complete information, the Independent Engineer is of the opinion that, as of the date hereof: (1) the statements set forth in Paragraphs 2, 4(a), 4(b) and 7 of the Borrowing Certificate are true and correct, (2) the progress of the Development is in accordance with the Construction Budget and Schedule, (3) the current utilization of the Loan proceeds from previous borrowings is in accordance with the uses contemplated in the

- 1 -	EXHIBIT C-2
TO CREDIT AGREEMENT

Borrowing Certificate pursuant to which such Loans were borrowed, (4) sufficient funds exist in order to achieve Final Completion and (5) the Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the attached Borrowing Certificate untrue or misleading.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this              day of                     , 2005.

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:
Name:
Title:

- 2 -	EXHIBIT C-2
TO CREDIT AGREEMENT

EXHIBIT C-3

to Credit Agreement

[Form of Independent Engineer’s Certificate (final borrowing only)]

INDEPENDENT ENGINEER’S CERTIFICATE

Reference is made to: (i) the Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and (ii) the letter dated July 1, 2004 from Stone & Webster Management Consultants, Inc. to the Collateral Agent (collectively, the “Agreements”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

The undersigned,                                                  , an Authorized Officer of the Independent Engineer, hereby certifies that:

1. The Independent Engineer has reviewed the material and data provided by (a) the Borrower and (b) the EPC Contractor since the date of the last Borrowing Certificate (the “Borrowing Certificate”) consisting of: Borrowing Certificate No.          dated          and work progress documents consisting of the EPC Contractor’s monthly progress report, the Borrower’s Construction Report, and schedule updates.

2. The Independent Engineer has reviewed documentation relating to payment retainage and payment disputes relating to the EPC Contract and hereby confirms [the accuracy of the retainage amounts and disputed amounts evidenced by] such documentation.

3. The Independent Engineer has reviewed technical aspects of the Project, including engineering design, cost and scheduling estimates and the technical provisions in the Project Documents related to Development and permits in accordance with the scope of work under the Agreements.

4. The Independent Engineer has performed its review and observations in accordance with generally accepted engineering practices and included such investigation, observation and review as the Independent Engineer in its professional capacity deemed necessary or appropriate in the circumstances and within the scope of its appointment as described in the preceding paragraph. The Independent Engineer has also reviewed the Borrowing Certificate, including any appendices, schedules and requisitions and/or invoices attached thereto or delivered therewith.

Based on the review of the aforementioned information and data provided to the Independent Engineer by others and the understanding and assumption that the Independent

- 1 -	EXHIBIT C-3
TO CREDIT AGREEMENT

Engineer has been provided true, correct and complete information, the Independent Engineer is of the opinion that, as of the date hereof: (1) the statements set forth in Paragraphs 2, 4(a), 4(b) and 8 of the Borrowing Certificate are true and correct, (2) the current utilization of the Loan proceeds from previous borrowings is in accordance with the uses contemplated in the Borrowing Certificate pursuant to which such Loans were borrowed, (3) the Project has achieved Substantial Completion, (4) the funds which are on deposit in the Collateral Accounts together with the amount of the proposed final borrowing are sufficient to achieve Final Completion, and (5) the Independent Engineer is not aware of any fact or circumstance which would render any statement made by the Borrower in the attached Borrowing Certificate untrue or misleading.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as a duly authorized representative of the Independent Engineer this      day of             , 2005.

STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.

By:
Name:
Title:

- 2 -	EXHIBIT C-3
TO CREDIT AGREEMENT

EXHIBIT D

to Credit Agreement

[Form of Pending Disbursements Clause]

PENDING DISBURSEMENTS CLAUSE

Pending disbursement of the full proceeds of the loans secured by the insured mortgage described herein, this policy insures only to the extent of the amount actually disbursed plus interest accrued thereon but increases up to the face amount of the policy as disbursements are made.

Title shall be continued down to the date of each disbursement and the Company shall furnish to the insured a continuation report and date down endorsement which shall note (a) the new effective date of the policy and the endorsements and the amount of the policy, (b) all assessments, taxes, liens, encumbrances, leases, mortgages, easements and other items including survey variations, encroachments and setback violations then affecting the insured premises which have been filed of record or discovered by the Title Company since the original date of the policy regardless of whether they affect the lien of the insured mortgages, (c) which of the aforesaid items have been filed or recorded since the date of the last preceding continuation report and (d) which of said items are intended to be added as exceptions to the coverage of the policy as to (i) all amounts secured by the insured mortgages and (ii) only amounts secured by the insured mortgages advanced on or after the new effective date of the policy.

In addition, each continuation search will notify Lenders of any liens which have been discharged by bonding, court deposit or any other means other than full payment.

In the event that the lien of the insured mortgages described herein is insured by more than one insurer, the Title Company agrees that it shall be bound by the continuation reports of a single company specified as “lead” insurer herein.

- 1 -	EXHIBIT D
TO CREDIT AGREEMENT

EXHIBIT E

to Credit Agreement

FORM OF PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of February 25, 2005 (this “Agreement”), is made among SABINE PASS LNG – LP, LLC, a Delaware limited liability company (“Sabine LP”) and SABINE PASS LNG – GP, INC., a Delaware corporation (“Sabine GP” and each of Sabine LP and Sabine GP, a “Pledgor” and, collectively, the “Pledgors”), SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), SOCIÉTÉ GÉNÉRALE, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, acting hereunder as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) on behalf of and for the benefit of the Secured Parties.

RECITALS

A. Pursuant to the Credit Agreement, dated as of February 25, 2005 (the “Credit Agreement”), among the Borrower, each of the lenders that is or may from time to time become a party thereto (collectively, the “Lenders”), Société Générale in its capacities as a Lender and as Agent and the Collateral Agent, the Lenders have agreed to make certain Loans to the Borrower, on the terms and subject to the conditions of the Credit Agreement.

B. It is a requirement under the Credit Agreement and a condition precedent to the making of the Loans that the Pledgors shall have executed and delivered this Agreement.

C. To induce the Lenders to enter into, and to extend credit under, the Credit Agreement, the Pledgors have agreed to pledge and grant a security interest in the Collateral (including the Pledge Agreement Collateral) to the Collateral Agent as collateral security for the Secured Obligations.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE XII

DEFINITIONS

Capitalized terms that are defined herein shall have the meanings herein specified and such definitions shall be equally applicable to the singular and plural forms of the terms defined. Capitalized terms not otherwise defined herein shall have the meanings set forth in, and the interpretations applicable thereto under, the Credit Agreement. All terms used herein which are not defined herein or in the Credit Agreement and are defined in the Uniform Commercial Code shall have the meanings therein stated. Unless otherwise stated, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document and all schedules, exhibits and attachments thereto as in effect as of the date hereof, as the same may thereafter be amended, supplemented or modified and in effect from time to time in accordance

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TO CREDIT AGREEMENT

with the terms of this Agreement and the other Transaction Documents and shall include any agreement, contract or document in substitution or replacement of any of the foregoing in accordance with the terms of this Agreement and the other Transaction Documents. Any reference to any Person shall include its permitted successors and assigns in accordance with the terms of this Agreement and the other Transaction Documents, and in the case of any Government Authority, any Persons succeeding to its functions and capacities. Unless the context clearly intends to the contrary, pronouns having a masculine or feminine gender shall be deemed to include the other. All references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Pledge Agreement Collateral” shall have the meaning assigned to such term in Article III hereof.

“Permitted Pledgor Liens” shall mean (a) Liens imposed by any Government Rule which are not yet due or which are being Contested, (b) Liens created pursuant to this Agreement or (c) Liens in the nature of restrictions on transfer and other restrictions, encumbrances or preferential rights under the Partnership Agreement.

“Records” shall have the meaning assigned to such term in Article II(a) hereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interests hereunder in any Pledge Agreement Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants with respect to itself to the Collateral Agent for the benefit of the Secured Parties that:

(a) The principal place of business and chief executive office of such Pledgor and the office where such Pledgor keeps its records concerning the Pledge Agreement Collateral (hereinafter, collectively, the “Records”) is located at such Pledgor’s address for notices set forth on the signature pages hereto.

(b) Sabine GP is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in all places where necessary in light of the business it conducts and the property it owns and in light of the transactions contemplated by this Agreement, the Partnership Agreement and each other Transaction Document to which it

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TO CREDIT AGREEMENT

is a party. Sabine LP is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and is in good standing in all places where necessary in light of the business it conducts and the property it owns and in light of the transactions contemplated by this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party.

(c) Such Pledgor has the full corporate or limited liability company power, as the case may be, authority and legal right to execute, deliver and perform its obligations under this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party. The execution, delivery and performance by such Pledgor of this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and limited liability company action, as the case may be, of such Pledgor. Each of this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by such Pledgor, is in full force and effect and is the legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether enforcement thereof is sought in a proceeding at law or in equity). Such Pledgor is not in default in the performance of any covenant or obligation set forth in this Agreement, the Partnership Agreement, any other Transaction Document to which it is a party or any other indenture or loan or credit agreement or other agreement, lease or instrument to which it is a party or by which any of its property may be bound or affected except any such default that could not reasonably be expected to result in a Material Adverse Effect.

(d) The execution, delivery and performance by such Pledgor of this Agreement, the Partnership Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not:

(i) require any consent or approval of the board of directors, any shareholder, member or manager, as the case may be, of such Pledgor or any other Person that has not been duly obtained and each such consent or approval that has been obtained is in full force and effect,

(ii) violate any provision of the charter documents of such Pledgor or any applicable Government Rule or Government Approval applicable to such Pledgor,

(iii) conflict with, result in a breach of or constitute a default under any provision of any resolution of the board of directors or managers, as the case may be, of such Pledgor or any indenture or loan or credit agreement or other material agreement, lease or instrument to which such Pledgor is a party or by which it or

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TO CREDIT AGREEMENT

any of its property may be bound or affected except any such conflict, breach or default that could not reasonably be expected to result in a Material Adverse Effect, or

(iv) result in, or require the creation or imposition of, any Lien, upon or with respect to the Pledge Agreement Collateral, except for Permitted Pledgor Liens.

Such Pledgor is not in violation of any applicable Government Rule except any such violation that could not reasonably be expected to result in a Material Adverse Effect.

(e) This Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid lien on and security interest in all of such Pledgor’s right, title and interest in, to and under the Pledge Agreement Collateral, subject to no other Lien except Permitted Pledgor Liens, securing the payment and performance of the Secured Obligations, and all filings and other actions necessary to create, preserve, validate, perfect and protect such Lien and the priority thereof have been duly made or taken (other than any such filings or other actions permitted to be made or taken after the Closing Date in accordance with this Agreement and the other Financing Documents).

(f) No Government Approval by, and no filing with, any Government Authority is required to be obtained by such Pledgor in connection with this Agreement, the Partnership Agreement or any other Transaction Document to which it is a party and the transactions contemplated hereby and thereby (except for such Government Approvals and such filings heretofore obtained or made and in full force and effect and for the filing of the financing statements in the relevant jurisdictions).

(g) Such Pledgor is the sole legal and beneficial owner of the Pledge Agreement Collateral in which it purports to grant a security interest pursuant to Article III hereof, and no Lien exists upon the Pledge Agreement Collateral (and, with respect to its partnership interest in the Borrower, no right or option, except as provided in the Partnership Agreement, to acquire the same exists in favor of any other Person), except for the pledge and security interest in favor of the Collateral Agent for the benefit of the Secured Parties created or provided for herein and except for Permitted Pledgor Liens.

(h) There is no action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body now pending, or to the knowledge of such Pledgor, threatened, against or affecting such Pledgor or any of its property or the Pledge Agreement Collateral which could reasonably be expected to result in a Material Adverse Effect.

(i) Such Pledgor has filed, or caused to be filed, all tax and information returns that are required to have been filed by it in any jurisdiction, and has paid (prior to their delinquency dates) all Taxes shown to be due and payable on such returns and all other Taxes payable by it, to the extent the same have become due and payable, except to the extent there is Contest thereof by such Pledgor or to the extent that the failure to file

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TO CREDIT AGREEMENT

such returns or to pay such Taxes could reasonably be expected to result in a Material Adverse Effect, and no tax Liens have been filed and no claims are being asserted with respect to any such Taxes except any such tax Liens and claims that could not be reasonably be expected to result in a Material Adverse Effect.

(j) Such Pledgor is not (i) an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation as a “public-utility company,” a “holding company” or a “subsidiary company” or “affiliate” of any of the foregoing, under the Public Utility Holding Company Act of 1935, as amended.

(k) Such Pledgor is a partner in the Borrower and its partnership interest together with the interest of the other Pledgor constitutes 100% of the authorized, issued and outstanding partnership interests in the Borrower as of the date hereof.

ARTICLE XIV

PLEDGE AGREEMENT COLLATERAL

As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations now existing or hereafter arising, each Pledgor hereby pledges, assigns, hypothecates and transfers to the Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of such Pledgor’s right, title and interest in, to and under the following, whether now owned by such Pledgor or hereafter acquired and whether now existing or hereafter coming into existence and wherever located (all being collectively referred to herein as the “Pledge Agreement Collateral”):

(a) its partnership interest in the Borrower, including, without limitation, all of its right, title and interest in, to and under the Partnership Agreement, including, without limitation, (i) all rights of such Pledgor to receive moneys due but unpaid and to become due under or pursuant to the Partnership Agreement, (ii) all rights of such Pledgor to participate in the operation or management of the Borrower and to take actions or consent to actions in accordance with the provisions of the Partnership Agreement, (iii) all rights of such Pledgor to property of the Borrower, (iv) all rights of such Pledgor to receive proceeds of any insurance, bond, indemnity, warranty or guaranty with respect to the Partnership Agreement, (v) all claims of such Pledgor for damages arising out of or for breach of or default under the Partnership Agreement and (vi) all rights of such Pledgor to terminate, amend, supplement, modify or waive performance under the Partnership Agreement, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder;

(b) all certificates representing its partnership interest or a distribution or return of capital upon or with respect to its partnership interest or resulting from a split-up, revision, reclassification or other like change of the Pledge Agreement Collateral or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of the Pledge Agreement Collateral; and

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TO CREDIT AGREEMENT

(c) to the extent not included in the foregoing, all proceeds, products, offspring, rents, revenues, issues, profits, royalties, income, benefits, accessions, additions, substitutions and replacements of and to any and all of the foregoing.

ARTICLE XV

COVENANTS

Each Pledgor covenants and agrees that, until the Secured Obligations have been indefeasibly paid in full:

(a) Such Pledgor shall not (i) cancel or terminate the Partnership Agreement or consent to or accept any cancellation or termination thereof or (ii) amend, supplement or modify (or petition, request or take any other legal or administrative action that seeks to amend, supplement or modify) the Partnership Agreement except as permitted pursuant to Section 8.11(a) of the Credit Agreement or (iii) take or otherwise consent to any action that would result in an Event of Default.

(b) Such Pledgor shall preserve and maintain its corporate or limited liabilities company existence, as the case may be, and all of its rights, privileges and franchises that are necessary for the maintenance of its existence and the due performance of its obligations under this Agreement and the Partnership Agreement.

(c) Such Pledgor shall pay and discharge all Taxes now or hereafter imposed on such Pledgor, on its income or profits, on any of its property or upon the Liens provided for herein, prior to the date on which penalties attach thereto, except to the extent that the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect; provided that such Pledgor shall have the right to Contest the validity or amount of any such Tax.

(d) Such Pledgor shall not (i) create, incur, assume or suffer to exist any Lien upon any of the Pledge Agreement Collateral other than Permitted Pledgor Liens, (ii) directly or indirectly create or incur any debt except Indebtedness for borrowed money under the Partnership Agreement or Indebtedness for borrowed money owed to Affiliates of such Pledgor, (iii) directly or indirectly create, incur, assume or otherwise become liable with respect to any Guaranty except any Guaranty directly arising under the Partnership Agreement, (iv) make any investments other than Permitted Investments and investments in the Borrower, (v) engage in any business other than in connection with its partnership interest in the Borrower and, with respect to Sabine GP, in connection with its obligations pursuant to the Management Services Agreement, (vi) merge into or consolidate with any Person or (vii) purchase or acquire any assets, or convey, sell, lease transfer or otherwise dispose of, in one transaction or a series of transactions, any assets except investments permitted under clause (iv) above.

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(e) Such Pledgor shall promptly but in no case later than five Business Days upon obtaining knowledge of any action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body pending or threatened against such Pledgor which could reasonably be expected to result in a Material Adverse Effect with respect to it, furnish to the Collateral Agent a notice of such event describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that such Pledgor has taken or proposes to take with respect thereto.

(f) Such Pledgor shall not sell, assign, transfer or otherwise dispose of all or any part of its partnership interest in the Borrower, or consent to the creation of any limited or partnership interest in the Borrower in a manner so as to cause the occurrence of an Event of Default under Section 9.01(q) of the Credit Agreement.

(g) Such Pledgor shall not voluntarily withdraw as a partner in the Borrower in a manner so as to cause the occurrence of an Event of Default under Section 9.01(q) of the Credit Agreement.

(h) Such Pledgor shall not petition, request or take, or consent to, any action to terminate, dissolve or liquidate the Borrower or commence or consent to the commencement of any proceeding seeking the termination, dissolution or liquidation of the Borrower.

ARTICLE XVI

FURTHER ASSURANCES; REMEDIES

In furtherance of the grant of the lien and security interest pursuant to Article III hereof, each Pledgor hereby agrees with the Collateral Agent as follows:

16.01 Delivery and Other Perfection. Such Pledgor shall:

(a) if any of the certificates, warrants, rights, options or other property required to be pledged by such Pledgor under Article III hereof are received by such Pledgor, forthwith:

(i) transfer and deliver to the Collateral Agent such certificates, warrants, rights, options or other property so received by such Pledgor all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Pledge Agreement Collateral; and/or

(ii) take such other action as the Collateral Agent shall reasonably deem necessary or appropriate to duly record the Lien created hereunder in such certificates, warrants, rights, options or other property;

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(b) give, execute, deliver, file and/or record any financing statement, continuation statement, notice, instrument, document, agreement or other papers that may be required:

(i) to create, preserve, perfect or validate the security interest granted pursuant hereto so that the Collateral Agent’s security interest in Pledge Agreement Collateral shall at all times be valid, perfected and enforceable against such Pledgor and all third parties, as security for the Secured Obligations, and that the applicable Pledge Agreement Collateral shall not at any time be subject to any Lien, other than a Permitted Pledgor Lien, that is prior to, on parity with or junior to such security interest, or

(ii) to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, causing any or all of the Pledge Agreement Collateral to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any Pledge Agreement Collateral is transferred into its name or the name of its nominee, the Collateral Agent shall thereafter promptly give to such Pledgor copies of any notices and communications received by it with respect to the Pledge Agreement Collateral).

Without limiting the generality of the foregoing, such Pledgor shall, if any Pledge Agreement Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Collateral Agent such note or instrument duly endorsed or accompanied by duly executed instruments of transfer or assignment, all in such form and substance as will allow the Collateral Agent to realize upon the Pledge Agreement Collateral pursuant to Section 5.05 hereof;

(c) maintain, hold and preserve full and accurate records, and stamp or otherwise mark such records in such manner as may reasonably be required in order to reflect the security interests granted by this Agreement; and

(d) permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to conduct reasonable inspections and examinations of, and make reasonable abstracts from, its Records and, upon reasonable request of the Collateral Agent, forward to the Collateral Agent copies of all communications relating to the Pledge Agreement Collateral and copies of any material notices or communications received by such Pledgor with respect to the Pledge Agreement Collateral, all in such manner as the Collateral Agent may reasonably require.

16.02 Other Financing Statements and Liens. Without the prior consent of the Collateral Agent (granted with the written authorization of the Secured Parties in accordance with the Credit Agreement), no Pledgor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Pledge Agreement Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties.

16.03 Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Pledge Agreement Collateral.

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16.04 Pledge Agreement Collateral.

(a) So long as no Event of Default shall have occurred and be continuing, each Pledgor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledge Agreement Collateral for all purposes not inconsistent with the terms of this Agreement, any Project Document or any other Transaction Document; and the Collateral Agent shall execute and deliver to each Pledgor or cause to be executed and delivered to each Pledgor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the rights and powers which it is entitled to exercise pursuant to this Section 5.04(a).

(b) Each Pledgor shall be entitled to receive and retain any and all Restricted Payments to which it is entitled under the Partnership Agreement and, in the case of Sabine Pass LNG – GP, Inc., all amounts payable to it in accordance with the Management Services Agreement, and distribute as dividends or otherwise any and all such Restricted Payments, to the extent that such Restricted Payments are made by the Borrower in accordance with the Credit Agreement and the other Financing Documents.

(c) If any Event of Default shall have occurred and be continuing, and whether or not the Collateral Agent or any other Secured Party exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable Government Rule or under this Agreement or any other Financing Document, all Restricted Payments to which any Pledgor is entitled under the Partnership Agreement, the Credit Agreement and the other Financing Documents while such Event of Default continues, shall be paid directly to the Collateral Agent and retained by it as part of the Pledge Agreement Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so request, each Pledgor agrees to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is waived or cured, any such Restricted Payment theretofore paid to the Collateral Agent shall, upon request of such Pledgor (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Agent to such Pledgor.

16.05 Event of Default. If any Event of Default shall occur and be continuing then,

(a) the Collateral Agent shall have the rights and the obligations with respect to this Agreement as more particularly provided in the Credit Agreement;

(b) the Collateral Agent, may, without notice to each Pledgor and at such time or times as the Collateral Agent in its sole discretion may determine, exercise any or all of such Pledgor’s rights in, to and under, or in any way connected with or related to any of the Pledge Agreement Collateral and the Collateral Agent shall otherwise have all of the rights and remedies with respect to the Pledge Agreement Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and

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remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by applicable Government Rule, to exercise all voting, consensual and other powers of ownership pertaining to the Pledge Agreement Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Pledgor agrees to take all such action as may be appropriate to give effect to such right);

(c) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Pledge Agreement Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of any of the Pledge Agreement Collateral;

(d) the Collateral Agent may, in its name or in the name of each Pledgor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledge Agreement Collateral, but shall be under no obligation to do so; and

(e) the Collateral Agent shall upon the request of the Majority Lenders upon 10 Business Days’ prior notice to each Pledgor of the time and place, with respect to the Pledge Agreement Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, the other Secured Parties or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Pledge Agreement Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Pledge Agreement Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable Government Rule, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of any Pledgor, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable Government Rule. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 5.05 shall be applied in accordance with Section 5.08 hereof.

Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledge Agreement Collateral, to limit purchasers to those who will agree, among other things, to acquire the Pledge Agreement Collateral for their own account, for investment and not with a view to the distribution or resale

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thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledge Agreement Collateral for the period of time necessary to permit the respective issuer thereof to register it for public sale.

16.06 Removals, Etc. Without at least 30 days’ prior notice to the Collateral Agent, no Pledgor shall:

(a) maintain any of its Records at any office or maintain its principal place of business or chief executive office at any place other than at such Pledgor’s address for notices set forth on the signature pages hereto, or

(b) change its corporate name, or the name under which it does business, from the name shown on the signature pages hereto.

16.07 Private Sale. The Collateral Agent and the other Secured Parties shall incur no liability as a result of the sale of the Pledge Agreement Collateral, or any part thereof, at any private sale pursuant to Section 5.05 hereof conducted in a commercially reasonable manner. Each Pledgor hereby waives, to the maximum extent permitted by applicable Government Rule, any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Pledge Agreement Collateral may have been sold at such a commercially reasonable private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if, to the extent that it is commercially reasonable to do so, the Collateral Agent accepts the first offer received and does not offer the Pledge Agreement Collateral to more than one offeree.

16.08 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Pledge Agreement Collateral pursuant hereto shall be remitted to the Collateral Agent in the form received with all necessary endorsements and, to the maximum extent permitted by applicable Government Rule, be applied in accordance with Section 6.04 of the Security Agreement.

16.09 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of the Pledgors for the purpose of carrying out the provisions of this Article V and taking any action and executing any instruments which may be reasonably required to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Article V to make collections in respect of the Pledge Agreement Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Pledgors representing any dividend, payment or other distribution in respect of the Pledge Agreement Collateral or any part thereof and to give full discharge for the same.

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16.10 Perfection. Prior to the Closing Date, each Pledgor shall file or cause to be filed such financing statements and other documents in the offices set forth on Annex I hereto and such other offices as may be necessary to perfect the security interests granted by Article III hereof. Each Pledgor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Pledge Agreement Collateral without the signature of such Pledgor where permitted by applicable Government Rule; provided that such authorization shall not release such Pledgor from its obligations under Section 5.01(b) hereof. Copies of any such statement or amendment thereto shall promptly be delivered to such Pledgor.

16.11 Release and Termination.

(a) Upon any transfer of any Pledge Agreement Collateral by any Pledgor not prohibited by this Agreement or the Financing Documents, the Collateral Agent shall, upon the written request of (and at the sole cost and expense of) such Pledgor, promptly execute and deliver to such Pledgor such Uniform Commercial Code termination statements and such other documentation as shall be requested by such Pledgor to effect the termination and release of the Liens on such Pledge Agreement Collateral.

(b) Upon the date that the Secured Obligations are indefeasibly paid in full, the security interest created by this Agreement shall terminate and all rights to the Pledge Agreement Collateral shall revert to the Pledgors, and the Collateral Agent shall, upon receipt of written notice from the Agent that the Secured Obligations have been so paid, forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Pledge Agreement Collateral and money received in respect thereof, to or on the order of the Pledgors. The Collateral Agent shall also promptly execute and deliver to each Pledgor at such Pledgor’s expense, upon receipt of such written notice from the Agent, such Uniform Commercial Code termination statements and such other documentation as shall be requested by such Pledgor to effect the termination and release of the Liens on the Pledge Agreement Collateral.

16.12 Further Assurances. Each Pledgor agrees that, from time to time upon the request of the Collateral Agent, each Pledgor shall execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effectuate the purposes of this Agreement.

ARTICLE XVII

MISCELLANEOUS

17.01 Expenses of Pledgor’s Agreements and Duties. The terms, conditions, covenants and agreements to be observed or performed by each Pledgor under this Agreement shall be observed or performed by it at its sole cost and expense.

17.02 Collateral Agent’s Right to Perform on Pledgor’s Behalf. If any Pledgor shall fail to observe or perform any of the terms, conditions, covenants and agreements to be observed or performed by it under this Agreement, the Collateral Agent may (but shall not be

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obligated to), to the extent legally practicable (and so long as the rights of the Collateral Agent shall not be adversely affected thereby (as determined by the Collateral Agent)), upon reasonable notice to such Pledgor, do the same or cause it to be done or performed or observed at the expense of such Pledgor, either in its name or in the name and on behalf of such Pledgor, and such Pledgor hereby authorizes the Collateral Agent so to do.

17.03 Waivers of Rights Inhibiting Enforcement. Each Pledgor waives:

(a) any claim that, as to any part of the Pledge Agreement Collateral, a public sale, should the Collateral Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Pledge Agreement Collateral,

(b) the right to assert in any action or proceeding between it and the Collateral Agent relating to this Agreement any offsets or counterclaims (other than mandatory counterclaims) that it may have,

(c) except as otherwise provided in this Agreement, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE PLEDGE AGREEMENT COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT SUCH PLEDGOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE COLLATERAL AGENT’S RIGHTS HEREUNDER,

(d) all rights of redemption, appraisement, valuation, stay and extension or moratorium, and

(e) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies under this Agreement or the absolute sale of the Pledge Agreement Collateral, now or hereafter in force under any applicable Government Rule, and each Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waive the benefit of all such laws and rights.

17.04 No Waiver. No failure on the part of the Collateral Agent or any of its agents to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, and no single or partial exercise by the Collateral Agent or any of its agents of any right, power or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided herein are cumulative and are not exclusive of any remedies provided by applicable Government Rule.

17.05 Notices. All notices, requests and other communications provided for in this Agreement shall be given or made in writing (including by telecopy) and delivered to the

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intended recipient at the address specified below or, as to any party, at such other address as is designated by that party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice or notice sent by courier, upon receipt, in each case given or addressed as provided in this Section 6.05.

If to the Pledgors:

Sabine Pass LNG – LP, LLC

2215 –B Renaissance Drive, Suite 5

Las Vegas, NV 88119

Sabine Pass LNG – GP, Inc.

717 Texas Avenue, Suite 3100

Houston, TX 77002

If to the Collateral Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attn: Corporate Trust

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

One Liberty Place

1650 Market Street, Suite 4900

Philadelphia, PA 19103

Attn: Peter Tucci, Esq.

17.06 Waivers, Etc. This Agreement may be amended, supplemented or modified only by an instrument in writing signed by each Pledgor and the Collateral Agent acting in accordance with the Credit Agreement, and any provision of this Agreement may be waived by the Collateral Agent acting in accordance with the Credit Agreement; provided that no amendment, supplement, modification or waiver shall, unless by an instrument in writing signed by the Collateral Agent acting with the consent of all of the Secured Parties, alter the terms of this Section 6.06. Any waiver shall be effective only in the specific instance and for the specified purpose for which it was given.

17.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Pledgor, the Collateral Agent, the other Secured Parties and each holder of any of the Secured Obligations (provided, however, that no Pledgor shall assign or transfer its rights hereunder without the prior consent of the Collateral Agent acting in accordance with Credit Agreement).

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17.08 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall become effective at such time as the Collateral Agent and the Pledgors shall have received counterparts hereof signed by all of the intended parties hereto.

17.09 Agents, Etc. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each Pledgor acknowledges that it has received a copy of the Credit Agreement and the Security Agreement and acknowledges and agrees to the terms and conditions of the Credit Agreement and the Security Agreement as the same apply hereto.

17.10 Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by applicable Government Rule, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

17.11 The Collateral Agent. As provided in Section 2.01 of the Collateral Agency Agreement, the Secured Parties have appointed HSBC Bank USA, National Association, as their Collateral Agent for purposes of this Agreement.

17.12 Headings. Headings appearing herein are used solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

17.13 Limitation of Liability. NEITHER THE COLLATERAL AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND EACH PLEDGOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

(a) ANY LOSS OR DAMAGE SUSTAINED BY SUCH PLEDGOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY PLEDGE AGREEMENT COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE; OR

(b) ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH PLEDGOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

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17.14 Security Interest Absolute. The rights and remedies of the Collateral Agent hereunder, the Liens created hereby and the obligations of each Pledgor hereunder are absolute, irrevocable and unconditional, irrespective of:

(a) the validity or enforceability of any of the Secured Obligations, the Partnership Agreement, any other Financing Document or any other agreement or instrument relating thereto;

(b) any amendment to, waiver of, consent to or departure from, or failure to exercise any right, remedy, power or privileges under or in respect of, any of the Secured Obligations, the Partnership Agreement, any other Financing Document or any other agreement or instrument relating thereto;

(c) the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof;

(d) any substitution, release or exchange of any other security for or guarantee of any of the Secured Obligations or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Collateral Agent or any other Secured Party; or

(e) any other event or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or a guarantor other than payment or performance of the Secured Obligations, it being the intent of this Section 6.14 that the obligations of each Pledgor hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

17.15 Subrogation. To the greatest extent permitted by Government Rule, no Pledgor shall exercise, and each Pledgor hereby irrevocably waives, any claim, right or remedy that it may now have or may hereafter acquire against the Borrower arising under or in connection with this Agreement, including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by Government Rule or otherwise in any claim, right or remedy of the Collateral Agent against the Borrower or any other Person or any Collateral which the Collateral Agent may now have or may hereafter acquire until the date the Secured Obligations are indefeasibly paid in full. If, notwithstanding the preceding sentence, any amount shall be paid to any Pledgor on account of such subrogation rights at any time when any of the Secured Obligations shall not have been paid in full, such amount shall be held by such Pledgor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Pledgor and be turned over to the Collateral Agent in the exact form received by such Pledgor (duly endorsed by such Pledgor to the Collateral Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the Credit Agreement and the Security Documents.

17.16 Reinstatement. This Agreement and the Lien created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored

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by any holder of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Pledgor shall indemnify the Collateral Agent and its employees, officers and agents on demand for all reasonable and documented fees, costs and expenses (including, without limitation, the reasonable fees, costs and expenses of counsel) incurred by the Collateral Agent or its employees, officers or agents in connection with such rescission or restoration.

17.17 NO THIRD PARTY BENEFICIARIES. THE AGREEMENTS OF THE PARTIES HERETO ARE SOLELY FOR THE BENEFIT OF EACH PLEDGOR, THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES, AND NO PERSON (OTHER THAN THE PARTIES HERETO, THE OTHER SECURED PARTIES AND THEIR SUCCESSORS AND ASSIGNS PERMITTED HEREUNDER) SHALL HAVE ANY RIGHTS HEREUNDER.

17.18 CONSENT TO JURISDICTION. ALL LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR, SECURED PARTY OR THE BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PLEDGOR, THE BORROWER AND THE SECURED PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PLEDGOR, THE BORROWER AND THE SECURED PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH PLEDGOR HEREBY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, OR ANY OTHER PERSON HAVING AND MAINTAINING A PLACE OF BUSINESS IN THE STATE OF NEW YORK WHOM SUCH PLEDGOR MAY FROM TIME TO TIME HEREAFTER DESIGNATE (HAVING GIVEN 30 DAYS’ NOTICE THEREOF TO THE COLLATERAL AGENT AND EACH HOLDER OF A NOTE THEN OUTSTANDING), AS THE DULY AUTHORIZED AGENT FOR RECEIPT OF SERVICE OF LEGAL PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

17.19 WAIVER OF JURY TRIAL. AS AMONG EACH PLEDGOR, THE BORROWER AND THE COLLATERAL AGENT AND AS TO THIS AGREEMENT AND EACH FINANCING DOCUMENT AND PROJECT DOCUMENT TO WHICH SUCH PERSONS ARE A PARTY, EACH PLEDGOR, THE BORROWER AND THE COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR

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COUNTERCLAIM ARISING IN CONNECTION WITH THIS AGREEMENT, AND ANY SUCH FINANCING DOCUMENT.

17.20 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, ARE GOVERNED BY THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

SABINE PASS LNG – LP, LLC

By:
Name:
Title:

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SABINE PASS LNG – GP, INC.

By:
Name:
Title:

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HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

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SABINE PASS LNG, L.P. as Borrower

By:
Name:
Title:

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SOCIÉTÉ GÉNÉRALE, as Agent

By:
Name:
Title:

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EXHIBIT F

to Credit Agreement

TERMS OF SUBORDINATION

Section 1. Definitions. Terms used in these Terms of Subordination and not defined in these Terms of Subordination shall have the meanings assigned to such terms in the Credit Agreement, as defined below. The following terms shall have the following respective meanings:

“Borrower” shall mean Sabine Pass LNG, L.P., a Delaware limited partnership.

“Credit Agreement” shall mean the Credit Agreement dated as of February 25, 2005 among the Borrower, each of the lenders party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION as collateral agent for the secured parties specified therein (in such capacity, the “Collateral Agent”).

“Secured Parties” shall mean the Agent, the Collateral Agent and each of the Lenders (as a Lender under the Credit Agreement and, if applicable, as a provider of any Permitted Swap Agreements (as defined in the Credit Agreement)).

“Secured Obligations” shall mean, as at any date, the sum, computed without duplication, of the following: (a) the aggregate outstanding principal amount of the Loans plus all accrued interest on such amount plus (b) all other amounts from time to time payable under the Financing Documents plus accrued interest on such amounts plus (c) all amounts payable by the Borrower to any Lender in connection with any Permitted Swap Agreement plus (d) any and all obligations of the Borrower to the Agent, the Collateral Agent or any other Secured Party for the performance of its agreements, covenants or undertakings under or in respect of any Financing Document.

“Subordinated Indebtedness” shall mean any unsecured Indebtedness of the Borrower to any Person permitted by Section 8.16 of the Credit Agreement which is subordinated to the Secured Obligations pursuant to this Exhibit F.

“Subordinated Party” shall mean the Person that has agreed to be bound by these Terms of Subordination, together with its successors and assigns.

Section 2. Terms of Subordination.

2.01 Subordination. The Borrower covenants and agrees, and the Subordinated Party, on its own behalf and on behalf of each subsequent holder of Subordinated Indebtedness, covenants and agrees, that the Subordinated Indebtedness is subordinated in right of payment, to the extent and in the manner provided in this Section 2, to the indefeasible prior payment in full in cash of all existing and future Secured Obligations and that the subordination provided for in this Section 2 is for the benefit of Persons holding Secured Obligations from time to time, and their representatives. This Section 2 shall remain in full force and effect as long as any Secured Obligations are outstanding or any commitment to advance any Secured Obligations exists.

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2.02 Liquidation; Dissolution; Bankruptcy. Upon any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, securities or other property, to creditors of the Borrower in a liquidation (total or partial), reorganization, winding-up or dissolution of the Borrower, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding relating to the Borrower or its Property or creditors:

(a) the holders of Secured Obligations shall be entitled to receive indefeasible payment in full, in cash, of such Secured Obligations before the Subordinated Party shall be entitled to receive any payment of principal of or interest on, or any other payment or distribution of assets or securities (other than any interest or any securities the payment of which is subordinated at least to the same extent as the Subordinated Indebtedness to the Secured Obligations, the rate of interest on which does not exceed the effective rate of interest on the Subordinated Indebtedness and the principal of which, in whole or in part, is not due on or prior to the Final Maturity Date) with respect to, any Subordinated Indebtedness or on account of any purchase or other acquisition of any Subordinated Indebtedness by the Borrower; and

(b) until the Secured Obligations are indefeasibly paid in full in cash, any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash or other Property, to which the Subordinated Party would be entitled but for this Section 2 shall be made by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment of distribution directly to the holders of Secured Obligations to the extent necessary to pay all such Secured Obligations in full in cash.

2.03 No Payment. Each Subordinated Party hereby agrees that: (a) unless and until the principal of, and interest and premium (if any) on, and all other amounts in respect of, the Secured Obligations then due shall have been paid indefeasibly in full and in cash, no payment on account of the principal of, or interest or premium (if any) on, or any other amount in respect of, the Subordinated Indebtedness or any judgment with respect thereto (and no payment on account of the purchase or redemption or other acquisition of the Subordinated Indebtedness) shall be made by or on behalf of the Borrower and (b) unless and until the principal of, and interest and premium (if any) on, and all other amounts in respect of, the Secured Obligations shall have been paid indefeasibly in full and in cash no Subordinated Party shall (i) ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner any payment on account of the principal of, or interest or premium (if any) on, or any other amount in respect of, the Subordinated Indebtedness or (ii) seek any other remedy allowed at law or in equity against the Borrower for breach of the Borrower’s obligations under any instruments representing such Subordinated Indebtedness. The provisions of this Section 2.03 shall not alter the rights of the holders of Senior Obligations under the provisions of Section 2.02 hereof.

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2.04 Payments In Trust. If the Subordinated Party shall at any time receive any payment or distribution that is not permitted under this Section 2, such payment or distribution shall be held by the Subordinated Party in trust for the benefit of, and shall be promptly paid over and delivered to, in the form received but with any necessary endorsements, the Agent for the benefit of the holders of Secured Obligations (pro rata as to each of such holders on the basis of the respective amounts of Secured Obligations held by them), for application to the payment of all Secured Obligations remaining unpaid to the extent necessary to pay all Secured Obligations in full in cash in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Secured Obligations.

2.05 Subrogation. After all Secured Obligations are indefeasibly paid in full in cash and all commitments to advance any Secured Obligations have been terminated, and until the Subordinated Indebtedness is paid in full, the Subordinated Party shall be subrogated (equally and ratably with the holders of all indebtedness of the Borrower that by its express terms is subordinated to Secured Obligations of the Borrower to the same extent as the Subordinated Indebtedness is subordinated and that is entitled to like rights of subrogation) to the rights of the holders of Secured Obligations to receive distributions applicable to Secured Obligations to the extent that distributions otherwise payable to the Subordinated Party have been applied to payment of Secured Obligations.

2.06 No Impairment.

(a) Nothing in this Section 2 shall (i) impair, as between the Borrower and the Subordinated Party, the obligation of the Borrower to pay principal of and interest on the Subordinated Indebtedness in accordance with their terms, (ii) affect the relative rights of the Subordinated Party and the creditors of the Borrower other than the holders of Secured Obligations, (iii) if applicable, prevent the Subordinated Party from exercising remedies upon the occurrence of an “event of default” under the applicable agreement between the Borrower and the Subordinated Party, subject to the rights of holders of Secured Obligations under this Section 2 or (iv) create or imply the existence of any commitment on the part of the holders of Secured Obligations to extend credit to the Borrower.

(b) No right of any present or future holder of Secured Obligations to enforce the subordination provisions of this Section 2 shall at any time in any way be prejudiced or be impaired by any act or failure to act by the Borrower or anyone in custody of its assets or property or by its failure to comply with this Agreement. Without in any way limiting the generality of the foregoing, the holders of the Secured Obligations may, at any time and from time to time, without the consent of or notice to the Subordinated Party, without incurring any responsibility to the Subordinated Party and without impairing, limiting or releasing the subordination provided in this Section 2 or the obligations under this Section 2 of the Subordinated Party to the holders of the Secured Obligations, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Secured Obligations or any instrument evidencing the same or any agreement under which Secured Obligations are outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Secured Obligations; (iii) release any Person guaranteeing or otherwise liable for Secured Obligations; and (iv) exercise or refrain from exercising any rights against the Borrower, any other Person or any collateral securing any Secured Obligations.

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2.07 Reliance by Holders of Senior Obligations on Subordination Provisions. Each Subordinated Party by entering into the agreements or other instruments to which it is a party or of which it is a beneficiary evidencing Subordinated Indebtedness acknowledges and agrees that the provisions of this Section 2 are, and are intended to be, an inducement and a consideration to each holder of any Secured Obligations, whether such Secured Obligations were created or acquired before or after the issuance or incurrence of the Subordinated Indebtedness, to acquire and continue to hold, or to continue to hold, such Secured Obligations and such holder of Secured Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Secured Obligations. The provisions of this Section 2 may not be amended, altered or modified without the consent of the holders of such Secured Obligations.

2.08 Agent to Effectuate Subordination. Each Subordinated Party hereby appoints the Agent as its attorney-in-fact to take such actions as may be necessary to effectuate the subordination provided for in this Section 2, including in any proceeding referred to in Section 2.02. If a Subordinated Party does not file any proof or claim of debt in any such proceeding within 30 days prior to the last date for the filing of any such proof or claim of debt, then, so long as any Secured Obligations shall be outstanding, the Agent shall be entitled, and is hereby authorized, to file any appropriate proof or claim on behalf of the Subordinated Party.

2.09 No Waiver of Provisions. No right of the Agent or any holder of any Secured Obligations to enforce this Section 2 shall in any way be impaired by any act or failure to act on the part of the Borrower or on the part of the Agent or any such holder or by any noncompliance by the Borrower with the terms of any agreement or instrument evidencing the Subordinated Indebtedness, the Credit Agreement or any Financing Document, whether or not the Agent or any such holder has knowledge of such noncompliance. Without limiting the generality of the foregoing, the Agent and such holders may, without notice to or consent from the Subordinated Party and without impairing the right of the Agent or any such holder to enforce this Section 2, do any of the following:

(a) amend, modify, supplement, renew, replace, or extend the terms of all or any part of the Secured Obligations or the Credit Agreement or any other Financing Document in any respect whatsoever;

(b) sell or otherwise transfer, release, realize upon or enforce or otherwise deal with, all or any part of the Secured Obligations or the Credit Agreement or any other Financing Document or any collateral securing or guaranty supporting all or any part of the Secured Obligations;

(c) settle or compromise all or any part of the Secured Obligations or any other liability of the Borrower to the Agent or any such holder and apply any sums received to the Secured Obligations or any such liability in such manner and order as the Agent or any such holder may determine; and

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(d) fail to take or to perfect, for any reason or for no reason, any Lien securing all or any part of the Secured Obligations, exercise or delay in or refrain from exercising any remedy against the Borrower or any security or guarantor for all or any part of the Secured Obligations, or make any election of remedies or otherwise deal freely with respect to all or any part of the Secured Obligations or any security or guaranty for all or any part of the Secured Obligations.

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EXHIBIT G

to Credit Agreement

FORM OF CONSTRUCTION REPORT

PART A – FORM OF REPORT – OUTLINE OF CONTENTS

1.0	Executive Summary

•	Highlights for the Month

•	Activities Planned for next Month

•	Concerns

2.0	HSE Highlights

•	Accomplishments

•	Statistics

•	Health/Safety

•	Environmental

•	Issues

•	Activities planned for next month

3.0	Focus Areas

4.0	Schedule Status

•	Planned versus Actual (CPM)

•	Schedule Highlights

•	Schedule Analysis

5.0	Engineering Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

6.0	Subcontracts and Procurement Highlights

•	Subcontracts

•	Accomplishments

•	Issues

•	Activities planned for next Month

•	Procurement

•	Accomplishments

•	Issues

•	Activities planned for next Month

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TO CREDIT AGREEMENT

7.0	Construction Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

8.0	Permitting and Environmental Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

9.0	Quality Assurance Highlights

•	Accomplishments

•	Issues

•	Activities planned for next Month

10.0	Cost Status

•	Status of Contract Price

•	Original Contract Price

•	Change Orders

•	Current Approved Contract Price

Attachments

•	Progress Photos

•	Progress Status and Curves

•	Trend List

•	Payment Status

•	Payment Milestones

•	Drawing Status

•	Purchase Order Status

•	90 Day Schedule

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PART B – SAMPLE CONSTRUCTION REPORT

See attached

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[SAMPLE REPORT TO BE PROVIDED]

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EXHIBIT H

to Credit Agreement

[Form of Assignment and Acceptance]

This ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of [                    ], (this “Assignment Agreement”) is hereby entered into between [                    ] (the “Assignor”) and [                    ] (the “Assignee”).

Reference is made to that certain Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders from time to time party to the Credit Agreement (the “Lenders”), SOCIÉTÉ GÉNÉRALE, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with unpaid interest accrued on the assigned Loans to the Assignment Date held by the Assignor on the Assignment Date, and the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (a) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (a) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.04 of the Credit Agreement, duly completed and executed by the Assignee, and (b) if the Assignee is not already a Lender under the Credit Agreement, additional information reasonably required by the Administrative Agent, duly completed by the Assignee. The Assignor shall pay the fee payable to the Administrative Agent pursuant to Section 11.06 of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

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TO CREDIT AGREEMENT

[Lender]

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

	Principal Amount Assigned	Percentage Assigned of Commitment/Loans (set forth, to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$	%

Loans:

Fees Assigned (if any):

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The terms set forth above are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:4

SABINE PASS LNG, L.P.

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

[4]	Consents to be included to the extent required by Section 11.06(b) of the Credit Agreement.

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TO CREDIT AGREEMENT

EXHIBIT I

to Credit Agreement

FORM OF CONFIDENTIALITY AGREEMENT

[Date]

[Name of Prospective Participant or Assignee]

[address]

Re:    [SABINE PASS LNG PROJECT]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), each of the lenders party to the Credit Agreement from time to time (individually, a “Lender” and collectively, the “Lenders”), SOCIÉTÉ GÉNÉRALE, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent for the secured parties specified therein. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Credit Agreement.

As a Lender party to the Credit Agreement, the undersigned (“we” or “us”) have agreed with the Borrower pursuant to Section 11.08(b) of the Credit Agreement to keep confidential, in accordance with our customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to the Lenders by the Borrower that is identified by the Borrower as being confidential at the time the same is provided to us\, other than information provided by the Borrower before the Closing Date and information provided by the EPC Contractor pursuant to Section 9.3 of the EPC Contract, all of which shall be treated as confidential (“Confidential Information”).

As provided in Section 11.08(b) of the Credit Agreement, we are permitted to provide you, as a prospective Participant or assignee, with Confidential Information subject to your agreement to maintain the confidentiality of such Confidential Information as provided pursuant to Section 11.08(b) of the Credit Agreement. To comply with the terms of Section 11.08(b), Confidential Information will not be made available to you until your execution and delivery to us of this Confidentiality Agreement.

Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your subsidiaries, affiliates, directors, officers, employees, attorneys, advisors and representatives) that (a) Confidential Information will not be used by you except in connection with the proposed participation or assignment mentioned above and (b) you shall diligently use precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices to keep Confidential Information confidential; provided, that nothing herein shall limit the disclosure of any Confidential

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Information: (i) to the extent required by any Government Rule or judicial process, (ii) to your counsel or to counsel for the Agent, or any of the Lenders, or the Collateral Agent (to the extent not otherwise subject to this Confidentiality Agreement or to Section 11.08(b) of the Credit Agreement), (iii) to auditors or accountants in connection with financial or regulatory auditing or reporting functions, (iv) after notice to the Borrower (to the extent such prior notice is legally permitted), in connection with any litigation to which you or the Agent or any one or more of the Lenders are a party and pursuant to which any such Person has been compelled or required to disclose such information in the reasonable opinion of counsel to such Person, (v) to a subsidiary or affiliate of yours, but subject to Section 11.08(b) of the Credit Agreement, provided, that such subsidiary or affiliate shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information in accordance with the terms of this Confidentiality Agreement (vi) to the Independent Engineer, the Insurance Advisor or to other experts engaged by the Agent, any Lender or the Collateral Agent in connection with the Credit Agreement and the transactions contemplated thereby (provided, that such other expert first executes and delivers to you a Confidentiality Agreement substantially in the form hereof), (vii) to the extent that such Confidential Information is required to be disclosed to a Government Authority in connection with a tax audit or dispute, (viii) in connection with any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under the Credit Agreement or the obligations of any Project Party under any other Project Document or to the extent in the public domain (except for any Confidential Information in the public domain as a result of this Confidentiality Agreement or Section 11.08 of the Credit Agreement), or (ix) to the extent to which the Borrower gives its prior written consent to the making of such disclosure. You agree that you will notify the Agent as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.

In the event you do not become a Participant or Lender under the Credit Agreement, you shall be obligated to return or destroy any materials furnished to you (or furnished to you by any disclosee, as permitted by the paragraph immediately above) pursuant to this Confidentiality Agreement, without retaining any copies thereof unless prohibited from doing so by your internal policies and procedures.

You shall have no obligation hereunder with respect to any Confidential Information to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by you, one of your affiliates, or your respective representatives and agents, in violation of this Confidentiality Agreement, (ii) was within your possession prior to its being furnished to you pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower, its affiliates or any other party with respect to such information or (iii) is or becomes available to you on a non-confidential basis from a source other than the Borrower, its affiliates and their respective representatives and agents, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower, its affiliates or any other party with respect to such information.

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Subject to the last sentence of this paragraph, [                    ] agrees to indemnify us for any and all liabilities and breaches of this Confidentiality Agreement. The Borrower is the intended beneficiary of this Confidentiality Agreement. [                    ] agrees that money damages would not be a sufficient remedy for any breaches under this Confidentiality Agreement by it or its representatives or agents and the Agent shall be entitled to specific performance and injunctive relief, without proof of actual damages, as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies under this Confidentiality Agreement, but shall be in addition to all other remedies available at law or in equity to the Agent. Neither the Agent nor we shall be liable to you for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory or liability arising out of or relating to, or any act, omission or event occurring in connection with this Confidentiality Agreement, and you hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in your favor.

This Confidentiality Agreement contains the sole and entire agreement between you and us with respect to Confidential Information. If any portion of this Confidentiality Agreement is for any reason held to be invalid or illegal or unenforceable by any court of competent jurisdiction, such portion will be deemed to be separate, distinct and independent and the remainder of this Confidentiality Agreement will be and remain in full force an effect and will not be invalidated or rendered invalid or illegal or unenforceable or otherwise affected by such holding or adjudication.

This Confidentiality Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

This Confidentiality Agreement may be amended, modified or waived only by a separate written instrument executed by you and us.

This Confidentiality Agreement shall terminate on the date occurring three years from the date hereof unless and until you become a Participant or Lender under the Credit Agreement, in which case the terms of the Credit Agreement shall immediately supersede the terms of this Confidentiality Agreement.

This Confidentiality Agreement may be governed by and construed in accordance with the laws of the State of New York.

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Please indicate your agreement to the foregoing by signing at the place provided below the enclosed copy of this Confidentiality Agreement.

Very truly yours,

[NAME OF LENDER], as Lender under the Credit Agreement referred to above

By:
Name:
Title:

By:
Name:
Title:

The foregoing is agreed to as of the date of this letter:

[Name of prospective Participant or assignee]

By:
Name:
Title:

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EXHIBIT J

to Credit Agreement

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of February 25, 2005 (this “Agreement”), is made among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), SOCIÉTÉ GÉNÉRALE as administrative agent (the “Agent”) and HSBC BANK USA, NATIONAL ASSOCIATION as collateral agent (the “Collateral Agent”) on behalf of and for the benefit of the Secured Parties.

RECITALS

A. Pursuant to the Credit Agreement, dated as of February 25, 2005 (the “Credit Agreement”), among the Borrower, each of the lenders that is or may from time to time become a party thereto (collectively, the “Lenders”), SOCIÉTÉ GÉNÉRALE, in its capacities as a Lender and as Agent for the Lenders (in such capacity, the “Agent”), and HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent, the Lenders have agreed to make certain Loans to the Borrower, on the terms and subject to the conditions of the Credit Agreement. In addition, the Borrower may, from time to time, be obligated to various of said Lenders (or their Affiliates) in respect of Permitted Swap Agreements (as defined in the Credit Agreement).

B. It is a requirement under the Credit Agreement and a condition precedent to the making of the Loans that the Borrower shall have executed and delivered this Agreement.

C. To induce the Lenders to enter into, and extend credit under, the Credit Agreement and the Permitted Swap Agreements, the Borrower has agreed to pledge and grant a security interest in the Collateral to the Collateral Agent as collateral security for the Secured Obligations.

NOW THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE XVIII

DEFINITIONS AND INTERPRETATION

18.01 Certain Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used in this Agreement that are defined in the Credit Agreement (including those terms incorporated by reference) shall have the respective meanings assigned to them in the Credit Agreement.

(b) The terms “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General

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Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit”, “Letter-of-Credit Rights”, “Payment Intangible”, “Proceeds”, “Record” and “Software” shall have the respective meanings ascribed thereto in Article 9 of the Uniform Commercial Code. In addition to the terms defined in the preamble, recitals and the first sentence of this Section 1.01(b), the following terms shall have the following respective meanings:

“Assigned Agreement” shall have the meaning assigned to that term in Section 2.01.

“Collateral” shall have the meaning assigned to that term in Section 2.01.

“Copyrights” shall mean, collectively, (a) all copyrights, copyright registrations and applications for copyright registrations, (b) all renewals and extensions of all copyrights, copyright registrations and applications for copyright registration and (c) all rights, now existing or hereafter coming into existence: (i) to all income, royalties, damages and other payments (including in respect of all past, present or future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world.

“Intellectual Property” shall mean all Copyrights, all Patents and all Trademarks, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets, (b) all licenses or user or other agreements granted to the Borrower with respect to any of the foregoing, in each case whether now or hereafter owned or used, (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs, (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured, (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Borrower, in each case, to the extent assignable and (g) all causes of action, claims and warranties now owned or hereafter acquired by the Borrower in respect of any of the foregoing.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Patents” shall mean, collectively, (a) all patents and patent applications, (b) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of all patents or patent applications and (c) all rights, now existing or hereafter coming into existence: (i) to all income, royalties, damages, and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, including all inventions and improvements described or discussed in all such patents and patent applications.

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“Trademarks” shall mean, collectively, (a) all trade names, trademarks and service marks, logos, trademark and service mark registrations and applications for trademark and service mark registrations, (b) all renewals and extensions of any of the foregoing and (c) all rights, now existing or hereafter coming into existence: (i) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use of, or otherwise symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, “Trademark” does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as a Trademark for the purposes of this Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interests hereunder in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

18.02 Interpretation. The principles of construction and interpretation set forth in Sections 1.02 and 1.03 of the Credit Agreement shall apply to, and are hereby incorporated by reference in, this Agreement.

ARTICLE XIX

THE COLLATERAL

19.01 Grant. As collateral security for the prompt payment in full when due (whether at stated maturity, upon acceleration, on any optional or mandatory prepayment date or otherwise) and performance of the Secured Obligations, the Borrower hereby pledges and grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the following property, assets and revenues, whether now owned or in the future acquired by it and whether now existing or in the future coming into existence and wherever located (collectively, the “Collateral”):

(a) the Collateral Accounts and all amendments, extensions, renewals, and replacements thereof whether under the same or different account number, together with all funds, cash, monies, credit balances, financial assets, investments, Instruments, certificates of deposit, promissory notes, and any other property (including any Permitted Investments) at any time on deposit therein or credited to any of the foregoing, all rights to payment or withdrawal therefrom, and all proceeds, accounts receivable arising in the ordinary course, products, accessions, profits, gains, and interest thereon of or in respect of any of the foregoing;

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(b) the agreements, contracts and documents listed in Annex A (including all exhibits and schedules thereto) and each additional Project Document to which the Borrower is or may from time to time be a party or of which it is or may from time to time be a beneficiary, whether executed by the Borrower or by an agent on behalf of the Borrower, as each such agreement, contract and document may be amended, supplemented or modified and in effect from time to time (such agreements, contracts and documents, being individually, an “Assigned Agreement”, and collectively, the “Assigned Agreements”) including all rights of the Borrower (i) to receive moneys thereunder, whether or not earned by performance or for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of pursuant thereto, (ii) to receive proceeds of any performance or payment bond, liability or business interruption insurance, indemnity, warranty, guaranty or letters of credit with respect thereto, (iii) to all claims of the Borrower for damages arising out of, for breach of or default thereunder by any party other than the Borrower and (iv) to take any action to terminate, amend, supplement, modify or waive performance thereof, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

(c) all Accounts, Deposit Accounts, Instruments, Documents, Chattel Paper (including Electronic Chattel Paper), Letters of Credit and Letter-of-Credit Rights, Inventory, Equipment, Fixtures (including, without limitation, those located on or forming part of the Site), Investment Property, Payment Intangibles, Software and, to the extent not already covered by the other enumerated categories of Collateral described in this clause (c), all Goods and General Intangibles; including, without limitation, all LNG and Gas owned by the Borrower and the Project to be constructed on or near the Site pursuant to the plans and specifications set forth in the EPC Contract, all other machinery, apparatus, installation facilities, including all goods of the Borrower that are spare parts and related supplies, and all goods obtained by the Borrower in exchange for any such goods, all substances, if any, commingled with or added to such goods, all upgrades and other improvements to such goods and all other tangible personal property owned by the Borrower or in which the Borrower has rights, and all fixtures and all parts thereof and accessions thereto;

(d) all Investment Property and “Financial Assets” and “Securities Account” (each as defined in the UCC);

(e) all Commercial Tort Claims;

(f) all Government Approvals now or hereafter held in the name, or for the benefit, of the Borrower or of the Project; provided, that any Government Approval that by its terms (other than to the extent any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC) or by operation of law would be breached or become void, voidable, terminable or revocable if mortgaged, pledged or assigned hereunder or if a security interest therein was granted hereunder, are, in each case, expressly excepted from the Collateral to the extent necessary so as to avoid such voidness, avoidability, terminability or revocability;

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(g) all Records of the Borrower directly related to, or necessary for the use of, the foregoing Collateral included in clauses (a) - (e);

(h) all Intellectual Property; and

(i) all other tangible and intangible personal Property whatsoever of the Borrower and all cash, products, offspring, rents, revenues, issues, profits, royalties, income, benefits, accessions, Equity Contribution Amounts, additions, substitutions and replacements of and to any and all of the foregoing, including all Proceeds of and to any of the Property the Borrower described in the preceding paragraphs of this Section 2.01 (including, without limitation, any Loss Proceeds or other Proceeds of insurance thereon (whether or not the Collateral Agent is loss payee thereof), and any indemnity, warranty or guarantee, payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above).

19.02 Perfection. Concurrently with the execution and delivery of this Agreement, the Borrower shall (a) file such financing statements and other documents in such offices as shall be necessary or as the Collateral Agent may reasonably request to perfect and establish the priority of the Liens granted by this Agreement, (b) subject to Section 2.05, deliver and pledge to the Collateral Agent any and all Instruments comprising any part of the Collateral, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request and (c) take all such other actions as shall be necessary or as the Collateral Agent may reasonably request to perfect and establish the priority of the Liens granted by this Agreement.

19.03 Preservation and Protection of Security Interests. The Borrower shall:

(a) subject to Section 2.05, upon the acquisition after the date hereof by the Borrower of any Instruments comprising any part of the Collateral, promptly deliver and pledge to the Collateral Agent all such Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request;

(b) give, execute, deliver, file or record any and all financing statements, notices, contracts, agreements or other instruments, obtain any and all Government Approvals and take any and all steps that may be necessary or as the Collateral Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Collateral Agent to exercise and enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens;

(c) maintain, hold and preserve full and accurate Records concerning the Collateral, and stamp or otherwise mark such Records in such manner as may reasonably be required in order to reflect the Liens granted by this Agreement; and

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(d) at any time upon request of the Collateral Agent, cause the Collateral Agent to be listed as the lienholder on any certificate of title or ownership covering any Motor Vehicle (other than Motor Vehicles constituting Inventory) and within 120 days of such request deliver evidence of the same to the Agent.

19.04 Attorney-in-Fact. Subject to the rights of the Borrower under Sections 2.05 and 2.06, the Borrower hereby appoints the Collateral Agent as its attorney-in-fact for the purpose of carrying out the provisions of this Agreement and, following the occurrence and during the continuation of an Event of Default, taking any action and executing any instruments which the Collateral Agent may deem necessary or reasonably advisable to accomplish the purposes of this Agreement, to preserve the validity, perfection and priority of the Liens granted by this Agreement and to exercise its rights, remedies, powers and privileges under Article VI of this Agreement. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall be entitled under this Agreement, following the occurrence and during the continuation of an Event of Default (a) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral, (b) to receive, endorse and collect any Instruments or other drafts, documents and Chattel Paper in connection with clause (a) above (including any draft or check representing the proceeds of insurance or the return of unearned premiums), (c) to file any claims or take any action or proceeding that the Collateral Agent may deem necessary or reasonably advisable for the collection of all or any part of the Collateral, including the collection of any compensation due and to become due under any contract or agreement with respect to all or any part of the Collateral and (d) to execute, in connection with any sale or disposition of the Collateral under Article VI, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

19.05 Instruments. So long as no Event of Default shall have occurred and be continuing, the Borrower may retain for collection in the ordinary course of business any Instruments comprising any part of the Collateral obtained by it in the ordinary course of business, and the Collateral Agent shall, promptly upon the request, and at the expense, of the Borrower make appropriate arrangements for making any Instruments pledged by the Borrower available to the Borrower for purposes of presentation, collection or renewal. Any such arrangement shall be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document. Proceeds of Instruments shall be applied by the Borrower in accordance with the terms and provisions of the Collateral Agency Agreement.

19.06 Use of Collateral. So long as no Event of Default shall have occurred and be continuing, the Borrower shall, in addition to its rights under Section 2.05 in respect of the Collateral, be entitled, subject to the rights, remedies, powers and privileges of the Collateral Agent under Articles III and VI, to use and possess the Collateral and to exercise its rights, title and interests therein in any lawful manner not prohibited by this Security Agreement, the Credit Agreement, or the other Financing Documents.

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19.07 Rights and Obligations.

(a) The Borrower shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Agreement had not been executed and delivered. The exercise by the Collateral Agent or any Lender of any right, remedy, power or privilege in respect of this Agreement shall not release the Borrower from any of its duties and obligations under such contracts and agreements. Neither the Collateral Agent nor any Lender shall have a duty, obligation or liability under such contracts and agreements or in respect to any Government Approval included in the Collateral by reason of this Agreement or any other Financing Document, nor shall the Collateral Agent or any Lender be obligated to perform any of the duties or obligations of the Borrower under any such contract or agreement or any such Government Approval or to take any action to collect or enforce any claim (for payment) under any such contract or agreement or Government Approval.

(b) No Lien granted by this Agreement in the Borrower’s right, title and interest in any contract, agreement or Government Approval shall be deemed to be a consent by the Collateral Agent or any Lender to any such contract, agreement or Government Approval.

(c) No reference in this Agreement to proceeds or to the sale or other disposition of Collateral shall authorize the Borrower to sell or otherwise dispose of any Collateral except to the extent otherwise expressly permitted by the terms of any Financing Document.

(d) Neither the Collateral Agent nor any Lender shall be required to take steps necessary to preserve any rights against prior parties to any part of the Collateral.

19.08 Continuing Security Interest; Termination. This Agreement shall create a continuing assignment of and security interest in the Collateral and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon the Borrower, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, transferees and assigns. Upon the occurrence of the Termination Date, this Agreement and each provision hereof (including any provision providing for the appointment of the Collateral Agent as attorney-in-fact for the Borrower) shall terminate, and upon receipt of written notice from the Agent that the Termination Date has occurred, the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect of the Collateral, to or on the order of the Borrower. The Collateral Agent shall also execute and deliver to the Borrower, at the Borrower’s expense, upon receipt of written notice from the Agent of such Termination Date, such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Liens granted by this Agreement.

19.09 Partial Release. Any distributions, payments or other releases from the Collateral Accounts (whether in the form of cash, Instruments or otherwise) properly made to or on behalf of the Borrower in accordance with the terms and conditions of the Collateral Agency

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Agreement and the other Financing Documents, including Restricted Payments, and any property comprising part of the Collateral sold or otherwise disposed of as permitted by, and in accordance with, Section 8.11(a) of the Credit Agreement shall, in each case, be released from the Liens granted hereunder and shall no longer be part of the Collateral. With respect to any property disposed of in accordance with Section 8.11(a) of the Credit Agreement, upon written confirmation from the Agent, which confirmation shall not be unreasonably withheld or delayed, the Collateral Agent shall execute such documents as the Borrower may reasonably request evidencing the release of the Lien created by any of the Financing Documents upon such property.

19.10 Intellectual Property. For the purpose of enabling the Collateral Agent to exercise its rights, remedies, powers and privileges under Article VI at that time or times as the Collateral Agent is lawfully entitled to exercise those rights, remedies, powers and privileges, and for no other purpose, the Borrower hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Borrower) to use, assign, license or sublicense any Intellectual Property of the Borrower which is directly related to, or necessary and incidental to the use of, any of the Collateral, together with reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of those items.

ARTICLE XX

COLLATERAL ACCOUNTS

The Borrower agrees and confirms that (a) pursuant to the Collateral Agency Agreement, it has caused to be established at the Collateral Agent each of the Construction Account, Construction Payment Subaccount, Punchlist Retention Subaccount, the Operating Account, the Debt Service Reserve Account, the Debt Service Accrual Account, the Insurance Proceeds Account, the Income Tax Reserve Account, the Distribution Account and the Revenue Account, in each case in the name of the Collateral Agent and (b) it has instructed (or, on or before the effectiveness of each Project Document that is entered into after the date hereof, will instruct) each of the other parties to the Project Documents that all payments constituting Project Revenues due or to become due to the Borrower under or in connection with each such Project Document shall be made directly to the Collateral Agent for deposit to the Revenue Account in accordance with the terms of the Collateral Agency Agreement. If, notwithstanding the foregoing, any such payment or proceeds are remitted directly to the Borrower, the Borrower shall hold such funds in trust for the Collateral Agent and shall promptly remit such payments for deposit to the Revenue Account in accordance with the Collateral Agency Agreement. In addition to the foregoing, the Borrower agrees that if the proceeds of any Collateral hereunder (including the payments made in respect of the Collateral Accounts) shall be received by it, the Borrower shall as promptly as possible transfer such Proceeds to the Collateral Agent for deposit to the Reserve Account. Until so deposited, all such proceeds shall be held in trust by the Borrower for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of the Borrower.

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ARTICLE XXI

REPRESENTATIONS AND WARRANTIES

As of and on the date hereof, and as of and on the date of each extension of credit by the Lenders pursuant to the Credit Agreement, the Borrower represents and warrants to the Collateral Agent for the benefit of the Secured Parties as follows:

21.01 Title. The Borrower is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 2, and such Collateral is free and clear of all Liens, except for Permitted Liens.

21.02 No Other Financing Statements. The Borrower has not executed and is not aware of any currently effective financing statement or other instrument similar in effect that is on file in any recording office covering all or any part of the Borrower’s interest in the Collateral, except such as may have been filed pursuant to this Agreement and the other Financing Documents evidencing Permitted Liens, and so long as any portion of the Commitments have not been terminated or any of the Secured Obligations remain unpaid, the Borrower will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except for (i) financing statements filed or to be filed in respect of and covering the security interests granted hereby by the Borrower, (ii) financing statements filed or to be filed in respect of Permitted Liens or (iii) precautionary financing statements filed or to be filed in respect of operating leases of equipment entered into by the Borrower. The Borrower has not assigned any of its rights under the Instruments referred to in Section 2.01(c) except as expressly permitted under the Financing Documents. The Borrower has not consented to, and is not otherwise aware of, any Person, other than the Collateral Agent and Securities Intermediary, having either control (within the meaning of common law applicable to this Agreement), sole dominion, or “control” (within the meaning of the Uniform Commercial Code) over any interest in any Collateral Accounts or any funds or other property deposited therein.

21.03 Perfection Representations.

(a) The name of the Borrower shown on the signature pages to this Agreement is the exact legal name of the Borrower. The Borrower’s “location” (within the meaning of the Uniform Commercial Code) is Delaware. The offices where the Borrower keeps Records concerning the Collateral and a set of the original counterparts of the Assigned Agreements are located at the addresses specified for the Borrower in Section 10.02, or such other location as specified in the most recent notice delivered pursuant to Section 5.01.

(b) The Borrower has not (1) within the period of four months prior to the date hereof, changed its “location” (within the meaning of the UCC), (2) changed its name, or (3) heretofore become a “new debtor” (within the meaning of the UCC) with respect to a currently effective security agreement previously entered into by any other Person.

21.04 Other Perfection Matters. Upon the filing of financing statements or other appropriate instruments pursuant to the Uniform Commercial Code in the offices set forth on

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Schedule 4.04 attached hereto, the Collateral Agent’s Liens in the Collateral granted hereunder shall be valid, continuing (subject to any requirement of the Uniform Commercial Code with respect to the filing of continuation statements), and perfected to the extent any such Lien may be perfected by the filing of a financing statement or other appropriate instrument. Upon the execution and delivery of the Collateral Agency Agreement and the establishment of the Collateral Accounts, the Collateral Agent’s Liens in the Collateral Accounts and in any funds or other property from time to time deposited therein shall be valid, continuing, and perfected to the extent any such Lien may be perfected by “control” (within the meaning of the Uniform Commercial Code). All other action necessary or reasonably requested by the Collateral Agent to protect and perfect the Liens in the Collateral has been duly taken with respect to any Collateral that the Borrower now owns or in which the Borrower now has a right. The Liens granted by this Agreement in favor of the Collateral Agent for the benefit of the Secured Parties are subject to no other Liens, except Permitted Liens.

21.05 Fair Labor Standards Act. Any goods now or hereafter produced by the Borrower or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

ARTICLE XXII

COVENANTS

22.01 Books and Records. The Borrower shall (a) stamp or otherwise mark the Records in its possession that relate to the Collateral in such manner as the Collateral Agent may reasonably require in order to reflect the Liens granted by this Agreement and (b) give the Collateral Agent at least thirty (30) calendar days’ notice before it changes the office where the Borrower keeps the Records.

22.02 Legal Status. The Borrower shall not change its type of organization or jurisdiction of organization without the Collateral Agent’s prior written consent, not to be unreasonably withheld. The Borrower shall not change the name under which it does business from the name shown on the signature pages to this Agreement without giving the Collateral Agent thirty (30) days’ prior written notice.

22.03 Sales and Other Liens. The Borrower shall not (a) dispose of any Collateral (except as expressly permitted pursuant to any of the Financing Documents), (b) create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any Collateral or (c) file or suffer to be on file or authorize to be filed, in any jurisdiction, any financing statement or like instrument with respect to all or any part of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties (except for financing statements related to Permitted Liens and precautionary financing statements filed or to be filed in respect of operating leases of equipment entered into by the Borrower).

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22.04 Further Assurances.

(a) The Borrower agrees that, from time to time upon the written request of the Collateral Agent, the Borrower will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement.

(b) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower where permitted by law. Copies of any such statement or amendment thereto shall be promptly delivered to the Borrower.

(c) The Borrower shall pay all filing, registration and recording fees or re-filing, re-registration and re-recording fees, and all other expenses incident to the execution and acknowledgment of this Agreement, any agreement supplemental hereto and any instruments of further assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, any agreement supplemental hereto and any instruments of further assurance.

ARTICLE XXIII

REMEDIES

23.01 Events of Default, Etc. Subject to the provisions of Section 10.05 hereof, if any Event of Default shall have occurred and be continuing:

(a) the Collateral Agent in its sole discretion may require the Borrower to, and the Borrower shall, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and the Borrower, designated in the Collateral Agent’s request;

(b) the Collateral Agent in its sole discretion may make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of all or any part of the Collateral;

(c) the Collateral Agent in its sole discretion may, in its name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for all or any part of the Collateral, but shall be under no obligation to do so;

(d) the Collateral Agent in its sole discretion may, upon ten (10) Business Days’ prior written notice to the Borrower of the time and place, with respect to all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent or any other Secured Party or any of their respective agents, sell, lease or otherwise dispose of all or any part of such Collateral, at such place or places and at such time or times as the Collateral Agent deems best, for cash, on credit or for future delivery (without thereby assuming any credit risk) and at

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public or private sale, without demand of performance or notice of intention to effect any such disposition of or time or place of any such sale (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or any other Person may be the purchaser, lessee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower, any such demand, notice and right or equity being hereby expressly waived and released to the extent permitted by applicable Government Rule. The Collateral Agent shall not be obligated to make any sale pursuant to any such notice. The Collateral Agent may, in its sole discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable Government Rule. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the full selling price is paid by the purchaser thereof, but neither the Collateral Agent nor any other Secured Party shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof; and

(e) the Collateral Agent shall have, and in its sole discretion may exercise, all of the rights, remedies, powers and privileges with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where such rights, remedies, powers and privileges are asserted) and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Agreement or the Collateral may be asserted, including the right, to the maximum extent permitted by applicable Government Rule, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner of the Collateral (and the Borrower agrees to take all such action as may be appropriate to give effect to such right).

The proceeds of, and other realization upon, the Collateral by virtue of the exercise of remedies under this Section 6.01 shall be applied in accordance with Section 6.04.

23.02 Deficiency. If the proceeds of, or other realization upon, the Collateral by virtue of the exercise of remedies under Section 6.01 are insufficient to cover the costs and expenses of such exercise and the payment in full of the other Secured Obligations, the Borrower shall remain liable for any deficiency.

23.03 Private Sale. The Collateral Agent and the Lenders shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral at any private sale pursuant to Section 6.01 conducted in a commercially reasonable manner. To the extent

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permitted by applicable Government Rule, the Borrower hereby waives any claims against the Collateral Agent or any Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

23.04 Application of Proceeds. Except as otherwise expressly provided in this Agreement, the proceeds of, or other realization upon, all or any part of the Collateral by virtue of the exercise of remedies under Section 6.01, and any other cash at the time held by the Collateral Agent under Article III or this Article VI at the time of the exercise of such remedies, shall be applied by the Collateral Agent in accordance with the terms of the Collateral Agency Agreement.

As used in this Article VI, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any property received under any bankruptcy, reorganization or other similar proceeding as to the Borrower or any issuer of, or account debtor or other Borrower on, any of the Collateral.

ARTICLE XXIV

COLLATERAL AGENT MAY PERFORM

If the Borrower fails to perfect or maintain the Liens created hereunder, or fails to maintain the required priority of the Liens created hereunder, the Collateral Agent may, but shall not be obligated to, (after three (3) Business Days’ notice to the Borrower), unless the Borrower is diligently pursuing a cure for such failure that cannot be obtained more quickly by the Collateral Agent’s performance as specified herein, itself perform, or cause the performance of, such obligations, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower.

ARTICLE XXV

REINSTATEMENT

This Agreement and the Lien created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

ARTICLE XXVI

EXCULPATORY PROVISIONS

26.01 Exculpation of Collateral Agent. Notwithstanding anything herein to the contrary, the liability of the Collateral Agent shall be limited, and the Collateral Agent shall be entitled to indemnification and other protections as provided in Article VI of the Collateral Agency Agreement, which provisions are incorporated by reference as if set forth in full herein.

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ARTICLE XXVII

MISCELLANEOUS

27.01 No Waiver; Remedies Cumulative. No failure or delay by any Secured Party in exercising any remedy, right, power or privilege under this Agreement or any other Financing Document shall operate as a waiver of that remedy, right, power or privilege, nor shall any single or partial exercise of that remedy, right, power or privilege preclude any other or further exercise of that remedy, right, power or privilege or the exercise of any other remedy, right, power or privilege. The remedies, rights, powers and privileges provided by this Agreement are cumulative and not exclusive of any remedies, rights, powers or privileges provided by the other Financing Documents or by applicable Government Rule.

27.02 Notices. All notices, requests and other communications provided for in this Agreement shall be given or made in writing (including by telecopy) and delivered to the intended recipient at the address specified below or, as to any party, at such other address as is designated by that party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice or notice sent by courier, upon receipt, in each case given or addressed as provided in this Section 10.02.

If to the Borrower:

Sabine Pass LNG, L.P.

717 Texas Ave.

Ste 3100

Houston, TX 77002

Attn: Don Turkleson

If to the Collateral Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attn: Corporate Trust

With a copy to:

DLA Piper Rudnick Gray Cary US LLP

One Liberty Place

1650 Market Street, Suite 4900

Philadelphia, PA 19103

Attn: Peter Tucci, Esq.

27.03 Expenses. The Borrower hereby agrees to reimburse each of the Secured Parties for all reasonable costs and expenses incurred by them (including, without limitation, the fees and expenses of legal counsel) in connection with (a) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (i) performance by the Agent of any obligations of the

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Borrower in respect of the Collateral that the Borrower has failed or refused to perform, (ii) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (iii) judicial or regulatory proceedings and (iv) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (b) the enforcement of this Section 10.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Article II.

27.04 Amendments, Etc. No provision of this Agreement may be waived, modified or supplemented except by an instrument in writing signed by the Borrower, the Agent and the Collateral Agent. Any modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the written instrument effecting the same and shall be binding upon the Borrower and each of the Secured Parties, and any such waiver shall be effective only in the specific instance and for the purpose for which given.

27.05 Successors and Assigns. This Agreement, together with the other Financing Documents, shall be binding upon and inure to the benefit of the Borrower, the Secured Parties, and each of their respective successors and permitted assigns. The Borrower shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

27.06 Actions Taken by Collateral Agent. All actions taken by the Collateral Agent shall be at the direction of the Agent with the consent of such Lenders as may be required by Section 9.01 or 10.09 of the Credit Agreement, as applicable.

27.07 Survival. Each representation and warranty made, or deemed to be made, in or pursuant to this Agreement shall survive the making or deemed making of that representation and warranty, and no Secured Party shall be deemed to have waived, by reason of making any extension of credit, any Default that may arise by reason of that representation or warranty proving to have been false or misleading, notwithstanding that such or any other Secured Party may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time that extension of credit was made.

27.08 Agreements Superseded. This Agreement, together with the other Financing Documents, constitutes the entire agreement and understanding among the parties to this Agreement with respect to the matters covered by this Agreement and supersedes any and all prior agreements and understandings, written or oral, with respect to such matters.

27.09 Severability. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Agreement, and the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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27.10 Captions. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

27.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party to this Agreement may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by hand or by telecopy shall be effective as the delivery of a fully executed counterpart of this Agreement.

27.12 Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, ANY OBJECTION THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

27.13 Certain Matters Relating to Collateral Located in the State of Louisiana. With respect to Collateral which is located in the state of Louisiana, notwithstanding anything contained herein to the contrary:

(a) Acceleration Upon Default, Executory Process; Confession of Judgment. When an Event of Default has occurred and is continuing, the Collateral Agent may, at its option, declare the Secured Obligations at once due and payable without further demand, notice or putting the Borrower in default, and cause all and singular the Collateral to be seized and sold under executory or other legal process, issued by any court of competent jurisdiction, with or without appraisement, at the option of the Collateral Agent, to the highest bidder, for cash.

(b) Confession of Judgment. For purposes of foreclosure by executory process, the Borrower hereby confesses judgment in favor of the Collateral Agent for the full amount of the Secured Obligations, including principal and interest, together with all attorney’s fees and costs, and any and all monies that may become due to the Collateral Agent under the terms hereof or secured hereby.

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(c) Borrower’s Waiver of Rights. To the fullest extent permitted by law, the Borrower hereby waives:

(i) the benefit of appraisement provided for in Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure, to the extent applicable, and all other laws conferring the same;

(ii) the demand and three (3) days notice of demand as provided in Articles 2639 and 2721 of the Louisiana Code of Civil Procedure;

(iii) the notice of seizure provided by Articles 2293 of the Louisiana Code of Civil Procedure; and

(iv) the three (3) days delay provided for in Articles 2331 and 2722 of the Louisiana Code of Civil Procedure.

(d) Special Appointment of Collateral Agent as Agent. In addition to all of the rights and remedies of the Collateral Agent hereunder, so long as this Agreement remains in effect, the Collateral Agent is, pursuant to Louisiana R.S. 9:5388, hereby appointed by the Borrower as agent and attorney-in-fact of the Borrower, coupled with an interest, to carry out and enforce all or any specified portion of the incorporeal rights comprising part of the Collateral.

(e) Civil Law Terminology. All references in this Agreement to “real property”, “personal property”, “easements” and “receiver” shall mean and include “immovable property”, “movable property”, “servitudes” and “keeper” respectively.

27.14 Waiver of Jury Trial. THE BORROWER AND THE COLLATERAL AGENT (ON BEHALF OF ITSELF AND EACH OTHER SECURED PARTY) HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – G.P., Inc.
its General Partner

By:
Name:
Title:

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HSBC BANK USA, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

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SOCIÉTÉ GÉNÉRALE,
as Agent

By:
Name:
Title:

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ANNEX A

Project Documents

1.	Material Project Documents.

2.	Other Project Documents.

3.	Non-Material Project Documents.

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Schedule 4.04

UCC Filing Offices

1.	Secretary of State of the State of Delaware

2.	Clerk of Court of Cameron Parish, Louisiana, for inclusion in the Louisiana Secretary of State Master UCC Index

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EXHIBIT K

to Credit Agreement

FORM OF COLLATERAL AGENCY AGREEMENT

AGREEMENT

COLLATERAL AGENCY AGREEMENT (the “Agreement”), dated as of February 25, 2005 among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Borrower”), HSBC BANK USA, NATIONAL ASSOCIATION, in its capacity as Collateral Agent (the “Collateral Agent”) and Securities Intermediary (the “Securities Intermediary”), and SOCIÉTÉ GÉNÉRALE, in its capacity as Administrative Agent (the “Administrative Agent”).

RECITALS

A. The Borrower has entered into that certain Credit Agreement, dated as of February 25, 2005 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among the Borrower, the financial institutions from time to time parties thereto (collectively, “Lenders”), HSBC Bank USA, National Association, as Collateral Agent, and Société Générale, as Administrative Agent, pursuant to which the Lenders have agreed to make certain Loans to the Borrower in the amounts specified and on the terms and subject to the conditions set forth therein.

B. It is a condition precedent to the effectiveness of the Credit Agreement that the parties hereto shall have executed and delivered this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valid consideration, the receipt and adequacy of which is hereby expressly acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER MATTERS

1.01	Definitions. Unless otherwise defined herein, terms defined in Section 1.01 of the Credit Agreement are used herein (including the introductory paragraph and recitals of this Agreement) as defined therein. In addition, for purposes of this Agreement, the following terms shall have the following meanings:

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

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“Capacity Reservation Fees” shall have the meaning assigned to such term in the Omnibus Agreements.

“Collateral Accounts” means the Collateral Accounts set out in Section 2.02.

“Committed Available Amounts” means (a) cash actually deposited into the Insurance Proceeds Account or the Construction Account, respectively, by any Person or (b) irrevocable commitments to deposit cash into the Insurance Proceeds Account or the Construction Account, respectively, in the form of cash equity contributions to the Borrower by such a Person.

“Construction Account” has the meaning assigned to such term in Section 2.02(a)(i).

“Construction Payment Subaccount” has the meaning assigned to such term in Section 2.02(a)(x).

“Debt Service Accrual Account” has the meaning assigned to such term in Section 2.02(a)(v).

“Debt Service Reserve Account” has the meaning assigned to such term in Section 2.02(a)(iv).

“Depository Collateral” has the meaning assigned to such term in Section 2.03.

“Distribution Account” has the meaning assigned to such term in Section 2.02(a)(vii).

“Distribution Certificate” means a certificate substantially in the form of Exhibit B and delivered by the Borrower pursuant to Section 3.02(c)(ii).

“Executed Withdrawal/Transfer Certificate” has the meaning assigned to such term in Section 3.02(b).

“Income Tax Reserve Account” has the meaning assigned to such term in Section 2.02(a)(vi).

“Insurance Proceeds Account” has the meaning assigned to such term in Section 2.02(a)(ix).

“Monthly Transfer Date” means the 26th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Operating Account” has the meaning assigned to such term in Section 2.02(a)(iii).

“Payment Instruction” means an irrevocable written instruction delivered by the Borrower to the Collateral Agent directing that either: (a) a wire transfer be made or (b) a check be issued by the Collateral Agent, in each case from amounts available in cash and standing to the credit of a Collateral Account, such Payment Instruction to specify the amount of funds to be transferred and the Person or account to which such

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funds are to be transferred, which information and instructions shall be consistent in all material respects with that set out in the Executed Withdrawal/Transfer Certificate which transferred such amounts into such Account.

“Permitted Distribution” has the meaning assigned to such term in Section 4.07(b).

“Punchlist” has the meaning assigned to such term in the EPC Contract.

“Punchlist Retention Subaccount” has the meaning assigned to such term in Section 2.02(a)(ii).

“Remedies Direction” means a written notice and instruction to the Collateral Agent from the Administrative Agent (acting on the direction of the Supermajority Lenders directing the Administrative Agent) to take the actions specified therein with respect to a Trigger Event which has occurred and is continuing.

“Required Accrual Amount” means an amount equal to the product of (1) one-sixth (1/6) of the Debt Service in respect of the Secured Obligations payable at the next succeeding Semi-Annual Date or Principal Payment Date (as applicable), multiplied by the number of months since the next preceding Semi-Annual Date or Principal Payment Date, as applicable.

“Restoration Plan” has the meaning set forth in Section 4.08(b)(iii).

“Restoration Work” has the meaning set forth in Section 4.08(b)(iii).

“Revenue Account” has the meaning assigned to such term in Section 2.02(a)(viii).

“Secured Party Addition Agreement” means an agreement substantially in the form of Exhibit C.

“Termination Date” means the date on which the Secured Parties have received final and indefeasible payment in full of all Secured Obligations and all other amounts owing to the Secured Parties under the Financing Documents.

“Trigger Event” means any Event of Default under the Credit Agreement which is designated as a “Trigger Event” by the Administrative Agent in writing to the Borrower and the Collateral Agent.

“Trigger Event Date” has the meaning assigned to such term in Section 3.04(a).

“Withdrawal Date” means any Monthly Transfer Date or any other date on which a withdrawal of transfer is to be made from a Collateral Account.

“Withdrawal/Transfer Certificate” means a certificate substantially in the form of Exhibit A and delivered by the Borrower pursuant to Section 3.02.

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1.02	Interpretation.

(a) Principles of Construction. The principles of construction and interpretation set forth in Sections 1.02 and 1.03 of the Credit Agreement shall apply to this Agreement as if set forth herein, mutatis mutandis.

(b) Withdrawals to Occur on a Business Day. In the event that any withdrawal, transfer or payment to or from any Collateral Account contemplated under this Agreement shall be required to be made on a day that is not a Business Day, such withdrawal, transfer or payment shall be made on the next succeeding Business Day.

1.03	Uniform Commercial Code. As used herein, the term “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.

ARTICLE II

THE COLLATERAL AGENT AND THE ESTABLISHMENT OF THE ACCOUNTS

2.01	Collateral Agent.

(a) Acceptance of Appointment of the Collateral Agent. The Collateral Agent is hereby appointed to act as Collateral Agent and it hereby agrees to act as Collateral Agent under the express terms of this Agreement. Each of the Administrative Agent and the Borrower hereby acknowledges that the Collateral Agent shall act solely as Collateral Agent under the express terms of this Agreement. The Collateral Agent is, and shall act as, the “Securities Intermediary” (within the meaning of Section 8-102(a)(14)(ii) of the UCC) with respect to the Collateral Accounts and pursuant to this Agreement.

(b) Collateral Accounts Established. The Collateral Agent acknowledges, confirms and agrees that it has established the Collateral Accounts as set out in Section 2.02(a), which shall be maintained in the name of the Borrower but under the exclusive “control” (within the meaning of Section 8-106(d) of the UCC) of the Collateral Agent at all times until the termination of this Agreement.

(c) Confirmation and Agreement. The Collateral Agent acknowledges, confirms and agrees that, as of the Closing Date and as of each date on which any Collateral Account is established pursuant to this Agreement:

(i) each Collateral Account is a “securities account” (within the meaning of Section 8-501 of the UCC) in respect of which the Collateral Agent is a securities intermediary and to the extent of any cash credited to such Collateral Account is a “deposit account” (within the meaning of Section 9-102 of the UCC);

(ii) the Collateral Agent is the “entitlement holder” (within the meaning of 8-102(a)(7) of the UCC) of all “security entitlements” (within the meaning of 8-102(a)(17) of the UCC) carried in or credited to the Collateral Accounts;

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(iii) all property delivered to the Collateral Agent pursuant to this Agreement will be promptly credited to a Collateral Account;

(iv) all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) in registered form or payable to or to the order of and credited to any Collateral Account shall be registered in the name of, payable to or to the order of, or specially endorsed to, the Collateral Agent or in blank, or credited to another securities account maintained in the name of the Collateral Agent;

(v) the Collateral Agent shall promptly comply with all written instructions (including instructions directing the disposition of funds or financial assets) and/or “entitlement orders” (within the meaning of Section 8-102(a)(8) of the UCC) originated by the Administrative Agent with respect to any Collateral Account; and

(vi) the Collateral Agent shall not change the name or account number of any Collateral Account without the prior written consent of the other Agents and the Borrower.

(d) Financial Assets Election. The Collateral Agent agrees that each item of property (whether cash, a security, an instrument or obligation, share, participation, interest or other property whatsoever) credited to any Collateral Account shall be treated as a financial asset under Article 8 of the UCC.

(e) Entitlement Orders; Control. The parties to this Agreement hereby agree that until the Collateral Agent’s obligations under this Agreement shall terminate in accordance with the terms hereof, the Collateral Agent shall have “control” (within the meaning of Section 8-106(d) of the UCC) of the Borrower’s security entitlements with respect to the financial assets credited to the Collateral Accounts.

(f) Degree of Care; Liens. The Collateral Agent shall exercise the same degree of care in administering the funds held in the Collateral Accounts and the investments purchased from such funds in accordance with the terms of this Agreement as the Collateral Agent exercises in the ordinary course of its day-to-day business in administering other funds and investments for its own account and as required by applicable law. The Collateral Agent shall perform its obligations hereunder in accordance with generally accepted banking industry standards. The Collateral Agent is not party to and shall not execute and deliver, or otherwise become bound by, any agreement under which the Collateral Agent agrees with any Person to comply with entitlement orders or instructions originated by such Person relating to any of the Collateral Accounts or the security entitlements that are the subject of this Agreement. The Collateral Agent shall not grant or suffer to exist any lien, pledge or security interest in any financial asset that is the subject of any security entitlement that is the subject of this Agreement and shall, if any such lien, pledge or security interest shall nevertheless be created, cause the prompt release or discharge of the same.

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(g) Subordination of Lien; Waiver of Set-Off. The financial assets standing to the credit of the Collateral Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Collateral Agent (except to the extent of returned items and chargebacks either for uncollected checks or other items of payment and transfers previously credited to one or more of the Collateral Accounts, and the Borrower hereby authorizes the Collateral Agent to debit the relevant Collateral Account(s) for such amounts).

(h) No Other Agreements. Neither the Collateral Agent nor the Borrower have entered or will enter into any agreement with respect to any Collateral Account or any security entitlements or any financial assets carried in or credited to any Collateral Account, other than this Agreement and the other Financing Documents.

(i) Notice of Adverse Claims. The Collateral Agent hereby represents that, except for the claims and interests of the Borrower in each of the Collateral Accounts, the Collateral Agent, as of the Closing Date, has no knowledge of, and has received no notice of any claim to, or interest in, any Collateral Account or in any security entitlement or financial asset carried therein or credited thereto. If any Person asserts any lien (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Collateral Account or in any security entitlement or financial asset carried therein or credited thereto and if the Collateral Agent has notice of such assertion, the Collateral Agent will promptly notify the other Agents and the Borrower thereof.

(j) Rights and Powers of the Collateral Agent. The rights and powers granted to the Collateral Agent by the Secured Parties have been granted in order to perfect the lien of the Secured Parties in the Collateral Accounts and the security entitlements and financial assets carried therein or credited thereto.

2.02	The Collateral Accounts.

(a) Establishment of Collateral Accounts. As of the Closing Date, the Collateral Agent has established the following special, segregated and irrevocable collateral accounts at its offices located in New York City bearing the names and account numbers identified in Schedule I (such accounts, collectively, the “Collateral Accounts”) (each such Collateral Account being a securities account) each of which shall be maintained at all times by the Collateral Agent until the termination of this Agreement in accordance with Section 7.13 (unless this Agreement otherwise expressly contemplates closure of such Collateral Account prior to the date of the termination of this Agreement):

(i) the Construction Account (the “Construction Account”);

(ii) the Punchlist Retention Subaccount (the “Punchlist Retention Subaccount”), a sub-account of the Construction Account;

(iii) the Operating Account (the “Operating Account”);

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(iv) the Debt Service Reserve Account (the “Debt Service Reserve Account”);

(v) the Debt Service Accrual Account (the “Debt Service Accrual Account”);

(vi) the Income Tax Reserve Account (the “Income Tax Reserve Account”);

(vii) the Distribution Account (the “Distribution Account”);

(viii) the Revenue Account (the “Revenue Account”);

(ix) the Insurance Proceeds Account (the “Insurance Proceeds Account”); and

(x) the Construction Payment Subaccount (the “Construction Payment Subaccount”).

(b) Account Names and Numbers. The names and account numbers of the Collateral Accounts established hereunder on or prior to the Closing Date are set out on Schedule I. The Collateral Agent shall advise the Agent and the Borrower in writing of the account name and number of any Collateral Account established hereunder by the Collateral Agent and the Borrower, if any, after the Closing Date.

(c) No Other Accounts. The Borrower shall not open or maintain or cause to be opened or maintained with any bank or other financial institution any deposit, savings or other account other than the Collateral Accounts, the account held by the Borrower at JPMorgan Chase (f/k/a Bank One) with the account name of Sabine Pass LNG, LP and account number 653519421, provided that such account shall be closed by the Borrower and the remaining balance transferred to the Construction Account upon the clearance of all checks issued in respect of such account as of the Closing Date and any other accounts expressly permitted by the Financing Documents or otherwise established with the consent of the Collateral Agent.

(d) Collateral Accounts Constitute Collateral.

(i) Each Collateral Account and all amounts from time to time held in such Collateral Account shall be subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

(ii) Each Collateral Account and all amounts from time to time held in such Collateral Account shall be held in the custody of, and maintained by the Collateral Agent for the purposes and on the express terms set out in this Agreement. All such amounts shall constitute a part of the Depository Collateral and shall not constitute payment of any Secured Obligations or any other obligations of the Borrower until expressly applied thereto in accordance with the provisions of this Agreement or the Credit Agreement.

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(e) Standing Instructions. The Borrower and the Administrative Agent hereby irrevocably instruct and authorize the Collateral Agent to deposit funds (promptly upon receipt thereof) into, and transfer and withdraw funds from, the Collateral Accounts in accordance with the terms of this Agreement and the other Financing Documents.

2.03	Grant of Lien on Collateral Accounts. As collateral security for the prompt and complete payment and performance when due of the Secured Obligations, the Borrower has, pursuant to the Security Agreement, assigned, granted and pledged to the Collateral Agent on behalf of and for the benefit of the Secured Parties, a security interest in (a) each Collateral Account and (b) all cash, investments, investment property, securities or other property at any time on deposit in or credited to any Collateral Account, including all income or gain earned thereon and any proceeds thereof (the “Depository Collateral”).

ARTICLE III

PROVISIONS APPLICABLE TO COLLATERAL ACCOUNTS

3.01	Permitted Investments.

(a) Permitted Investments. Pending the application of funds in accordance with Articles III and IV, funds held in any Collateral Account shall be invested and reinvested by the Collateral Agent upon written direction of the Borrower (which may be in the form of a standing instruction) only in Permitted Investments, and with respect to those amounts next anticipated to be transferred or withdrawn, having a scheduled maturity no later than such next anticipated cash withdrawal or transfer from such Collateral Account; provided, however, that: (i) upon the receipt by the Borrower of notice of a Trigger Event delivered by the Administrative Agent pursuant to Section 3.04 and unless otherwise directed therein, or (ii) in the event of any failure by the Borrower to so direct the Collateral Agent in writing on or prior to the day on which any funds are (A) received by the Collateral Agent or (B) transferred between Collateral Accounts in accordance with this Agreement as to the investment of such funds, such investments and reinvestments shall be made by the Collateral Agent in Permitted Investments of the type referred to in clause (f) of the definition of “Permitted Investments”. All funds in a Collateral Account that are invested pursuant to this Section 3.01(a) shall be deemed to be held in such Collateral Account for purposes of this Agreement and the other Financing Documents and shall constitute part of the Collateral. The Borrower shall bear all risk of loss of capital from investments in Permitted Investments.

(b) Liability of Collateral Agent.

(i) Other than with respect to Permitted Investments required to be invested by the Collateral Agent in accordance with the proviso in Section 3.01(a), the Collateral Agent shall not have any duty to determine whether any investment or reinvestment of monies in any Collateral Account satisfies the criteria set out in the definition of “Permitted Investment”.

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(ii) The Collateral Agent shall not be liable for any loss resulting from any investment in any Permitted Investment or the sale, disposition, redemption or liquidation of such investment or by reason of the fact that the proceeds realized in respect of such sale, disposition, redemption or liquidation were less than that which might otherwise have been obtained.

(c) Liquidation to Make Disbursements. If and when cash is required for the making of any transfer, disbursement or withdrawal in accordance with Articles III and IV, the Borrower shall cause Permitted Investments to be sold or otherwise liquidated into cash (without regard to maturity) as and to the extent necessary in order to make such transfers, disbursements or withdrawals required pursuant to Articles III and IV by giving written notice of such sale or liquidation to the Collateral Agent. In the event any such investments are redeemed prior to the maturity thereof, the Collateral Agent shall not be liable for any loss or penalties relating thereto.

(d) Income from Investments. The proceeds from the investment of monies in any Collateral Account in Permitted Investments shall be deposited by the Collateral Agent into the Revenue Account on or before the second Business Day following the month in which such interest, gain or other amount is earned and received; provided that for the avoidance of doubt, such proceeds shall consist of interest, gain and other amounts received in respect of an investment of principal and not the principal itself. Any interest, gain or other amount of income earned on Permitted Investments shall be for the account of the Borrower for income tax purposes.

3.02	Withdrawal and Transfer Procedure.

(a) Maintenance of Funds in Accounts; Withdrawals. Until withdrawn or transferred pursuant to and in accordance with this Agreement, any amounts deposited into a Collateral Account (other than income from investments transferred to the Revenue Account pursuant to Section 3.01(d)) shall be held in such Collateral Account. All withdrawals and transfers from any Collateral Account shall be made in accordance with the provisions of Articles III and IV.

(b) Withdrawal/Transfer Certificate. Except as otherwise expressly provided herein, the Borrower shall not be entitled to request withdrawals or transfers of monies from any Collateral Account without having provided a Withdrawal/Transfer Certificate authorizing such withdrawal and/or transfer. Withdrawals or transfers from any Collateral Account (except as otherwise expressly provided herein) shall be made by the Collateral Agent following receipt of (and in accordance with) a Withdrawal/Transfer Certificate signed by the Borrower and countersigned by the Administrative Agent (an “Executed Withdrawal/Transfer Certificate”). Each Withdrawal/Transfer Certificate shall request withdrawals and transfers to and from Collateral Accounts in the amounts, at the times and in the order of priority set out in Article IV.

(c) Delivery to Agent and Form of Withdrawal/Transfer Certificate. On the Funding Date and no later than five Business Days prior to each Monthly Transfer Date, at least five Business Days prior to the Final Funding Date, the Borrower shall deliver for

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purposes of any withdrawal or transfer on the next succeeding Withdrawal Date (unless no withdrawal or transfer is anticipated in respect of such Withdrawal Date):

(i) to each Agent a Withdrawal/Transfer Certificate signed by an Authorized Officer of the Borrower specifying:

(A) each Collateral Account from which a withdrawal or transfer is requested and, in the case of any transfer, the relevant Collateral Account(s) to which, and/or other Person(s) to whom, such transfer is to be made;

(B) the amount requested to be withdrawn or transferred from each such Collateral Account (and the calculation thereof, if required, in accordance with the relevant provisions of Article IV);

(C) the relevant Withdrawal Date on which such withdrawal or transfer is to be made;

(D) the purpose for which the amount so withdrawn or transferred is to be applied (if not evident from the nature of the payment or identity of the intended payee); and

(E) all other information required to be provided in such Withdrawal/Transfer Certificate under, or to evidence compliance with, the relevant provisions of Articles III and IV; and

(ii) to each Agent, in the event that the applicable Withdrawal/Transfer Certificate shall request any transfers, payments or withdrawals constituting Restricted Payments, a Distribution Certificate.

(d) Agents’ Review of Certificates; Delivery to Collateral Agent.

(i) In the event that, prior to the relevant Withdrawal Date, the Administrative Agent shall determine that either or both: (A) any amounts specified in a Withdrawal/Transfer Certificate (or an amended Withdrawal/Transfer Certificate, as applicable) have been incorrectly calculated; and/or (B) such Withdrawal/Transfer Certificate (or an amended Withdrawal/Transfer Certificate, as applicable) is inconsistent with, or otherwise fails to satisfy the requirements of, the provisions of this Agreement and the other Financing Documents, the Administrative Agent shall notify the Collateral Agent and the Borrower in writing promptly but in no case later than the third Business Day following the Administrative Agent’s receipt of such Withdrawal/Transfer Certificate and may either (I) return such Withdrawal/Transfer Certificate (or such amended certificate, as applicable) to the Borrower with its determinations noted thereon; or (II) in consultation with the Borrower, make such corrections as it reasonably deems necessary to satisfy the requirements of this Agreement. In the event that the Administrative Agent makes any revisions to a Withdrawal/Transfer Certificate as described above, it shall promptly provide a

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copy of the same, as so revised, to the Collateral Agent and the Borrower. The Administrative Agent and the Borrower will endeavor to agree and complete the final form Withdrawal/Transfer Certificate (or any amended or corrected certificate), and deliver such certificate to the Collateral Agent, no later than the Business Day prior to the Withdrawal Date to which such certificate relates.

(ii) The Administrative Agent and the Collateral Agent each shall countersign any accepted Withdrawal/Transfer Certificate (or any amended or corrected Withdrawal/Transfer Certificate, as applicable) (which acceptance or counter-signature shall not be unreasonably withheld or delayed), and the Collateral Agent shall implement such Executed Withdrawal/Transfer Certificate (or such amended or corrected certificate, as applicable) in accordance with Section 3.02(e) and the other provisions of this Agreement.

(iii) Nothing in this Section 3.02(d) shall preclude any Agent from consulting with the Borrower, any Secured Party or any consultant or expert advisor in making its determinations with respect to the accuracy of any Withdrawal/Transfer Certificate (or any amended or corrected Withdrawal/Transfer Certificate, as applicable).

(e) Implementation of Withdrawal/Transfer Certificate. Except as otherwise provided in this Agreement, following receipt of an Executed Withdrawal/Transfer Certificate, the Collateral Agent shall pay or transfer the amount(s) specified in such Withdrawal/Transfer Certificate by initiating such payment or transfer not later than 11:30 a.m. (New York time) on the Withdrawal Date set out in such Withdrawal/Transfer Certificate for such payment or transfer (or if such certificate is not received by the Collateral Agent at least one Business Day prior to such Withdrawal Date, by 11:30 a.m. (New York time) on the next succeeding Business Day following delivery of such Withdrawal/Transfer Certificate to the Collateral Agent).

(f) Failure of the Borrower to Submit Withdrawal/Transfer Certificate. Notwithstanding any other provision of this Agreement to the contrary, if at any time the Borrower fails to timely submit or cause to be timely submitted an Executed Withdrawal/Transfer Certificate to the Collateral Agent for the withdrawal, transfer or payment of amounts to any Collateral Account or Person, the Collateral Agent may (but shall not be obligated to) effect any withdrawal, transfer or payment, as the case may be, of any amounts then due and payable or required to be transferred pursuant to the terms of this Agreement or any other Financing Document. The Collateral Agent shall, as soon as practicable, provide written notice to the Borrower regarding any such withdrawals, transfer or payments.

3.03	Transfer of Amounts. Amounts improperly or inadvertently deposited into any Collateral Account shall be transferred by the Collateral Agent into the correct Collateral Accounts. Any withdrawals and transfers hereunder shall only be made to the extent that sufficient funds are then available (including as Permitted Investments) in the Collateral Account from which such withdrawal is to be made.

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3.04	Trigger Event.

(a) The Trigger Event Date. Notwithstanding anything in this Agreement to the contrary, on and after receipt by the Collateral Agent and the Borrower of written notice from the Administrative Agent that a Trigger Event has occurred and is continuing (the date of such notice, the “Trigger Event Date”): (i) no transfer or withdrawal of funds from any Collateral Account shall be requested by the Borrower or implemented by the Collateral Agent pursuant to any Withdrawal/Transfer Certificate or otherwise, and (ii) such funds shall be retained in the applicable Collateral Account for application by the Collateral Agent in accordance with a Remedies Direction.

(b) Accounting. Promptly upon receipt of notice of the occurrence of (but no later than two Business Days after) any Trigger Event Date, the Collateral Agent shall render an accounting to the other Agents and the Borrower of all monies in the Collateral Accounts as of the Trigger Event Date. Such accounting may be satisfied by delivery to the other Agents and the Borrower of the most recently available bank statement for such Collateral Account (including any electronically available statement) and a transaction or activity report for each Collateral Account covering the period from the closing date of the last statement through the delivery date thereof.

3.05	Distribution of Collateral Proceeds.

(a) Priority of Payments. Upon the occurrence and during the continuation of a Trigger Event and following delivery of a Remedies Direction to the Collateral Agent in connection with the sale, disposition or other realization, collection or recovery of any amounts in the Collateral Accounts or any other Collateral (or any portion thereof), the Collateral Agent shall apply the proceeds of such sale, disposition, or other realization, collection or recovery toward the payment of the Secured Obligations in the following order of priority:

(i) first, to any fees, costs, charges and expenses then due and payable to the Administrative Agent, the Collateral Agent and the Securities Intermediary under any Financing Document pro rata based on such respective amounts then due to such Persons;

(ii) second, to the respective outstanding fees, costs, charges and expenses then due and payable to the Secured Parties under any Financing Document pro rata based on such respective amounts then due to such Persons;

(iii) third, to any accrued but unpaid Interest Expense owed to the Secured Parties on the Secured Obligations pro rata based on such respective amounts then due to the Secured Parties;

(iv) fourth, to the respective overdue principal and other Debt Service with respect to the Secured Obligations owed to the Secured Parties under the Credit Agreement, pro rata based on such respective amounts then due to the Secured Parties;

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(v) fifth, to the unpaid principal and other Debt Service with respect to the Secured Obligations then due and payable to the Secured Parties under the Credit Agreement, pro rata based on such respective amounts then due to the Secured Parties; and

(vi) sixth, after final payment in full of the amounts described in this Section 3.05 and the Termination Date shall have occurred, in accordance with Section 3.07.

(b) Borrower Remains Liable for Deficiency. It is understood that the Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Depository Collateral and any other Collateral and the aggregate of the sums referred to in clauses first through fifth of paragraph (a) above.

3.06	Closing of Collateral Accounts. At any point prior to the Termination Date and subject to the other terms and conditions of this Agreement, if the Borrower requests in writing (and the Administrative Agent consents thereto in writing) at any time after the date on which a Collateral Account is no longer intended to be utilized pursuant to this Agreement that such Collateral Account be closed, the Administrative Agent shall direct the Collateral Agent to close such Collateral Account and transfer any amount standing to the credit of that Collateral Account (together with any accrued interest or profit on or income from such amount) to the Revenue Account for application pursuant to Section 4.02(b).

3.07	Disposition of Collateral Accounts upon Termination Date. Upon the Termination Date, the Collateral Agent shall pay any sums remaining in the Collateral Accounts to the order of the Borrower or as otherwise required by applicable law upon receipt of a certificate of an authorized officer of the Borrower certifying that the Termination Date has occurred, which certificate shall be acknowledged by the Administrative Agent and the Collateral Agent (which acknowledgement shall not be unreasonably withheld or delayed).

ARTICLE IV

THE COLLATERAL ACCOUNTS

4.01	Construction Account and Punchlist Retention Subaccount.

(a) Deposits to Construction Account. The following amounts shall be deposited into the Construction Account:

(i) the Equity Contribution Amount;

(ii) the proceeds of all Loans made pursuant to the Credit Agreement (other than Loans used to pay Debt Service, which amounts shall be advanced directly to the Secured Parties entitled thereto);

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(iii) Capacity Reservation Fees payable pursuant to the Omnibus Agreements received between the Closing Date and the Final Funding Date;

(iv) each other contribution by any Person prior to the Term Conversion Date for the purposes of paying Project Costs; and

(v) deposits from the Revenue Account pursuant to Section 4.02(b)(ii) below.

If any such amounts are remitted to the Borrower, the Borrower shall hold such amounts in trust for the Collateral Agent and shall, as promptly as possible after the receipt thereof, remit such amounts to the Collateral Agent for deposit in the Construction Account, with any necessary endorsements.

(b) Transfers or Payments from the Construction Account Prior to the Final Funding Date. Prior to the Final Funding Date, on each Monthly Transfer Date, subject to Section 3.05, the Collateral Agent shall, provided that it has received an Executed Withdrawal/Transfer Certificate in relation thereto, make the following withdrawals and transfers of amounts to the extent then available in the Construction Account as specified in and in accordance with such Executed Withdrawal/Transfer Certificate in the following order of priority:

(i) First, to the account of the EPC Contractor or such other Person or account specified therein, the amounts specified in the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the Project Costs then due and payable;

(ii) Second, after making the withdrawal and transfer above, to the Construction Payment Subaccount, the amounts specified in the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the Project Costs due and payable within a 30-day period from the Withdrawal Date;

(iii) Third, on each Monthly Transfer Date prior to the Term Conversion Date, after making the withdrawals and transfers above, to the Operating Account an amount set forth on the Executed Withdrawal/Transfer Certificate (without duplication of any amounts transferred pursuant to Section 4.02(b)(i)) and certified therein to be equal to the Operation and Maintenance Expenses then due and payable or to become due and payable within the next 30 days, net of any surplus remaining in the Operating Account from prior deposit of funds therein;

(iv) Fourth, after making the withdrawals and transfers above, to pay to each Secured Party entitled thereto, all Debt Service and all fees, costs, indemnities and expenses then due and payable to such Person pursuant to the Financing Documents; and

(v) Fifth, after making the withdrawals and transfers above, on the Funding Date, to the Pledgors an amount equal to the portion of Project Costs reasonably expended by or on behalf of the Borrower in excess of the Equity Contribution Amount (including any Estimated Amounts).

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(c) Transfers or Payments from the Construction Account on and after the Final Funding Date. Subject to Section 3.05, on the Final Funding Date and, in the case of transfers pursuant to clause first, on each Monthly Transfer Date thereafter, the Collateral Agent shall, provided that it has received an Executed Withdrawal/Transfer Certificate in relation thereto, make the following withdrawals and transfers of amounts to the extent then available in the Construction Account as specified in and in accordance with such Executed Withdrawal/Transfer Certificate in the following order of priority:

(i) First, if applicable, to the account of the EPC Contractor or such other Person or account specified therein the amounts specified in the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the Project Costs then due and payable;

(ii) Second, after making the withdrawal and transfer above, to the Construction Payment Subaccount, the amounts specified in the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the Project Costs due and payable on or prior to Final Completion;

(iii) Third, after making the withdrawals and transfers above, if applicable, to the Punchlist Retention Subaccount an amount specified in the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the total cost of the Punchlist items as notified by the EPC Contractor to the Borrower pursuant to Section 11.6B of the EPC Contract;

(iv) Fourth, after making the withdrawals and transfers above, to pay to each Secured Party entitled thereto, all fees, costs, indemnities and expenses then due and payable to such Person pursuant to the Financing Documents;

(v) Fifth, after making each applicable withdrawal and transfer above, to the Debt Service Reserve Account, an amount necessary such that the balance in the Debt Service Reserve Account is equal to the Required Debt Service Reserve Amount; and

(vi) Sixth, after making each applicable withdrawal and transfer above, any remaining amounts to the Pledgors until the Debt to Equity ratio, after giving effect to the aggregate borrowings pursuant to the Credit Agreement, is no greater than 80:20, and thereafter to the Pledgors and the Secured Parties (for application to the principal amount of the Secured Obligations) in such proportion as to maintain a Debt to Equity ratio of no greater than 80:20.

(d) Construction Payment Subaccount. Subject to Section 3.05, all amounts from time to time on deposit in the Construction Payment Subaccount shall be available at all times to the Borrower to be applied solely for the payment when due of Project Costs. Upon the receipt of a Payment Instruction, the Collateral Agent shall transfer funds from the Construction Payment Subaccount on the date (provided that the date specified for payment must be at least one (1) Business Day following receipt by the Collateral Agent), in the amount and to the Person or account specified therein.

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(e) Punchlist Retention Subaccount. Subject to Section 3.05, funds on deposit in the Punchlist Retention Subaccount may be withdrawn by the Borrower at any time upon delivery to the Collateral Agent of an Executed Withdrawal/Transfer Certificate to be applied in payment of all costs in connection with completion of the Punchlist items to be completed under the EPC Contract after the Final Funding Date.

(f) Excess Amounts. Upon Final Completion pursuant to the EPC Contract, any amount remaining in the Construction Account, Construction Payment Subaccount or the Punchlist Retention Subaccount shall be transferred by the Collateral Agent upon receipt of an Executed Withdrawal/Transfer Certificate to the Revenue Account for application as set forth in Section 4.02.

(g) Capacity Reservation Fees. Notwithstanding the foregoing provisions of this Section 4.01, all Capacity Reservation Fees received by the Collateral Agent from the Funding Date to the Final Funding Date, shall be transferred to the Distribution Account.

4.02	Revenue Account.

(a) Deposits to the Revenue Account. The Borrower shall or shall cause the following amounts to be deposited in the Revenue Account:

(i) all Project Revenues received at any time by or on behalf of the Borrower;

(ii) the proceeds of all Permitted Indebtedness other than the Loans under the Credit Agreement; and

(iii) all other amounts received at any time by or on behalf of the Borrower (including, without limitation, all payments in respect of Permitted Swap Agreements and all proceeds of Collateral received by the Collateral Agent pursuant to an exercise of remedies in accordance with the Financing Documents).

Notwithstanding the foregoing, in the event that any such payments, proceeds or other amounts constituting Project Revenues are received by the Borrower, the Borrower shall promptly pay, endorse, transfer and deliver the same to the Collateral Agent for deposit to the Revenue Account, and, until such delivery, the Borrower shall hold such payments and other amounts in trust for the Collateral Agent.

(b) Transfers and Payments from the Revenue Account Prior to the Term Conversion Date. Prior to the Term Conversion Date, on each Monthly Transfer Date, the Collateral Agent shall, subject to Section 3.05, provided that it has received an Executed Withdrawal/Transfer Certificate in relation thereto and in each case without

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duplication of any amount transferred pursuant to Section 4.01(b), make the following withdrawals and transfers of amounts to the extent then available in the Revenue Account, as specified and in accordance with such Executed Withdrawal/Transfer Certificate in the following order of priority:

(i) First, to the Operating Account an amount set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the amount necessary to pay Operation and Maintenance Expenses then due and payable;

(ii) Second, after making the withdrawal and transfer above, to the Construction Payment Subaccount Account to pay any Project Costs in an amount set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to Project Costs due or to become due and payable in the next succeeding 30-day period and not otherwise funded from the Construction Account pursuant to Section 4.01(b)(i);

(iii)	Third, after making each applicable withdrawal and transfer above, to pay each Secured Party entitled thereto, all Debt Service and all fees, costs, indemnities and expenses then due and payable to such Person pursuant to the Financing Documents and not otherwise funded from the Construction Account pursuant to Section 4.01(b)(iv); and

(iv)	Fourth, after making each applicable withdrawals and transfers above, to the Punchlist Retention Subaccount, an amount, if any, set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the difference between the proceeds of the final Loan under the Credit Agreement and the cost of Punchlist items notified by the EPC Contractor to the Borrower pursuant to Section 11.6B of the EPC Contract;

provided, that in the case of paragraphs (ii) and (iv) above, the Borrower shall have (a) delivered to the Independent Engineer and the Administrative Agent all invoices in relation thereto, and (b) received written approval of the Administrative Agent (acting in consultation with the Independent Engineer) for such withdrawal and transfer.

(c) Withdrawals from the Revenue Account following the Term Conversion Date. Subject to Section 3.05, on each Monthly Transfer Date on or following the Term Conversion Date, the Collateral Agent shall, provided that it has received an Executed Withdrawal/Transfer Certificate in relation thereto, make the following withdrawals and transfers of amounts to the extent then available in the Revenue Account, as specified in and in accordance with such Executed Withdrawal/Transfer Certificate in the following order of priority:

(i) First, to the Operating Account an amount set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the Operation and Maintenance Expenses then due and payable or to become due and payable within the next 30 days, net of any surplus remaining in the Operating Account from prior deposits of funds therein;

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(ii) Second, after making the withdrawal and transfer above, to the Borrower in an amount set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to any Emergency Capital Expenditures, provided, that the Borrower may request withdrawals from the Revenue Account for the purposes of making Emergency Capital Expenditures on any date other than a Monthly Transfer Date upon delivery of an Executed Withdrawal/Transfer Certificate and receipt of the written approval of the Agent and the Independent Engineer;

(iii) Third, after making each applicable withdrawal and transfer above, to each Secured Party entitled thereto, all fees, costs, indemnities and expenses and unscheduled payments (other than prepayments of principal (and interest thereon) of Loans) then due and payable to such Person in accordance with the terms of the Financing Documents;

(iv) Fourth, after making each applicable withdrawal and transfer above, to the Debt Service Accrual Account, an amount set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to (A) one-sixth (1/6th) of the Debt Service in respect of the Secured Obligations due on the immediately succeeding Principal Payment Date and (B) all other regularly scheduled Debt Service due or to become due and payable in the next succeeding 30-day period;

(v) Fifth, after making each applicable withdrawal and transfer above, to the Debt Service Reserve Account, an amount set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the amount equal to the difference, if any, between the amount on deposit in the Debt Service Reserve Account and the Required Debt Service Reserve Amount;

(vi) Sixth, after making each applicable withdrawal and transfer above, to the Income Tax Reserve Account an amount set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to one third of the amount that would be due as a quarterly estimated payment in respect of federal income tax and state income and franchise tax liability that would have accrued if the Borrower were a corporation subject to federal income tax and state income and franchise tax; provided that in the case of the fourth calendar quarter, such estimated payment will be adjusted to take into account any increase or decrease in the estimated federal and state income and franchise tax liability of the immediately preceding annual tax reporting period;

(vii) Seventh, after making each applicable withdrawal and transfer above, to the Borrower in the amount set forth on the Executed Withdrawal/Transfer Certificate, any Permitted Capital Expenditures described in paragraph (b) of the definition thereof; and

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(viii) Eighth, after making each applicable withdrawal and transfer above, to the Distribution Account an amount set forth on the Executed Withdrawal/Transfer Certificate and certified therein to be equal to the full remaining amount on deposit in the Revenue Account.

4.03	Operating Account.

(a) Deposits. There shall be deposited to the Operating Account the amounts distributed from the Revenue Account pursuant to Sections 4.01(b)(iii), 4.02(b)(i) and Section 4.02(c)(i) above.

(b) Withdrawals from the Operating Account. Subject to Section 3.05, all amounts from time to time on deposit in the Operating Account shall be available at all times to the Borrower to be applied solely for the payment when due and payable of Operation and Maintenance Expenses. Upon the receipt of a Payment Instruction, the Collateral Agent shall transfer funds from the Operating Account on the date (provided that the date specified for payment must be at least one (1) Business Day following receipt by the Collateral Agent), in the amount and to the Person or account specified therein.

4.04	Debt Service Accrual Account.

(a)Deposits to the Debt Service Accrual Account. There shall be deposited to the Debt Service Accrual Account (i) the amounts distributed from the Revenue Account pursuant to Section 4.02(c)(iv), (ii) the amounts transferred from time to time from the Debt Service Reserve Account pursuant to Section 4.05(b), (iii) any amounts contributed from time to time by the Borrower, any Pledgor or any other Person for the purposes of paying Debt Service and (iv) all other amounts from time to time paid to the Collateral Agent in respect of prepayments of the Secured Obligations including, without limitation, the net available amount of all sales of assets not otherwise permitted pursuant to Section 8.11(a) of the Credit Agreement.

(b) Withdrawals from the Debt Service Accrual Account.

(i) On each Semi-Annual Date or Principal Payment Date as applicable, amounts on deposit in the Debt Service Accrual Account shall be applied (to the extent then available) by the Collateral Agent in payment of all Debt Service in respect of the Secured Obligations due and payable as of such date;

(ii) On any date on which a prepayment in respect of the Secured Obligations pursuant to the terms of this Agreement or the Credit Agreement is scheduled to be made, amounts on deposit in the Debt Service Accrual Account in respect of such prepayment shall be applied by the Collateral Agent in payment or prepayment of all such Secured Obligations;

(iii) On each Monthly Transfer Date, the Collateral Agent shall, provided (A) it has received an Executed Withdrawal/Transfer Certificate in

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relation thereto and (B) after giving effect to such withdrawal, amounts on deposit in the Debt Service Accrual Account shall be equal to the Required Accrual Amount, make the following withdrawals and transfers of amounts to the extent then available in the Debt Service Accrual Account, as specified in and in accordance with such Executed Withdrawal/Transfer Certificate in the following order of priority:

(I) First, regularly scheduled payment to each counterparty to a Permitted Swap Agreement an amount set forth in the Executed Withdrawal/Transfer Certificate and certified therein to be equal to all amounts due and payable in respect of the Permitted Swap Agreements;

(II) Second, after making the withdrawals and transfers above, for payment to each provider thereof an amount set forth in the Executed Withdrawal/Transfer Certificate and certified therein to be equal to all amounts due and payable in respect of all Permitted Indebtedness described in Section 8.16(a)(ii) of the Credit Agreement;

(III) Third, after making the withdrawals and transfers above, for payment to each provider thereof an amount set forth in the Executed Withdrawal/Transfer Certificate and certified therein to be equal to all amounts due and payable in respect of all other Permitted Indebtedness.

4.05	Debt Service Reserve Account.

(a) Deposits. There shall be deposited to the Debt Service Reserve Account the amounts distributed pursuant to Section 4.01(c)(v) and Section 4.02(c)(v) above.

(b) Withdrawals from the Debt Service Reserve Account. If, on any date on which the Debt Service in respect to Secured Obligations is due and payable, the amounts on deposit in the Debt Service Accrual Account are not sufficient to pay the full amount of such Debt Service then due and payable, the Collateral Agent shall withdraw from the Debt Service Reserve Account an amount equal to such deficiency and transfer such amounts to the Debt Service Accrual Account to be applied in payment thereof.

4.06	Income Tax Reserve Account.

(a) Deposits to the Income Tax Reserve Account. There shall be deposited to the Income Tax Reserve Account the amounts distributed from the Revenue Account pursuant to Section 4.02(c)(vi) above.

(b) Withdrawals from the Income Tax Reserve Account. Subject to Section 3.05, all amounts from time to time on deposit in the Income Tax Reserve Account shall be available on a quarterly basis to the Borrower for distribution to the Pledgors by delivery of an Executed Withdrawal/Transfer Certificate to the Collateral Agent instructing that amounts be paid to the Pledgors entitled to payment therefor.

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4.07	Distribution Account.

(a) Deposits to the Distribution Account. There shall be deposited in the Distribution Account the amounts distributed from the Revenue Account pursuant to Sections 4.01(g) and 4.02(c)(viii) above.

(b) Withdrawals from the Distribution Account. Subject to Section 3.05, all amounts from time to time on deposit in the Distribution Account shall be available to the Borrower on each Quarterly Date for distribution to the Pledgors or for funding of Permitted Capital Expenditures, provided that (i) such distribution is a permitted distribution pursuant to Section 8.12 of the Credit Agreement (a “Permitted Distribution”) and (ii) the Borrower shall have delivered to the Collateral Agent an Executed Withdrawal/Transfer Certificate with respect to such amounts to the Collateral Agent together with a Distribution Certificate in form and substance acceptable to the Administrative Agent.

(c) Capacity Reservation Fees. Notwithstanding the foregoing provisions of this Section 4.07, all amounts transferred to the Distribution Account pursuant to Section 4.01(g) shall be available to the Borrower for distribution to the Pledgors on any Monthly Transfer Date following the Funding Date, provided that (i) no Event of Default has occurred and is continuing and (ii) the Borrower shall have delivered to the Collateral Agent an Executed Withdrawal/Transfer Certificate with respect to such amounts to the Collateral Agent together with a Distribution Certificate in form and substance acceptable to the Administrative Agent.

4.08	Insurance Proceeds Account.

(a)Deposits to the Insurance Proceeds Account. The Borrower shall deposit or shall cause to be deposited in the Insurance Proceeds Account the Net Available Amount of all Loss Proceeds in respect of any Event of Loss (including any amounts, instruments or proceeds received in respect of any Event of Taking) to which the Borrower or the Collateral Agent is entitled. If any such amounts are remitted to the Borrower, the Borrower shall hold such amounts in trust for the Collateral Agent and shall, as promptly as possible after the receipt thereof, remit such amounts to the Collateral Agent for deposit in the Insurance Proceeds Account, with any necessary endorsements.

(b) Withdrawals from the Insurance Proceeds Account. Subject to Section 3.05, funds on deposit in the Insurance Proceeds Account shall be applied from time to time by the Collateral Agent for payments in respect of mandatory prepayment of the Loans, for Restoration or to the Borrower in the manner set forth in clauses (i) through (vi) (inclusive) below.

(i) Compromise, Adjustment or Settlement.

(A) To the extent not inconsistent with the EPC Contract, the Administrative Agent (in consultation with the Independent Engineer) shall be entitled at its option to participate in any compromise, adjustment

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or settlement in connection with any Event of Loss under any policy or policies of insurance or any proceeding with respect to any Condemnation of the Property of the Borrower in excess of $5,000,000. The Borrower shall, within 30 days after the request therefore, reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including reasonable attorneys’ and experts’ fees) incurred by the Administrative Agent in connection with such participation.

(B) Unless the Administrative Agent notifies the Borrower of its intention not to participate in any compromise, adjustment or settlement in accordance with clause (A) above, the Borrower shall not make any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance or any proceeding with respect to any Condemnation of the Property of the Borrower in excess of $5,000,000 without the approval of the Administrative Agent (which shall not be unreasonably withheld or delayed). The Borrower shall diligently pursue all claims and rights to compensation against all relevant insurers and/or Government Authorities, as applicable, in respect of any Event of Loss.

(ii) Occurrence of Event of Loss; Loss Proceeds.

(A) If an Event of Loss shall occur with respect to any Collateral, the Borrower (I) shall diligently pursue all of its rights to compensation against any person with respect to such Event of Loss and (II) shall not compromise, settle or consent to the settlement of any claim against any Person with respect to such Event of Loss except in accordance with the provisions of this Section 4.08(b).

(B) Subject to the other provisions of this Agreement, in the event that the Net Available Amount of such Loss Proceeds in respect of any Event of Loss that occurs following Substantial Completion is $25,000,000 or less, the Collateral Agent shall, upon receipt of an Executed Withdrawal/Transfer Certificate with respect thereto either (x) make such funds available to the Borrower for payment directly from the Insurance Proceeds Account for the purpose of Restoring the Affected Property or (y) (1) transfer such funds to the Debt Service Accrual Account for prepayment of the Loans or (2) provided that the Borrower and the Administrative Agent shall have received a certificate of the Independent Engineer certifying that the failure to Restore the Affected Property could not reasonably be expected to result in a Material Adverse Effect, to or as directed by the Borrower for any purpose in its sole discretion; provided, further, however, that, if the Borrower has not delivered an Executed Withdrawal/Transfer Certificate with respect to such Loan Proceeds within 90 days of the receipt thereof by the Collateral Agent, the Collateral Agent shall transfer such funds to the Collateral Agent for prepayment of Secured Obligations in accordance with Section 4.08(b)(vi).

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(C) Subject to Section 4.08(b)(iii) and the other provisions of this Agreement, in the event that the Net Available Amount of such Loss Proceeds with respect to any Event of Loss that (I) occurs prior to Substantial Completion is greater than $5,000,000 or (II) occurs following Substantial Completion is greater than $25,000,000, the Collateral Agent shall make such funds available to the Borrower for payment directly from the Insurance Proceeds Account for the purpose of Restoring the Affected Property in accordance with Section 4.08(b)(iii) below.

(iii) Restoration. Amounts to be made available to the Borrower from the Insurance Proceeds Account to be applied to the Restoration of the Affected Property of the Project following an Event of Loss (“Restoration Work”) shall, be remitted to or as directed by the Borrower by the Collateral Agent, subject to the satisfaction of the following conditions:

(A) the Borrower has delivered to the Independent Engineer, the Administrative Agent and the Collateral Agent plans and specifications for the Restoration Work, including reasonable estimates of the costs and time required to complete such Restoration Work and copies of all proposed construction or other contracts in connection therewith in form and substance reasonably acceptable to the Administrative Agent (in consultation with the Independent Engineer) (the “Restoration Plan”);

(B) the Restoration Plan shall provide for Restoration Work that is technically feasible and that will reasonably be expected to, upon completion thereof, result in the Project being financially viable and able to pay Operation and Maintenance Expenses and Debt Service;

(C) the Restoration Plan shall provide for the Restoration Work to be completed within the period covered by business interruption insurance, plus any additional period agreed between the Borrower and the Administrative Agent (after consultation with the Independent Engineer and the Insurance Advisor) for a cost not to exceed the amount on deposit in the Insurance Proceeds Account in respect of such Event of Loss together with any amounts previously paid directly to the EPC Contractor pursuant to the EPC Contract and any other Committed Available Amounts;

(D) the Independent Engineer shall have delivered to the Administrative Agent and the Collateral Agent a certificate to the effect that the amount of Loss Proceeds with respect to such Event of Loss, which has been deposited in the Insurance Proceeds Account together with any business interruption proceeds relating thereto, any amounts previously paid directly to the EPC Contractor pursuant to the EPC

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Contract and any Committed Available Amounts in respect of the Insurance Proceeds Account are sufficient during the period of time that is required, in the opinion of the Independent Engineer, to Restore the Affected Property to (I) Restore the Affected Property, (II) pay all Operation and Maintenance Expenses, (III) pay all Debt Service and (IV) in the case of any Event of Loss prior to Substantial Completion, achieve Substantial Completion in accordance with the Construction Budget and Schedule and to perform the Borrower’s obligations under the TUAs then in effect; provided, that if the Independent Engineer is unable to provide such a certificate, consent of the Majority Lenders shall have been received;

(E) no Default or Event of Default could reasonably be expected to occur during Restoration as a consequence of Restoration Work, assuming that Restoration Work on the Project proceeds in accordance with the Restoration Plan;

(F) the Property constituting the Restoration Work shall be subject to the Lien of the Security Documents (whether by amendment to the Security Documents or otherwise) free and clear of all Liens other than Permitted Liens;

(G) the Borrower has delivered a certificate of an Authorized Officer of the Borrower certifying that the conditions set out in paragraphs (iii)(B), (E) and (F) above have been satisfied;

(H) each request by the Borrower for a disbursement of funds from the Insurance Proceeds Account shall be made on at least 10 days’ prior written notice to the Collateral Agent and shall be accompanied by: (I) a certificate of each of an Authorized Officer of the Borrower and of the Independent Engineer that: (w) all of the Restoration Work theretofore completed has been done substantially in compliance with the Restoration Plan therefor; (x) the sum requested is required to pay for costs incurred in connection with such Restoration Work (giving a brief description of the services and materials provided in connection with such Restoration Work and attaching all invoices relating thereto); (y) the sum requested, when added to the amount of funds previously paid out of the Insurance Proceeds Account in respect of such Restoration Work and all funds paid directly to the EPC Contractor pursuant to the EPC Contract, does not exceed the cost of the Restoration Work done as of the date of such certificate; and (z) the amount of funds remaining in the Insurance Proceeds Account in respect of such Restoration Work together with all amounts previously paid directly to the EPC Contractor pursuant to the EPC Contract and any Committed Available Amounts in respect of the Insurance Proceeds Account will be sufficient to complete the Restoration Work (giving an estimate of the remaining cost of such completion in such reasonable detail as the Collateral Agent may require); (II) a certificate of

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an Authorized Officer of the Borrower certifying that no Default or Event of Default shall have occurred and is continuing at such date; (III) an Executed Withdrawal/Transfer Certificate; and (IV) such other certificates, documents or other information as the Collateral Agent shall reasonably require.

(iv) Completion of Restoration Work. Once such Restoration Work is complete (such completion to be evidenced by a certificate of an Authorized Officer of the Borrower and a certificate of the Independent Engineer delivered to the Collateral Agent), any remaining relevant Loss Proceeds shall be deposited in the Revenue Account for application in accordance with this Agreement.

(v) Abandonment of or Failure to Pursue Restoration Work. If any Secured Party shall in good faith reasonably determine and notify the Collateral Agent in writing that (A) the Borrower has ceased to carry on or has suspended all or substantially all of its activities in connection with the Restoration Work or has otherwise abandoned the Restoration Work for a period of 90 days or more, other than where cessation or suspension is due to an event of force majeure and the Borrower is using commercially reasonable efforts to commence or recommence such Restoration Work, (B) the Borrower has otherwise failed to pursue the Restoration Work substantially in accordance with the Restoration Plan for 90 or more days or (C) the Borrower has failed to deliver to the Collateral Agent and the Administrative Agent a Restoration Plan within 90 days of the deposit of the Loss Proceeds in respect of an Event Loss, then the Collateral Agent shall promptly prepay the Secured Obligations in accordance with clause (vi) below.

(vi) Application to Secured Obligations. In the event that funds on deposit in the Insurance Proceeds Account are to be applied to the prepayment of Secured Obligations pursuant to this Section 4.08(b), the Borrower shall prepay the Loans on the date falling two Business Days after the date that such amounts are to be so applied pursuant to this Section 4.08(b) (such date, the “Loss Proceeds Prepayment Date”) in an amount equal to the Net Available Amount of the Loss Proceeds received in respect of the applicable Event of Loss minus any amounts withdrawn from the Insurance Proceeds Account in respect of such Event of Loss prior to such date in accordance with clauses (i) through (v) of this Section 4.08(b). In accordance with the preceding sentence, the Borrower shall instruct the Collateral Agent to withdraw, one Business Day prior to the Loss Proceeds Prepayment Date, all funds on deposit in the Insurance Proceeds Account and transfer such funds to the Secured Parties for payment of the Secured Obligations in accordance with the relevant Financing Documents, ratably (based on the outstanding principal amount of such Secured Obligations).

(vii) Cooperation. Each of the Administrative Agent and the Borrower hereto hereby agrees to use commercially reasonable efforts to fulfill the conditions set forth in Section 4.08(b)(iii) within the time periods set forth in Attachment O of the EPC Contract.

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ARTICLE V

AGREEMENTS WITH AGENTS

5.01	Stamp and Other Similar Taxes. The Borrower shall pay at any time all stamp duty, registration taxes, fees or charges and other duties, levies, charges and fees which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, any other Financing Document or the attachment or perfection of the Lien granted to the Collateral Agent in any Depository Collateral and shall from time to time upon demand by the Administrative Agent indemnify each of the Administrative Agent, the Collateral Agent, the Securities Intermediary, each receiver appointed under this Agreement and each of the other Secured Parties against any liabilities, costs, claims, expenses, penalties and interest resulting from any failure to pay or any delay in paying any such duty or tax (except to the extent that such liabilities, costs, claims, expenses, penalties and interest result from the gross negligence or willful misconduct of any such Person as finally determined by a court of competent jurisdiction).

5.02 Filing Fees, Excise Taxes, Etc. The Borrower agrees to pay or to reimburse the Administrative Agent and the Collateral Agent on demand for any and all amounts in respect of all search, filing and recording fees, taxes, excise taxes, sales taxes and other similar imposts which may be payable or determined to be payable in respect of the execution, delivery, performance and enforcement of this Agreement and each other Financing Document to which either such Person is a party and agrees to hold each such Person harmless from and against any and all liabilities, costs, claims, expenses, penalties and interest with respect to or resulting from any delay in paying or omission to pay such taxes and fees (except to the extent that such liabilities, costs, claims, expenses, penalties and interest result from the gross negligence or willful misconduct of any such Person as finally determined by a court of competent jurisdiction).

ARTICLE VI

THE COLLATERAL AGENT

6.01	General. The provisions of this Article VI are solely for the benefit of the Secured Parties, the Administrative Agent and the Collateral Agent and, except to the extent expressly provided in this Article VI, the Borrower shall have no rights or obligations under this Article VI against the Collateral Agent, the Administrative Agent or any other Secured Party; provided that the Collateral Agent shall be liable to the Borrower for the Collateral Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the eligibility of or affording protection to the Collateral Agent shall be subject to the provision of this Article VI.

6.02	Reliance by the Collateral Agent. The Collateral Agent (to the extent indicated in Section 2.01(c)) shall be entitled to rely upon any officer’s certificate of an authorized officer of the Borrower, the Administrative Agent or any other relevant certificate, notice or other document (including any cable, telegram or telecopy) believed by it to be

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genuine and to have been signed or sent by or on behalf of the proper Person or Persons, and shall have no liability for its actions taken thereupon, unless due to the Collateral Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction. Without limiting the foregoing, the Collateral Agent shall be required to make payments to the Agents, the Secured Parties or other Persons only as set forth herein. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement (a) if such action would, in the opinion of the Collateral Agent, be contrary to applicable law or the terms of this Agreement, (b) if such action is not specifically provided for in this Agreement and it shall not have received any such advice or concurrence of the Administrative Agent or the Borrower as it deems appropriate or (c) if, in connection with the taking of any such action that would constitute an exercise of remedies under this Agreement or the Credit Agreement, it shall not first be indemnified to its satisfaction or as required by this Agreement or the Credit Agreement against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with any Executed Withdrawal/Transfer Certificate, any Remedies Direction or other instruction of the Borrower or the Administrative Agent (in each case to the extent such Person is expressly authorized hereunder to direct the Collateral Agent to take or refrain from taking such action), and such action taken or failure to act pursuant thereto shall be binding upon the Borrower, the Agents and the Secured Parties. In the event that the Collateral Agent is required to perform any action on a particular date only following the delivery of an officer’s certificate or other document, the Collateral Agent shall be fully justified in failing to perform such action if it has not first received such officer’s certificate or other document and shall be fully justified in continuing to fail to perform such action until such time as it has received such officer’s certificate or other document.

6.03	Court Orders. The Collateral Agent is hereby authorized to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Collateral Agent. The Collateral Agent shall not be liable to any of the parties hereto or any other Secured Party, their successors, heirs or personal representatives by reason of the Collateral Agent’s compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

6.04	Resignation or Removal. Subject to the appointment and acceptance of a successor the Collateral Agent as provided below, the Collateral Agent may resign at any time by giving notice thereof to the parties hereto, and the Collateral Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint, with the consent of the Borrower (unless a Default or an Event of Default has occurred and is continuing), such consent not to be unreasonably withheld or delayed, a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations

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hereunder. If no successor Collateral Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days following the delivery by the Collateral Agent of a notice of resignation, then the retiring Collateral Agent, in its discretion, may tender into the custody of a court of competent jurisdiction all assets then held by it hereunder, and thereupon shall be discharged from its duties hereunder. After the retiring Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Article VI shall continue in effect for its benefit in respect of any actions taken, suffered or omitted while it was acting as Collateral Agent. A retiring Collateral Agent shall also be deemed to retire as the Securities Intermediary, and any successor Collateral Agent shall be deemed to be the successor Securities Intermediary.

6.05	Exculpatory Provisions.

(a) Recitals; Value of Collateral; Etc. Neither the Collateral Agent nor any of its affiliates shall be responsible to the Borrower, any other Agent or any Secured Party for: (i) any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or any other Financing Document or in any certificates or other document referred to or provided for in, or received by any Secured Party under, this Agreement or any other Financing Document; (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or any other document referred to or provided for herein or therein or the perfection, priority or validity of any of the Liens created by the Financing Documents; or (iii) any failure by the Borrower to perform its obligations hereunder or thereunder.

(b) Performance by the Borrower. The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Borrower of any of its obligations under any Financing Document or any other document or agreement contemplated hereby or thereby.

(c) Initiation of Litigation, Etc. The Collateral Agent shall not be: (i) required to initiate or conduct any litigation or collection proceeding hereunder or under any other Financing Document; or (ii) responsible for any action taken, suffered or omitted to be taken by it hereunder (except for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction).

(d) Insurance and Taxes on Depository Collateral. The Collateral Agent shall not be liable or responsible for insuring the Depository Collateral or for the payment of taxes, charges, assessments or liens upon the Depository Collateral or otherwise as to the maintenance of the Depository Collateral.

(e) Personal Liability of the Collateral Agent. The Collateral Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with this Agreement or any other Financing Document or any instruction or direction given to it in accordance with the terms or in furtherance of this Agreement or any other Financing Document unless arising out of its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

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(f) Limitation of Liability. No provision of this Agreement shall be construed to relieve the Collateral Agent from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct as finally determined by a court of competent jurisdiction. The Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Administrative Agent and except to the extent of income or other gain on investments that are deposits in or certificates of deposits or other obligations of the Collateral Agent in its commercial capacity and income or other gain actually received by the Collateral Agent on Permitted Investments.

(g) Indemnification. The Borrower shall indemnify the Collateral Agent and the Securities Intermediary against any liabilities, costs, claims, expenses, penalties and interest by reason of any claims of third parties (other than the Lenders) resulting from the execution, delivery, enforcement, performance or administration of any transactions contemplated hereby (except to the extent that such liabilities, costs, claims, expenses, penalties and interest result from the gross negligence or willful misconduct of the Collateral Agent or the Securities Intermediary as finally determined by a court of competent jurisdiction).

6.06	Fees; Expenses. The Collateral Agent shall be compensated for its services hereunder in accordance with the agreed fee schedule attached hereto as Schedule II. The Borrower agrees to pay or reimburse all reasonable out-of-pocket expenses of the Collateral Agent (including reasonable fees and expenses for legal services) in respect of, or incident to, the preparation, delivery, execution, administration or enforcement of any of the provisions of this Agreement or in connection with any amendment, waiver or consent relating to this Agreement.

6.07	Reports; Documents. The Collateral Agent shall provide to the Borrower and the Administrative Agent, who in turn shall promptly provide to the Secured Parties, a monthly statement of all deposits to, disbursements from and interest and earnings credited to each Collateral Account. The Administrative Agent has delivered to the Collateral Agent a true and correct copy of the Credit Agreement (including Appendix A thereto) as in effect on the date hereof, and from time to time shall deliver to the Collateral Agent any true and complete copies of all amendments thereto.

ARTICLE VII

MISCELLANEOUS

7.01	No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any Secured Party in exercising any right, power or privilege hereunder and no course of dealing between parties hereto shall impair any such right, power or privilege or operate as a waiver thereof. No single or partial exercise by any party hereto or any Secured Party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights, powers and remedies provided herein are cumulative and not exclusive of any fights, powers or remedies which any party thereto would otherwise have. No notice to

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or demand by any party hereto or any Secured Party on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party hereto or any Secured Party to any other or further action in any circumstances without notice or demand.

7.02	Notices. All notices, payment instructions, Remedies Directions and other communications required or permitted to be given hereunder shall be (a) in writing and be considered as properly given and be deemed effective in accordance with Section 11.02 of the Credit Agreement; and (b) sent to a party hereto at its address and contact number specified in Section 11.02 of the Credit Agreement, or at such other address and contact number as is designated by any party in a written notice to the other parties hereto; provided, that with respect to determining whether any notice, payment instruction, Remedies Direction or other communication to the Administrative Agent or the Collateral Agent has been given hereunder, unless otherwise expressly provided herein, such notice shall be deemed effectively given and received on the actual day of receipt by the Administrative Agent or the Collateral Agent, as the case may be, of such notice, payment instruction, Remedies Direction or other communication at its designated office for delivery of notices.

7.03	Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties hereto.

7.04	Benefit of Agreement; Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders.

(b) In the event that any Person becomes a counterparty to a Permitted Swap Agreement and such Person has not previously executed a Secured Party Addition Agreement in its capacity as a counterparty to a Permitted Swap Agreement, such Person shall execute and deliver to the Collateral Agent: (i) a Secured Party Addition Agreement and (ii) such other documentation as the Collateral Agent may reasonably request. Upon execution and delivery of a Secured Party Addition Agreement, a counterparty to a Permitted Swap Agreement shall be deemed to be a Secured Party for all purposes under the Financing Documents. In furtherance of the foregoing, the counterparty to a Permitted Swap Agreement shall be deemed to have agreed to be bound by the provisions of the Credit Agreement for the limited purposes of indemnifying the Collateral Agent pursuant to Section 10.05 thereof (assuming for purposes of calculating such Person’s liability to make payments on any indemnity claimed thereunder, that any net settlement amount payable to such counterparty to a Permitted Swap Agreement is treated as such Person’s outstanding principal amount of Loans).

7.05	Third-Party Beneficiaries. The covenants contained herein are made solely for the benefit of the parties hereto, and successors and assigns of such parties as specified herein, and shall not be construed as having been intended to benefit any third-party not a party to this Agreement.

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7.06	Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be effective for purposes of binding the parties hereto, but all of which shall together constitute one and the same instrument.

7.07	Effectiveness. This Agreement shall be effective on the date first above written.

7.08	Entire Agreement. This Agreement and the other Financing Documents, including the documents referred to herein, constitute the entire agreement and understanding of the parties hereto, and supersede any and all prior agreements and understandings, written or oral, of the parties hereto relating to the subject matter hereof.

7.09	Severability. If any provision of this Agreement is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law: (a) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

7.10	Conflict with Other Agreements. Except as otherwise expressly provided herein, the parties agree that in the event of any conflict between the provisions of this Agreement (or any portion thereof) and the provisions of any other Financing Document or any other agreement (other than the Credit Agreement) now existing or hereafter entered into, the provisions of this Agreement shall control. Except as otherwise expressly provided herein, the event of any conflict between the provisions of this Agreement and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall control. In the event that in connection with the establishment of any of the Collateral Accounts with the Collateral Agent, the Borrower shall enter into any agreement, instrument or other document with the Collateral Agent which has terms that are in conflict with or inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

7.11	Dealings With the Borrower. Upon any application or demand (other than a Payment Instruction) by the Borrower to the Collateral Agent to take or permit any action under any of the provisions of this Agreement or any other Security Document (including pursuant to a Withdrawal/Transfer Certificate), the Borrower shall, furnish to the Collateral Agent a certificate (which may be part of the Withdrawal/Transfer Certificate) signed by an authorized officer of the Borrower stating that all conditions precedent, if any, provided for in this Agreement or any other Security Document relating to the proposed action have been complied with. In the case of any such application or demand as to which the furnishing of specified documents is required by any provision of this Agreement or any other Security Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

7.12	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York and the provisions of Section 11.18 and Section 11.19 of the Credit

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Agreement are hereby incorporated herein by reference, mutatis mutandis, as if fully set out in this Agreement and each reference in any such Section of the Credit Agreement to the “Agreement”, “herein”, “hereunder” and like terms shall be deemed to refer to this Agreement, provided, however, that notwithstanding anything in any Financing Document to the contrary, for purposes of the UCC, the “security intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) with respect to the Collateral Accounts is the State of New York.

7.13	Termination. Upon the Termination Date, this Agreement shall (except as otherwise expressly set out herein) terminate and be of no further force and effect; provided, that the obligations of the Borrower pursuant to Sections 6.05(e), (f) and (g), Section 6.06 and Section 7.12 shall survive the Termination Date.

7.14	Reinstatement. This Agreement and the obligations of the Borrower hereunder shall continue to be effective or be automatically reinstated, as the case may be, if (and to the extent that) at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is rescinded or reduced in amount, or must otherwise be restored or returned by any Agent or any other Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated on the same terms and conditions applicable thereto prior to the payment of the rescinded, reduced, restored or returned amount, and shall be deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

7.15	Attorney-In-Fact. For the purposes of allowing the Agents to exercise their rights and remedies upon the occurrence and continuance of an Event of Default, the Borrower irrevocably constitutes and appoints each Agent and any officer or agent thereof, with full power of substitution as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement. Upon the occurrence and continuance of an Event of Default, the Administrative Agent shall promptly inform the Collateral Agent in writing that an Event of Default has occurred and is continuing and that the Administrative Agent is exercising remedies under this Section 7.15.

[SIGNATURES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc.,
its General Partner

By:
Name:
Title:

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HSBC BANK USA, NATIONAL ASSOCIATION,
as Collateral Agent and Securities Intermediary

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent

By:
Name:
Title:

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SCHEDULE I

to Agreement

ACCOUNT NAMES AND NUMBERS

ACCOUNT NAME		ACCOUNT NO.
(a)	the Construction Account	10-878957

	(i) the Construction Payment Subaccount	10-878966

	(ii) the Punchlist Retention Subaccount	10-878958

(b)	the Operating Account	10-878960

(c)	the Debt Service Reserve Account	10-878962

(d)	the Debt Service Accrual Account	10-878961

(e)	the Income Tax Reserve Account	10-878963

(f)	the Distribution Account	10-878964

(g)	the Revenue Account	10-878959

(h)	the Insurance Proceeds Account	10-878965

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SCHEDULE II

to Agreement

(Sabine Pass LNG, LP Project)

HSBC Bank USA, National Association as Collateral Agent

SCHEDULE OF FEES (Dated as of November 23, 2004)

Acceptance Fee	$10,000

This one-time fee covers the acceptance of our appointment, review and consideration of all supporting documents, meetings with transaction parties, consultation with attorney, and establishment of procedures required to perform the services required by the governing documents.

This fee is payable at closing.

Annual Administrative Fee	$25,000

This fee covers the ordinary operational responsibilities of HSBC Bank USA, National Association

This fee is payable at closing and annually thereafter.

Legal Fee	At cost, not to exceed $10,000

Out of Pocket	At Cost

These are expenses incurred by us on behalf of the Client to effectively service this account on a day-to-day basis. If required, these include but are not limited to: accountant and counsel fees, postage, stationery, express mail, telephone and facsimile charges. These expenses are charged at cost. A detailed explanation for each item will be included on all billing statements.

Bid Conditions

The fees set forth above are subject to change as circumstances warrant. The Collateral Agent reserves the right to amend this Schedule of Fees or withdraw as the proposed Collateral Agent pending review of the final documents and agreement with respect to the duties, responsibilities and indemnification of HSBC Bank USA. Any fees charged for services not specifically set forth in this schedule will be assessed in amounts commensurate with services rendered. If the transaction should fail to close, the Collateral Agent reserves the right to charge its legal counsel fees and any out-of-pocket expenses. Notwithstanding the foregoing, any changes to the fees set forth on this Schedule II shall be made with the consent of the Borrower (which consent shall not be unreasonably withheld).

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EXHIBIT A

to Agreement

[Letterhead of the Company]

FORM OF WITHDRAWAL/TRANSFER CERTIFICATE

Date of this Withdrawal/Transfer Certificate: [ ]
Transfer Date: [ ]

HSBC Bank USA, National Association

    as Collateral Agent

452 Fifth Avenue

New York, NY 10018

Attn: Corporate Trust

Re: Sabine Pass LNG Project

Ladies and Gentlemen:

1.	This Withdrawal/Transfer Certificate is delivered to you pursuant to the Collateral Agency Agreement dated as of February 25, 2005 (as amended, supplemented or modified and in effect from time to time, the “Collateral Agency Agreement”) among HSBC Bank USA, National Association, in its capacity as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and securities intermediary, Société Générale, in its capacity as administrative agent (the “Administrative Agent”) and Sabine Pass LNG, L.P. (the “Company”). Reference is also made to Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among the Company, each of the lenders from time to time party to the Credit Agreement (the “Lenders”), the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Collateral Agency Agreement or, if not defined therein, in the Credit Agreement.

2.	The undersigned has read and is familiar with the provisions of the Collateral Agency Agreement and the other Financing Documents which are relevant to the furnishing of this Withdrawal/Transfer Certificate. With respect to the information in this Withdrawal/Transfer Certificate, the undersigned has made such examination or investigation as was, in [his] [her] reasonable opinion, necessary to enable [him] [her] to express an opinion as to the accuracy of such information.

3.	This Withdrawal/Transfer Certificate is being provided to you at least five Business Days prior to the Transfer Date set out above (the “Proposed Transfer Date”).

4.	Construction Account; Cash Flow Waterfall

(a) The Company hereby requests that the amount set forth in column 1 of Annex A-1 be transferred from the Construction Account to the applicable Collateral Account or Person set forth on column 2 of Annex A-1 on the Proposed Transfer Date (each such transfer, a “Construction Account Monthly Transfer”).

(b) On each date set forth in column 1 of Annex A-2 hereto (each such date, a “Construction Secondary Withdrawal/Transfer Date”), the Company hereby requests that the sum set forth in column 2 of Annex A-2 opposite such Construction Account

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Withdrawal/Transfer Date be withdrawn and transferred from the Collateral Account identified in column 3 to the Collateral Account or Person set forth on column 4 of Annex A-2 hereto on the applicable Construction Secondary Withdrawal/Transfer Date (each such requested withdrawal and/or transfer as described in any row appearing in Annex A-2 hereto, a “Construction Secondary Withdrawal/Transfer”). Each Construction Secondary Withdrawal/Transfer marked with an “*” constitutes a Payment Instruction as contemplated under the Collateral Agency Agreement.

(c) Each Construction Account Monthly Transfer specified in Annex A-1 is to be applied for the purpose described in column 3 of the row relating to such Construction Account Monthly Transfer and each Construction Secondary Withdrawal/Transfer specified in Annex A-2 is to be applied for the purpose described in column 5 of the row relating to such Construction Secondary Withdrawal/Transfer.

5.	Revenue Account; Cash Flow Waterfall

(a) The Company hereby requests that the amount set forth in column 1 of Annex A-3 be transferred from the Revenue Account to the applicable Collateral Account or Person set forth on column 2 of Annex A-3 on the Proposed Transfer Date (each such transfer, a “Revenue Account Monthly Transfer”).

(b) On each date set forth in column 1 of Annex A-4 hereto (each such date, a “Revenue Account Secondary Withdrawal/Transfer Date”), the Company hereby requests that the sum set forth in column 2 of Annex A-4 opposite such Revenue Account Secondary Withdrawal/Transfer Date be withdrawn and transferred from the Collateral Account identified in column 3 to the Collateral Account or Person set forth on column 4 of Annex A-4 hereto on the applicable Revenue Account Withdrawal/Transfer Date (each such requested withdrawal and/or transfer as described in any row appearing in Annex A-4 hereto, a “Revenue Account Secondary Withdrawal/Transfer”). Each Revenue Account Secondary Withdrawal/Transfer marked with an “*” constitutes a Payment Instruction as contemplated under the Collateral Agency Agreement.

(c) Each Revenue Account Monthly Transfer specified in Annex A-3 is to be applied for the purpose described in column 3 of the row relating to such Revenue Account Monthly Transfer and each Revenue Secondary Withdrawal/Transfer specified in Annex A-4 is to be applied for the purpose described in column 5 of the row relating to such Revenue Secondary Withdrawal/Transfer.

6.	Payment of Project Costs

(a) The amount to be transferred from the Construction Account to the account of [the EPC Contractor] [or specify other Person or account] on the Proposed Transfer Date is $[            ], which amount [together with amounts to be transferred to the Construction Payment Subaccount from the Revenue Account for the payment of Project Costs on the proposed Withdrawal/Transfer Date]5 is equal to the Project Costs then due and payable.

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[(b) The amount to be transferred from the Revenue Account to the Construction Payment Subaccount on the Proposed Transfer Date is $[            ], which amount is equal to the Project Costs that will become due and payable within a 30-day period from the Transfer Date stated above not otherwise funded from the Construction Account pursuant to paragraph 6(a) above.]6

[(c) The amount to be transferred from the Construction Account to the Construction Payment Subaccount on the Proposed Transfer Date is $[            ], which amount is equal to the Project Costs that will become due [within a 30-day period from the Transfer Date stated above]7 [on or prior to Final Completion]8.

[(d) The amount to be transferred from the Construction Account to the Punchlist Retention Subaccount on the Proposed Transfer Date is $[            ], which amount [together with amounts to be transferred from the Revenue Account to the Punchlist Retention Subaccount pursuant to paragraph 6(e) below] is equal to the total cost of the Punchlist items owing to, and as notified by, the EPC Contractor to the Company pursuant to Section 11.6B of the EPC Contract.]9

[(e) The amount to be transferred from the Revenue Account to the Punchlist Retention Subaccount on the Proposed Transfer Date is $[            ], which amount is equal to the difference between the proceeds of the final Loan under the Credit Agreement and the cost of Punchlist items notified by the EPC Contractor to the Borrower pursuant to Section 11.6B of the EPC Contract.]10

(f) The amount to be transferred from the Punchlist Retention Subaccount on the Construction Secondary Withdrawal/Transfer Date is $[            ], which amount is equal to the cost of punchlist items then due and payable.11

7.	Payment of Operation and Maintenance Expenses

(a) The amount to be transferred from the Revenue Account to the Operating Account on the Proposed Transfer Date is $[            ], which amount [together with amounts to be transferred to the Operating Account from the Construction Account for the payment of Operation and Maintenance Expenses on the Proposed Transfer Date]12 is equal to the Operation and Maintenance Expenses then due and payable or to become due

[5]	Insert as applicable.
[6]	Insert only to the extent that amounts on deposit in Construction Account are insufficient to cover all Project Costs due and payable on the proposed Withdrawal/Transfer Date.
[7]	Insert only with respect to transfers occurring prior to Final Funding Date.
[8]	Insert only with respect to transfers occurring on or after Final Funding Date.
[9]	Insert if applicable.
[10]	Insert if applicable.
[11]	Insert if applicable.
[12]	Insert as applicable.

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and payable within the next 30 days, net of any surplus remaining in the Operating Account from prior deposits therein and [without duplication of any amounts transferred pursuant to paragraph 7(b) below]13.

[(b) The amount to be transferred from the Construction Account to the Operating Account on the Proposed Transfer Date is $[            ], which amount is equal to the Operation and Maintenance Expenses then due and payable or to become due and payable within the next 30 days not otherwise funded from the Revenue Account pursuant to paragraph 7(a) above and net of any surplus remaining in the Operating Account from prior deposits therein.]14

(c) The current balance on deposit in the Operating Account is $[            ].

8.	Payments of Debt Service.

[(a) The amount to be transferred from the Revenue Account to the Debt Service Accrual Account on the on the Proposed Transfer Date is $[            ], which amount is equal to (I) one-sixth (1/6th) of the Debt Service in respect of the Secured Obligations due on the immediately succeeding Principal Payment Date and (II) all other regularly scheduled Debt Service due or to become due and payable in the next succeeding 30-day period.]15

[(b) The amount to be transferred from the Debt Service Accrual Account on the Proposed Transfer Date is $[            ], which amount is equal to amount due and payable in respect of the Permitted Swap Agreements.]16

[(c) The amount to be transferred from the Debt Service Accrual Account on the Proposed Transfer Date is $[            ], which amount is equal to amount due and payable in respect of all Permitted Indebtedness described in Section 8.16(b) of the Credit Agreement.]17

[(d) The amount to be transferred from the Debt Service Accrual Account on the Proposed Transfer Date is $[            ], which amount is equal to amount due and payable in respect of all Permitted Indebtedness other than the Permitted Indebtedness described in Sections 8.16(a) and 8.16(b) of the Credit Agreement.]18

9.	Debt Service Reserve Account. The amount to be transferred from the Revenue Account to the Debt Service Reserve Account on the Proposed Transfer Date is $[ ], which amount is equal to the excess of (i) the Required Debt Service Reserve Amount minus amounts then on deposit in the Debt Service Reserve Account on the Proposed Transfer Date.][19]

[13]	Insert as applicable prior to the Term Conversion Date.
[14]	Insert as applicable.
[15]	Insert if applicable.
[16]	Insert if applicable.
[17]	Insert if applicable.
[18]	Insert if applicable.
[19]	Insert if applicable.

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[10.	Payment of Income Tax. The amount to be transferred from the Revenue Account to the Income Tax Reserve Account on the Proposed Withdrawal/Transfer Date is $[ ], which amount is equal to one third (1/3rd) of the amount that would be due as a quarterly estimated payment in respect of federal income tax and state income and franchise tax liability that would have accrued if the Company were a corporation subject to federal income tax and state income and franchise tax [plus the amount, if necessary, to take into account an increase in the estimated federal and state income tax and franchise liability of the immediately preceding annual tax reporting period] net of any surplus then on deposit in the Income Tax Reserve Account.][20]

11.	Emergency Capital Expenditures. The amount to be transferred from the Revenue Account for the payment of Emergency Capital Expenditures on the [Proposed Transfer Date] [Revenue Account Secondary Withdrawal/Transfer Date] is $[ ].

[12.	Permitted Capital Expenditures. The amount to be transferred from the Revenue Account for the payment of Permitted Capital Expenditures on the Proposed Withdrawal/Transfer Date is $[ ]. Such Permitted Capital Expenditures have been incurred prior to the Final Maturity Date and are less than $5,000,000 for the current fiscal year and less than $15,000,000 in the aggregate.][21]

[13.	Insurance Proceeds. The amount to be transferred from the Insurance Proceeds Account to [the Company for the purpose of Restoring the Affected Property] [the Debt Service Accrual Account for prepayment of the Loans] [the Company to use in its sole discretion] is $[ ]. [The Company and the Agent and the Administrative Agent have received a certificate of the Independent Engineer certifying that the failure to Restore the affected Property could not reasonably be expected to result in a Material Adverse Effect.]22][23]

[14.	Distributions.

(a) The amount to be transferred from the Revenue Account to the Distribution Account on the Proposed Transfer Date is $[            ], which amount is equal to the full remaining amount on deposit in the Revenue Account.]24

(b) The amount to be transferred from the Distribution Account to the Company on the Revenue Secondary Withdrawal/Transfer Date (which date is also a Quarterly Date) is $[            ]. Such distribution is a [Permitted Distribution pursuant to Section 8.12 of the Credit Agreement] [distribution for the purposes of funding Permitted Capital Expenditures of the type referred to in paragraph (c) in the definition thereof].

[20]	Insert if applicable.
[21]	Insert if applicable.
[22]	Insert if applicable.
[23]	Insert if applicable.
[24]	Insert if applicable.

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TO CREDIT AGREEMENT

[(c) The amount to be transferred from the Distribution Account to the Company with respect to Capacity Reservation Fees is $[            ].]25

15.	Certifications. THE UNDERSIGNED, ON BEHALF OF THE COMPANY, HEREBY CERTIFIES FOR THE BENEFIT OF EACH SECURED PARTY THAT, as of the date hereof:

(a) the Company is entitled, pursuant to the terms of Articles III and IV of the Collateral Agency Agreement and [insert relevant sections of other applicable Financing Documents], to request each Construction Account Monthly Transfer, Revenue Account Monthly Transfer, Construction Secondary Withdrawal/Transfer and Revenue Secondary Withdrawal/Transfer in the manner, in the amount and at the times set out in this Withdrawal/Transfer Certificate;

(b) the Company certifies that each withdrawal and transfer requested herein is for an amount required for, and shall solely be used for, the purpose set forth herein and in the Annexes attached hereto in accordance with the Collateral Agency Agreement and the other Financing Documents;

(c) the Company is in compliance with the procedures, conditions and requirements set out in the Collateral Agency Agreement and all other applicable Financing Documents in connection with each Construction Account Waterfall Transfer, Revenue Account Waterfall Transfer, Construction Account Withdrawal/Transfer and Revenue Account Withdrawal/Transfer requested herein;

(d) except to the extent previously disclosed by the Company to the Collateral Agent in writing, no Trigger Event has occurred and is continuing; and

(e) attached hereto are all other documents and instruments which are required to be annexed hereto pursuant to the Collateral Agency Agreement and any other Financing Document, if any, in connection with the Construction Account Withdrawal/Transfers and Revenue Account Withdrawal/Transfers requested herein.26

Each of the foregoing certifications shall be deemed to be repeated on each Construction Account Monthly Transfer Date, Construction Secondary Withdrawal/Transfer Date, Revenue Account Monthly Transfer Date and Revenue Secondary Withdrawal/Transfer Date to which this Withdrawal/Transfer Certificate relates.

[25]	Insert if applicable.
[26]	This may include a Distribution Certificate.

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TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Withdrawal/Transfer Certificate on this [    ] day of [            ], [        ].

By:	Sabine Pass LNG – GP, Inc.,
its General Partner

By:
Name:
Title:

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TO CREDIT AGREEMENT

Annex A-1 to Withdrawal/Transfer Certificate

Withdrawals from the Construction Account

Amount to be withdrawn/transferred	Collateral Account or Person to be Transferred to	Purpose
[EPC Contractor] [or specify other Person or account]
Construction Payment Subaccount
[Punchlist Retention SubAccount]
Revenue Account
[Operating Account]
[Debt Service Reserve Account]

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Annex A-2 to Withdrawal/Transfer Certificate

Withdrawals from Collateral Accounts

Withdrawal/Transfer Date	Amount to be withdrawn/transferred	Collateral Accounts	Recipient	Purpose

Entries marked with a “*” constitute irrevocable Payment Instructions.

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Annex A-3 to Withdrawal/Transfer Certificate

Withdrawals from the Revenue Account

Collateral Amount to be withdrawn/transferred	Collateral Account or Person to be Transferred to	Purpose
[Construction Payment Subaccount]
[Punchlist Retention Subaccount]
Revenue Account
Operating Account
Debt Service Accrual Account
[Debt Service Reserve Account]
Income Tax Reserve Account
[Distribution Account]

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Annex A-4 to Withdrawal/Transfer Certificate

Withdrawals from Collateral Accounts

Withdrawal/Transfer Date	Amount to be withdrawn/transferred	Collateral Accounts	Recipient	Purpose

Entries marked with a “*” constitute irrevocable Payment Instructions.

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EXHIBIT B

to Agreement

FORM OF DISTRIBUTION CERTIFICATE

[Pursuant to Section 4.07 of the Collateral Agency Agreement]

Date of this Distribution

Certificate:

[Transfer Date/Disbursement

Date                     ]

HSBC Bank USA, National Association

  as Collateral Agent

452 Fifth Avenue

New York, NY 10018

Attn: Corporate Trust

Ladies and Gentlemen:

This Distribution Certificate is delivered to you pursuant to Section 4.07 of the Collateral Agency Agreement (as amended, supplemented or modified and in effect from time to time, the “Collateral Agency Agreement”) dated as of February 25, 2005 among HSBC Bank USA, National Association, in its capacity as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and securities intermediary, Société Générale, in its capacity as administrative agent (the “Administrative Agent”) and Sabine Pass LNG, L.P. (the “Company”). Reference is also made to Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among the Company, each of the lenders from time to time party to the Credit Agreement (the “Lenders”), the Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Collateral Agency Agreement (or if not defined therein, in the Credit Agreement)..

The undersigned is an Authorized Officer of the Company and has read and is familiar with the provisions of the Collateral Agency Agreement and the other Financing Documents that are relevant to the furnishing of this Distribution Certificate. With respect to the information herein, the undersigned has made such examination or investigation as was, in the reasonable opinion of the undersigned, necessary to enable the undersigned to express an opinion as to the accuracy of such information.

The undersigned, on behalf of the Company, hereby certifies for the benefit of each Secured Party as of the date hereof as to the matters set out in paragraphs 1 through 4 below.

1.	This Distribution Certificate is being provided to you at least five Business Days prior to the Disbursement Date set out above (the “Proposed Transfer Date”).

2.	Each of the following conditions have been satisfied and the Company has no reason to believe that any such condition will not be satisfied both immediately before and immediately after the making of the proposed Restricted Payment(s):

(a) the first Principal Payment Date has occurred or shall be concurrent with the Proposed Transfer Date;

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(b) [no Default or Event of Default has occurred and is continuing or will occur as a consequence of such Restricted Payment]27;

(c) the Debt Service Reserve Account is fully funded in an amount at least equal to the Required Debt Service Reserve Amount;

(d) the Debt Service Coverage Ratio for the most recent calendar quarter is not less than 1.25 to 1.0;

(e) the Company hereby certifies that:

(I) each of the foregoing conditions has been or shall be satisfied as of the Proposed Transfer Date; and

(II) attached as Annex I are the detailed calculations for computing the Debt Service Coverage Ratio referred to in clause 2(d) above and such calculations were prepared in good faith and were based on reasonable assumptions.

3.	The Company hereby agrees that if any event shall occur on or prior to the Proposed Transfer Date that shall render the statement certified in paragraph 2 or 4 false or misleading, the Company shall give the Collateral Agent notice of any such event on the same date as the date on which the Company knows or should reasonably have known of such event.

4.	The Company is in compliance with the procedures, conditions and requirements set out in all the applicable Financing Documents in connection with the proposed distribution requested herein.

[27]	Note that this certification is the only certification required to be given by the Company in connection with distributions under Section 4.07(c) of the Credit Agreement.

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TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Withdrawal/Transfer Certificate on this [    ] day of [            ], [        ].

By:	Sabine Pass LNG – GP, Inc.,
its General Partner

By:
Name:
Title:

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TO CREDIT AGREEMENT

Annex I

to Distribution Certificate

CALCULATION OF DEBT SERVICE COVERAGE RATIOS

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TO CREDIT AGREEMENT

EXHIBIT C

[FORM OF SECURED PARTY ADDITION AGREEMENT]

Reference is made to (i) that certain Collateral Agency Agreement, dated as of February 25, 2005 (the “Collateral Agency Agreement”), among HSBC Bank USA, National Association, in its capacity as Collateral Agent, Société Générale, in its capacity as Administrative Agent and Sabine Pass LNG, LP, as Borrower and (ii) that certain Security Agreement, dated as of February 25, 2005, among the Collateral Agent, the Administrative Agent and the Borrower.

The undersigned hereby agrees to be bound by, and to benefit from, the Security Agreement and the Collateral Agency Agreement as if a party thereof.

Date:	[Insert Name of Party to be Added]

By:
Name:
Title:

Address for Notes:

Attention:

Tel. No.:

Fax No.:

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TO CREDIT AGREEMENT

EXHIBIT L

to Credit Agreement

FORM OF CONSENT AND AGREEMENT

THIS CONSENT AND AGREEMENT (this “Consent and Agreement”), dated as of [    ], 2005, is made among [                    ] (the “Obligor”), SABINE PASS LNG, L.P., a Delaware limited partnership (the “Assignor”), and HSBC Bank USA, National Association, in its capacity as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

The Assignor owns and is constructing a LNG receiving terminal in Cameron Parish, Louisiana, featuring a regasification design capacity of 2.6 billion cubic feet per day, two docks and three storage tanks (the “Project”). The Obligor and the Assignor have entered into the [             Agreement] dated as of [                    ], 2005 (the “Assigned Agreement”). The Assignor, the Collateral Agent and certain other financial institutions are party to the Credit Agreement dated as of February 25, 2005 (the “Credit Agreement”) pursuant to which the financial institutions party thereto agreed to finance certain costs of developing, constructing and operating the Project. The Assignor and the Collateral Agent have entered into certain security documents in connection with the execution of the Credit Agreement (the “Security Documents”), pursuant to which the Assignor has pledged and assigned to the Collateral Agent a lien on, and a security interest in, all of the Assignor’s right, title and interest in the Assigned Agreement.

1. Consent and Agreement.

(a) The Obligor hereby acknowledges and irrevocably consents to the assignment by the Assignor of all its right, title and interest in the Assigned Agreement to the Collateral Agent as collateral security for the payment and performance by the Assignor of its obligations under the Credit Agreement.

(b) The Obligor acknowledges the right of the Collateral Agent, upon the occurrence and during the continuance of an event of default under the Credit Agreement, to exercise and enforce all rights of the Assignor under the Assigned Agreement in accordance with the terms of the Assigned Agreement.

(c) Upon the exercise by the Collateral Agent of any of the remedies set forth in the Security Documents, the Collateral Agent may assign its rights and interests and the rights and interests of the Assignor under the Assigned Agreement to any Person that (i) is a purchaser or transferee of the Assignor or the Project and (ii) assumes the obligations of the Assignor under the Assigned Agreement.

(d) The Obligor acknowledges and agrees, notwithstanding anything to the contrary contained in the Assigned Agreement, that neither of the following events shall constitute a default by the Assignor under the Assigned Agreement or require the consent of the Obligor: (i) the operation of the Project by or on behalf of the Collateral Agent following the occurrence and continuance of an event of default under the Credit Agreement and the related documents or (ii) foreclosure or any other enforcement of the Security Documents by the Collateral Agent; provided, that the actions taken pursuant to clauses (i) or (ii) otherwise comply with applicable law.

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(e) Notwithstanding anything to the contrary in the Assigned Agreement, the Obligor shall not, without the prior written consent of the Collateral Agent, cancel, suspend performance under or terminate the Assigned Agreement unless the Obligor shall have delivered to the Collateral Agent written notice stating that it is entitled to do so under the Assigned Agreement and that it intends to exercise such right on a date not less than 90 days after the date of such notice. The Obligor’s notice shall specify the nature of the default giving rise to its right to cancel, suspend performance under or terminate the Assigned Agreement and the Obligor shall permit either the Assignor or the Collateral Agent or both to cure such default. Nothing herein shall require the Collateral Agent to cure any default of the Assignor under the Assigned Agreement or to perform any act, duty or obligation of the Assignor under the Assigned Agreement, but shall only give it the option to do so.

(f) In the event the Collateral Agent or its designee or assignee succeeds to the Assignor’s interest under the Assigned Agreement, whether by foreclosure or otherwise, the Collateral Agent or such designee or assignee shall assume liability for all of the Assignor’s obligations under the Assigned Agreement; provided, however, that such liability shall not include any liability for claims of the Obligor against the Assignor arising from the Assignor’s failure to perform during the period prior to the Collateral Agent’s or such designee’s or assignee’s succession to the Assignor’s interest in and under the Assigned Agreement. Except as set forth in the immediately preceding sentence, neither the Collateral Agent, its designee or assignee nor any other party secured by the Security Documents shall be liable for the performance or observance of any of the obligations or duties of the Assignor under the Assigned Agreement, including the performance of any cure of default permitted pursuant to paragraph (e) above, and the assignment of the Assigned Agreement by the Assignor to the Collateral Agent or its designee or assignee pursuant to the Security Documents shall not give rise to any duties or obligations owing to the Obligor on the part of any of the parties secured by the Security Documents.

(g) In the event that (i) the Assigned Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving the Assignor or (ii) the Assigned Agreement is terminated as a result of any bankruptcy or insolvency proceeding involving the Assignor, and if within 90 days after such rejection or termination, the Collateral Agent or its designee or assignee shall so request and shall certify in writing to the Obligor that it intends to perform the obligations of the Assignor as and to the extent required under the Assigned Agreement, the Obligor shall execute and deliver to the Collateral Agent or such designee or assignee a new agreement (“new Assigned Agreement”), (A) pursuant to which new Assigned Agreement the Obligor shall agree to perform the obligations contemplated to be performed by the Obligor under the original Assigned Agreement and the Collateral Agent or such designee or assignee shall agree to perform the obligations contemplated to be performed by the Assignor under the original Assigned Agreement, (B) which shall be for the balance of the remaining term under the original Assigned Agreement before giving effect to such

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rejection or termination and (C) which shall contain the same conditions, agreements, terms, provisions and limitations as the original Assigned Agreement (except for any requirements which have been fulfilled by the Assignor prior to such rejection or termination). References in this Consent and Agreement to an “Assigned Agreement” shall be deemed also to refer to the new Assigned Agreement.

(h) The Obligor shall deliver to the Collateral Agent at the address set forth on the signature pages hereof, or at such other address as the Collateral Agent may designate in writing from time to time to the Obligor, concurrently with the delivery thereof to the Assignor, a copy of each material notice, request or demand (other than such notices delivered in the ordinary course of business) given by the Obligor to the Assignor pursuant to the Assigned Agreement.

(i) In the event that the Collateral Agent or its designee(s), or any purchaser, transferee, grantee or assignee of the interests of the Collateral Agent or its designee(s) in the Project assumes or becomes liable under the Assigned Agreement, liability in respect of any and all obligations of any such Person under the Assigned Agreement shall be limited to such Person’s interest in the Project (and no officer, director, employee, shareholder or agent thereof shall have any liability with respect thereto).

2. Representations and Warranties. The Obligor hereby represents and warrants to the Collateral Agent that:

(a) The Obligor is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization and is duly qualified to do business and is in good standing in all jurisdictions where necessary in light of the business it conducts and the property its owns and intends to conduct and own.

(b) The Obligor has the full corporate power, authority and right to execute, deliver and perform its obligations hereunder and under the Assigned Agreement. The execution, delivery and performance by the Obligor of this Consent and Agreement and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action on the part of the Obligor. This Consent and Agreement and the Assigned Agreement have been duly executed and delivered by the Obligor and constitute the legal, valid and binding obligations of the Obligor enforceable against the Obligor in accordance with their respective terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity or law (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance by the Obligor of this Consent and Agreement and the Assigned Agreement do not and will not (i) require any consent or approval of the board of directors of the Obligor or any shareholder of the Obligor which has not been obtained, and each such consent or approval that has been obtained is in full force and effect, (ii) violate any provision of any law, rule, regulation, order, writ,

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judgment, decree, determination or award having applicability to the Obligor or any provision of the certificate of incorporation or by-laws of the Obligor, (iii) conflict with, result in a breach of or constitute a default under any provision of the certificate of incorporation, by-laws or other organic documents or any resolution of the board of directors or any other material agreement, lease or instrument to which the Obligor is a party or by which the Obligor or its properties and assets are bound or affected or (iv) result in, or require the creation or imposition of, any lien upon or with respect to any of the assets or properties of the Obligor now owned or hereafter acquired.

(d) This Consent and Agreement (assuming the due authorization, execution and delivery by, and binding effect on, the Collateral Agent and the Assignor) and the Assigned Agreement (assuming the due authorization, execution and delivery by, and the binding effect on, the Assignor) are in full force and effect.

(e) There is no action, suit or proceeding at law or in equity by or before any Governmental Authority, arbitral tribunal or other body now pending or to the actual knowledge of the Obligor, threatened against the Obligor or any of its properties, rights or assets that could reasonably be expected to (i) have a material adverse effect on the Obligor or its ability to perform its obligations hereunder or under the Assigned Agreement or (ii) question the validity, binding effect or enforceability hereof or of the Assigned Agreement or any action taken or to be taken pursuant hereto or thereto or any of the transactions contemplated hereby or thereby.

(g) The Obligor is not, to its actual knowledge, in default under any covenant or obligation hereunder or under the Assigned Agreement and to its actual knowledge no such default has occurred prior to the date hereof. To the actual knowledge of the Obligor, the Assignor is not in default under any covenant or obligation of the Assigned Agreement and no such default has occurred prior to the date hereof. To the actual knowledge of the Obligor, after giving effect to the assignment by the Assignor to the Collateral Agent of the Assigned Agreement pursuant to the Security Documents, and after giving effect to the acknowledgment of and consent to such assignment by the Obligor (as constituted by this Consent and Agreement), there exists no event or condition that would constitute a default, or that would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement.

(h) This Consent and Agreement and the Assigned Agreement, and any other agreement specifically contemplated herein or therein, constitute and include all agreements entered into by the Obligor and Assignor relating to, and required for the consummation of, the transactions contemplated by this Consent and Agreement and the Assigned Agreement.

3. Arrangements Regarding Payments. All payments to be made by the Obligor to the Assignor under the Assigned Agreement shall be made in lawful money of the United States of America in immediately available funds, directly to the following account: [            ] (or to such other person or entity and at such other address as the Collateral Agent may from time to time specify in writing to the Obligor). The Assignor hereby authorizes and directs the Obligor to make such payments as aforesaid and agrees that such payments shall satisfy the Obligor’s obligations to pay such amounts to the Assignor under the Assigned Agreements.

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4. Collateral Agent. The Collateral Agent represents and warrants to the Obligor that it is acting on behalf of the Secured Parties and is authorized to bind and does hereby bind the Secured Parties to the obligations of the Collateral Agent herein.

5. Miscellaneous.

(a) This Consent and Agreement shall be binding upon the successors and assigns of the Obligor.

(b) No amendment or waiver of any provisions of this Consent and Agreement or consent to any departure by the Obligor from any provisions of this Consent and Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(c) No failure on the part of the Collateral agent or any of its agents or on the part of the Obligor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONSENT AND AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONSENT AND AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) This Consent and Agreement may be executed in one or more counterparts with the same effect as if such signatures were upon the same instrument.

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(g) If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the other Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

(h) Headings appearing herein are used solely for convenience and are not intended to affect the interpretation of any provision of this Consent and Agreement.

(i) This Consent and Agreement shall terminate upon the indefeasible payment in full of all amounts owed under the Credit Agreement or upon the assignment of the Assigned Agreement by the Obligor in accordance with the terms of the Assigned Agreement and this Consent and Agreement if the assignee executes and delivers to the Collateral Agent a consent and agreement substantially similar to this Consent and Agreement and in a form acceptable to the Collateral Agent.

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IN WITNESS WHEREOF, each of the undersigned by its officer duly authorized has caused this Consent and Agreement to be duly executed and delivered as of the first date written above.

[OBLIGOR]

By:
Name:
Title:

Address for Notices:

SABINE PASS LNG, L.P.

By: Sabine Pass LNG- GP, Inc., its General Partner

By:
Name:
Title:

Address for Notices:

[ ],
as Collateral Agent

By:
Name:
Title:

Address for Notices:

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TO CREDIT AGREEMENT

EXHIBIT M

to Credit Agreement

[FORM OF MORTGAGE]

STATE OF LOUISIANA

PARISH OF CAMERON

MULTIPLE INDEBTEDNESS MORTGAGE,

ASSIGNMENT OF LEASES AND RENTS, AND SECURITY AGREEMENT

by

SABINE PASS LNG, L.P.

as the Mortgagor,

in favor of

HSBC BANK USA, NATIONAL ASSOCIATION,

IN ITS CAPACITY AS COLLATERAL AGENT FOR THE SECURED PARTIES

as the Mortgagee

BE IT KNOWN, that on the date set forth below, to be effective February     , 2005 (the “Effective Date”),

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the County and State hereinbelow set forth and in the presence of the undersigned competent witnesses,

PERSONALLY CAME AND APPEARED:

SABINE PASS LNG, L.P., a Delaware limited partnership, whose mailing address is 717 Texas Avenue, Suite 3000, Houston, Texas 77002 (telecopy number                     ), represented by its General Partner, Sabine Pass LNG-GP, Inc., a Delaware corporation, appearing herein by and through its undersigned duly authorized representative, authorized by virtue of resolutions of the board of directors of said General Partner, a certified copy of which is annexed hereto (“Mortgagor”);

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who declared that:

RECITALS

WHEREAS, pursuant to a Credit Agreement, dated as of the Effective Date (as amended, amended and restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among the Mortgagor, each of the lenders from time to time party to the Credit Agreement, the Mortgagee (as defined below), as Collateral Agent, and Société Générale, as Agent, such lenders have agreed to make loans and extend other credit in the aggregate principal amount of $822,000,000.00 to the Mortgagor on the terms and subject to the conditions set forth in the Credit Agreement;

WHEREAS, capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement;

WHEREAS, the Mortgagor, the Agent, the Securities Intermediary and the Mortgagee have entered into the Collateral Agency Agreement dated as of the date hereof, pursuant to which the Secured Parties (excluding the Collateral Agent) have appointed the Collateral Agent to act on their behalf in accordance with the provisions of the Security Documents; and

WHEREAS, it is a condition precedent under the Credit Agreement to the making of such loans and the extension of such credit that the Mortgagor shall have executed and delivered this Multiple Indebtedness Mortgage, Assignment of Leases and Rents, and Security Agreement (this “Mortgage”), as security for the Secured Obligations (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and for the purpose of securing the Secured Obligations (as defined below), the Mortgagor hereby irrevocably grants, bargains, sells, releases, conveys, warrants, assigns, transfers, mortgages, hypothecates, pledges, sets-over and confirms unto the Mortgagee, and grants a security interest in favor of HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, whose United States mailing address is 452 Fifth Avenue, New York, New York 10018, Attn: Corporate Trust (telecopy number 212-525-1300), appearing in its capacity as Collateral Agent for the Secured Parties (together with its successors and assigns, the “Mortgagee”), in all of the following described property (collectively, the “Mortgaged Property”):

(i) the leases (collectively, the “Leases”) more particularly described in Schedule I, together with all of Mortgagor’s leasehold estate and other rights arising under the Leases and its present and future rights, whether leasehold or ownership, in the land and premises subject to the Leases and described on said Schedule I (collectively, the “Properties”), together with all of Mortgagor’s rights in and to any future supplement, modification, amendment, restatement or replacement of any of the Leases;

(ii) all interests, estates or other claims, both in law and in equity, that the Mortgagor now has or may hereafter acquire in (a) any of the Properties, (b) all easements, servitudes, rights-of-way and rights used in connection therewith or as a means of access thereto and (c) all

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tenements, hereditaments and appurtenances in any manner belonging, relating or appertaining thereto (all of the foregoing interests, estates and other claims being hereinafter collectively called “Easements and Rights of Way”);

(iii) all estate, right, title and interest of the Mortgagor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any streets, open or proposed, adjoining any of the Properties, and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection therewith (all of the foregoing estate, right, title and interest being hereinafter called “Adjacent Rights”);

(iv) all estate, right, title and interest of the Mortgagor, now owned or hereafter acquired, in and to any and all buildings, other constructions, component parts and other improvements now or hereafter located on any of the Properties and all building materials, building equipment and fixtures of every kind and nature located on any of the Properties or attached to, contained in or used in any such buildings and/or other improvements, and all appurtenances and additions thereto and all betterments, substitutions and replacements of any thereof (all of the foregoing estate, right, title and interest being hereinafter collectively called “Improvements”);

(v) all estate, right, title and interest of the Mortgagor in and to all tangible or corporeal, movable or personal property now owned or hereafter acquired by the Mortgagor (including all machinery, apparatus, equipment, fittings and other articles of personal or movable property) and now or hereafter located on or at or attached to any of the Properties such that an interest in such tangible or corporeal property arises under applicable immovable property law, and any and all products and accessions to any such property that may exist at any time (all of the foregoing estate, right, title and interest, and products and accessions, being hereinafter called “Fixtures”);

(vi) all estate, right, title and interest of the Mortgagor now owned or hereafter acquired in and to all rights, royalties and profits in connection with all minerals, oil and gas, other hydrocarbon substances and other as-extracted collateral on or in any of the Properties, development rights or credits, air rights, water, water rights (whether riparian, appropriative, or otherwise and whether or not appurtenant) and water stock (all of the foregoing estate, right, title and interest being hereinafter collectively called “Minerals and Related Rights”);

(vii) all rights of reversion in and to the Properties and Improvements and all estate, right, title and interest of the Mortgagor as lessor or sublessor in and to any and all present and future leases of space in any of the Properties and/or Improvements (all of the foregoing reversionary rights and leases of space being hereinafter collectively called the “Mortgagor Leases”), and all rents, revenues, proceeds, issues, profits, royalties, income and other benefits now or hereafter derived from any of the Properties, the Improvements and/or the Fixtures, subject to the right, power and authority hereinafter given to the Mortgagor to collect and apply the same prior to the occurrence of an Event of Default (all of the foregoing rents, revenues, proceeds, issues, profits, royalties, income and other benefits being hereinafter collectively called “Rents”);

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(viii) all estate, right, title and interest and other claim or demand that the Mortgagor now has or may hereafter acquire with respect to any damage to the Properties, the Improvements and/or the Fixtures and any and all proceeds of insurance in effect with respect to any or all of the Improvements and/or the Fixtures, and any and all awards made for the taking by eminent domain or condemnation, or by any proceeding or purchase in lieu thereof, of any or all of the Properties, the Improvements and/or the Fixtures, including, without limitation, any awards resulting from a change of grade of streets or as the result of any other damage to any or all of the Properties, the Improvements and/or the Fixtures for which compensation shall be given by any Government Authority or other Person having the power to expropriate (all of the foregoing estate, right, title and interest and other claims or demand, and any such proceeds or awards, being hereinafter collectively called “Damage Rights”);

(ix) all the estate, right, title, interest and other claim of the Mortgagor now owned or hereafter acquired with respect to any parking facilities located other than on any of the Properties and used or intended to be used in connection with the operation, ownership or use of any of the Properties, any and all replacements and substitutions for the same, and any other parking rights, easements, servitudes, covenants and other interests in parking facilities acquired by the Mortgagor for the use of tenants or occupants of any of the Improvements (all of the foregoing estate, right, title, interest and other claim being hereinafter collectively called “Parking Rights”);

(x) all estate, right, title and interest of the Mortgagor with respect to any and all air rights, development rights, zoning rights, land use rights or other similar rights or interests that benefit or are appurtenant to any of the Properties or any of the Improvements (all of the foregoing estate, right, title and interest being hereinafter collectively called “Air and Development Rights”); and

(xi) all estate, right, title and interest of the Mortgagor, now owned or hereafter acquired, in and to the permit described in Schedule I (all of the foregoing estate, right, title and interest being hereinafter called “River Permit”).

All of the foregoing Easements and Rights of Way, Adjacent Rights, Improvements, Fixtures, Minerals and Related Rights, Mortgagor Leases, Rents, Damage Rights, Parking Rights, Air and Development Rights, and River Permit being sometimes hereinafter referred to collectively as the “Ancillary Rights and Properties”.

TO HAVE AND TO HOLD the Mortgaged Property with all privileges and appurtenances thereunto belonging, unto the Mortgagee and its successors and assigns, forever, upon the terms and conditions and for the uses hereinafter set forth.

This Mortgage is intended to encumber, affect and constitute a lien against all of Mortgagor’s right, title and interest in and to the Properties, the Improvements and the other Mortgaged Property, regardless of whether Mortgagor’s interest therein is that of lessee, sublessee, owner or otherwise, and regardless of whether the nature of such interest changes from time to time from lessee to sublessee to owner or vice-versa in any combination, and in any such event the lien of this Mortgage shall automatically extend to and cover any and all right, title and interest of Mortgagor in the Properties, Improvements and other Mortgaged Property without the need of any amendment, supplement, notice or action of any kind by Mortgagee.

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With respect to the proceeds attributable to the insurance loss of all or any part of the Properties, Improvements and/or Fixtures referred to in (viii) above, this Mortgage is a collateral assignment thereof pursuant to La. R.S. 9:5386, et seq., whether such proceeds or any of them now exist or arise in the future, and Mortgagor does hereby irrevocably make, constitute and appoint Mortgagee and the agents of Mortgagee as the true and lawful mandataries and attorneys-in-fact of Mortgagor to carry out and enforce all of the proceeds hereby collaterally assigned as provided in the Collateral Agency Agreement. The mandatary and attorney-in-fact designation set forth in the preceding sentence shall be coupled with an interest and may not be revoked by Mortgagor so long as this Mortgage remains in effect. Such proceeds shall otherwise be included in the term “Mortgaged Property” for all purposes of this Mortgage. The collateral assignment herein made of the aforesaid proceeds shall not be construed as imposing upon Mortgagee any obligations with respect thereto unless and until Mortgagee shall become the absolute owner thereof and Mortgagor shall have been wholly dispossessed thereof.

For purposes of this Mortgage, the term “Secured Obligations” shall have the meaning ascribed to such term in the Credit Agreement, but also shall include, without limitation, all indebtedness, obligations, liabilities and agreements of any kind or character, arising out of documents or debt instruments intended to refinance the Loans, of Mortgagor to Mortgagee and/or any other Secured Party (or trustee, agent or other secured party with respect to obligations intended to refinance the Loans), or any combination of Secured Parties, now existing or hereafter arising, direct or indirect (including any participation or interest of any Secured Party), acquired outright, conditionally or as collateral security from another (whether by purchase from another Person, merger or consolidation of a Secured Party with another Person to whom Mortgagor and/or Borrower is obligated, or otherwise), absolute or contingent, joint, several or solidary, secured or unsecured, due or not, liquidated or unliquidated, arising by operation of law or otherwise, and of all agreements, documents and instruments evidencing any of the foregoing or under which any of the foregoing may have been issued, created, assumed, secured or guaranteed, whether evidenced by promissory note, loan or credit agreement, reimbursement agreement, letter of credit, guaranty, pledge, mortgage, assignment, other writing, open account or otherwise.

For purposes of this Mortgage, the term “Financing Documents” shall have the meaning ascribed to such term in the Credit Agreement, but shall also include, without limitation, all other documents or instruments giving rise to Secured Obligations, now existing or hereafter executed and delivered, and all amendments thereto and/or substitutions therefor.

This Mortgage secures the prompt payment and performance of the Secured Obligations, including, without limitation, the payment of all amounts owing under the Credit Agreement, this Mortgage and the other Financing Documents, and any amendments thereto and/or substitutions therefor, and any renewals, extensions and refinancings thereof, whether presently existing, now arising or incurred hereafter. Mortgagor and Mortgagee acknowledge and agree that this Mortgage may secure Secured Obligations that have been or will be borrowed, repaid and reborrowed from time to time, one or more times, and that this Mortgage shall be effective, as to

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all future advances, as of the date of execution and recordation hereof, it being intended that this Mortgage be a mortgage to secure present and future obligations to the fullest extent permitted by La. Civ. Code art. 3298. NOTWITHSTANDING ANY PROVISION OF THIS MORTGAGE TO THE CONTRARY, THE MAXIMUM AMOUNT OF THE SECURED OBLIGATIONS THAT MAY BE OUTSTANDING AT ANY TIME AND FROM TIME TO TIME THAT THIS MORTGAGE SECURES, INCLUDING, WITHOUT LIMITATION, AS A MORTGAGE AND AS AN ASSIGNMENT OF LEASES AND RENTS, INCLUDING ALL PRINCIPAL, INTEREST AND ANY EXPENSES OR ADDITIONAL SECURED OBLIGATIONS INCURRED BY THE MORTGAGEE AND ALL OTHER AMOUNTS INCLUDED WITHIN THE SECURED OBLIGATIONS IS ONE BILLION FIVE HUNDRED MILLION AND NO/100 DOLLARS ($1,500,000,000.00).

Mortgagor and Mortgagee acknowledge that neither any promissory note or any other written evidence of indebtedness has been paraphed for identification with this Mortgage.

TO PROTECT THE SECURITY OF THIS MORTGAGE, THE MORTGAGOR HEREBY COVENANTS AND AGREES AS FOLLOWS:

ARTICLE 1

PARTICULAR COVENANTS AND

AGREEMENTS OF THE MORTGAGOR

Section 1.1. Title, Etc.

(a) Leasehold Property. The Mortgagor represents and warrants that (i) each of the Leases is in full force and effect and there are no defaults of any material covenant or material obligation under any thereof and no event has occurred and is continuing that with notice or lapse of time or both could reasonably be expected to result in such a default and (ii) the Mortgagor owns a valid and subsisting leasehold estate in and to all of the Properties and is the owner of the related Ancillary Rights and Properties with respect to each of the Leases, in each case subject to no mortgage, Lien, pledge, assignment, charge, security interest or other encumbrance or adverse claim of any nature (including, without limitation, any thereof affecting the ownership of the Properties), except Permitted Liens.

(b) Transfers. The Mortgagor represents and warrants that it has the full limited partnership power and legal rights to grant, bargain, sell, release, convey, warrant, assign, transfer, mortgage, hypothecate, pledge, set-over and confirm unto the Mortgagee, and grant a security interest in favor of Mortgagee in, the Mortgaged Property as hereinabove provided and warrants that it will forever defend the title to the Mortgaged Property and the validity and priority of the Lien or estate hereof against the claims and demands of all Persons whomsoever, subject only to Permitted Liens.

Section 1.2. Further Assurances.

(a) Further Instruments. The Mortgagor shall execute, acknowledge and deliver, from time to time, one or more times, such further instruments as the Mortgagee may reasonably require to accomplish the purposes of this Mortgage.

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(b) Filing and Refiling. The Mortgagor, immediately upon the execution and delivery of this Mortgage, and thereafter from time to time, at its sole cost and expense, shall cause this Mortgage, any security agreement, mortgage or amendment supplemental hereto and each instrument of further assurance reasonably required or requested by the Mortgagee to be filed, registered or recorded and refiled, re-registered, re-recorded, continued or reinscribed, as applicable, in such manner and in such places as may be required by any present or future law in order to publish notice of and perfect the Lien of this Mortgage upon the Mortgaged Property.

(c) Fees and Expenses. The Mortgagor shall pay all filing, registration and recording fees, all refiling, re-registration, re-recording, continuation and reinscription fees, and all expenses incident to the execution, filing, recording and acknowledgment of this Mortgage, any security agreement, mortgage or amendment supplemental hereto and any instrument of further assurance reasonably required or requested by the Mortgagee, and all federal, state, parish and municipal stamp and documentary taxes, if any, and other taxes, duties, imposts, assessments and charges, if any, arising out of or in connection with the execution, delivery, filing and recording of this Mortgage or any of the other Financing Documents, any security agreement, mortgage or amendment supplemental hereto or any instrument of further assurance reasonably required or requested by the Mortgagee.

Section 1.3. Limitations of Use. The Mortgagor shall not initiate, join in or consent to any change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the uses that may be made of any of the Properties and/or the Improvements or any part of any thereof that would have a material adverse effect on the value or utility of any of the Properties and/or the Improvements. The Mortgagor shall comply in all material respects with the provisions of all Leases, Mortgagor Leases, other leases, licenses, agreements and private covenants, conditions and restrictions that at any time are applicable to any of the Mortgaged Property except in case of any of the foregoing other than the Leases where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 1.4. Estoppel Certificates. The Mortgagor, within ten business days from any request in person or within fifteen business days from any request by mail, shall furnish to the Mortgagee a written statement, duly acknowledged, of the amount of the Secured Obligations then secured by this Mortgage and whether any offsets or defenses exist against any such Secured Obligations.

Section 1.5. Leasehold Interests.

(a) Right to Cure Defaults. If the Mortgagor shall fail promptly to perform or observe any of the terms, covenants or conditions required to be performed by it under this Mortgage or the Leases, including, without limitation, payment of all rent and other charges due under each thereof, the Mortgagee may, without obligation to do so, and upon reasonable prior notice to the Mortgagor (except in an emergency), take such action as is appropriate to cause

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such terms, covenants or conditions to be promptly performed or observed on behalf of the Mortgagor, but no such action by the Mortgagee shall release the Mortgagor from any of its obligations under this Mortgage. To the maximum extent permitted by law, all sums, including reasonable attorneys’ fees and disbursements and court costs, so expended or expended to sustain the Lien or estate of the Leases or of this Mortgage or its priority or to protect or enforce any of the rights under any thereof or hereunder, or to recover any of the Secured Obligations, shall be a Lien on the Mortgaged Property, shall be deemed to be added to the Secured Obligations secured hereby, and shall be paid by the Mortgagor to the Mortgagee within ten days after demand therefor, together with interest thereon at the Post-Default Rate. Upon receipt by the Mortgagee from the lessor under the Leases of any notice of default by the Mortgagor thereunder, the Mortgagee may rely thereon and take any action as aforesaid to cure such default even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor.

(b) Release or Forbearance. No release or forbearance of any of the Mortgagor’s obligations under any of the Leases, pursuant to the terms of any thereof or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage.

(c) No Confusion of Interests. Neither the ownership of the Properties nor the leasehold estate created by the Leases shall be confused, but shall always remain separate and distinct, notwithstanding the union of the aforesaid estates either in the lessor under the Leases or the Mortgagor under the Leases or in a third party by purchase or otherwise, unless the Mortgagee shall, at its option, execute and record a document evidencing its intent that such estates be confused. If the Mortgagor acquires the ownership or any other estate, title or interest in any of the Properties covered by any of the Leases, this Mortgage shall attach to, be a Lien upon and encumber the ownership or such other estate so acquired, and such ownership or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the Lien of this Mortgage. The Mortgagor shall notify the Mortgagee of any such acquisition by the Mortgagor and, on written request by the Mortgagee, shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may in the reasonable opinion of the Mortgagee be required to carry out the intent and meaning hereof.

(d) Renewals and Extensions. Unless the exercise of any option, now existing or hereafter created, to renew or extend the term of any of the Leases would, in the Mortgagor’s reasonable business judgment, be inadvisable, the Mortgagor shall, at least ninety (90) days prior to the last day upon which the Mortgagor may validly exercise such option, (i) exercise such option in such manner as will cause the term of each of the Leases to be effectively renewed or extended for the period provided by each such option and (ii) give immediate notice thereof to the Mortgagee, it being understood that in the event of the failure of the Mortgagor to do so, the Mortgagee shall have, and is hereby granted, the irrevocable right to exercise any such option, either in its own name and behalf, or in the name and behalf of the Mortgagor, as the Mortgagee shall in its reasonable discretion determine.

(e) Notifications of Changes in Rent. The Mortgagor shall promptly notify the Mortgagee of any change in the rent or other charges payable under any of the Leases, except for changes made pursuant to the provisions of any such Lease.

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(f) Notifications Concerning Proceeds. In the event that any proceeds of insurance on any part of the Mortgaged Property, or any proceeds from the Condemnation of any part of the Mortgaged Property, shall be deposited with any Person pursuant to the requirements of any of the Leases, the Mortgagor shall promptly notify the Mortgagee of the name and address of the Person with whom such proceeds have been deposited and of the amount so deposited.

ARTICLE 2

ASSIGNMENT OF RENTS, ISSUES AND PROFITS

Section 2.1. Assignment of Rents, Issues and Profits. FOR THE PURPOSE OF SECURING the Secured Obligations, up to a maximum amount outstanding at any one time, from time to time, equal to ONE BILLION FIVE HUNDRED MILLION AND NO/100 DOLLARS ($1,500,000,000.00), the Mortgagor hereby assigns and transfers to the Mortgagee all of the Mortgagor Leases, whether presently existing or hereafter arising, and all Rents due under each thereof or otherwise attributable to any thereof, and hereby gives to and confers upon the Mortgagee the right, power and authority to collect all such Rents. The Mortgagor irrevocably appoints the Mortgagee as its true and lawful attorney-in-fact, at its option at any time and from time to time following the occurrence and during the continuance of an Event of Default, to demand, receive and enforce payment, to give receipts, releases and satisfactions, and to sue, in the name of the Mortgagor or otherwise, for Rents and apply the same to the Secured Obligations as provided in paragraph (a) of Section 4.2; provided however, that the Mortgagor shall have the right to collect Rents at any time prior to the occurrence of an Event of Default (but not more than one month in advance, except in the case of security deposits).

Section 2.2. Collection Upon Default. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, the Mortgagee may, at any time and without notice, either in person, by agent or by a receiver or keeper appointed by a court, and without regard to the adequacy of any security for the Secured Obligations or the solvency of the Mortgagor, enter upon and take possession of the Properties, the Improvements and the Fixtures or any part of any thereof, in its own name, sue for or otherwise collect Rents, including, without limitation, those past due and unpaid, and, apply the same, less reasonable costs and expenses of operation and collection, including reasonable attorneys’ fees and disbursements, court costs and reasonable keeper or receiver fees and expenses, to the payment of the Secured Obligations as provided in paragraph (a) of Section 4.2, and in such order as the Mortgagee may determine. The collection of Rents or the entering upon and taking possession of the Properties, the Improvements and the Fixtures or any part of any thereof, or the application thereof as aforesaid, shall not cure or waive any Event of Default or notice thereof or invalidate any act done in response to such Event of Default or pursuant to notice thereof.

ARTICLE 3

SECURITY AGREEMENT

Section 3.1. Creation of Security Interest. The Mortgagor hereby grants to the Mortgagee a security interest in the Fixtures and all other Mortgaged Property upon or against which a security interest may be created under Chapter 9 of Title 10 of the Louisiana Revised

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Statutes as in effect from time to time in the State of Louisiana for the purpose of securing the Secured Obligations. The Mortgagee shall have, in addition to all rights and remedies provided herein and in the other Financing Documents, all of the rights and remedies of a secured party under the Uniform Commercial Code of the state in which the applicable portion of the Fixtures and other Mortgaged Property is located.

Section 3.2. Warranties, Representations and Covenants. The Mortgagor hereby warrants, represents and covenants that: (i) the Fixtures will be kept on or at the Properties and the Mortgagor will not remove any Fixtures from the Properties, except such portions or items of the Fixtures that are consumed or worn out in ordinary usage, or which must be removed temporarily for the purpose of repair or improvement, all of which shall be promptly replaced by the Mortgagor, except as otherwise permitted by the Credit Agreement, (ii) all covenants and obligations of the Mortgagor contained herein relating to the Mortgaged Property shall be deemed to apply to the Fixtures whether or not expressly referred to herein, and (iii) this Mortgage constitutes a security agreement as that term is used in the applicable Uniform Commercial Code. Information relative to the security interest created hereby may be obtained by application to the Mortgagee (secured party) c/o HSBC Bank USA National Association, 452 Fifth Avenue, New York, New York 10018, Attention: Corporate Trust. The mailing address of the Mortgagor is set forth on Page 1 hereof.

ARTICLE 4

DEFAULTS; REMEDIES

Section 4.1. Default Remedies.

(a) Remedies Generally. If an Event of Default shall have occurred and be continuing, this Mortgage may, to the maximum extent permitted by applicable law, be enforced, and the Mortgagee may exercise any right, power or remedy permitted to it hereunder, under the Credit Agreement or under any of the other Financing Documents or by law, and, without limiting the generality of the foregoing, the Mortgagee may, personally or by its agents, to the maximum extent permitted by applicable law:

(i) enter into and take possession of the Mortgaged Property or any part thereof, exclude the Mortgagor and all Persons claiming under the Mortgagor whose claims are junior to this Mortgage, wholly or partly therefrom, and use, operate, manage and control the same either in the name of the Mortgagor or otherwise as the Mortgagee shall deem best, and upon such entry, from time to time at the expense of the Mortgagor and the Mortgaged Property, make all such repairs, replacements, alterations, additions or improvements to the Mortgaged Property or any part thereof as the Mortgagee may deem proper and, whether or not the Mortgagee has so entered and taken possession of the Mortgaged Property or any part thereof, collect and receive all Rents and apply the same to the payment of all expenses that the Mortgagee may be authorized to make under this Mortgage or the other Financing Documents, the remainder to be applied to the payment of the Secured Obligations until the same shall have been repaid in full; if the Mortgagee demands or attempts to take possession of the Mortgaged Property or any portion thereof in the exercise of any rights hereunder, the Mortgagor shall promptly turn over and deliver complete possession thereof to the Mortgagee; and

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(ii) personally or by agents, with or without entry, if the Mortgagee shall deem it advisable:

(A) sell the Mortgaged Property at a sale or sales held at such place or places and time or times and upon such notice and otherwise in such manner as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and from time to time adjourn any such sale by announcement at the time and place specified for such sale or for such adjourned sale without further notice, except such as may be required by law;

(B) proceed to protect and enforce its rights under this Mortgage, by suit for specific performance of any covenant contained herein or in any of the other Financing Documents or in aid of the execution of any power granted herein or in the other Financing Documents, or for the foreclosure of this Mortgage (as a mortgage or otherwise) and the sale of the Mortgaged Property under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as the Mortgagee shall deem most effectual for such purpose, provided, that in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgaged Property, this Mortgage shall continue as a Lien on, and security interest in, the remaining portion of the Mortgaged Property; or

(C) exercise any or all of the remedies available to a secured party under the applicable Uniform Commercial Code, including, without limitation:

(1) either personally or by means of a court appointed receiver or keeper, take possession of all or any of the Fixtures and exclude therefrom the Mortgagor and all Persons claiming by, through or under the Mortgagor, and thereafter hold, store, use, operate, manage, maintain and control, make repairs, replacements, alterations, additions and improvements to and exercise all rights and powers of the Mortgagor in respect of the Fixtures or any part thereof; if the Mortgagee demands or attempts to take possession of the Fixtures in the exercise of any rights hereunder, the Mortgagor shall promptly turn over and deliver complete possession thereof to the Mortgagee;

(2) without notice to or demand upon the Mortgagor, make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Fixtures, including, without limitation, paying, purchasing, contesting or compromising any encumbrance or Lien that is prior to or superior to the security interest granted hereunder, and in exercising any such powers or authority paying all expenses incurred in connection therewith;

(3) require the Mortgagor to assemble the Fixtures or any portion thereof, at a place designated by the Mortgagee and reasonably convenient to both parties, and promptly to deliver the Fixtures to the Mortgagee, or an agent or representative designated by it; the Mortgagee, and its agents and representatives, shall have the right to enter upon the premises and property of the Mortgagor to exercise the Mortgagee’s rights hereunder; and

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(4) sell, lease or otherwise dispose of the Fixtures, with or without having the Fixtures at the place of sale, and upon such terms and in such manner as the Mortgagee may determine (and the Mortgagee or any Lender may be a purchaser at any such sale).

(b) Executory Process. For purposes of executory process under applicable Louisiana law, Mortgagor does hereby acknowledge the Secured Obligations, CONFESS JUDGMENT thereon and consent that judgment be rendered and signed, whether during the court’s term or during vacation, in favor of the Mortgagee, for the full amount of the Secured Obligations, including, but not limited to, the Loans, the Credit Agreement and the other Financing Documents, in principal, interest, costs and attorneys’ fees, together with all charges and expenses whatsoever owing pursuant to this Mortgage. Upon the occurrence of an Event of Default, and in addition to all of its rights, powers and remedies under this Mortgage and applicable law, Mortgagee may, at its option, cause all or any part of the Mortgaged Property to be seized and sold under executory process or under writ of fieri facias issued in execution of an ordinary judgment obtained upon the Secured Obligations, without appraisement to the highest bidder, for cash or upon such terms as Mortgagee deems acceptable. Mortgagor hereby waives all and every appraisement of the Mortgaged Property and waives and renounces the benefit of appraisement and the benefit of all laws relative to the appraisement of the Mortgaged Property seized and sold under executory or other legal process. Mortgagor agrees to waive, and does hereby specifically waive:

(i) the benefit of appraisement provided for in Articles 2332, 2336, 2723 and 2724, Louisiana Code of Civil Procedure, and all other laws conferring such benefits;

(ii) the demand and three (3) days’ delay accorded by Articles 2639 and 2721, Louisiana Code of Civil Procedure;

(iii) the notice of seizure required by Article 2293, Louisiana Code of Civil Procedure;

(iv) the three (3) days’ delay provided by Articles 2331 and 2722, Louisiana Code of Civil Procedure;

(v) the benefit of the other provisions of Articles 2331, 2722 and 2723, Louisiana Code of Civil Procedure;

(vi) the benefit of the provisions of any other articles of the Louisiana Code of Civil Procedure not specifically mentioned above; and

(vii) all pleas of division and discussion with respect to the Secured Obligations.

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(c) Appointment of Keeper. Pursuant to the authority contained in La. R.S. 9:5136 through 9:5140.2, as the same may hereafter be amended, Mortgagor and Mortgagee do hereby expressly designate Mortgagee or its designee to be keeper or receiver (a “Keeper”) for the benefit of Mortgagee or any assignee of Mortgagee, such designation to take effect immediately upon any seizure of any of the Mortgaged Property under writ of executory process or under writ of sequestration or fieri facias as an incident to an action brought by Mortgagee. The Keeper shall be entitled to a reasonable fee and to the reimbursement of all expenses incurred by it as Keeper, and the payment of such fees and expenses shall be secured by the mortgage, assignment, security interests and other Liens against the Mortgaged Property granted in this Mortgage.

(d) Rents. If an Event of Default shall have occurred and be continuing, the Mortgagor shall, to the maximum extent permitted by law, pay monthly in advance to the Mortgagee, or to any receiver or Keeper appointed at the request of the Mortgagee to collect Rents, the fair and reasonable rental value for the use and occupancy of the Properties, the Improvements and the Fixtures or of such part thereof as may be in the possession of the Mortgagor. Upon default in the payment thereof, the Mortgagor shall vacate and surrender possession of the Properties, the Improvements and the Fixtures to the Mortgagee or such receiver or Keeper, and upon a failure so to, do may be evicted by summary proceedings.

(e) Sale. In any sale under any provision of this Mortgage or pursuant to any judgment or decree of court, the Mortgaged Property, to the maximum extent permitted by law, may be sold in one or more parcels or as an entirety and in such order as the Mortgagee may elect, without regard to the right of the Mortgagor or any Person claiming under the Mortgagor to the marshalling of assets. The purchaser at any such sale shall take title to the Mortgaged Property or the part thereof so sold free and discharged of the estate of the Mortgagor therein, the purchaser being hereby discharged from all liability to see to the application of the purchase money. Any Person, including the Mortgagee or any Lender, may purchase at any such sale. Upon the completion of any such sale by virtue of this Section 4.1, the seizing sheriff or the Mortgagee, as applicable, shall execute and deliver to the purchaser an appropriate instrument that shall effectively transfer all of the Mortgagor’s estate, right, title, interest, property, claim and demand in and to the Mortgaged Property or portion thereof so sold, but without any covenant or warranty, express or implied. The Mortgagee is hereby irrevocably appointed the mandatary and attorney-in-fact of the Mortgagor in its name and stead to make all appropriate transfers and deliveries of the Mortgaged Property or any portion thereof so sold and, for that purpose, the Mortgagee may execute all appropriate instruments of transfer, and may substitute one or more Persons with like power, the Mortgagor hereby ratifying and confirming all that said attorneys or such substitute or substitutes shall lawfully do by virtue hereof. Nevertheless, the Mortgagor shall ratify and confirm, or cause to be ratified and confirmed, any such sale or sales by executing and delivering, or by causing to be executed and delivered, to the Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of the Mortgagee, for such purpose or otherwise requested by Mortgagee, and as may be designated in such request. Any sale or sales made under or by virtue of this Mortgage, to the extent not prohibited by law, shall operate to divest all the estate, right, title, interest, property, claim and demand whatsoever, whether at law or in equity, of the Mortgagor in, to and under the Mortgaged Property, or any portions thereof so sold, and shall be a perpetual bar both at law and

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in equity against the Mortgagor and against any and all Persons claiming or who may claim the same, or any part thereof, by, through or under the Mortgagor. The powers and agency herein granted are coupled with an interest and are irrevocable.

(f) Possession of Financing Documents Not Necessary. All rights of action under this Mortgage and the other Financing Documents may be enforced by the Mortgagee without the possession of the Financing Documents and without the production thereof at any trial or other proceeding relative thereto.

Section 4.2. Application of Proceeds.

(a) Application of Proceeds Generally. The proceeds of any sale made either under the power of sale hereby given or under a judgment, order or decree made in any action to foreclose or to enforce this Mortgage, or of any monies held by the Mortgagee hereunder shall, to the maximum extent permitted by law, be applied:

(i) first to the payment of all costs and expenses of such sale, including the Mortgagee’s attorneys’ fees and disbursements and all keeper’s fees and disbursements;

(ii) then to the payment of all charges, expenses and advances incurred or made by the Mortgagee in order to protect the Lien and estate of this Mortgage or the security afforded hereby;

(iii) then to the payment in full of the Secured Obligations, in accordance with the Collateral Agency Agreement; and after payment in full of all Secured Obligations, any surplus remaining shall be paid to the Mortgagor or to whomsoever may be lawfully entitled to receive the same.

(b) Liability for Deficiencies. No sale or other disposition of all or any part of the Mortgaged Property pursuant to Section 4.1 shall be deemed to relieve the Mortgagor of its obligations under the Credit Agreement or any of the other Financing Documents except to the extent the proceeds thereof are applied to the payment of such obligations. If the proceeds of sale, collection or other realization of or upon the Mortgaged Property are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Mortgagor shall remain liable for any deficiency.

Section 4.3. Right to Sue. The Mortgagee shall have the right from time to time to sue for any sums required to be paid by the Mortgagor under the terms of this Mortgage or any of the other Financing Documents, as the same become due, and without prejudice to the right of the Mortgagee thereafter to bring any action or proceeding of foreclosure or any other action upon the occurrence of any Event of Default existing at the time such earlier action was commenced.

Section 4.4. Powers of the Mortgagee. The Mortgagee may at any time or from time to time in accordance with the Credit Agreement renew or extend this Mortgage or (with the

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agreement of the Mortgagor) alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof or thereof, in whole or in part, and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Secured Obligations, or release any Person liable therefor as the Mortgagee may determine without the consent of any junior lien holder or encumbrancer, without any obligation to give notice of any kind thereto, without in any manner affecting the priority of the Lien and estate of this Mortgage on or in any part of the Mortgaged Property, and without affecting the liability of any other Person liable for any of the Secured Obligations.

Section 4.5. Remedies Cumulative.

(a) Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Mortgage or under applicable law, whether now or hereafter existing; the failure of the Mortgagee to insist at any time upon the strict observance or performance of any of the provisions of this Mortgage or to exercise any right or remedy provided for herein or under applicable law, shall not impair any such right or remedy nor be construed as a waiver or relinquishment thereof.

(b) Other Security. To the maximum extent permitted by applicable law: (i) the Mortgagee shall be entitled to enforce payment and performance of any of the obligations of the Mortgagor and to exercise all rights and powers under this Mortgage or under any of the other Financing Documents or any applicable law now or hereafter in force, notwithstanding that some or all of the Secured Obligations may now or hereafter be otherwise secured, whether by mortgage, pledge, Lien, assignment or otherwise; (ii) neither the acceptance of this Mortgage nor its enforcement, whether by court action or pursuant to the power of sale or other powers herein contained, shall prejudice or in any manner affect the Mortgagee’s right to realize upon or enforce any other security now or hereafter held by the Mortgagee, it being stipulated that the Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may determine; and (iii) every power or remedy given by the Credit Agreement, this Mortgage or any of the other Financing Documents to the Mortgagee, or to which the Mortgagee is otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by the Mortgagee, and the Mortgagee may pursue inconsistent remedies.

Section 4.6. Waiver of Stay; Extension; Moratorium Laws; Equity of Redemption. To the maximum extent permitted by law, the Mortgagor shall not at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, that may adversely affect the observance or performance of the provisions of this Mortgage; nor claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of the Mortgaged Property or any portion thereof prior to any sale or sales thereof that may be made under or by virtue of Section 4.1; and the Mortgagor, to the extent that it lawfully may do so, hereby waives all benefits or advantages of any such law or laws. The Mortgagor for itself and all who may claim by, through or under it, hereby waives, to the maximum extent permitted by applicable law, any and all rights and equities of redemption from sale under the power of sale created

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hereunder or from sale under any order or decree of foreclosure of this Mortgage and (if an Event of Default shall have occurred) all notice or notices of seizure, and all right to have the Mortgaged Property marshalled upon any foreclosure hereof. The Mortgagee shall not be obligated to pursue or exhaust its rights or remedies as against any other part of the Mortgaged Property and the Mortgagor hereby waives any right or claim of right to have the Mortgagee proceed in any particular order.

ARTICLE 5

MISCELLANEOUS

Section 5.1. Release by the Mortgagee. Upon the Termination Date, the Mortgagee, at the expense of Mortgagor, shall release the Lien of this Mortgage, or upon the request of the Mortgagor, and at the Mortgagor’s expense, assign this Mortgage without recourse to the Mortgagor’s designee, or to the Person or Persons legally entitled thereto, by an instrument in form for recording.

Section 5.2. Notices. All notices, requests and other communications provided for in this Mortgage (including any modifications of, or waivers or consents under, this Mortgage) shall be given or made in writing (including by telecopy) delivered to the intended recipient at the address for the recipient specified in the appearance section on the first page of this Mortgage or the granting clause on the second page of this Mortgage or at such other address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Mortgage, all such communications shall be deemed to have been duly given when transmitted by facsimile transmittal (as confirmed by the facsimile machine of sender) or personally delivered or, in the case of a mailed notice or notice sent by courier, upon receipt, in each case given or addressed as set forth in the appearances section on the first page of this Mortgage.

Section 5.3. Amendments; Waivers; Etc. No provision of this Mortgage may be waived, modified or supplemented except by an instrument in writing signed by the Mortgagor and the Mortgagee. Any modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the written instrument effecting the same and shall be binding upon the Mortgagor and each of the Secured Parties, and any such waiver shall be effective only in the specific instance and for the purpose for which given.

Section 5.4. Successors and Assigns. This Mortgage applies to, inures to the benefit of and binds the Mortgagor and the Mortgagee and their respective successors and assigns.

Section 5.5. Severability. If any term or provision of this Mortgage or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the maximum extent permitted by law. If any portion of the Secured Obligations shall for any reason not be secured by a valid and enforceable Lien upon any part of the Mortgaged Property, then any payments made in respect of the Secured Obligations (whether voluntary or under foreclosure or other enforcement action or procedure or otherwise) shall, for purposes of this

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Mortgage (except to the extent otherwise required by applicable law) be deemed to be made (i) first, in respect of the portion of the Secured Obligations, if any, not secured by the Lien of this Mortgage, (ii) second, in respect of the portion of the Secured Obligations secured by the Lien of this Mortgage, but which Lien is on less than all of the Mortgaged Property, and (iii) last, to the portion of the Secured Obligations secured by the Lien of this Mortgage, and which Lien is on all of the Mortgaged Property.

Section 5.6 Notice Regarding Special Flood Hazards. The Mortgagor hereby acknowledges that it realizes that the Properties are in zones identified by the Director of the Federal Emergency Management Agency as special flood hazard zones described in 12 C.F.R. § 22.2 and that it has received, prior to the making of the Loans and the incurrence of any other indebtedness constituting part of the Secured Obligations, the notice regarding Federal disaster relief assistance referred to in the Appendix to 12 C.F.R. Part 22.

Section 5.7 Acceptance by Mortgagee. In accordance with the provisions of Article 3289, Louisiana Revised Civil Code, the acceptance of this Mortgage by Mortgagee is established by presumption.

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STATE OF

COUNTY OF

THUS DONE AND PASSED, in the County of                         , State of New York, on the      day of                                         , 2005, to be effective between the parties as of the Effective Date, in the presence of the undersigned competent witnesses, who hereunto sign their names with the said Mortgagor and me, Notary, after due reading of the whole.

WITNESSES:	MORTGAGOR:

SABINE PASS LNG, L.P.

	By:	Sabine Pass LNG-GP, Inc.,
its General Partner

By:
Name:	Name:
Title:

Name:

__________________________

NOTARY PUBLIC

Printed Name:

My Commission Expires:	[NOTARY SEAL]

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Schedule I

Leases

Parcel A: Leasehold estate created by that certain Lease Agreement dated effective January 15, 2005, by and between Crain Lands, L.L.C., as Lessor, and Sabine Pass LNG, L.P., as Lessee, recorded on February     , 2005, under Entry No.                      of the records of Cameron Parish, Louisiana, as amended by that certain Amendment to Lease dated effective February 24, 2005, by and between Crain Lands, L.L.C., as Lessor, and Sabine Pass LNG, L.P., as Lessee, recorded on February     , 2005, under Entry No.                      of the records of Cameron Parish, Louisiana, covering the lands described as “Parcel A” on Schedule IA attached hereto and made a part hereof.

Parcel B: Leasehold estate created by that certain Lease Agreement dated effective January 15, 2005, by and between Crain Brothers Ranch, Inc., Marguerite Domatti as Trustee of M.A. Domatti Management Trust, Eva L. Domatti individually and as Trustee, Domatti Family Living Trust, Erika Domatti and Renata Domatti, collectively, as Lessor, and Sabine Pass LNG, L.P., as Lessee, recorded on February     , 2005, under Entry No.                      of the records of Cameron Parish, Louisiana, as amended by that certain Amendment to Lease dated effective February 24, 2005, by and between Crain Brothers Ranch, Inc., Marguerite Domatti as Trustee of M.A. Domatti Management Trust, Eva L. Domatti individually and as Trustee of Domatti Family Living Trust, Erika Domatti and Renata Domatti, collectively, as Lessor, and Sabine Pass LNG, L.P., as Lessee, recorded on February     , 2005, under Entry No.                      of the records of Cameron Parish, Louisiana, covering the lands described as “Parcel B” on Schedule IB attached hereto and made a part hereof.

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Schedule IA

Description of Parcel A

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Schedule IB

Description of Parcel B

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